UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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A MESSAGE FROM OUR NON-EXECUTIVE CHAIRMAN AND OUR CHIEF EXECUTIVE OFFICER

June 19, 2020

Dear Fellow Stockholders:

As we prepared this year’s letter to our stockholders, we did so with the knowledge that the world is facing some of its greatest health and economic challenges in generations. We are very proud of those on the front lines fighting the pandemic. Our sincere thoughts go out to all of those across the globe who have been impacted by the events and circumstances of the last six months.

Despite the challenges, EnerSys remains strong and well positioned for the future. The company is deemed an essential critical business during a time when many states and countries have enacted stay-at-home orders, and all of our larger plants remain open with supply chains intact. Looking ahead, we are confident in our ability to weather economic headwinds. Our confidence stems from the continued global demand for our products, the strength of our balance sheet, the incredible capabilities and expertise of our employees, our successful track record navigating the prior global recession and our ability to maintain positive cash flows through a range of economic conditions. We are the leader in our industry, and we believe we will emerge from the current environment stronger than ever.

During fiscal year 2020, net sales were $3.1 billion, up 10% from the prior year driven by a 17% increase from the acquisition of NorthStar Battery in our third fiscal quarter and Alpha in December 2018 offset by a 4% decrease in organic volume, a 1% decrease in pricing and a 2% decrease in currency. The acquisition of NorthStar will allow us to double our Thin Plate Pure Lead (TPPL) manufacturing capacity. TPPL is a premium product for EnerSys affording higher performance and gross margins used in telecommunications and broadband networks, data centers, material handling, aerospace and defense, trucking and premium aftermarket transportation.

After being a headwind for several years, we are now seeing a meaningful cost reduction in lead, which remains our most significant raw material. Current prices have declined by as much as 30% from their prior year highs, and while we have cost pass through contracts in place that will reduce our average selling price, we anticipate that the mechanics of the change should result in an increase in gross margin percentage while preserving gross margin dollars.

We were challenged in fiscal year 2020 by an upgrade to our ERP systems, a fire at our Richmond, Kentucky battery manufacturing plant, and COVID-19. However, we remain convinced that our strategic plan for new products and new markets laid out in our October 2019 investor day presentation is the right one, especially in light of the changing market conditions. Our focus and investment plans remain focused on providing complete, maintenance free solutions for the many markets we serve.

In fiscal year 2020, sales doubled for our motive power NexSys® Pure TPPL batteries and demand remains strong. Due to the capacity NorthStar brings and the addition of NexSys® Ion motive power lithium batteries to our suite of maintenance free offerings, we expect this growth to continue. NorthStar also enhances our relationship with the large, over-the-road truck manufacturers that value the award-winning NorthStar ACE® technology. With NorthStar Advanced Connected Energy – NorthStar ACE® – users can retrieve real-time and historical performance data wirelessly. All NorthStar ACE® batteries include a factory embedded sensor, allowing customers to improve battery efficiency at every stage of the process: from warehousing, through installation and operation, to battery replacement. We are expanding upon ACE® technology to use it in other markets we serve. With our industry-leading Odyssey® battery brand we have won significant business with a number of the automotive industry’s largest after-market retailers, which will roll out through fiscal year 2021.

Moreover, we see significant opportunity as the greater use of data from telecommuting, 5G, the internet of things and enhanced video in telecommunications, broadband and data center businesses. While our motive power business may be challenged depending upon how long businesses remain closed due to the pandemic, the long-term value proposition for those products remains sound.

Our first priority will continue to be the health and safety of our employees, and we thank them for their hard work and commitment to delivering the best products and exemplary service to our customers during these challenging times. Each and every day they reinforce our reputation as an industry leader focused on delivering quality and service. We also thank each stockholder for your continued support and confidence in EnerSys as we remain focused on driving long-term value.

Sincerely,

Arthur T. Katsaros	David M. Shaffer
Non-Executive Chairman of the Board	President and Chief Executive Officer

Please refer to “Management’s Discussion and Analysis” in our Annual Report on Form 10-K attached to this letter for additional information and to a reconciliation of the non-GAAP measures to the comparable GAAP measures contained in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on June 1, 2020.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this letter and proxy statement regarding EnerSys’ business, which are not historical facts, are “forward-looking statements” that involves risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see EnerSys’ filings with the Securities Exchange Commission, including “Item 1A. Risk Factors” in EnerSys’ Annual Report on Form 10-K attached to this letter. These statements speak only as of the date of this letter and proxy statement, even if subsequently made available by EnerSys on its website or otherwise. EnerSys undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this letter and proxy statement.

ANNUAL MEETING INVITATION

June 19, 2020

Dear Fellow Stockholder:

As a result of the public health threat caused by the global COVID-19 pandemic and to protect the health and safety of EnerSys stockholders and employees, the 2020 Annual Meeting will be held on Thursday, July 30, 2020 at 10:00 a.m. (Eastern Time) solely by remote communication. Stockholders will not be able to attend the Annual Meeting in person.

The Annual Meeting will be accessible only at www.proxydocs.com/ENS (the “Annual Meeting platform”). We encourage you to access the Annual Meeting platform prior to the start time and allow ample time to log into the virtual Annual Meeting and test your computer system. To be admitted to the Annual Meeting, you must register for the meeting no later than 5:00 p.m. (Eastern Time) on July 28, 2020, the registration deadline. You can do so by entering the control number found on the proxy card or voting instruction form that accompanied your previously distributed proxy materials when requested by the Annual Meeting platform. Upon registering for the Annual Meeting, you will receive an email with additional information related to the virtual meeting. You may vote during the Annual Meeting by following the instructions available on the Annual Meeting platform during the meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting virtually, we urge you to read these proxy materials and cast your vote on the matters that will be presented at the Annual Meeting. Stockholders of record have the option of voting by telephone, through the Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting virtually during your attendance at the Annual Meeting.

Thank you very much for your continued support and interest in EnerSys.

Sincerely,

Arthur T. Katsaros
Non-Executive Chairman of the Board

Notice of 2020 Annual Meeting of Stockholders

Date and Time:	Thursday, July 30, 2020, at 10:00 a.m. (Eastern Time)

Place:	www.proxydocs.com/ENS

Items to be voted:

∎        elect three (3) Class I director nominees named in this proxy statement;

∎        ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2021;

∎        an advisory vote to approve the compensation of EnerSys’ named executive officers;

∎        an advisory vote on the frequency of future advisory votes to approve the compensation of   EnerSys’ named executive officers; and

∎        conduct any other business properly brought before the meeting.

Record date:	Stockholders of record at the close of business on June 8, 2020 may vote at the meeting, and any adjournments or postponements thereof. A list of stockholders will be available at the Annual Meeting.

By Order of the Board of Directors

Joseph G. Lewis

Senior Vice President, General Counsel,

Chief Compliance Officer & Secretary

June 19, 2020

Your vote is important!

Stockholders of record can vote their shares by using the Internet or the telephone or by attending the meeting virtually and voting in accordance with the website’s instructions. Instructions for voting by using the Internet or the telephone are set forth in the Notice of Internet Availability that has been provided to you. Stockholders of record who received a paper copy of the proxy materials also may vote their shares by marking their votes on the proxy card provided, signing and dating it, and mailing it in the envelope provided, or by attending the meeting voting virtually.

Important Notice Regarding the Availability

of Proxy Materials for the Annual Meeting to be Held on July 30, 2020

The Proxy Statement and Annual Report to Stockholders are available at www.enersys.com and at

www.proxydocs.com/ENS.

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PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies

The Board of Directors of EnerSys is providing this Proxy Statement to solicit proxies for use at EnerSys’ virtual annual meeting of stockholders to be held on Thursday, July 30, 2020, at 10:00 a.m. (Eastern Time) or any adjournment or postponement thereof (the “Annual Meeting”). EnerSys (the “Company,” “we,” “our,” or “us”) is first delivering this Proxy Statement and the foregoing Notice on or about June 19, 2020.

Purpose of the Meeting

At the Annual Meeting, our stockholders will be asked to vote on the following proposals:

Proposals		Board Recommendation	Page Reference
1	To elect the three (3) Class I director nominees of the Board of Directors of EnerSys, each to serve until the 2023 annual meeting of stockholders, or until the earlier of their resignation or their respective successors shall have been elected and qualified;	FOR	4
2	To ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2021;	FOR	21
3	An advisory vote to approve EnerSys’ named executive officer compensation; and	FOR	52
4	An advisory vote on the frequency of future advisory votes on EnerSys’ named executive officer compensation.	EVERY YEAR (1 YEAR)	53

Voting and Revocation of Proxies

Stockholders of record have a choice of voting by way of traditional proxy card, by telephone or through the Internet.

By Mail

∎      Request a proxy card from us by following the instructions on your Notice of Internet Availability.

∎      When you receive your proxy card, mark your selections on the proxy card.

∎      Date and sign your name exactly as it appears on the proxy card.

∎      Mail the proxy card in the postage-paid envelope that’s provided to you with your proxy card.

If you return the signed proxy card but do not mark the boxes showing how you wish to vote, your votes will be cast “FOR” the election of all director nominees; “FOR” the ratification of the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm; “FOR” the approval of executive compensation; and “EVERY YEAR (1 YEAR)” for the frequency of future advisory votes on executive compensation.

By Telephone	Call toll-free 1-866-284-6730 and follow the voice prompts.

Through Internet	Access the website www.proxypush.com/ens and follow the instructions.

We encourage each stockholder of record to submit their proxy electronically through the Internet, if that option is available, or by telephone. Delivery of a proxy in any of the three ways listed above will not affect the right of a stockholder of record to attend the Annual Meeting and vote during the virtual meeting. If you hold your shares in “street name” (that is, through a broker, trustee or other holder of record), you will receive a voting instruction card from your broker seeking instructions as to how your shares should be voted. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee only has discretionary voting power with respect to the proposal regarding the ratification of the appointment of the independent registered public accounting firm. You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

Any stockholder of record giving a proxy may revoke it by doing any of the following:

∎	delivering a written notice of revocation to the Secretary of EnerSys, dated later than the proxy, before the vote is taken at the Annual Meeting;

∎	delivering a duly executed proxy to the Secretary of EnerSys, bearing a later date (including proxy by telephone or through the Internet) before the vote is taken at the Annual Meeting; or

∎	voting virtually at the Annual Meeting (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, Attention: Joseph G. Lewis, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary.

Record Date

Only stockholders of record at the close of business on June 8, 2020 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 42.452,053 shares of EnerSys common stock outstanding, each of which will be entitled to one vote at the Annual Meeting.

Quorum

The presence, virtually or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum.

Tabulation of Votes

Our bylaws provide for majority voting procedures for the election of directors in an election where the number of director nominees does not exceed the number of directors to be elected (an “uncontested election”). In an uncontested election, to be elected, a director nominee must receive more “for” than “against” votes cast by the holders of shares of our common stock present virtually or represented by proxy at the meeting and entitled to vote on the election of directors (a “majority vote”). In an election where the number of director nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, which means that the director nominees receiving the most votes cast by the holders of shares of our common stock present virtually or represented by proxy at the meeting and entitled to vote on the election of directors will be elected, regardless of the number of votes cast in favor of each director nominee. The election of directors at this Annual Meeting is an uncontested election. A nominee holding shares in street name does not have discretionary voting power with respect to the election of directors and may not vote shares unless the nominee receives voting instructions from the beneficial owner. If your shares are held by a broker, it is important that you provide instructions to your broker so your vote is counted in the election of directors. Abstentions and broker non-votes will not constitute or be counted as “votes” cast for purposes of Proposal 1.

If an incumbent director receives more “against” than “for” votes, in accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee of our Board of Directors will consider such director’s contingent resignation and recommend to the Board of Directors the action to be taken. The Board of Directors will act on such recommendation and publicly disclose its decision and the rationale behind such decision within 90 days from the date of the certification of the election results.

The ratification of the appointment of Ernst & Young LLP, as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2021, requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting. With respect to this matter, abstentions will have the same effect as voting against such proposal, and broker non-votes, if any, will not constitute or be counted as “votes” cast for purposes of such proposal.

The affirmative vote of the holders of a majority of shares of our common stock, present virtually or represented by proxy and entitled to vote, is required for approval with respect to the advisory vote to approve our named executive officer compensation. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against the advisory vote on executive compensation. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Additionally, a broker non-vote will not constitute or be counted as “votes” cast for purposes of the advisory vote to approve our named executive officer compensation.

Although the advisory votes to approve our named executive officer compensation and the frequency of future votes to approve executive compensation are non-binding, as provided by law, the Compensation Committee of our Board of Directors will review the results of the vote and take them into account in making a determination concerning executive compensation. For information regarding the Compensation Committee’s views in connection with the results of the 2019 non-binding advisory vote of stockholders to approve executive compensation, see the discussion beginning on page     .

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the Annual Meeting.

Attendance at the Annual Meeting

Admittance to the Annual Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of EnerSys. To be admitted to the Annual Meeting, you must register for the meeting no later than 5:00 p.m. (Eastern Time) on July 28, 2020, the registration deadline. Upon registering for the Annual Meeting, you will receive an email with additional information related to the virtual meeting. You can do so by entering the control number found on the proxy card or voting instruction form that accompanied your previously distributed proxy materials when requested by way of the Annual Meeting platform. Additional instructions on how to access the Annual Meeting can be found on our website at investor.enersys.com.

Proposal No. 1	Election of the Class I Director Nominees of the Board of Directors

General

Our certificate of incorporation provides that the Board of Directors shall consist of not less than three or more than eleven members, as fixed by the Board of Directors from time to time. The certificate of incorporation also divides the Board into three classes, with each class to be as nearly equal in number as possible. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, nominees for directors in that class will be considered for election for three-year terms at the annual meeting of stockholders in the year in which the term of directors in that class expires.

Our Board of Directors set its size at 10 members, divided into three classes. The classes are currently composed of the following directors:

∎	Messrs. Lehman, Marlo and Tufano are Class I directors, whose terms will expire at the 2020 annual meeting of stockholders;

∎	Mr. Chung, Ms. Connors, Mr. Katsaros, and Gen. Magnus, USMC (Retired) are Class II directors, whose terms will expire at the 2021 annual meeting of stockholders; and

∎	Messrs. Hoffen, Shaffer and Vargo are Class III directors, whose terms will expire at the 2022 annual meeting of stockholders.

Our Corporate Governance Guidelines prohibit the re-election of a continuing director once such director has reached the age of 75. Both of Messrs. Lehman and Marlo will retire from the Board following the Annual Meeting.

As a result of the vacancies created by the retirement of Messrs. Lehman and Marlo from our Board of Directors, with the assistance of a third party search firm and based upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has appointed and nominated Ms. Caroline Chan and Mr. Steven M. Fludder to the Board of Directors, to serve as Class I directors immediately following the Annual Meeting.

Director Nominees of the Board of Directors

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated each of Ms. Chan, and Messrs. Fludder and Tufano for election as Class I directors of EnerSys. Mr. Tufano currently serves as a director of EnerSys, and each of Ms. Chan and Messrs. Fludder and Tufano has consented to being named in this Proxy Statement and to serve, if elected. Each of the directors elected at the Annual Meeting will hold office until the 2023 annual meeting of stockholders or until the earlier of their resignation or their successors are duly elected and qualified. If any of the nominees become unable to accept their nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. Our management, however, has no present reason to believe that any Class I nominee will be unable to serve as a director, if elected.

The Board of Directors recommends a vote “FOR” each director nominee

BOARD OF DIRECTORS AND DIRECTOR NOMINEES

The following table sets forth certain information with respect to our directors and our director nominees as of the date of this Proxy Statement:

Name	Age	Position with EnerSys	Year First Became Director	Term as Director will Expire(1)

Arthur T. Katsaros	72	Non-Executive Chairman	2005	2021

Caroline Chan	57	Director Nominee	2020(2)	2023

Hwan-yoon F. Chung	46	Director	2006	2021

Nelda J. Connors	54	Director	2017	2021

Steven M. Fludder	60	Director Nominee	2020(2)	2023

Howard I. Hoffen	56	Director	2004	2022

John F. Lehman	77	Director	2004	2020

Gen. Robert Magnus, USMC (Retired)	73	Director	2008	2021

Dennis S. Marlo	77	Director	2004	2020

David M. Shaffer	55	Director, President and Chief Executive Officer	2016	2022

Paul J. Tufano	66	Director	2015	2023

Ronald P. Vargo	66	Director	2017	2022

(1)	Directors’ terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated, assuming election at the Annual Meeting.

(2)	Directors’ terms of office are scheduled to commence immediately following the Annual Meeting.

CAROLINE CHAN	Age 57	Director since Nominee
Vice President & General Manager, Intel Corporation
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: None Other Public Boards: None.		✓ Wireless / 5G Infrastructure ✓ Strategic Planning

Career Highlights: Since 2018, Ms. Chan has been the Vice President and General Manager of the Network Business Incubator Division at Intel Corporation, whose shares are listed on The NASDAD Stock Market. She has held numerous other positions with Intel, such as Vice President and General Manager of the 5G Infrastructure Division (from 2017 through 2018), Sr. Director of the 5G Infrastructure Division (from 2016 to 2017), Director of Wireless Technology and Strategy (from 2010 to 2016), and Director of Strategy Business Development, Wireless Program Office (from 2009 through 2010).

Board Experience: Since 2017, Ms. Chan has served as a director of Telecom Infra Project, a non-profit membership organization focused on progress and developments in all facets of the telecom industry.

Skills and Qualifications: Ms. Chan received her Bachelor of Science degree in Electrical and Computing Engineering from the University of Texas and her Master of Science degree in Electrical and Computing Engineering from the University of Massachusetts.

HWAN-YOON F. CHUNG	Age 46	Director since 2006
Managing Director, DCP Capital
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit Other Public Boards: None		✓ Financial Expert ✓ Private Equity ✓ Environmental

Career Highlights: Mr. Chung has been a Director of EnerSys since February 2006. He is the Managing Director of DCP Capital, a private equity firm, since August 2017. From December 2015 to August 2017, he was the Senior Vice President—Corporate Finance of Hudson’s Bay Company, a department store operator. From November 2012 through December 2015, he was President and Chief Executive Officer of Allied Resource Company, a privately held investment company with interests in businesses that deploy proprietary industrial-scale technologies to recycle waste, reduce pollutants and other emissions. Prior thereto, Mr. Chung was a Principal of Metalmark Capital LLC, a private equity firm, since its inception in 2004 until 2012.

Board Experience: Mr. Chung currently serves as a Director of several privately held businesses, including MFS Technology a flexible printed circuit board manufacturer, Shape Technologies Group, a leading ultrahigh-pressure pump manufacturer, and Orgain, Inc., a nutritional foods company. Mr. Chung also served as a Director of PURAGLOBE, a leading used oil recycling technology company, from 2013 to 2017.

Skills and Qualifications: Mr. Chung received his Bachelor of Arts in Philosophy from the College of Arts and Sciences of the University of Pennsylvania, and his Bachelor of Science degree in Economics from the Wharton School of Business of the University of Pennsylvania. The financial acumen that Mr. Chung obtained through his private equity experiences were attributes important in qualifying him for service as a member of the Board of Directors, and a member and financial expert to the Audit Committee.

NELDA J. CONNORS	Age 54	Director since 2017
Founder, Chairwoman and Chief Executive Officer of Pine Grove Holdings, LLC
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit, Compensation Other Public Boards: Baker Hughes Company, Boston Scientific Corporation, Case New Holland Industrial, Delphi Technologies PLC,		✓ Financial Expert ✓ Global/ Public Company Experience ✓ Engineering Operations & Strategy

Career Highlights: Ms. Connors has been a Director of EnerSys since August 2017. In 2011, she founded and is Chairwoman and Chief Executive Officer of Pine Grove Holdings, LLC, a woman and minority-owned business that acquires lower middle market companies with a high engineering and service component. The investments are primarily focused in power generation, specialty logistics and transportation, SAAS and advanced materials. From 2008 through 2011, Ms. Connors was the President and Chief Executive Officer of Atkore International, which was formerly a division of Tyco International. Prior to that, she was a senior executive at Eaton Corporation, Ford Motor Company and Chrysler Corporation in various global business leadership and profit and loss management roles. She has lived and worked in the USA, Europe and Asia-Pacific.

Board Experience: Since May 2020, Ms. Connors has served as an independent director of Baker Hughes Company, an international industrial service company and one of the world’s largest oil field service companies whose shares are listed on the New York Stock Exchange. Since April 2020, she serves as non-executive director at the board of Case New Holland Industrial, a global leader in the capital goods sector that produces and sells agricultural and construction equipment, trucks, commercial vehicles, buses and specialty vehicles, and whose shares are traded on the New York Stock Exchange. Since December 2017, she has been an independent director of Delphi Technologies PLC, the powertrain leader of technologies and software to enable next-generation advanced vehicle propulsion systems for global customers, taking advantage of the industry move to electrification whose shares are listed on the New York Stock Exchange. And since December 2009, she has been an independent director of Boston Scientific Corporation, a worldwide developer, manufacturer and marketer of medical devices whose shares are listed on the New York Stock Exchange. Ms. Connors formerly served as a director for Echo Global Logistics, Inc., from April 2013 to February 2020, Atkore from December 2010 to June 2011, Blount International Inc. from March 2012 to April 2016, Clarcor Corporation from April 2016 to February 2017, Vesuvius plc from March 2013 to September 2016, and as a Class B Director of the Federal Reserve Bank of Chicago from 2011 to 2017.

Skills and Qualifications: Ms. Connors holds a Bachelor of Science and a Master of Science degree in Mechanical Engineering from the University of Dayton with post- graduate studies at the University of Tokyo in International Finance and Economics. Her financial acumen and public company experiences, as well as her global experience in areas of operations, quality, engineering and business strategy were attributes important in qualifying her for service as a member of our Board of Directors, as a member of the Compensation Committee, and as a member and financial expert to the Audit Committee.

STEVEN M. FLUDDER	Age 60	Director since Nominee
Former Chief Executive Officer, NEC Energy Solutions, Inc.
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: None Other Public Boards: Ocean Power Technologies, Inc.		✓ Smart Energy Storage ✓ Electric Grid Experience

Career Highlights: From 2017 to June 2020, Mr. Fludder served as the Chief Executive Officer of NEC Energy Solutions, Inc., an electric power grid scale energy storage company wholly owned by NEC Corporation, a Japanese multinational information technology and electronics company whose shares are listed on the Tokyo Stock Exchange. From 2015 to 2017, he was the Chief Executive Officer of alpha-En Corporation, a battery technology company publicly quoted on the OTC stock market. From 2010 to 2014, he was Senior Executive Vice President, Division General Manager and Samsung Group Officer, where he was head of worldwide sales and marketing for Samsung Engineering, a global engineering, procurement and construction (EPC) firm serving a broad range of energy industries, and President of Samsung Techwin Power Systems Division. Prior to Samsung, Mr. Fludder had a 27-year career with General Electric in various roles, including having served as a Vice President and Corporate Officer where he led GE’s companywide environmental business initiative.

Board Experience: Since 2016, Mr. Fludder has served as a director of Ocean Power Technologies Inc., a renewable energy company focused on remote offshore applications, whose shares are listed on The NASDAQ Stock Market.

Skills and Qualifications: Mr. Fludder received a Bachelor of Science degree in Mechanical Engineering from Columbia University and a Bachelor of Science degree from Providence College. He earned a Master of Science degree in Mechanical Engineering from the Massachusetts Institute of Technology.

HOWARD I. HOFFEN	Age 57	Director since 2004
Chairman, CEO and Managing Director, Metalmark Capital LLC
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Nominating & Corporate Governance Other Public Boards: None		✓ Audit & Financial ✓ Risk Management ✓ Strategic Planning

Career Highlights: Mr. Hoffen has been a Director of EnerSys since it became publicly traded in July 2004. He is currently the Chairman, Chief Executive Officer, and a Partner of Metalmark Capital LLC. Mr. Hoffen was a founding member of Metalmark in 2004 and served as Chairman and Chief Executive Officer of Morgan Stanley Capital Partners from 2001 to 2004, after having performed various roles in the private equity group since he joined Morgan Stanley in 1985.

Board Experience: He served as a Director of Pacific Coast Energy Holdings LLC, the general partner of Pacific Coast Oil Trust, whose trust units are listed on The New York Stock Exchange from 2008 to 2019, and as a Director of Jones Energy Inc., an independent oil and gas company whose shares are listed on The New York Stock Exchange, from 2009 to 2017. He is also a Director of several private companies and serves on the Board of Visitors of The Fu Foundation School of Engineering and Applied Sciences at Columbia University.

Skills and Qualifications: Mr. Hoffen received his Master of Business Administration degree from Harvard Business School and his Bachelor of Science degree from Columbia University. Through Mr. Hoffen’s experience in private equity and service on other corporate boards, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation and strategic planning.

ARTHUR T. KATSAROS	Age 72	Director since 2005
Former Group Vice President - Development and Technology, Air Products and Chemicals Inc.
INDEPENDENT NON-EXECUTIVE CHAIRMAN		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: None Other Public Boards: None		✓ Senior Management Leadership ✓ International Business ✓ Global Manufacturing

Career Highlights: Mr. Katsaros has been a Director of EnerSys since July 2005 and the Non-Executive Chairman of the Board of Directors since May 2016. Mr. Katsaros was most recently the Group Vice President—Development and Technology of Air Products and Chemicals, Inc. from 2002 and until his retirement in April 2007. From 1996 through 2002, he was Group Vice President of Engineered Systems and Operations of Air Products.

Board Experience: Mr. Katsaros serves as the Chairman of CDG Environmental, LLC, a manufacturer of supply systems for water treatment, a position he has held since 2009.

Skills and Qualifications: Mr. Katsaros received a Bachelor of Science degree in Chemical Engineering from Worcester Polytechnic Institute and a Master of Business Administration from Lehigh University. He also completed the Advanced Management Program at Harvard University’s Graduate School of Business. Mr. Katsaros’ experience qualifying him for service as a member of the Board of Directors includes over fifteen years’ experience in executive positions with a global manufacturer, in charge of international business and operations, such as manufacturing, engineering, information technology and research and development. His background and his experience as a member of our Board of Directors qualifies him to serve as Non-Executive Chairman of the Board.

JOHN F. LEHMAN	Age 77	Director since 2004
Founding Partner and Chairman, J.F. Lehman & Company
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Compensation (Chair) Other Public Boards: None		✓ Business & Government Experience ✓ Private Equity ✓ Senior Management Leadership

Career Highlights: Mr. Lehman has been a Director of EnerSys since August 2004. Mr. Lehman is a founding partner of J.F. Lehman & Company, a private equity firm, and has been its Chairman since November 1990. Prior to founding J.F. Lehman & Company, Mr. Lehman was a Managing Director in Corporate Finance at PaineWebber Incorporated, served for six years as U.S. Secretary of the Navy, was a member of the National Security Council Staff, served as a delegate to the Mutual Balanced Force Reductions negotiations and was the Deputy Director of the Arms Control and Disarmament Agency.

Board Experience: Mr. Lehman served as a Director of Ball Corporation, a supplier of metal packaging to the beverage, food, personal care and household products industries which is listed on The New York Stock Exchange, from 1987 until 2015. He previously served as an independent director of Verisk Analytics, Inc., a risk information provider whose shares are listed on The NASDAQ Stock Market, from 1992 to 2018. Mr. Lehman was a member of the National Commission on Terrorist Attacks upon the United States. He is also Chairman of the Princess Grace Foundation.

Skills and Qualifications: Mr. Lehman received his Bachelor of Science degree from St. Joseph’s University, his Bachelor of Arts and Master of Arts degrees from Cambridge University and a Doctorate from the University of Pennsylvania. Mr. Lehman’s business and government experience provide the Board of Directors with valuable insight into social, governmental and economic issues relevant to our business. This experience is important in qualifying him for service as a member of our Board of Directors.

GEN. ROBERT MAGNUS, USMC (RETIRED)	Age 73	Director since 2008
Retired Asst. Commandant of the United States Marine Corps
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Compensation and Nominating & Corporate Governance (Chair) Other Public Boards: None		✓ Financial Acumen ✓ Business & Military Experience

Career Highlights: Gen. Magnus has been a Director of EnerSys since July 2008. Gen. Magnus served as the Assistant Commandant of the Marine Corps from 2005 to 2008. He retired from the Marine Corps in 2008 after over 38 years of distinguished service. Gen. Magnus’ operational assignments included Commander, Marine Corps Air Bases Western Area and Deputy Commander, Marine Forces Pacific. Gen. Magnus’ staff assignments included Chief, Logistics Readiness Center, Joint Staff; Executive Assistant to the Director of the Joint Staff; Head, Aviation Plans and Programs Branch; Assistant Deputy Chief of Staff for Aviation; Assistant Deputy Commandant for Plans, Policies, and Operations; and Deputy Commandant for Programs and Resources.

Board Experience: He is the Chairman of the Board of Directors of Elbit Systems of America, LLC, a provider of defense, homeland security, commercial aviation and medical products and solutions, as well as aircraft maintenance, repair and overhaul services, and serves as a Director of All My Sons Moving and Storage, a provider of moving services. He previously served as a Director of Augusta Westland NA, a subsidiary of Italy’s Finmeccanica, a producer of advanced helicopters from June 2009 to March 2016, and a Director of Fairway Group Holdings Corp, which is a provider of specialty grocery products and whose shares were listed on The NASDAQ Stock Market, from February 2014 until July 2016.

Skills and Qualifications: Gen. Magnus received his Bachelor of Arts degree in history from the University of Virginia and his Master of Business Administration degree from Strayer College. His formal military education included Naval Aviator Training, U.S. Marine Corps Command and Staff College, and the National War College. Gen. Magnus’ personal decorations included two Distinguished Service Medal awards, the Defense Superior Service Medal, Legion of Merit, and Navy Achievement Medal. Gen. Magnus’ extensive financial management experience and responsibilities for peacetime and wartime programs and budgets for the US Marine Corps qualifies him for service as a member of our Board of Directors.

DENNIS S. MARLO	Age 77	Director since 2004
Managing Director, Sanctuary Group LTD
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit, Compensation, and Nominating & Corporate Governance Other Public Boards: None		✓ Financial Expert ✓ Risk Management ✓ Strategic Planning

Career Highlights: Mr. Marlo has been a Director of EnerSys since August 2004. Mr. Marlo is Managing Director of Sanctuary Group LTD, a financial and executive advisory firm located in Malvern, Pennsylvania and Vero Beach, Florida. Mr. Marlo served as an Executive Vice President of Sovereign Bancorp, Inc. (now Santander Holdings USA, Inc.) from June 2004 through April 2009, and as Chief Risk Management Officer of Sovereign Bancorp, Inc. from April 2001 through June 2004. Mr. Marlo joined Sovereign in February 1998 as the President of the Pennsylvania Division of Sovereign Bank and was appointed Chief Financial Officer and Treasurer of Sovereign in May 1998, serving in that capacity through April 2001. Prior thereto, Mr. Marlo served as President and Chief Executive Officer of ML Bancorp Inc., a predecessor company of Sovereign Bancorp, Inc., and as a partner with KPMG, LLP.

Board Experience: Mr. Marlo served on the Board of Directors of the Federal Home Loan Bank of Pittsburgh, a government sponsored enterprise, from November 2002 through December 2013, serving as its Chairman from January 2010 through December 2011. He is also a member of the Board of Directors of the Lankenau Medical Center Foundation, a foundation supporting a non-profit medical center in Wynnewood, Pennsylvania, and is immediate past Chairman of the Board of Trustees at Harcum College in Bryn Mawr, Pennsylvania and currently continues to serve on the Board of Trustees. Mr. Marlo is also a Director of the United Way Foundation of Indian River County Inc., a nonprofit organization supporting philanthropy, voluntarism and grant making in the County of Indian River, Florida. He was formerly a Director of Main Line Health Real Estate, L.P., an entity which holds certain real estate of the Main Line Health System.

Skills and Qualifications: Mr. Marlo completed the Graduate School of Community Bank Management at the University of Texas at Austin and received his Bachelor of Science degree in Accounting from La Salle University. He is a certified public accountant and a chartered global management accountant. Through Mr. Marlo’s extensive financial experience and other activities, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation and strategic planning. These experiences qualify him as a member of our Board of Directors, a member and financial expert of the Audit Committee, and to serve on each of the Compensation and Nominating and Corporate Governance Committees.

DAVID M. SHAFFER	Age 55	Director since 2016
President & Chief Executive Officer, EnerSys
NON-INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: None Other Public Boards: None		✓ Global Leadership Experience ✓ Manufacturing ✓ Sales

Career Highlights: Mr. Shaffer has been a Director of EnerSys and has served as our President and Chief Executive Officer since April 2016. Prior thereto, he served as President and Chief Operating Officer since November 2014. From January 2013 through October 2014 he served as our President—EMEA. From 2008 to 2013, Mr. Shaffer was our President—Asia. Prior thereto he was responsible for our telecommunications sales in the Americas. Mr. Shaffer joined the Company in 2005 and has worked in various roles of increasing responsibility in the industry since 1989.

Board Experience: Mr. Shaffer is a Director of several EnerSys subsidiaries and is presently not a member of any outside boards.

Skills and Qualifications: Mr. Shaffer received his Master of Business Administration degree from Marquette University and his Bachelor of Science degree in Mechanical Engineering from the University of Illinois. Mr. Shaffer’s educational background and broad range of leadership experience in various aspects of our business globally, are attributes that qualify him for service as a member of our Board of Directors.

PAUL J. TUFANO	Age 66	Director since 2015
Former President & Chief Executive Officer, Benchmark Electronics, Inc.
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit (Chair) and Compensation Other Public Boards: Teradyne, Inc.		✓ Financial Expert ✓ Senior Leadership Experience ✓ Manufacturing

Career Highlights: Mr. Tufano has been a Director of EnerSys since April 2015. He was President and Chief Executive Officer of Benchmark Electronics, Inc., a global provider of electronics contract manufacturing services and integrated engineering design and test services, whose shares are listed on The New York Stock Exchange, from September 2016 until March 2019, and a member of its Board of Directors since February 2016. Mr. Tufano served as Chief Financial Officer of the Alcatel-Lucent Group, a telecommunications company, whose shares are listed on The New York Stock Exchange and the Paris Stock Exchange, from 2008 through 2013. In September 2012, in addition to his Chief Financial Officer responsibilities, he was named Chief Operating Officer. Before joining Alcatel-Lucent, Mr. Tufano served as Executive Vice President and Chief Financial Officer of Solectron Corporation, an electronics manufacturing company for original equipment manufacturers, from January 2006 to October 2007 and as Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano was President and Chief Executive Officer at Maxtor Corporation, a manufacturer of computer hard disks, from February 2003 to November 2004. Previously, he served as Executive Vice President and Chief Operating Officer from April 2001 and as Chief Financial Officer from July 1996 at Maxtor Corporation. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held management positions in finance and operations at International Business Machines Corporation (IBM), a technology and consulting company.

Board Experience: Mr. Tufano has been a Director of Teradyne, Inc., a supplier of automation equipment for test and industrial application whose shares are listed on The New York Stock Exchange, since March 2005, and Benchmark Electronics, Inc., as discussed above.

Skills and Qualifications: Mr. Tufano holds a Bachelor of Science degree in Economics from St. John’s University and a Master of Business Administration, Finance, Accounting and International Business degree from Columbia University. Mr. Tufano’s experience qualifying him for service as a member of our Board of Directors includes expertise garnered from service as a former senior executive, including Chief Financial Officer, of several public manufacturing companies involving complex technologies. This experience qualifies him to serve as Chairperson and a financial expert to the Audit Committee.

RONALD P. VARGO	Age 66	Director since 2017
Former Executive Vice President and Chief Financial Officer of ICF International, Inc.
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit and Nominating & Corporate Governance Other Public Boards: Ferro Corporation and EPAM Systems, Inc.		✓ Financial Expert ✓ Technology & Engineering ✓ Leadership Experience

Career Highlights: Mr. Vargo served as Executive Vice President and Chief Financial Officer of ICF International, Inc., a global consulting and technology services company whose shares are listed on The NASDAQ Stock Market, from April 2010 to May 2011. Prior to joining ICF, he served as the Executive Vice President and Chief Financial Officer of Electronic Data Systems (“EDS”), a global technology services company, and served as a member of the EDS Executive Committee. Mr. Vargo joined EDS as Vice President and Treasurer in 2004 and was promoted to Chief Financial Officer in 2006. Before joining EDS, he was employed from 1991 to 2003 by TRW, Inc., a global manufacturing and service company strategically focused on providing products and services with a high technology or engineering content to the automotive, space and defense markets. While at TRW, Mr. Vargo served in the positions of Vice President of Investor Relations and Treasurer and Vice President of Strategic Planning and Business Development. He began his career with General Electric in 1976 and also served in numerous leadership positions at BP plc and the Standard Oil Company, which was acquired by BP.

Board Experience: Mr. Vargo has served as a Director of Ferro Corporation, a leading supplier of technology based functional coatings and color solutions, whose shares are listed on The New York Stock Exchange, since 2009 and has served as a Director of EPAM Systems, Inc., a global provider of product development and software engineering solutions, whose shares are traded on The New York Stock Exchange, since 2012.

Skills and Qualifications: Mr. Vargo holds a Master of Business Administration degree in Finance and General Management from Stanford University and a Bachelor of Arts degree in Economics from Dartmouth College. Mr. Vargo’s financial acumen and broad experiences in technology and engineering in global markets qualify him for service on the Board of Directors and as a member and financial expert of the Audit Committee and member of the Nominating and Corporate Governance Committee.

CORPORATE GOVERNANCE

Independence of Directors

Our Board of Directors determined that all directors, with the exception of Mr. Shaffer, are independent from EnerSys and our management under the listing standards of The New York Stock Exchange (“NYSE”). The Board considered the NYSE standards, the fact that there were no transactions or arrangements between the directors and EnerSys, other than the consideration for serving as a director, and all other relevant facts and circumstances in making these independence determinations and concluded that there were no material relationships between any of our directors and EnerSys.

There are no familial relationships among our directors or executive officers.

Access to Corporate Governance Documents

Our corporate governance information and materials, including our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and Code of Business Conduct and Ethics, are available on the Investors page of our website at www.enersys.com or at investor.enersys.com, and any stockholder may obtain printed copies of these documents by writing to Investor Relations at: EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, by e-mail at: investorrelations@enersys.com or by calling Investor Relations at (610) 236-4040. Information contained on the website is not incorporated by reference or otherwise considered part of this Proxy Statement.

Committees of our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. The Board of Directors has determined that each committee member is independent under the NYSE listing standards. Our Board of Directors, from time to time, may establish other committees.

Audit Committee

Since August 15, 2017, Messrs. Chung, Marlo, Tufano (Chairperson), and Vargo, and Ms. Connors, have served as members of our Audit Committee. For fiscal year 2020, the Board of Directors appointed each of Messrs. Chung, Marlo, Tufano, and Vargo, and Ms. Connors as an “audit committee financial expert,” as such term is defined in rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board of Directors determined that Messrs. Chung, Marlo, Tufano, and Vargo, and Ms. Connors are independent directors under the NYSE listing standards and the SEC rules and regulations applicable to audit committees and financially literate in accordance with the NYSE listing standards.

Our Audit Committee held a total of 6 meetings during the fiscal year ended March 31, 2020.

The Audit Committee is responsible for:

∎	appointing, compensating and overseeing our independent registered public accounting firm (“independent auditors”);

∎	overseeing management’s fulfillment of its responsibilities for financial reporting and internal control over financial reporting;

∎	overseeing the activities of our internal audit function;

∎	reviewing and discussing policies with respect to risk assessment and risk management; and

∎	reviewing, discussing and overseeing policies relating to our hedging, swaps and other derivative transactions.

For additional information, see “Audit Committee Report” herein and the Audit Committee Charter, which is available on the Investors page of our website at www.enersys.com or investor.enersys.com.

Compensation Committee

Since August 15, 2017, Messrs. Lehman (Chairperson), Marlo, and Tufano, Gen. Magnus and Ms. Connors have served as members of the Compensation Committee.

This Committee held a total of 4 meetings in the fiscal year ended March 31, 2020.

The Compensation Committee is responsible for:

∎	reviewing and approving the compensation of our Chief Executive Officer (“CEO”) and the other named executive officers;

∎	reviewing and recommending to the Board the adoption of non-employee director compensation programs; and

∎	administering our equity plans and other certain incentive compensation plans.

More specifically, the Compensation Committee has sole authority to set the base salaries and approve equity-based and incentive-based compensation for our named executive officers. It engages its own independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), to review the compensation levels of executives at our peer group companies and assess total compensation and make recommendations about changes in the compensation of our executives, including incentive and equity plan structure and performance goals. The consultant works with management on behalf of the Compensation Committee on matters under the Committee’s purview but provides no services to management or the Company other than its work for the Committee. The Compensation Committee also considers recommendations from our CEO with respect to the base salary of our other named executive officers. The Compensation Committee utilizes a similar methodology, including advice from its consultant on compensation levels and structure, for recommending non-employee director compensation and meeting fees, which are subject to Board approval.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (i) was, during fiscal year 2020, or had previously been an officer or employee of EnerSys or our subsidiaries nor (ii) had any direct or indirect material interest in a transaction of EnerSys or a business relationship with EnerSys, in each case that would require disclosure under the applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of EnerSys, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

Nominating and Corporate Governance Committee

Since August 15, 2017, Gen. Magnus (Chairperson) and Messrs. Hoffen, Marlo and Vargo have served as members of the Nominating and Corporate Governance Committee.

The Committee held a total of 6 meetings in the fiscal year ended March 31, 2020.

The responsibilities of the Nominating and Corporate Governance Committee include the following:

∎	identifying, reviewing the qualifications of, and recruiting qualified candidates for board membership;

∎	reviewing the continuation of each director being considered for reelection;

∎	considering the contingent resignations of directors who do not receive a majority vote in connection with their respective election and recommend to the Board of Directors the action to be taken;

∎	making recommendations to the Board concerning the structure, composition and function of the board and its committees;

∎	executive succession planning; and

∎	reviewing and assessing the adequacy of the Company’s corporate governance documents.

Process for Selection of Director Nominee Candidates

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of EnerSys are that a candidate demonstrate, by significant accomplishments in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of EnerSys and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee considers the following characteristics in reviewing director candidates:

∎	integrity and character;

∎	sound and independent judgment;

∎	breadth of experience;

∎	business acumen;

∎	leadership skills;

∎	scientific or technology expertise;

∎	familiarity with issues affecting global businesses in diverse industries; and

∎	diversity of backgrounds and experience.

In addition to these requirements, the Nominating and Corporate Governance Committee will also evaluate, in the context of the Board’s needs, whether the nominee’s skills are complementary to the existing Board members’ skills, and assess any material relationships with EnerSys or third parties that might adversely impact independence and objectivity, as well as such other criteria as the Nominating and Corporate Governance Committee determines to be relevant at the time. Except as described above, the Board and the Nominating and Corporate Governance Committee do not maintain a formal diversity policy, however, diversity is one of many factors considered in the nomination of our directors.

The Nominating and Corporate Governance Committee, Committee Chairperson and/or our Chief Executive Officer interview director nominee candidates that meet the criteria, and the Nominating and Corporate Governance Committee selects candidates that best suit the Board’s needs. We may from time to time hire an independent search firm to help identify and facilitate the screening and interview process of director candidates.

Stockholders may recommend qualified persons for consideration by the Nominating and Corporate Governance Committee. Stockholders making a recommendation must submit the same information as that required to be included by us in our Proxy Statement with respect to nominees of the Board of Directors. The stockholder recommendation should be submitted in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attn: Joseph G. Lewis, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary.

The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. The Nominating and Corporate Governance Committee will also review the performance as a director of any person already serving on the Board of Directors of EnerSys in determining whether to recommend that the Director be re-nominated.

Board Leadership Structure

For fiscal year 2020, the Board of Directors maintained a leadership structure that separates the Chairman and Chief Executive Officer roles by appointing a Non-Executive Chairman of the Board. Given its governance structure, the Board of Directors determined that the optimal structure for the Company at this time is to leave the role of Lead Director vacant, in lieu of appointing both a Non-Executive Chairman of the Board and a Lead Director (as described below).

The Board had created the position of Lead Director to strengthen Board oversight. The Lead Director must be a non-management director and must be deemed independent by the Board of Directors. The Lead Director works with the Non-Executive Chairman to approve Board agendas and schedules, advises on the quality, quantity and timeliness of information provided by management to the Board, and acts as a liaison between the independent directors and the Non-Executive Chairman of the Board. In the absence of the Non-Executive Chairman, the Lead Director also chairs executive sessions of the independent directors not attended by management. The Board has established procedures for determining which non-management director will serve as the Lead Director. The Lead Director is designated by the Board of Directors.

The Board’s Role in Risk Oversight

The Board oversees various risks potentially affecting EnerSys both directly and indirectly through its committees. EnerSys has in place a risk management program that, among other things, is designed to identify risks across EnerSys with input from each business unit and function. Material risks are identified and prioritized by management and its risk committee that reports to the Audit Committee, and each prioritized risk is referred to the appropriate committee of the Board or the full Board for oversight. Members of the Board regularly review information regarding our credit, liquidity, markets, legal, regulatory, compliance and operations, including technology and cyber security risk, as well as the strategic and financial considerations associated with each.

Also, the Compensation Committee periodically reviews the most important risks to EnerSys to ensure that compensation programs do not encourage excessive risk-taking. Senior members of management from across business units and programmatic and functional disciplines within EnerSys make up a risk committee, which meets at least quarterly to identify significant risks to us, coordinate information sharing and mitigation efforts for all types of risks, sometimes working with outside advisors. We also have mandatory training of our workforce around our policies, including our Code of Business Conduct and Ethics. The risk committee reports its results to the Audit Committee periodically.

Charters of the Committees of the Board of Directors

The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each operate pursuant to a written charter adopted by the Board of Directors. Each Committee reviews its charter at least annually. Copies of the charters are available on the Investors page of our website at investor.enersys.com or in print upon request. See “Corporate Governance–Access to Corporate Governance Documents.”

Director Attendance at Board, Committee and Annual Meetings

Our Corporate Governance Guidelines provide that directors are expected to attend meetings of the Board and meetings of the committees on which they serve. During fiscal year 2020, the Board of Directors met a total of 4 times. Each director attended at least 75% of the total number of meetings of the Board and its committees on which the director served during the fiscal year, based on the number of such meetings held during the period for which each person served as a director or on a committee. It is our policy that directors are invited to the Annual Meeting but are not required to attend. Seven (7) members of the Board of Directors attended the 2019 annual meeting of stockholders.

Executive Sessions of Non-Management Directors

The Board has established a policy requiring non-management directors to meet in executive session periodically during the course of each year.

Communications with the Board of Directors

Stockholders and other interested parties, who desire to communicate directly with any member (or all members) of the Board, any Board committee or any chair of any such committee, should submit such communication in writing addressed to the “Non-Executive Chairman of the Board of Directors” or “Non-Management Directors,” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by email to the Non-Executive Chairman of the Board of Directors or Non-Management Directors by going to investor.enersys.com, under the link for Governance and Documents and Charters. Communications intended for the full Board of Directors may be submitted in the same manner.

Stockholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with our Audit Committee in writing addressed to the “Audit Committee Chair” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by e-mailing the Audit Committee by going to investor.enersys.com, under the link for Governance and Documents and Charters.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to our Chief Executive Officer, Chief Financial Officer and Controller, as well as our other officers, directors, employees and contractors of EnerSys. This Code is available on the Investors page of our website at www.enersys.com or investor.enersys.com or in print upon request. See “Corporate Governance–Access to Corporate Governance Documents.” Any amendment to, or waiver from, this Code for such officers will be disclosed on the Investors page of our website at www.enersys.com or investor.enersys.com.

Corporate Social Responsibility and Sustainability

The Board of Directors and our CEO administer our Corporate Social Responsibility Program by which EnerSys communicates and monitors our information regarding compliance with our various policies, including those with respect to conflict minerals, environmental responsibility and engagement, supplier diversity, anti-slavery and human trafficking, battery recycling programs and environment and sustainability issues with respect to the life cycle of our products. These various policies are available on our website at www.enersys.com.

NON-EMPLOYEE DIRECTOR COMPENSATION

We believe that the amounts and form of compensation and the methods used to determine compensation of our non-employee directors are important in (i) attracting and retaining directors who are independent, interested, diligent and actively involved in overseeing EnerSys’ affairs and (ii) more substantially aligning the interests of our non-employee directors with the interests of our stockholders. We did not separately compensate Mr. Shaffer for his service on the Board for fiscal year 2020.

For fiscal year 2020, our Compensation Committee retained the services of FW Cook, as an independent compensation consultant to the Compensation Committee, to provide competitive data and make recommendations on the compensation of our named executive officers as we describe beginning on page 25, as well as to assist the Compensation Committee in evaluating the compensation of our non-employee directors. The Compensation Committee considers this information, including the applicable peer group data, and ultimately recommends any changes to the non-employee director compensation program to our Board for its approval. In assessing non-employee director compensation, we utilize the same peer group that is used for executive compensation and is described in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 25. The Compensation Committee reviews the non-employee director compensation program annually.

Cash Compensation

The cash elements of the non-employee director compensation program for fiscal year 2020, which the Compensation Committee recommended, and the Board approved, effective immediately following the 2019 annual meeting of stockholders, were as follows:

∎	Annual retainer—$80,000 per year

∎	Committee meetings—$1,500 each

∎	Non-Executive Chairman—additional $150,000 per year (paid 50% in deferred stock units and 50% in cash)

∎	Audit Committee Chairperson—additional $15,000 per year

∎	Compensation Committee Chairperson—additional $15,000 per year

∎	Nominating and Corporate Governance Committee Chairperson—additional $15,000 per year

In reviewing the non-employee director compensation program for fiscal year 2021, the Compensation Committee recommended, and the Board approved, that all elements of the non-employee director cash compensation program remain unchanged. The annual retainer for the Non-Executive Chairman of the Board will continue to be paid 50% in cash and 50% in deferred stock units, which will be treated in accordance with the description below relating to deferred stock units granted to our non-employee directors.

Equity Compensation

For fiscal year 2020, each non-employee director received an award of deferred stock units, with a grant date fair market value of $135,000. Deferred stock units are immediately vested on the date of grant and are payable in shares of our common stock six months after termination of service as a director.

Based on the Compensation Committee’s recommendation, the Board approved the same form and amount for the directors’ fiscal year 2021 annual equity grant. The number of shares subject to each award will be determined on August 10, 2020, which is the anticipated date of the grant pursuant to our policy on granting equity awards.

We make all equity awards to non-employee directors under our stockholder-approved equity incentive plan, which we describe on page 32, and in accordance with our policy on granting equity awards, which we described on page 35. As required under their respective award agreements, we credit directors with any dividend equivalents attributable to such equity awards.

Director Deferred Compensation Plan

Under the EnerSys Voluntary Deferred Compensation Plan for Non-Employee Directors, which we refer to as the “Director Plan,” each non-employee director may defer receipt of all or a portion of any cash fees that are payable to the director for service on the Board.

Participants may elect to allocate the deferred fees (i) into an investment account, under which investment options are the same as those available to our employees under our 401(k) retirement plan or (ii) into a stock unit account, under which the director will be awarded stock units pursuant to our stockholder-approved equity compensation plan. If the director elects to allocate the deferred fees into the stock unit account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the stock unit deferral account. The matching contribution will be in the form of restricted stock units and will vest quarterly over one year from the date the units are credited to the account, except that participants will automatically become 100% vested in their matching contribution upon our change in control. All stock units are payable in shares of our common stock.

Under the Director Plan, our non-employee directors may also defer receipt of all or a portion of shares payable due to vesting of restricted stock units granted pursuant to the matching contribution discussed above. At a director’s election, the shares otherwise payable, together with any dividends thereon, are credited to a hypothetical bookkeeping account in the director’s name and will be paid to the director in a lump sum at the time specified in the election or, if earlier, upon our change in control or the director’s death.

The Director Plan is a nonqualified deferred compensation plan. As such, the rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Stock Ownership Guidelines

We have implemented stock ownership guidelines under which we expect each non-employee director to beneficially own shares of our common stock with a value equal to five times the annual Board cash retainer, not including meeting or committee chair fees, paid to such director during the previous fiscal year. The Compensation Committee evaluates stock ownership on an annual basis. We expect each director to attain the investment level no later than five years from the date the director first becomes a non-employee director. Each individual serving as a non-employee director during fiscal year 2020 has achieved the investment level established by the stock ownership guidelines. Ms. Chan and Mr. Fludder will each have five years from their appointment to attain this investment level.

Hedging and Pledging Prohibition

As with our employees, we do not permit our non-employee directors to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2020

The table set forth below summarizes the compensation that we paid to our non-employee directors for the fiscal year ended March 31, 2020. None of our non-employee directors received option awards, non-equity incentive plan compensation, pension, nonqualified deferred compensation, or any other compensation for the fiscal year ended March 31, 2020.

Name	Fees Earned Paid in Cash		Stock Awards(1)(2)	Total
Hwan-yoon F. Chung	$89,000		$134,997	$223,997
Nelda J. Connors	$95,000		$134,997	$229,997
Howard I. Hoffen	$86,000		$134,997	$220,997
Arthur T. Katsaros	$155,000	(3)	$241,569	$396,569
John F. Lehman	$101,000	(3)	$155,550	$256,550
Gen. Robert Magnus, USMC (Retired)	$110,000		$134,997	$244,997
Dennis S. Marlo	$113,000	(3)	$148,372	$261,372
Paul J. Tufano	$101,000	(3)	$157,016	$258,016
Ronald P. Vargo	$98,000	(3)	$154,953	$252,953

(1)	On March 31, 2020, Messrs. Katsaros, Lehman, Marlo, Tufano and Vargo each held unvested stock units, including accumulated dividend equivalents with respect to such units, under the Director Plan.

Name	Unvested Stock Units Under the Director Plan
Arthur T. Katsaros	288
John F. Lehman	186
Dennis S. Marlo	94
Paul J. Tufano	199
Ronald P. Vargo	176

(2)

We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the deferred stock units that we awarded to each non-employee director in fiscal year 2020 as we describe above. Assumptions used in the calculation of these amounts are included in the footnotes to our audited financial statements for the fiscal year ended March 31, 2020, included in our Annual Report on Form 10-K, which we filed on June 1, 2020.

(3)

Messrs. Katsaros, Lehman, Marlo, Tufano and Vargo each deferred all or a portion of these amounts into a stock unit deferral account, pursuant to the terms of the Director Plan. They received matching contributions, subject to dividend equivalents, with respect to such stock units. Under the terms of the Director Plan, the restricted stock units comprising the matching contribution vest quarterly over one year from the date of the deferral. All stock units are payable in shares of our common stock.

Name	Underlying Stock Units Added to Director Plan	Matching Contribution Added to Director Plan
Arthur T. Katsaros	2,483	498
John F. Lehman	1,616	324
Dennis S. Marlo	1,100	220
Paul J. Tufano	1,743	348
Ronald P. Vargo	1,578	316

Proposal No. 2	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors of EnerSys has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2021. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the appointment.

Ernst & Young LLP conducted the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ended March 31, 2020. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP

AUDIT COMMITTEE REPORT

Background

The members of the Audit Committee are currently Directors Paul J. Tufano (Chairperson), Hwan-yoon F. Chung, Nelda J. Connors, Dennis S. Marlo and Ronald P. Vargo. For additional information relating to the members and responsibilities of the Audit Committee, see “Corporate Governance–Committees of our Board of Directors–Audit Committee.”

Responsibility

Management is responsible for the preparation of financial statements and the integrity of the reporting process, including the system of internal and disclosure controls.

The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States and to express an opinion on the audit of internal control over financial reporting.

The primary responsibilities of the Audit Committee are to select, engage, and compensate our independent auditors and to oversee the financial reporting process on behalf of the Board. It is not the duty of the Audit Committee to prepare financial statements and related disclosures. It is also not the duty of the Audit Committee to plan or conduct audits, or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles in the United States.

Process and Recommendation

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2020, with our management and independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles as applied in our financial reports, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with management to discuss disclosure controls and procedures and internal control over financial reporting. The Audit Committee also meets with the internal and independent auditors, with and without our management present, to discuss the results of their examinations and overall quality of our financial reporting. The Audit Committee also reviewed with our CEO and CFO their certification relating to their evaluation of our disclosure controls, the completeness and accuracy of the financial statements and other financial information contained in the Form 10-K, and the process followed by the CEO and CFO to assure the truthfulness of such certificate.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 1301, Communications with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

The Audit Committee also reviewed and discussed together with management and the independent auditor the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2020, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s audit of internal control over financial reporting.

Based on the process referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020.

Fees of Independent Auditors

The following table sets forth the aggregate fees for the fiscal years ended March 31, 2019, and March 31, 2020, incurred for services provided by our independent registered public accounting firm, Ernst & Young LLP.

	Year Ended
Description of Fees	March 31, 2020	March 31, 2019
Audit Fees, including fees associated with the annual audit of EnerSys and statutory audits required internationally, the reviews of EnerSys’ quarterly reports on Form 10-Q, services provided in connection with the requirements of the Sarbanes-Oxley Act of 2002, and comfort letters	$4,356,400	$4,141,400
Audit-Related Fees, including fees associated with target mergers and acquisitions, and general accounting research and consultations	$0	$0
Tax Fees, including fees associated with income tax compliance, advice and planning	$4,300	$84,000
All Other Fees	$2,000	$2,000

Total	$4,362,700	$4,227,400

The Audit Committee considered whether the provision of non-audit services by our independent registered public accounting firm for the fiscal year ended March 31, 2020, was compatible with maintaining auditor independence. The Audit Committee pre-approved all fees for non-audit related services paid to our independent registered public accounting firm for fiscal years 2019 and 2020.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service. The Audit Committee has delegated pre-approval authority to the Chairman of the Committee of up to $100,000, to pre-approve permitted non-audit services. Any pre-approval decisions made under this delegated authority are ratified by the Audit Committee at its next scheduled meeting.

Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2021

The Audit Committee has appointed Ernst & Young LLP to conduct the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ending March 31, 2021. EnerSys stockholders are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm at the Annual Meeting to which this Proxy Statement relates.

Audit Committee

Paul J. Tufano, Chairperson

Hwan-yoon F. Chung

Nelda J. Connors

Dennis S. Marlo

Ronald P. Vargo

NAMED EXECUTIVE OFFICERS

Our current executive officers, who are also our named executive officers for fiscal year 2020, are listed below. Mr. Shaffer’s information is included under “Board of Directors.”

Holger P. Aschke, age 51, President, EMEA & APAC. Mr. Aschke has served as President, EMEA & APAC since April 2019. Prior thereto, from January 2016, he was our President–EMEA. From April 2010 to January 2016, Mr. Aschke was the Vice President Sales and Marketing Reserve Power–Europe. Mr. Aschke joined a predecessor company in 1996 and has held a wide range of operational and sales roles of increased responsibility in the Company’s EMEA business. Mr. Aschke completed a commercial IT education and apprenticeship sponsored by the University of Dortmund (Germany) and completed the Advanced Management Program from INSEAD (France).

Shawn M. O’Connell, age 47, President, Motive Power–Americas. Mr. O’Connell has served as our President, Motive Power–Americas since April 2019. Prior thereto, he served as our Vice President–Reserve Power Sales and Service for the Americas from February 2017, and Vice President of EnerSys Advanced Systems from December 2015 to January 2017. Mr. O’Connell joined EnerSys in 2011, serving in various sales and marketing capacities in several areas of our business. Mr. O’Connell received his Master of Business Administration degree in International Business from the University of Redlands, CA and his Bachelor of Arts degree in English Literature from the California State University, San Bernardino. Mr. O’Connell is a veteran of the U.S. Army’s 82nd Airborne Division (Paratroopers) where he served as a Signals Intelligence Analyst, Spanish Linguist, and held a Top-Secret security clearance.

Michael J. Schmidtlein, age 59, Executive Vice President and Chief Financial Officer. Mr. Schmidtlein has served as Executive Vice President and Chief Financial Officer since January 2016. Prior thereto, since February 2010, he was our Senior Vice President–Finance and Chief Financial Officer. From November 2005 until February 2010, Mr. Schmidtlein was Vice President–Corporate Controller and Chief Accounting Officer. Prior thereto, Mr. Schmidtlein was the Plant Manager of our manufacturing facility in Warrensburg, Missouri. In 1995, he joined the Energy Storage Group of Invensys plc. which EnerSys acquired in 2002. Mr. Schmidtlein is a certified public accountant and received his Bachelor of Science degree in Accounting from the University of Missouri.

Andrew M. Zogby, age 60, President, Energy Systems–Americas. Mr. Zogby has served as President, Energy Systems–Americas since April 2019. He joined EnerSys upon completion of the acquisition of Alpha Technologies in December 2018. Mr. Zogby served as President of Alpha Technologies since 2008 and brings over 30 years of experience in global broadband, telecommunications and renewal energy industries. He has held corporate leadership positions with several leading technology firms. Mr. Zogby received his Bachelor of Science degree in Industrial and Labor Relations from LeMoyne College, Syracuse, New York, and his Master of Business Administration degree from Duke University’s Fuqua School of Business. He is active in the US Chamber of Commerce, and serves on the Chamber’s Energy, Clean Air & Natural Resources Committee and the C_TEC, Chamber Technology Engagement Center Committee.

NAMED EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis includes a description of the compensation provided in fiscal year 2020 to our named executive officers.

Business Overview

EnerSys is the global leader in stored energy solutions for industrial applications. We manufacture and distribute reserve power and motive power batteries, battery chargers, power equipment, battery accessories and outdoor equipment enclosure solutions to customers worldwide.

Motive power batteries and chargers are utilized in electric forklift trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunication and utility industries, uninterruptible power supplies, and numerous applications requiring stored energy solutions including medical, aerospace and defense systems. Outdoor equipment enclosure products are utilized in the telecommunication, cable, utility, transportation industries and by government and defense customers. EnerSys also provides aftermarket and customer support services to customers from over 100 countries through our sales and manufacturing locations around the world.

Our strategy is to continue to develop modern energy systems and expand into new markets though significant investment in research and development (R&D) and acquisitions. Our R&D is focused on improving the efficiency and utilization of our legacy lead-based products, along with our continued evolution into lithium-related products. Our NorthStar acquisition in fiscal year 2020, through our expanded Thin Plate Pure Lead capacity, provides increased opportunities in telecommunications and broadband networks, data centers, material handling, aerospace and defense, trucking and premium aftermarket transportation. The Alpha acquisition in fiscal year 2019 advanced EnerSys into energy storage systems, allowing an expanded product portfolio across the broadband, telecom, renewable and industrial markets.

Fiscal Year 2020 Compensation Actions

Our executive compensation program is structured to support our vision, which is to be the global leader in our chosen markets for stored energy solutions, while maximizing long-term stockholder value. We also design the program to link executive compensation to our financial performance and, through programs that use our common stock as a compensation medium, to more closely align the interests of executive management with those of our stockholders. The Compensation Committee evaluates our overall performance in making decisions on the executive compensation program.

In fiscal year 2020, EnerSys achieved mixed financial results as compared to the previous fiscal year, and we did not fully achieve our pre-established goals, which was reflected in our incentive plan results. Net sales were up 10% year over year and our adjusted operating income was up 7% year over year, driven by increases from the Alpha and NorthStar acquisitions, but offset by slight declines in organic volume, pricing and currency rates. Our results were negatively impacted by an upgrade to our ERP systems, a fire at our battery manufacturing facility in Richmond, Kentucky, and the impact of the COVID-19 pandemic in the fourth quarter. The following chart illustrates the relationship between our Company performance and incentive plan arrangements for fiscal year 2020.

The following is a summary of the main elements of our compensation programs for our named executive officers for fiscal year 2020, and related compensation actions during the year:

Pay Element	Description	Fiscal Year 2020 Actions
Base Salary	Fixed cash compensation determined based on the executive’s skill set and the market value for that skill set.	• Increases ranged from 0% to 10%, based on individual performance and relative position versus market, including impact of foreign exchange rates for those located outside of the United States.
Cash Annual Incentives (Management Incentive Plan or MIP)

Cash-based annual incentive plan tied to:

•  Corporate financial goals for senior corporate executives, with goals weighted 85% on an adjusted operating income target and 15% on a primary working capital percentage target; and

•  For regional or line of business (LOB) presidents, a mix of 42.5% corporate adjusted operating income, 7.5% primary working capital percentage, 42.5% regional or line-of-business adjusted operating income, and 7.5% regional or line-of-business primary working capital percentage.

• Target MIP opportunities as a % of salary remained unchanged from the prior year.
Long-Term Incentives

•  50% Performance Share Units (PSUs)

¡  50% of target value based on EnerSys’ relative TSR versus the S&P Small Cap 600 Industrial Index,

¡  50% of target value based on cumulative adjusted EPS performance, and

¡  The PSUs each have a three-year performance period and additional one-year holding period.

•  25% stock options, vesting over three years.

•  25% time-vested restricted stock units (RSUs), vesting over four years.

•  Target grant values to the named executive officers increased by 2.6% in the aggregate versus fiscal year 2019, while grant values by individual ranged from 0% to +5%.

•  The Company maintained the same mix of 50% PSUs, 25% stock options, and 25% time vested RSUs for fiscal year 2020.

Summary of Other Major Program Elements

Other significant elements of our compensation program that continue to reinforce stockholder alignment, our long-term pay-for-performance objectives, and what the Compensation Committee considers best practices include the following:

∎

an independent Compensation Committee makes the compensation decisions for our named executive officers and the Committee engages an independent compensation consultant to assist in making such decisions;

∎	we require that a majority of pay be at-risk, 85% of fiscal year 2020 target total pay was at-risk for our Chief Executive Officer (74% on average for our other named executive officers);

∎

we require that a majority of pay be tied to long-term performance, 69% of fiscal year 2020 target total pay was granted in the form of long-term incentives for our Chief Executive Officer (56% on average for our other named executive officers);

∎	we maintain robust stock ownership guidelines for executives;

∎	we prohibit hedging and pledging of our stock;

∎	we have a clawback policy designed to recoup excess compensation paid to executive officers in the event of an accounting restatement;

∎	we have adopted a mandatory holding requirement after vesting for certain equity awards granted to our executive officers;

∎	equity grant administration procedures are in place to ensure that awards comply with legal, regulatory, and accounting requirements;

∎	the Compensation Committee conducts an annual risk assessment of our compensation program to confirm that the program does not encourage excessive risk-taking;

∎

our equity awards generally require a double trigger in order for vesting to be accelerated in the event of a change in control (i.e., a qualifying termination of employment plus the occurrence of a change in control);

∎	our executive severance arrangements do not provide for excise tax gross-ups; and

∎	we do not provide excessive perquisite or benefit programs, nor do we offer supplemental retirement plans.

Results of 2019 Advisory Vote on Executive Compensation–Say-on-Pay

At our annual meeting of stockholders held on August 1, 2019, approximately 97.8% of votes cast by stockholders approved the advisory resolution on our executive compensation. The Compensation Committee considered this a high approval rate by the stockholders in establishing the compensation programs for fiscal year 2020 and will continue to consider the outcome of future non-binding advisory stockholder votes on executive compensation in its determinations regarding executive compensation.

At our 2020 Annual Meeting, stockholders will have the opportunity to cast an advisory say-on-pay vote regarding the compensation of our named executive officers as discussed further in Proposal No. 3 beginning on page 52.

Executive Compensation Policy

We generally base our executive compensation program on the same objectives that guide us in establishing compensation programs for all our employees:

∎

Compensation should align the interests of higher-level employees, including executives, with the long-term interests of our stockholders through award opportunities that result in ownership of our common stock. While our key employees receive a mix of both annual and longer-term incentives, employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because these employees are in a position to have greater influence on longer-term results.

∎

Compensation should reward teamwork. Because our success depends on our ability to optimize our worldwide business, our compensation programs emphasize our total results in addition to individual geographic or product line results.

∎

Compensation should be based on the level of job responsibility, as well as individual and corporate performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to corporate performance and stockholder returns because they are more able to affect corporate results.

∎

Compensation should reflect the value of the job in the marketplace. To attract and retain a skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

∎

To be effective motivation, performance-based compensation programs should enable employees to easily understand how their efforts can affect their pay by contributing to the achievement of our strategic and operational goals.

∎

The programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, although the overall structure of compensation and benefit programs should be broadly similar across the organization.

Determination of Compensation

The Compensation Committee reviews and approves each named executive officer’s base pay, bonus, and equity incentive compensation annually, with the guidance of the Compensation Committee’s independent compensation consultant, FW Cook. The Compensation Committee considers a number of factors to determine the compensation for the named executive officers and to ensure that our executive compensation program is achieving its objectives. Among those are:

∎

Assessment of Corporate Performance. The Compensation Committee uses corporate performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers our performance within our industry using various measures, including, but not limited to, sales growth, profitability, balance sheet management, and TSR. Second, as we describe in more detail below, the Compensation Committee has established specific corporate performance measures that determine the size of payments under our MIP, and a portion of our equity incentives, and the payout of our equity awards is based on the value of our common stock.

∎

Assessment of Individual Performance. Individual performance affects the compensation of all our employees, including the named executive officers. In addition, the Compensation Committee has adopted a formal evaluation process for our CEO. Each member of our Board provides a written, subjective evaluation of our CEO, on an anonymous basis, covering a broad range of criteria. The evaluations are collected and summarized by FW Cook, and the Compensation Committee considers them in setting the CEO’s compensation. For each other named executive officer, the Compensation Committee receives a recommendation from the CEO and also exercises its judgment based on the Committee’s interactions with the executive officer.

∎

Benchmarking. The Compensation Committee benchmarked our compensation programs for fiscal year 2020 with a peer group consisting of the following companies, which are broadly similar with respect to industry and size, as measured by revenue (peers range from $1.2 billion to $4.6 billion, with a median of $2.7 billion) and 12-month average market capitalization (peers range from $1.6 billion to $10.5 billion, with a median of $3.5 billion). At the time of the study, EnerSys’ revenues were $2.6 billion, and 12-month average market capitalization was $3.1 billion. Our peer group for fiscal year 2020 was comprised of the following companies:

Actuant Corporation	Flowserve Corporation
Acuity Brands, Inc.	Hubbell Incorporated
A.O. Smith Corporation	Lincoln Electric Holdings Inc.
AVX Corporation	Regal-Beloit Corporation
Barnes Group Inc.	Rexnord Corporation
Belden Inc.	Timken Company
Brady Corp.	Valmont Industries, Inc.
Carlisle Companies Incorporated	Watts Water Technologies, Inc.
Crane Co	Woodward, Inc.
Donaldson Company, Inc.

In addition, the Compensation Committee conducted its annual review of the peer group for fiscal year 2021 benchmarking, considering financial size, industry, and the condition of each company in the group. Based on such review, the Compensation Committee made the following changes to the peer group for fiscal year 2021 pay analyses: two peers were eliminated (Actuant Corporation, due to size, and Brady Corporation due to size and industry classification), and two new peers were added, each of which meet the screening criteria (Colfax Corporation and Kennametal Inc.).

The Compensation Committee evaluates our compensation program versus that of the peer companies with respect to both individual pay levels as well as the structure of the program. The Compensation Committee uses this data primarily to ensure that our executive compensation program as a whole is competitive. Market data is one of several factors that is used to evaluate compensation levels. Other factors may include individual and company performance, experience in the role, responsibility level, and internal equity. Target total direct compensation for fiscal year 2020 was 5% above the median on average.

The Compensation Committee believes that this competitive positioning for incentive compensation is appropriate in light of our rigorous goal setting approach under the annual incentive plan and our desire to place a greater emphasis on at-risk pay that is earned over a multi-year period to support long-term stockholder value creation. The Compensation Committee believes this compensation structure is at a level consistent with our executive compensation philosophy.

Components of Executive Compensation

Base Salary

Base salary is the fixed element of our named executive officers’ cash compensation. The Compensation Committee generally considers whether each named executive officer’s base salary should be increased based on individual performance with a view toward ensuring that the base salary is competitive with that of executives in peer companies with comparable roles and responsibilities.

With assistance from the Compensation Committee’s independent compensation consultant, the Compensation Committee annually sets the base salaries of our named executive officers. The Compensation Committee solicits the CEO’s recommendation with respect to the base salaries of our named executive officers, other than the CEO.

For fiscal year 2020, the Compensation Committee considered the aforementioned factors and current responsibilities, performance, success and achievements of the business, as well as the recommendations of its independent compensation consultant, and determined that it was appropriate to increase the base salaries for Messrs. Shaffer, Schmidtlein and Aschke.

The base salaries of each of the named executive officers for fiscal years 2019 and 2020 are shown in the chart below in U.S. Dollars as of the end of the fiscal year.

Name	2020		2019	% Change
David M. Shaffer	$940,000		$900,000	4.4%
Michael J. Schmidtlein	$530,000		$515,000	3%
Holger P. Aschke	$389,820	(1)	$342,000	10%
Shawn M. O’Connell	$365,000	(2)	$237,106	54%
Andrew M. Zogby	$440,000	(3)	$440,000	0%

(1)	Salary determined based on conversion of 376,000 Swiss Francs on March 31, 2020, at a rate of 1 USD = 1.036754 CHF.

(2)

Mr. O’Connell’s salary was increased on April 1, 2019, in connection with his promotion to President – Motive Power Americas. He previously served as Vice President – Reserve Power Sales and Service for the Americas.

(3)	Mr. Zogby’s salary is based on the terms of his original employment agreement with Alpha Technologies, Inc.

Management Incentive Plan

Under our MIP, our executives and key management personnel, including the named executive officers, may receive an annual cash bonus upon satisfaction of annual financial targets, which the Compensation Committee establishes at the beginning of each year. Consistent with our compensation policy, individuals with greater job responsibilities have a greater portion of their total cash compensation tied to our corporate performance through the MIP.

Under the MIP, each participant has threshold, target, and maximum potential cash bonus payouts, which the Compensation Committee establishes at the beginning of each fiscal year. The Compensation Committee bases the potential payments on each participant’s job responsibilities and position within our organization. The potential payouts are stated as a percentage of base salary. In establishing the targets, the Committee gives significant consideration to our prior year’s performance. Satisfactory individual performance is a condition to payment, and, at the end of each fiscal year, the Committee can, at its discretion, increase or decrease an individual’s payout under the MIP.

For fiscal year 2020, the Compensation Committee selected adjusted operating income and primary working capital percentage as the performance metrics in the MIP because they encourage participants to focus on improving both our core operating earnings and balance sheet strength, respectively. Specific regional and line-of-business metrics, including adjusted operating income and primary working capital percentage, were added to the MIP for our regional and line-of-business presidents (Messrs. Aschke, O’Connell, and Zogby), which we describe in more detail below, to increase the purview in the program for these participants.

The Committee believes these to be effective motivators because they can be readily tracked and are easily understandable by the MIP participants.

Each year, the Committee reviews overall financial performance and adjusts for items that are not reflective of normal operating performance for that year. These adjustments are items that the Committee believes are fair to both participants and stockholders, encourage appropriate actions that foster the long-term health of the business, and are consistent with the objectives underlying our predetermined performance goals. There are certain automatic adjustments such as expenses related to merger and acquisition activity, such as those relating to the NorthStar acquisition, the impact of restructuring programs, unplanned legal settlements, and the effects of foreign currency fluctuations. The Committee also reserves the right to exercise its judgment outside of this predetermined list of adjustments if there is a valid business rationale. For fiscal year 2020, the Committee did not make any additional adjustments to the performance calculation or payouts to the named executive officers.

Fiscal Year 2020 MIP Targets and Payout

The Compensation Committee considered the following when establishing the potential awards for fiscal year 2020:

∎

Bonus Targets. For our named executive officers, the threshold, target, and maximum bonus opportunities for fiscal year 2020 were 15%, 100%, and 200% of target, respectively, which were the same as used in fiscal year 2019.

∎

Company Performance Measures. For all participants in the MIP, including our named executive officers, the Compensation Committee established fiscal year 2020 performance measures based 85% on adjusted operating income and 15% on primary working capital percentage, which we define as a monthly average of trade accounts receivable, plus inventories, minus trade accounts payable with the net amount divided by an annualized trailing three month net sales. The adjusted operating income performance goal for fiscal year 2020 was established at a significantly higher level than actual performance in fiscal year 2019. The Compensation Committee believes that the performance goals for fiscal year 2020 were rigorous and reflected an aggressive business plan for the year.

Adjusted operating income achievement of $292.2 million reflected pre-approved adjustments of $102.0 million from the reported GAAP operating income of $190.2 million. These adjustments consisted of $44.2 million for asset impairment in EMEA and Asian regions, $23.1 million for amortization pertaining to the Alpha and NorthStar acquisitions, $20.8 million for restructuring, $6.8 million related to the recent NorthStar acquisition, $5.3 million for enterprise resource planning (ERP) system implementation costs, and $1.8 million for acquisition-related fees.

For Messrs. Shaffer and Schmidtlein, the executives subject to the corporate financial goals, the financial goal was comprised of 85% corporate adjusted operating income and 15% corporate primary working capital percentage performance. For fiscal year 2020, the total payout as a percentage of target was 0%.

Corporate Measurement	Financial Goal Percentage	Performance Goals Threshold	Performance Goals Target	Performance Goals Maximum	Actual Results	Payout % of Target
Adjusted Operating Income ($ millions)	85%	$347	$385	$424	$292	0%
Primary Working Capital Percentage	15%	26.2%	25.7%	25.2%	26.8%	0%
			Total Payout as % of Target			0%

For the line-of-business presidents, Messrs. O’Connell and Zogby, the financial goal was comprised of 42.5% corporate adjusted operating income, 7.5% corporate primary working capital percentage performance, in addition to 42.5% line-of-business operating income, and 7.5% line-of-business primary working capital percentage performance. The total payout as a percentage of target was 19% for Mr. O’Connell and 0% for Mr. Zogby.

Line of Business Measurement	Financial Goal Percentage	Performance Goals Threshold	Performance Goals Target	Performance Goals Maximum	Actual Results	Payout % of Target
Adjusted Operating Income ($ millions)
- Corporate	42.5%	$347	$385	$424	$292	0%
- Energy Systems – Americas	42.5%	$142	$157	$173	$95	0%
- Motive Power – Americas	42.5%	$113	$126	$138	$118	45%
Primary Working Capital Percentage
- Corporate	7.5%	26.2%	25.7%	25.2%	26.8%	0%
- Energy Systems – Americas	7.5%	22.3%	21.8%	21.3%	27.0%	0%
- Motive Power Americas	7.5%	26.0%	25.5%	25.0%	26.9%	0%
			Total Payout as % of Target - Corporate - Energy Systems – Americas - Motive Power – Americas			0 0 19	% % %

For the regional president, Mr. Aschke, the financial goal was comprised of 42.5% corporate adjusted operating income, 7.5% corporate primary working capital percentage performance, in addition to 42.5% regional operating income, and 7.5% regional primary working capital percentage performance. For fiscal year 2020, the total payout for our regional president, as a percentage of target was 15%.

Regional President Measurement	Financial Goal Percentage	Performance Goals Threshold	Performance Goals Target	Performance Goals Maximum	Actual Results	Payout % of Target
Adjusted Operating Income ($ millions)
- Corporate	42.5%	$347	$385	$424	$292	0%
- EMEA & APAC	7.5%	$72	$80	$88	$52	0%
Primary Working Capital Percentage
- Corporate	42.5%	26.2%	25.7%	25.2%	26.8%	0%
- EMEA & APAC	7.5%	28.4%	27.9%	27.4%	27.0%	200%
			Total Payout as % of Target - Corporate - EMEA & APAC			0 15	% %

Due to the implications of the COVID-19 pandemic, the 2020 MIP payouts will be made on or about July 10, 2020. We set forth the amounts due to each named executive officer for fiscal year 2020 performance under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Long-Term Equity Incentive Compensation

The Compensation Committee has the ability to make various types of equity awards as long-term incentive compensation to our named executive officers under the 2017 Equity Incentive Plan. For fiscal year 2020, the Committee reviewed the long-term incentive program, and determined to retain the same design and mix as was used in fiscal year 2019, because it provides a strong balance between financial results, absolute TSR, and relative TSR. An overview of the program is as follows:

Long-Term Grant Type	Weighting	Description
Performance Share Units (TSR)	25%

●   Stock units earned based on EnerSys’ relative TSR versus the S&P Small Cap 600 Industrial Index

●   Payouts may range from 0% to 200% of target

●   Three-year performance period

●   Earned shares are subject to an additional one-year holding period

●   Payouts are capped at four times the grant date fair value

Performance Share Units (EPS)	25%

●   Stock units earned based on EnerSys’ three-year cumulative EPS performance

●   Payouts may range from 0% to 200% of target

●   Three-year performance period

●   Earned shares are subject to an additional one-year holding period

Stock Options	25%	● Vesting in annual increments over three years ● 10-year exercise term

Restricted Stock Units	25%	● Vesting in annual increments over four years

A Performance Share Unit is a grant of stock units that a participant may earn based on performance over a three-year period. Each PSU provides that the participant may, at the end of the three-year performance cycle, receive shares of our common stock ranging from 0% to 200% of the target number of units granted. The PSUs are subject to a mandatory holding period of one year after the vesting period is complete. Therefore, if the PSUs are earned and vested after three years, the participant must still hold the shares earned for an additional one year before they can be sold. The Committee believes that the extra holding period increases the alignment of interests between stockholders and executives, and also serves to mitigate compensation-risk.

The TSR PSUs are based on the percentile ranking of our TSR versus the S&P Small Cap 600 Industrial Index. TSR is calculated based on stock price appreciation/depreciation plus reinvested dividends, during the performance period, where the starting and ending stock prices are calculated based on the 60-day average closing stock prices immediately preceding the beginning and end of the performance period, respectively. The performance schedule is shown below, where results between the thresholds are interpolated on a straight-line basis. Irrespective of the ultimate payout as a percent of target, the maximum value of TSR PSUs that may be delivered to participants under the plan is four times the average closing stock price at the beginning of the performance period.

EnerSys TSR Performance vs. S&P Small Cap 600 Industrial Index	Payout Factor
75th Percentile	200%
Median	100%
25th Percentile	50%
Below 25th Percentile	0%

The EPS PSUs are based on our three-year cumulative adjusted EPS performance. For these purposes, EPS is defined as adjusted net income divided by diluted weighted average common shares outstanding. Adjusted net income is defined as net income, excluding the following extraordinary items: first year results and costs related to acquisitions, divestitures, changes in accounting standards, changes in tax laws, restructuring charges, goodwill and intangible asset impairment charges, legal settlements, and foreign exchange rate fluctuations. Weighted average diluted common shares outstanding excludes any shares issued in a merger or acquisition transaction in the year of completion.

The performance schedule is shown below, where results between the thresholds are interpolated on a straight-line basis.

EnerSys Performance	Payout Factor
Maximum	200%
Target	100%
Threshold	50%
Below Threshold	0%

Stock options align employee incentives with stockholders because options have value only if the stock price increases over time. The nonqualified stock options that the Compensation Committee approved for fiscal year 2020 each have a 10-year term and vest one-third each year over three years. The options, which we granted at our common stock’s closing price on the date of grant, encourage participants to focus on long-term performance and growth.

Time-vested RSUs support the retention of our executives and also align employee incentives with stockholders since the value of RSUs is dependent on our stock price. RSUs vest in 25% annual increments over four years and have a longer vesting period than the stock options and PSUs because their main purpose is for retention.

On July 26, 2019, the Compensation Committee approved the fiscal year 2020 equity awards, which we granted on August 12, 2019. The fiscal year 2020 equity awards to each of the named executive officers were as follows:

Name	Number of Stock Options(1)	Number of TSR Performance Share Units(2)	Number of EPS Performance Share Unit(3)	Number of Restricted Stock Units(4)	Total Value(5)
David M. Shaffer	68,538	16,922	20,714	18,182	$4,200,000
Michael J. Schmidtlein	21,540	5,318	6,510	5,714	$1,320,000
Holger P. Aschke	13,055	3,240	3,967	3,463	$800,000
Shawn M. O’Connell	13,055	3,223	3,946	3,463	$800,000
Andrew M. Zogby	13,055	3,223	3,946	3,463	$800,000

(1)	The value of each stock option was $15.32. We determined the total value of each stock option using a Black-Scholes valuation model.

(2)

The value of each TSR performance share unit on the date of grant was $62.05 for grants made to Messrs. Shaffer, Schmidtlein, O’Connell and Zogby. As a result of taxation rules, the value of each TSR Performance Share Unit for Mr. Aschke, who works and lives in Switzerland, was $61.73. We determined the total value of each TSR performance share unit award as of the date of grant using a Monte Carlo Simulation.

(3)

The value of each EPS performance share unit on the date of grant was $50.69 for grants made to Messrs. Shaffer, Schmidtlein, O’Connell and Zogby. As a result of taxation rules, the value of each EPS performance share unit for Mr. Aschke, who works and live in Switzerland, was $50.42. We determined the total value of each EPS performance share unit award based on the closing price on the date of grant adjusted for illiquidity.

(4)	The value of each restricted stock unit was $57.75, the closing price on August 12, 2019, the date of grant.

(5)

The total value is the sum of the value of the stock options, restricted stock units and the performance share units determined as of August 12, 2019, the date of grant. Final award values may vary slightly due to fractional shares and rounding.

These awards are subject to the clawback policy adopted by the Board of Directors, which we discuss in more detail on page 35.

Vesting of Fiscal Year 2018 Performance Share Units

In fiscal year 2018, the Committee granted our named executive officers at that time PSUs that were eligible to be earned based on performance over a three-year period, concluding May 9, 2020, which is three years after the grant date. Each fiscal year 2018 PSU could be earned from 0% to 200% of target depending on the percentile ranking of our TSR versus the S&P Small Cap 600 Industrial Index. The Company’s relative TSR over the three-year performance period was at the 39th percentile versus the S&P Small Cap 600 Industrial Index, resulting in a 78% of target pay to our named executive officers. When further adjusted for our total shareholder return performance during the period of -34%, the actual realized payout was 51% of target. These PSUs are subject to a mandatory holding period of one year after the vesting period.

Deferred Compensation Plan

On May 1, 2008, the Compensation Committee adopted the EnerSys Voluntary Deferred Compensation Plan for Executives, which we refer to as the “Deferred Compensation Plan,” under which participants who are among a select group of management and highly compensated employees may elect to defer receipt of all or a portion of their cash bonus. Under the Deferred Compensation Plan, as amended, each participant must make an irrevocable deferral election before the beginning of the fiscal year to which the cash bonus relates or, in the case of “performance-based compensation,” on or before six months before the end of such fiscal year. Participants can elect to receive distributions of their accounts in the Deferred Compensation Plan, either in a lump sum or in installments, (i) upon their termination of employment, (ii) on a specified date, or (iii) upon our change in control.

A participant may elect to allocate the deferred amounts into an investment account and select among various investment options upon which the rate of return of the deferred amounts will be based. The participants’ investment accounts are adjusted periodically to reflect the deemed gains and losses attributable to the deferred amounts. The specific investment options are the same investment options available to our employees under our 401(k) retirement plan. Each participant is always 100% vested in their investment accounts.

Alternatively, participants may elect to allocate the deferred amounts to a stock unit deferral account or a market share unit deferral account. All amounts allocated to the stock unit account or the market share unit account are invested in restricted stock units or market share units, respectively, awarded under our 2017 Equity Incentive Plan. If a participant elects to allocate the deferred amounts to the restricted stock unit or market share unit account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the restricted stock unit or market share unit deferral account. The matching contribution will vest over three years from the last date of the fiscal year to which the amounts relate, except that participants will automatically become 100% vested in their matching contribution upon (i) our change in control where the consideration paid is cash, or (ii) upon their death, disability, voluntary termination for “good reason,” or involuntary termination of employment without cause, provided that such event occurs within two years of any type of change in control. All restricted stock units and market share units are payable in shares of our common stock.

The Deferred Compensation Plan is a nonqualified deferred compensation plan. As such, the rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Currently, none of our named executive officers participate in the Deferred Compensation Plan.

Employment and Related Agreements

We maintain a Swiss employment contract with Mr. Aschke in connection with his assignment as President–EMEA & APAC. We maintain severance agreements with Messrs. Schmidtlein, and Shaffer, which provide for severance benefits upon a qualifying termination of employment in connection with a change in control.

We describe these agreements under the heading “Employment Agreements.” We describe the termination and change-in-control provisions of these agreements and our equity awards under the heading “Potential Payments Upon Termination or Change-In-Control.”

Employee Benefits

We generally offer all our eligible non-unionized U.S. employees, including the named executive officers, core employee benefits coverage. The benefits include medical and dental coverage, short-term disability insurance, life insurance, and a discount program for our products. All eligible non-unionized U.S. employees, including the named executive officers, may also obtain at their expense, long-term disability insurance coverage, and participate in a 401(k) retirement plan as a means to save for retirement on a tax-advantaged basis. We provide a matching contribution under the 401(k) plan to all eligible participants.

Each of our employees, including the named executive officers, partially bears the cost of certain employee benefits.

We do not cover our named executive officers under any defined benefit pension or supplemental executive retirement plans.

Perquisites

We provide limited perquisites and personal benefits to our named executive officers, including a company car and spousal travel benefits to business functions, and airline membership dues.

Mr. Aschke receives substantially the same employee benefits as our other named executive officers, except he receives an annual cost of living adjustment, housing allowance and certain additional amounts to compensate him for working and living in Switzerland.

The Compensation Committee has determined that each of these benefits has a valid business purpose. You can find information about these perquisites in the footnotes to the Summary Compensation Table.

Other Matters

Currency Conversions

During the fiscal years described in this proxy statement, Mr. Aschke worked and lived in Switzerland, certain amounts of his compensation were paid in Swiss francs and Euros. For purposes of this proxy statement, we have converted the amounts of compensation that Mr. Aschke received in Swiss francs and Euros to U.S. dollars, using the exchange rate as of the end of the applicable fiscal year.

Clawback Policy

In June 2014, our Board of Directors, upon the recommendation of the Compensation Committee, adopted a clawback policy applicable to each of our executive officers subject to Section 16 of the Securities Exchange of 1934, including each of our named executive officers. Pursuant to this policy, in the event of any restatement of our financial statements, our Board of Directors, or an appropriate committee designated by our Board of Directors, may require reimbursement or forfeiture of any excess payment from any cash or equity-based compensation awarded to or realized by, such executive officer following the adoption of, and subject to, this policy in the event that (i) our financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements under the federal securities laws (other than a restatement due to a change in financial accounting rules), (ii) as a result of such restatement, a performance measure or specified performance target which was a material factor in determining the amount of such bonus, incentive or equity compensation previously earned by such officer is restated, and (iii) our Board of Directors, or an appropriate committee of the Board, determines, in its discretion, that a lower amount of bonus, incentive or equity compensation would have been paid to such officer based upon the restated financial results.

Policy on Granting Equity Awards

We have a written equity award policy that provides the authority and the procedure for granting awards. The Compensation Committee has the authority to make all equity awards to employees of the Company. In addition, within certain limitations, the Compensation Committee may delegate authority to our CEO to make awards to employees below the named executive officer level.

Our policy requires that the exercise price of stock options be no less than the closing price of our stock on the grant date. Subject to applicable local law, the grant date for equity awards to all eligible participants, including our named executive officers, is on the first business day after the grant effective date that our stock trading window is open and that is not otherwise within our stock trading blackout policy. These procedures provide assurance that grant dates are not being manipulated to result in an exercise price that is favorable to us or our employees.

Hedging and Pledging Prohibition

We do not permit our employees to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.

Stock Ownership Guidelines and Holding Requirement

The Compensation Committee has adopted stock ownership guidelines for both executives and non-employee directors. We intend that the guidelines align the interests of our executives and non-employee directors with those of the stockholders and ensure that the executives and directors responsible for overseeing operations have an ongoing financial stake in our success. The stock ownership guidelines provide that we expect our CEO to attain and maintain an investment level in stock equal to six times his annual base salary. We expect the other named executive officers to attain and maintain an investment level equal to three times their annual base salary. We expect each individual to achieve such investment levels five years from the date a specified ownership level commences. If an executive is promoted and as a result has a higher guideline, an additional three years would be provided to reach such higher level. If the guidelines are not met within the required time frame, the Compensation Committee, at its discretion, may require an executive to hold 100% of the after-tax profit shares acquired through the compensation program until the guideline is met. The Compensation Committee evaluates the ownership levels on an annual basis. All of our named executive officers have achieved, or are on target to achieve, their respective investment level set forth in the guidelines. As mentioned previously, the named executive officers are further subject to a holding requirement after vesting on the Performance Share Units granted starting in fiscal year 2017. Such holding requirement after vesting is mandatory and in accordance with the terms of the underlying grants agreement.

We describe the stock ownership guidelines for our non-employee directors under “Director Compensation.”

Review of Compensation Policies and Practices in Relation to Risk

During fiscal year 2020, the Compensation Committee, with the assistance of FW Cook, conducted a review of our compensation policies and practices to ensure that they do not motivate imprudent risk taking. Included in the review were all of our cash and equity-based incentive plans, including those below the executive level, as well as other compensation-related policies and practices including stock ownership guidelines, mandatory equity holding requirement, insider trading prohibitions, clawback policies, and independent oversight by the Compensation Committee.

We evaluated these compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model and they were designed to encourage behaviors aligned with the long-term interests of our stockholders. Thus, we considered our growth and return performance, volatility and leverage, and compared them to the performance metrics, leverage, and time horizon of our compensation policies and practices. We also considered the mix of compensation, such as the balance between fixed and variable pay, cash and equity, performance goals on a corporate, business unit, and individual level, financial and non-financial metrics, and determinations based upon formulas and discretion. Based on this assessment, we have concluded that we have a balanced pay and performance program and do not promote excessive risk taking.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), disallows a tax deduction to public companies for compensation paid in excess of $1 million to certain current and former executive officers of the Company. Historically, there was an exception to this $1 million limitation for performance-based compensation if certain requirements were met.

As in prior years, the Compensation Committee will continue to take into account tax and accounting implications (including with respect to the lack of deductibility under Section 162(m)) when making compensation decisions, but reserves its right to make compensation decisions based on other factors as well it determines it is in our best interests to do so. Further, taking into account the elimination of the exception for performance-based compensation, the Compensation Committee may determine to make changes or amendments to its existing compensation programs in order to revise elements that were initially designed to comply with Section 162(m) but that may no longer serve as an appropriate incentive measure for our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee evaluates and establishes compensation for our named executive officers and oversees our equity incentive plan, the MIP, and our benefit and perquisite programs. Management has the primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 25 to 37. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, for filing with the Securities and Exchange Commission.

Compensation Committee

John F. Lehman, Chairperson

Nelda J. Connors

Dennis S. Marlo

Paul J. Tufano

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned in fiscal years 2018, 2019, and 2020, by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers. We collectively refer to these individuals as the “named executive officers.” We did not pay any discretionary bonuses nor did we maintain any defined benefit pension arrangements and none of our named executive officers deferred or accrued amounts under the Deferred Compensation Plan for Executives for fiscal years 2018, 2019, or 2020; accordingly, we have omitted the “Bonus” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” columns from the table.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
David M. Shaffer	2020	$940,000	$3,150,000	$1,050,000	$0	$70,451	(3)	$5,210.451

President and Chief Executive Officer	2019	$900,000	$3,000,009	$1,000,009	$270,000	$38,085		$5,208,103
	2018	$850,000	$2,925,000	$975,000	$416,500	$46,443		$$5,212,943
Michael J. Schmidtlein	2020	$530,000	$990,000	$330,000	$0	$19,787	(4)	$1,869,787

Executive Vice President and Chief Financial Officer	2019	$515,000	$990,004	$329,996	$108,150	$28,572		$1,971,722
	2018	$500,000	$990,000	$330,000	$171,500	$33,786		$2,025,286
Holger P. Aschke	2020	$389,820	$600,000	$200,000	$40,931	$157,479	(5)	$1,388,230

President, EMEA & APAC	2019	$366,000	$600,008	$200,002	$72,145	$100,064		$1,338,219
	2018	$351,482	$600,000	$200,000	$120,558	$168,546		$1,440,586
Shawn O’Connell	2020	$365,000	$600,000	$200,000	$49,348	$67,258	(6)	$1,281,606

President, Motive Power, Americas
Andrew M. Zogby	2020	$440,000	$600,000	$200,000	$0	$16,355	(7)	$1,256,355

President, Energy Systems

(1)

We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards. See the “Stock-Based Compensation” Note to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended March 31, 2018, March 31, 2018, and March 31, 2020, for the assumptions made in calculating these amounts. See the “Grant of Plan-Based Awards Table for Fiscal Year 2020” for maximum payout of awards.

(2)	Represents annual incentive amounts paid to the named individuals under the MIP. We discuss the MIP in further detail in the section entitled “Management Incentive Plan.”

(3)

Consists of our 401(k) plan matching contributions in the amount of $20,067; a 2018 tax equalization payment in the amount of $37,963 made in connection with Mr. Shaffer’s former assignment in Switzerland; personal use of company-provided automobile in the amount of $6,066; tax advisory services in the amount of $5,756; and airline membership dues.

(4)	Consists of our 401(k) plan matching contributions in the amount of $11,925 and personal use of company-provided automobile in the amount of $7,862.

(5)

Consists of contributions in the amount of $33,042 that are required under Swiss law as employer contributions under the Swiss occupational pension scheme; housing allowance of $54,430; cost of living adjustment in the amount of $54,430; and personal use of company-provided automobile in the amount of $15,577. All amounts in Swiss francs have been converted to U.S. dollars at $1.036754 per Swiss franc.

(6)

Consists of our 401(k) plan matching contributions in the amount of $13,684; relocation expenses in the amount of $42,002; personal use of company-provided automobile in the amount of $7,486; spousal/family travel expenses of $3,587; and airline membership dues.

(7)

Consists of our 401(k) plan matching contributions in the amount of $13,553; personal use of company-provided automobile in the amount of $1,617; in connection with the acquisition of Alpha Technologies, Inc., annual reimbursement for standard healthcare benefit premiums in the amount of $890, and airline membership dues.

Employment Agreements

Severance Letter Agreements with Mr. Shaffer

Effective June 7, 2013, as amended effective June 7, 2017, we entered into a severance letter agreement with Mr. Shaffer, which provides for severance benefits upon the executive’s termination of employment in connection with a change in control. The severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. Each severance letter agreement also provides that Mr. Shaffer may not compete with our business or solicit any of our customers or employees for one year following his termination of employment for any reason. See “Potential Payments upon Termination or Change in Control” for information about our obligations under the severance letter agreement with Mr. Shaffer to provide certain payments to Mr. Shaffer upon his termination of employment in connection with our change in control.

Severance Letter Agreement with Mr. Schmidtlein

We entered into a severance letter agreement with Mr. Schmidtlein on May 26, 2011, as amended effective June 7, 2013, and June 7, 2017, which provides for severance benefits upon his termination of employment in connection with a change in control. The severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. Mr. Schmidtlein’s severance letter agreement also provides that he may not compete with our business or solicit any of our customers or employees for one year following his termination of employment for any reason. See “Potential Payments upon Termination or Change in Control” for information about our obligations under the severance letter agreement with Mr. Schmidtlein to provide certain payments to him upon his termination of employment in connection with a change in control.

Employment Agreement with Mr. Aschke

We entered into an employment agreement with Mr. Aschke, effective December 21, 2015, in connection with his assignment in Switzerland. The employment agreement sets forth the terms of employment and provides provisions required by Swiss law. Either party can terminate the agreement at any time, subject to the statutory notice requirement applicable to employers in Switzerland, and generally provides that Mr. Aschke may not compete with our business or solicit any of our employees for at least one year following termination of his employment.

Under his employment agreement, Mr. Aschke is entitled to:

∎	a car allowance;

∎	reimbursement for certain expenses that Mr. Aschke incurs as a result of being located in Switzerland;

∎	a housing allowance; and

∎	certain cost of living adjustments.

Employment Agreement with Mr. O’Connell

We entered into a severance letter agreement with Mr. O’Connell on April 1, 2019, which provides for severance benefits upon his termination of employment in connection with a change in control. The severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. Mr. O’Connell’s severance letter agreement also provides that he may not compete with our business or solicit any of our customers or employees for one year following his termination of employment for any reason. See “Potential Payments upon Termination or Change in Control” for information about our obligations under the severance letter agreement with Mr. O’Connell to provide certain payments to him upon his termination of employment in connection with a change in control.

Employment Agreement with Mr. Zogby

Alpha Technologies, Inc. (which we refer to as “Alpha”) entered into an employment agreement with Mr. Zogby as of October 6, 2008, in connection with his position as Alpha’s President and Chief Operating Officer. This agreement was renewed effective January 1, 2013, and was amended effective June 27, 2017. We assumed Mr. Zogby’s amended agreement in connection with our acquisition of Alpha. The term of Mr. Zogby’s amended agreement expires on December 31, 2022. Under his amended agreement, Mr. Zogby is entitled to:

∎	a base salary of $440,000;

∎	a performance bonus of $350,000, based on pre-established objectives and goals; and

∎	participate in our health, accident, and disability insurance benefits as we generally provide to our executives and pension and retirement benefits as we generally provide to our employees.

Mr. Zogby may not compete with our business or solicit any of our employees for at least one year following termination of his employment.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2020

		Committee	Estimated Future Payouts Under Non Equity Incentive Plan Awards($)(2)			Estimated Future Payouts Under Equity Incentive Plan (#)(3)			All Other Stock Awards: Number of shares of stock	All Other Option Awards: Number of securities underlying	Exercise or Base Price Of	Grant Date Fair Value Of Stock and Option
	Grant Date	Action Date(1)	Threshold	Target	Maximum	Threshold	Target	Maximum	or units (#)(4)	options (#)(5)	Options ($/Sh)	Awards ($)(6)
David M. Shaffer			$141,000	$940,000	$1,880,000
	8/12/19	7/26/19				0	0	0		68,538	$57.75	$15.32
	8/12/19	7/26/19				0	0	0	16,922	0		$62.05
	8/12/19	7/26/19				0	0	0	20,714	0		$50.69
	8/12/19	7/26/19				0	0	0	18,182	0		$57.75
Michael J. Schmidtlein			$55,650	$371,000	$742,000
	8/12/19	7/26/19				0	0	0		21,540	$57.75	$15.32
	8/12/19	7/26/19				0	0	0	5,318	0		$62.05
	8/12/19	7/26/19				0	0	0	6,510	0		$50.69
	8/12/19	7/26/19				0	0	0	5,714	0		$57.75
Holger P. Aschke			$40,931	$272,874	$545,747
	8/12/19	7/26/19				0	0	0		13,055	$57.75	$15.32
	8/12/19	7/26/19				0	0	0	3,240	0		$61.73
	8/12/19	7/26/19				0	0	0	3,967	0		$50.42
	8/12/19	7/26/19				0	0	0	3,463	0		$57.75
Shawn M. O’Connell			$38,325	$255,500	$51,100
	8/12/19	7/26/19				0	0	0		13,055	$57.75	$15.32
	8/12/19	7/26/19				0	0	0	3,223	0		$62.05
	8/12/19	7/26/19				0	0	0	3,946	0		$50.69
	8/12/19	7/26/19				0	0	0	3,463	0		$57.75
Andrew M. Zogby			$52,907	$352,712	$705,423
	8/12/19	7/26/19				0	0	0		13,055	$57.75	$15.32
	8/12/19	7/26/19				0	0	0	3,223	0		$62.05
	8/12/19	7/26/19				0	0	0	3,946	0		$50.69
	8/12/19	7/26/19				0	0	0	3,463	0		$57.75

(1)	We made all equity awards to the named executive officers in fiscal year 2020 in accordance with our policy on granting equity awards, which we describe on page 35.

(2)

The amounts shown in the columns are the threshold, target, and stretch goal (maximum) potential amounts that were payable for fiscal year 2020 under the MIP. No amounts were payable if threshold performance was not achieved for at least one performance goal. See the Summary Compensation Table for a discussion of the amounts actually earned under the MIP.

(3)

Reflects the target and maximum number of performance share units that are payable as long-term incentive compensation. We describe these awards in the section entitled “Long-Term Incentive Compensation.”

(4)	Reflects the number of restricted stock units awarded as long-term incentive compensation. We describe this award in the section entitled “Long-Term Incentive Compensation.”

(5)	Reflects the number of stock options awarded as long-term incentive compensation. We describe these awards in the section entitled “Long-Term Incentive Compensation.”

(6)

We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards. See Note 16. Stock-Based Compensation” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, for the assumptions made in calculating these amounts.

(7)	All amounts in Swiss francs have been converted to U.S. dollars at $1.036754 per Swiss franc.

OUTSTANDING EQUITY AWARDS AS OF MARCH 31, 2020

The following table sets forth the outstanding equity awards held by our named executive officers at the end of the 2020 fiscal year. The amounts include additional shares attributable to accumulated dividend equivalents with respect to unvested equity awards, when applicable to such award.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price ($ per share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
David M. Shaffer	6,456	0		0	$69.85	5/12/2024
	15,662	0		0	$68.40	5/12/2025
	53,934	0		0	$57.60	5/16/2026
	26,837	13,419	(1)	0	$83.14	5/9/2027
	15,672	31,343	(2)	0	$75.17	8/13/2028
	0	68,538	(3)	0	$57.75	8/12/2029
										19,011	(4)	$640,152	(5)
										26,687	(6)	$1,409,290	(7)
										37,963	(8)	$2,226,487	(9)
							3,840	(10)	$190,157
							6,044	(11)	$299,299
							10,162	(12)	$503,222
							18,340	(13)	$908,197
Michael J. Schmidtlein	8,368	0		0	$69.85	5/12/2024
	15,662	0		0	$68.40	5/12/2025
	6,980	0		0	$57.60	5/16/2026
	9,083	4,542	(1)	0	$83.14	5/9/2027
	5,172	10,343	(2)	0	$75.17	8/13/2028
	0	21,540	(3)	0	$57.75	8/12/2029
										6,435	(4)	$216,682	(5)
										8,807	(6)	$465,066,	(7)
										11,931	(8)	$699,723	(9)
							1,491	(10)	$73,819
							2,045	(11)	$101,282
							3,353	(12)	$166,051
							5,764	(13)	$285,416
Holger P. Aschke	4,230	0		0	$57.60	5/16/2026
	5,505	2,753	(1)	0	$83.14	5/9/2027
	3,134	6,269	(2)	0	$75.17	8/13/2028
	0	13,055	(3)	0	$57.75	8/12/2029
										3,890	(4)	$131,321	(5)
										5,357	(6)	$282,883	(7)
										7,270	(8)	$426,350	(9)
							904	(10)	$44,745
							1,240	(11)	$61,412
							2,033	(12)	$100,680
							3,493	(13)	$172,978
Shawn O’Connell	1,851	0		0	$57.60	5/16/2026
	2,409	1,204	(1)	0	$83.14	5/9/2027
	1,371	2,743	(2)	0	$75.17	8/13/2028
	0	13,055	(3)	0	$57.75	8/12/2029
										854	(4)	$28,743	(5)
										1,167	(6)	$61,642	(7)
										7,231	(8)	$424,100	(9)
							790	(10)	$39,126
							1,084	(11)	$53,704
							1,778	(12)	$88,069
							3,493	(13)	$172,978

Andrew M. Zogby	0	13,055	(3)	0	$57.75	8/12/2029
										7,231		$424,100	(11)
							6,257	(14)	$309,823
							3,493	(13)	$172,978

(1)	One-third vested on May 9, 2018 and May 9, 2019. One-third is scheduled to vest on May 9, 2020.

(2)	One-third vested on August 13, 2019. One-third is scheduled to vest on August 13, 2020, and August 13, 2021.

(3)	One-third scheduled to vest on August 12, 2020, August 12, 2021, and August 12, 2022.

(4)

100% are scheduled to vest on May 9, 2020 with the mandatory one-year hold period to settle on May 9, 2021. Includes additional shares attributable to accumulated dividend equivalents with respect to unvested performance share units.

(5)

Reflects TSR PSUs granted on May 9, 2017, value based on relative TSR performance calculated using the average of the closing share prices of our common stock during the 60-day periods immediately preceding the date of grant and March 31, 2020, and the resulting shares valued based upon the closing price of our common stock of $49.52 on March 31, 2020, the last trading day of the fiscal year

(6)	100% are scheduled to vest on August 13, 2021. Includes additional shares attributable to accumulated dividend equivalents with respect to unvested performance share units.

(7)

Reflects TSR and EPS PSU units granted on August 13, 2018, value for TSR PSUs based on relative TSR performance calculated using the average of the closing share prices of our common stock during the 60-day periods immediately preceding the date of grant and March 31, 2020, value for EPS PSUs based on target value, and the resulting shares valued based upon the closing price of our common stock of $49.52 on March 31, 2020, the last trading day of the fiscal year.

(8)	100% are scheduled to vest on August 12, 2022. Includes additional shares attributable to accumulated dividend equivalents with respect to unvested performance share units.

(9)

Reflects performance share units granted on August 12, 2019, value for TSR PSUs based on relative TSR performance calculated using the average of the closing share prices of our common stock during the 60-day periods immediately preceding the date of grant and March 31, 2020, value for EPS PSUs based on target value, and the resulting shares valued based upon the closing price of our common stock of $49.52 on March 31, 2020, the last trading day of the fiscal year.

(10)	One-fourth vested on each of May 16, 2017, May 16, 2018 and May 16, 2019. One-fourth is scheduled to vest on May 16, 2020.

(11)	One-fourth vested on each of May 9, 2018 and May 9, 2019. One-fourth is scheduled to vest on May 9, 2020 and May 9, 2021.

(12)	One-fourth vested on August 13, 2019. One-fourth is scheduled to vest on August 13, 2020, August 13, 2021, and August 13, 2022.

(13)	One-fourth will vest on August 12, 2020, August 12, 2021, August 12, 2022, and August 12, 2023.

(14)	One-fourth vested on December 7, 2019. One-fourth is scheduled to vest on December 7, 2020, December 7, 2021, and December 7, 2022.

OPTIONS EXERCISED AND STOCK VESTED DURING FISCAL YEAR 2020

The following table sets forth the number of shares acquired upon exercising options and the vesting of stock awards by our named executive officers during fiscal year 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
David M. Shaffer	0	$0	24,870	$1,598,603
Michael J. Schmidtlein	0	$0	18,047	$1,173,759
Holger P. Aschke	0	$0	6,262	$404,310
Shawn M. O’Connell	0	$0	2,409	$154,869
Andrew M. Zogby	0	$0	2,073	$148,743

(1)	Vesting of TSR performance share units originally granted May 16, 2016 resulted in a payout factor of 0.77.

(2)

Values are calculated as the product of (a) the number of shares of our common stock underlying the restricted stock units and the market share units, as applicable, that vested and (b) the closing price of our common stock on the last trading day prior to the date of vesting. For vesting that occurred on May 9, 2019, the applicable closing price was $66.06. For vesting that occurred on May 12, 2019, the applicable closing price was $65.73. For shares that vested on May 16, 2019, the applicable closing price was $63.31. For vesting that occurred on August 13, 2019, the applicable closing price was $57.75. For shares that vested on December 7, 2019, the applicable closing price was $71.74.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As we describe above, each of Messrs. O’Connell, Schmidtlein and Shaffer have entered into severance agreements with us. Under the conditions described below, each of these agreements provides for certain payments upon termination of employee and a change in control. Mr. Zogby is subject to a historical employment agreement that provides for certain payments upon termination of his employment and a change in control. We describe these payments below.

Messrs. O’Connell, Schmidtlein, and Shaffer

If we were to terminate the employment of Messrs. O’Connell, Schmidtlein or Shaffer without cause, as defined below, or if such executive were to resign for good reason, as defined below, during the six-month period prior to a change in control (and the termination was in connection with the change in control) or during the 24-month period after a change in control, we would be obligated to pay to the terminating executive the following:

∎

a lump sum cash payment equal to the sum of the executive’s base salary then in effect, and his annual cash bonus at the target level then in effect for Messrs. O’Connell or Schmidtlein (for Mr. Shaffer, the payment is two times this amount);

∎

for a period of one year for Messrs. O’Connell or Schmidtlein (two years for Mr. Shaffer), payment of cost of coverage in excess of the amount the executive would pay, as an active employee, for continued participation in our medical, dental, and vision programs, but such payments will end when the executive becomes eligible to participate in comparable programs of a subsequent employer;

∎	full acceleration of vesting of outstanding equity awards; and

∎	a pro-rata payment from our annual incentive plan for the fiscal year in which the termination occurs.

“Cause” means, with respect to Messrs. O’Connell, Schmidtlein and Shaffer, any of the following:

∎	breach of fiduciary duty or duty of loyalty to us;

∎	willful act of material dishonesty with respect to any material matter involving us;

∎	theft or material misuse of our property;

∎	failure to conform in any material respect to our code of conduct;

∎	excessive absenteeism;

∎	conviction of, or plea of guilty or nolo contendere to, a felony or any criminal charge involving moral turpitude or illegal substance abuse;

∎	continuing neglect of management duties and responsibilities that has a material adverse effect on us;

∎	willful failure to timely report information having a material adverse effect on our business operations to the board or the executive’s direct supervisor; or

∎	failure to meet our reasonable and achievable documented performance expectations (other than any such failure resulting from incapacity due to physical or mental illness).

“Good reason” means, with respect to Messrs. O’Connell, Schmidtlein and Shaffer, any of the following:

∎	a 10% or more decrease in the executive’s base salary, other than a company-wide reduction in senior management pay;

∎	a material diminution of the executive’s position, duties, or responsibilities;

∎	any permanent reassignment of such executive to a location greater than 50 miles from the location of his primary office, unless such new location is closer to his primary residence; or

∎	a material breach of our obligations under the agreement.

Each of Messrs. O’Connell, Schmidtlein and Shaffer’s severance letter agreements provides that if any amounts payable, when taken together with payments and benefits provided to the executive under any other plans, contracts, or arrangements with us, will be subject to any excise tax imposed under Code Section 4999, then such amounts will be reduced to the extent necessary so that no portion thereof will be subject to the excise tax, but if the executive would receive in the aggregate greater value (as determined under Code Section 280G) on an after-tax basis if the amounts were not subject to such reduction, then no such reduction will be made.

In the event of the death or termination for disability of a named executive officer, all outstanding unvested equity awards of such named executive officer become vested.

Mr. Zogby

Under Mr. Zogby’s amended employment agreement, if we were to terminate his employment without cause, as defined below, we are required to provide Mr. Zogby with a lump-sum cash payment equal to 100% of his base salary then in effect.

“Cause” means, with respect to Mr. Zogby, termination for gross negligence or willful misconduct in connection with the performance of his services.

In addition, if we were to fail to offer to renew Mr. Zogby’s agreement at the end of its term upon substantially the same terms and conditions as his original agreement, we are required to provide Mr. Zogby with a lump sum cash payment equal to 100% of his base salary then in effect.

Potential Payments Table

The table below reflects the incremental amount of compensation payable to our named executive officers under various termination and change in control scenarios. The amounts shown below assume that such hypothetical termination or change in control is effective as of March 31, 2020. These amounts do not include benefits earned or vested as of March 31, 2020, or benefits provided under insurance or regular programs available to our salaried employees generally. The actual amounts that are payable upon a named executive officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon a termination or change in control, any actual amounts paid or distributed may be higher or lower than the amounts set forth below. Factors that could affect these amounts include, among other things, the time of year the event occurs, our financial performance, and the age of the named executive officer at the time of the event.

							Involuntary Termination Not For Cause/Voluntary Termination For Good Reason(1)
		Change in Control(8)	Termination for Disability		Death		Absent Change in Control	In connection with a Change in Control
David M. Shaffer	Severance	$0		$0		$0	$0	$2,420,000
	Welfare benefits continuation(2)	$0		$0		$0	$0	$41,488
	Value of accelerated stock options(3)	$0		$896,337		$896,337	$0	$896,337
	Value of accelerated restricted stock units(3)	$1,877,353		$1,877,353		$1,877,353	$0	$1,877,353
	Value of accelerated performance share units(4)	$4,275,930		$4,275,930		$4,275,930	$0	$4,275,930
	Potential Excise Tax Cut-Back	$0	$	N/A	$	N/A	N/A	$0
	Total	$6,153,282		$7,049,619		$7,049,619	$0	$9,511,107
Michael J. Schmidtlein	Severance	$0		$0		$0	$0	$638,150
	Welfare benefits continuation(2)	$0		$0		$0	$0	$13.968
	Value of accelerated stock options(3)	$0		$305,585		$305,585	$0	$305,584
	Value of accelerated restricted stock units(3)	$618,653		$618,653		$618,653	$0	$618,653
	Value of accelerated performance share units(4)	$1,381,470		$1,381,470		$1,381,470	$0	$1,381,470
	Potential Excise Tax Cut-Back	$0		N/A		N/A	N/A	$0
	Total	$2,000,123		$2,305,708		$2,305,708	$0	$2,957,825
Holger P. Aschke	Severance	$0		$0		$0	$389,187	$389,187
	Benefit continuation(5)	$0		$0		$0	$17,476	$157,476
	Value of accelerated stock options(3)	$0		$185,204		$185,204	$0	$185,204
	Value of accelerated restricted stock units(3)	$375,857		$375,857		$375,857	$0	$375,856
	Value of accelerated performance share units(4)	$840,555		$840,554		$840,554	$0	$840,554
	Total	$1,216,411		$1,401,615		$1,401,615	$546,663	$1,948,277
Shawn M. O’Connell	Severance	$0		$0		$0	$0	$436,827
	Benefit continuation(5)	$0		$0		$0	$20,775	$20,775
	Value of accelerated stock options(3)	$0		$158,138		$158,138	$0	$158,138
	Value of accelerated restricted stock units(3)	$344,511		$344,511		$344,511	$0	$344,511
	Value of accelerated performance share units(4)	$514,485		$514,485		$514,485	$0	$514,485
	Potential Excise Tax Cut-Back	$0		N/A		N/A	N/A	$0
	Total	$858,995		$1,017,133		$1,017,133	$20,775	$1,474,735
Andrew M. Zogby	Severance	$0		c		c	$440,174	$440,174
	Benefit continuation(5)	$0		$0		$0	$0	$0
	Value of accelerated stock options(3)	$0		$137,078		$137,078	$0	$137,078
	Value of accelerated restricted stock units(3)	$496,587		$496,587		$496,587	$0	$496,586
	Value of accelerated performance share units(4)	$424,100		$424,100		$424,100	$0	$424,100
	Total	$920,686		$1,057,764		$1,057,764	$440,174	$1,497,938

(1)	For the severance payment calculation, and the time and form of such payment, “Employment Agreements.”

(2)	Present value of welfare benefits continuation. Assumes no increase in the cost of welfare benefits.

(3)	Value based on the closing price of our common stock on March 31, 2020, the last trading day of the fiscal year, of $49.52.

(4)

Reflects Performance Share Units valued based on stock price performance calculated using the average of the closing share prices of our common stock during the 60 day periods immediately preceding the date of grant and March 31, 2020 and the resulting shares valued based upon the closing price of our common stock of $49.52 on March 31, 2020. Performance share units value based on earnings per share targets are assumed paid at target.

(5)

Consists of contributions in the amount of $33,042.34 that are required under Swiss law as employer contributions under the Swiss occupational pension scheme; housing allowance of $54,429.59; cost of living adjustment in the amount of $54,429.59; and personal use of company-provided automobile in the amount of $15,577.23. All amounts in Swiss francs have been converted to U.S. dollars at $1.036754 per Swiss franc.

(6)

Represents solely a change in control where the stockholders receive cash consideration. No amounts are payable or vested solely upon a change in control where the stockholders receive other than cash consideration.

2020 CEO PAY RATIO

CEO Pay Ratio

As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. David M. Shaffer, our President and Chief Executive Officer (our “CEO”).

For fiscal year 2020:

∎   the median of the annual total compensation of all our employees (other than our CEO) was $42,124; and

∎   the annual total compensation of our CEO, as reported in the Summary Compensation Table on page 38, was $5,210,451.

Based on this information for fiscal year 2020, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 124:1.

Methodology

We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO.

∎	As of March 31, 2020, our global workforce used for determining the pay ratio was estimated to be 4,216 employees in the U.S and 5,380 internationally.

∎

As permitted by SEC guidelines, we have excluded approximately 539 individuals who became employees as of September 30, 2019, upon the completion of the NorthStar acquisition. It is intended that these employees will be included in the pay ratio calculations for fiscal year 2021. We will be able to evaluate whether a new median employee would need to be identified at that time.

∎

SEC rules also permit the exclusion of a de minimis number of non-U.S. employees. The exclusions include all employees located in the following countries: Denmark (2), Greece (2), Philippines (3), Chile (4), Morocco (3), United Arab Emirates (6), Norway (1), Japan (6), Kazakhstan (5), Ukraine (10), Finland (9), Hungary (11), Turkey (13), Bulgaria (16), Slovakia (19), Austria (22), Sweden (32), The Netherlands (30), Belgium (42), Russian Federation (45), Switzerland (50), Spain (47), Italy (60), and Argentina (65). In total, we excluded 503 international employees, or approximately 4.98% of our total workforce, from the identification of the median employee as permitted by SEC rules. After exclusions, our global workforce for purposes of calculating the pay ratio was estimated to be 9,596 employees (4,216 in the U.S. and 5,380 internationally). This population consisted of our full-time, part-time, and temporary employees employed with us as of the determination date.

∎

To identify the “median employee” from our employee population, we used the amount of “gross wages” for the identified employees as reflected in our payroll records for the 12-month period beginning April 1, 2019 and ending March 31, 2020. For gross wages, we generally used the total amount of compensation the employees were paid before taxes, deductions, insurance premiums, and other payroll withholdings. We did not use any statistical sampling techniques.

∎

For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for fiscal year 2020 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $42,124.

∎	For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table on page 38.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Person Transactions

Our Board has adopted a written policy regarding related person transactions. As a general matter, it is our preference to avoid or minimize related person transactions. Under this policy, a director or executive officer must promptly report to the Corporate Secretary or General Counsel any potential transaction in which a Related Person, as defined by Item 404(a) of Regulation S-K, has or will have a direct or indirect material interest. Pursuant to this policy, EnerSys is not permitted to consummate or continue the Related Person transaction without the approval or ratification of the Audit Committee or, in certain situations, by the Chairman of the Audit Committee. Any director interested in a Related Person transaction must recuse himself from any such vote. The Audit Committee will review all relevant information available to it about the potential related person transaction and in its sole discretion, may impose such conditions as it seems appropriate on the Company or the Related Person in connection with the approval of the Related Person Transaction.

Advanced Battery Concepts, LLC

In October 2016, we entered into a non-exclusive license and royalty agreement with Advanced Battery Concepts, LLC (“ABC”) pursuant to which the parties are collaborating to commercialize a battery product using ABC’s proprietary bi-polar lead-acid battery technology. ABC is a U.S.-based battery technology development company that has developed and designed a manufacturing process for lead-acid batteries. Mr. Shaffer’s brother is ABC’s chief executive officer. Based upon public reports, we believe that two other competitors have entered into similar licensing arrangements with ABC. Consistent with our Code of Business Conduct and Ethics and our Related Person Transactions Policy, (a) Mr. Shaffer has not been involved in discussions related to the business terms or the status of the relationship between EnerSys and ABC, and (b) the Board reviewed and approved EnerSys negotiating and ultimately entering into this relationship. During fiscal year 2020, we paid ABC approximately $250,000 as part of this agreement.

Indemnification

Delaware law, our certificate of incorporation and our bylaws contain limitation of liability provisions and provisions for indemnification of our directors and officers.

In addition, we have entered into an indemnification agreement with each of our directors and officers. Pursuant to this agreement, we will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each director or officer who is, or is threatened to be made, a party to any proceeding by virtue of the fact that such person is or was one of our directors or officers. Indemnification will be provided for all costs, judgments, penalties, fines, liabilities and amounts paid in settlement of any such proceeding and for expenses actually and reasonably incurred in connection with any such proceeding.

Directors and officers of EnerSys are also insured against certain liabilities for their actions by insurance policies obtained by EnerSys. The aggregate premium for these policies for the fiscal year ended March 31, 2020, specifically for directors and officers, as individuals, was $521,000.

Indemnity and Expense Agreement

Pursuant to a stock subscription agreement dated March 22, 2002 with certain institutional funds (collectively, the “Morgan Stanley Funds”) managed by Metalmark Capital LLC, we have agreed that, to the fullest extent permitted by law, none of such Morgan Stanley Funds as stockholders, or any of their respective partners or other affiliates, or their respective members, stockholders, directors, managers, officers, employees, agents or other affiliates, or any person or entity who serves at the request of any such stockholder on behalf of any person or entity as an officer, director, manager, partner or employee of any person or entity (referred to as indemnified parties), shall be liable to us for any act or omission taken or suffered by such indemnified party in connection with the conduct of our affairs or otherwise in connection with such stockholder’s ownership of shares of our common stock, unless such act or omission resulted from fraud, willful misconduct or gross negligence by such indemnified party or any mistake, negligence, dishonesty or bad faith of any agent of such indemnified party.

We have also agreed with each Morgan Stanley Fund that, to the fullest extent permitted by law, we will indemnify each of such indemnified parties for any and all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by such indemnified party and arise out of or in connection with our affairs, or any indemnified party’s ownership of shares of our common stock, including acting as a director, manager or officer or its equivalent; provided that an indemnified party shall be entitled to indemnification only to the extent that such indemnified party’s conduct did not constitute fraud, willful misconduct or gross negligence.

DELINQUENT SECTION16 (a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and any persons owning more than ten percent of EnerSys common stock, to file reports of ownership and changes in ownership with the SEC and NYSE. Persons filing such reports are required by SEC regulation to furnish EnerSys with copies of all such reports filed with the SEC. Based solely on our review of any copies of such reports received by it, and on written representations from our existing directors and executive officers that no additional annual statements of beneficial ownership were required to be filed by such persons. We believe that all statements were timely filed in fiscal year 2020, except for the Form 4 relating to the issuance of Restricted Stock Units under the deferred compensation plan for non-employee directors for each of Messrs. Katsaros, Lehman, Marlo, Tufano and Vargo on October 16, 2019, which were filed five days late due to a delay in notification that cash payments had been made.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information concerning the beneficial ownership of our common stock by each director, each nominee for director, each named executive officer, each holder of more than 5% percent of our common stock and all directors and named executive officers as a group as of June 8, 2020, the Record Date.

Name	Number of Shares(1)	Percent(1)
BlackRock, Inc.(2)	4,907,681	11.56%
Boston Partners(3)	2,126,386	5.01%
The Vanguard Group(4)	3,906,564	9.20%
Wellington Management Group LLP(5)	3,367,537	7.93%
Holger P. Aschke(6)	17,769	*
Caroline Chan(7)	0	*
Hwan-yoon F. Chung(8)	27,473	*
Nelda J. Connors(9)	9,803	*
Steven M. Fludder(10)	0	*
Howard I. Hoffen(11)	32,257	*
Arthur T. Katsaros(12)	73,930	*
John F. Lehman(13)	64,693	*
Gen. Robert Magnus, USMC (Retired)(14)	32,874	*
Dennis S. Marlo(15)	61,176	*
Shawn M. O’Connell(16)	10,182	*
Michael J. Schmidtlein(17)	107,400	*
David M. Shaffer(18)	216,419	*
Paul J. Tufano(19)	22,672	*
Ronald P. Vargo(20)	13,682	*
Andrew M. Zogby(21)	568
All current directors and named executive officers as a group (14 persons)(22)	716,974	1.67%

*	Does not exceed 1% of the class based on 42,452,053 shares of common stock outstanding as of June 8, 2020.

(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including, with respect to each director and named executive officer, options exercisable by such owner or restricted stock units that vest within 60 days of the record date of June 8, 2020. The numbers of shares reflected in this table have been rounded to the nearest whole number.

(2)

Includes BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG,, and BlackRock Investment Management, LLC. Information about BlackRock, Inc. is derived from its Schedule 13G/A filed with the SEC on February 4, 2020. The principal business office address is 55 East 52nd Street, New York, NY 10055.

(3)	Information about Boston Partners is derived from its Schedule 13G/A filed with the SEC on February 10, 2020. The principal business office address is One Beacon Street 30th Floor, Boston, MA 02108.

(4)

Includes Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Information about The Vanguard Group is derived from its Schedule 13G/A filed with the SEC on February 12, 2020. The principal business office address is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)

Includes Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, Wellington Management Company LLP – IA, Wellington Management Company LLP – IA, Wellington Management Canada LLC – IA, Wellington Management Singapore Pte Ltd – IA, Wellington Management Hong Kong Ltd – IA, Wellington International Ltd – IA, Wellington Management Japan Pte Ltd – IA, Wellington Management Australia Pty Ltd – IA. Information about Wellington Management Group LLP is derived from its Schedule 13G/A filed with the SEC on February 14, 2020.

(6)

Mr. Aschke holds sole voting and investment power over 6,377 shares. The number and percentage of shares beneficially owned by Mr. Aschke include 11,392 shares subject to vested stock options and 3,041.8302 vested performance share units, but exclude 12,626.0460 unvested performance share units, 6,145.7644 unvested restricted stock units and 19,324 shares subject to unvested stock options.

(7)	Ms. Chan does not exercise shared voting or investment power over any shares.

(8)

Mr. Chung does not exercise shared voting or investment power over any shares. The number and percentage of shares include 27,472.4589 deferred stock units, for which Mr. Chung does not have voting and investment power. Mr. Chung disclaims beneficial ownership of 4,784.6457 such shares.

(9)

Ms. Connors does not exercise shared voting or investment power over any shares. The number and percentage of shares include 9,802.8667 deferred stock units, for which Ms. Connors does not have voting and investment power.

(10)	Mr. Fludder does not exercise shared voting or investment power over any shares.

(11)

Mr. Hoffen is a Partner of Metalmark and does not exercise shared voting or investment power over any shares. The number and percentage of shares include 32,257.1046 deferred stock units, for which Mr. Hoffen does not have voting and investment power, which are beneficially owned by Metalmark. Mr. Hoffen disclaims beneficial ownership of such shares as a result of his employment arrangement with Metalmark, except to the extent that their pecuniary interest therein is ultimately realized.

(12)

Mr. Katsaros holds sole voting and investment power over 5,915 shares. The number and percentage of shares beneficially owned by Mr. Katsaros include 31,025.3916 deferred stock units, for which Mr. Katsaros does not have voting and investment power, and 36,989.6392 vested restricted stock units owned by Mr. Katsaros, which are deferred under the Director Plan, for which Mr. Katsaros does not have voting or investment power, but exclude 195.6310 unvested restricted stock units owned by Mr. Katsaros deferred under the Director Plan.

(13)

Mr. Lehman holds sole voting and investment power over 6,782 shares. The number and percentage of shares beneficially owned by Mr. Lehman include, 27,472.4589. deferred stock units, for which Mr. Lehman does not have voting and investment power, and 30,438.7319 vested restricted stock units owned by Mr. Lehman, which are deferred under the Director Plan, for which Mr. Lehman does not have voting or investment power, but exclude 127.4985 unvested restricted stock units and 7,907.4889 vested restricted stock units owned by Mr. Lehman deferred under the Director Plan.

(14)

Gen. Magnus does not exercise shared voting and investment power over any shares. The number and percentage of shares beneficially owned by Gen. Magnus include 27,472.4589 deferred stock units, for which Gen. Magnus does not have voting and investment power, and 5,401.2570 vested restricted stock units owned by Gen. Magnus, which are deferred under the Director Plan, for which Gen. Magnus does not have voting or investment power.

(15)

Mr. Marlo holds sole voting and investment power over 21,976 shares. The number and percentage of shares beneficially owned by Mr. Marlo include 27,472.4589 deferred stock units, for which Mr. Marlo does not have voting and investment power, and 14,727.6278 vested restricted stock units owned by Mr. Marlo, which are deferred under the Director Plan, for which Mr. Marlo does not have voting or investment power, but exclude 105.5382 unvested restricted stock units owned by Mr. Marlo deferred under the Director Plan.]

(16)

Mr. O’Connell holds shared voting or investment power over 3,347 shares. The number and percentage of shares beneficially owned by Mr. O’Connell include 6,835 shares subject to vested stock options and 853.5711 vested performance share units, but exclude 8,398.6053 unvested performance share units, 5,220.9793 unvested restricted stock units and 15,798 shares subject to unvested stock options.

(17)

Mr. Schmidtlein holds shared voting or investment power over 57,593 shares. The number and percentage of shares beneficially owned by Mr. Schmidtlein include 49,807 shares subject to vested stock options and 4,900.8301 vested performance share units, but exclude 20,737.5347 unvested performance share units, 10,139.4965 unvested restricted stock units and 31,883 shares subject to unvested stock options.

(18)

Mr. Shaffer holds shared voting or investment power over 84,439 shares. The number and percentage of shares beneficially owned by Mr. Shaffer include 131,980 shares subject to vested stock options and 14,480.0423 vested performance share units, but exclude 64,650.1763 unvested performance share units, 31,525.0461 unvested restricted stock units and 99,881 shares subject to unvested stock options.

(19)

Mr. Tufano does not exercise shared voting and investment power over any shares. The number and percentage of shares beneficially owned by Mr. Tufano include 15,366.1001 deferred stock units, for which Mr. Tufano does not have voting and investment power, and 7,305.9209 vested restricted stock units owned by Mr. Tufano, which are deferred under the Director Plan, for which Mr. Tufano does not have voting or investment power, but exclude 138.7619 unvested restricted stock units owned by Mr. Tufano deferred under the Director Plan.

(20)

Mr. Vargo does not exercise shared voting and investment power of any shares. The number and percentage of shares beneficially owned by Mr. Vargo include 9,398.6942 deferred stock units, for which Mr. Vargo does not have voting and investment power, and 4,282.8920 vested restricted stock units owned by Mr. Vargo, which are deferred under the Director Plan, for which Mr. Vargo does not have voting or investment power, but exclude 124.3909 unvested restricted stock units owned by Mr. Vargo deferred under the Director Plan.

(21)

Mr. Zogby holds shared voting or investment power over 568 shares. The number and percentage of shares beneficially owned by Mr. Zogby exclude 7,231.2984 unvested performance share units, 9,749.6120 unvested restricted stock units and 13,055 shares subject to unvested stock options.

(22)

Such persons hold shared or sole voting or investment power over 186,997 shares. The number and percentage of shares beneficially owned by such persons include 200,014 shares subject to vested stock options, 23,077.0656 vested performance share units, 99,146.0689 vested restricted stock units, and 207,739.9928 deferred stock units for which such persons do not have voting and investment power, but exclude 63,472.7264 unvested restricted stock units, 113,644.0207 unvested performance share units, 179,941 shares subject to unvested stock options, and 7,907..4889 vested restricted stock units.

Proposal No. 3	Advisory Vote to Approve Named Executive Officer Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder input on our executive compensation as disclosed in this proxy statement. Based upon the results of a non-binding advisory vote on the issue of the frequency of holding future non-binding advisory votes to approve named executive officer compensation, the Board has determined that it will include an annual non-binding advisory vote to approve named executive officer compensation in our proxy materials until the next non-binding advisory vote on the frequency for holding such votes. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the tools necessary to attract and retain the best talent.

As we describe in the Compensation Discussion and Analysis beginning on page 25, our executive compensation program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management with the interests of our stockholders. In evaluating our executive compensation program, key considerations include:

∎	Our compensation program is based on setting aggressive operating plan goals that are achievable in light of current market conditions and create of stockholder value.

∎

At the executive level, the majority of compensation is equity-based, vests over time and is tied directly to performance and long-term stockholder value. Stock ownership requirements for our executive officers ensure that our management team is incentivized to act in the best interests of our stockholders.

∎	We maintain an appropriate balance between base salary and short-and long-term incentive opportunities offered to the named executive officers.

∎	The Compensation Committee engaged an independent compensation consultant that does not provide services to management and that had no relationship with management before the engagement.

∎

We believe our executive compensation program results in reasonable and rational compensation decisions, allowing us to set aggressive goals while not encouraging excessive risk-taking that could be detrimental to our stockholders.

For these reasons, the Board recommends stockholders vote in favor of the following resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

The Board of Directors recommends a vote “FOR” approval of executive compensation

Proposal No. 4	Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation

This Proposal No. 4 affords stockholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual stockholder meetings (or special stockholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 4, stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making a decision as to the frequency of future say on pay votes.

The Board, based upon a recommendation of the Compensation Committee, believes that the optimal frequency for holding say-on-pay votes should be every year. The Board believes that this time frame would allow for the Compensation Committee to respond fully to stockholder votes from prior year. As we explain in the Compensation Discussion and Analysis, we believe that closely aligning the interests of management with long-term stockholder value is a key feature of our executive compensation program. As permitted by the SEC’s rules, the Company anticipates holding its next advisory vote on how often to include a say-on-pay vote in its proxy materials at its annual meeting of stockholders in 2026.

Approval of Proposal No. 4 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

The Board of Directors recommends a vote “EVERY YEAR (1 YEAR)” for the frequency of future advisory votes on executive compensation

OTHER INFORMATION

Stockholder Proposals or Nominations

Any stockholder who desires to submit a proposal for inclusion in the proxy materials relating to our 2021 Annual Meeting of Stockholders in accordance with the rules of the SEC must submit such proposal in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attn: Joseph G. Lewis, Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary, no later than February 19, 2021.

In accordance with our bylaws, a stockholder who desires to propose a matter for consideration at an annual meeting of stockholders, even if the proposal is not submitted by the deadline for inclusion in our proxy materials, must comply with the procedures specified in our bylaws, including providing notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2021 Annual Meeting of Stockholders, this period will begin on April 1, 2021, and end on May 1, 2021.

In accordance with our bylaws, a stockholder who desires to nominate candidates for election to the Board must comply with the proceeding specified in the bylaws, including providing proper notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2021 Annual Meeting of Stockholders, this period will begin on April 1, 2021, and end on May 1, 2021.

If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, proxy holders may exercise discretionary voting authority under proxies that we solicit to vote in accordance with their best judgment on any such stockholder proposal or nomination.

Reduce Duplicate Mailings

Only one Notice of Internet Availability will be sent to those stockholders who share a single household and who have consented to receive a single copy of such annual meeting materials. This practice, known as “householding,” is designed to reduce expenses and conserve natural resources. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. However, if any stockholder residing at such an address desires to receive a separate Notice of Internet Availability or Proxy Statement and Annual Report in the future, he or she may telephone our Investor Relations Department at (610) 236-4040 or write to Investor Relations at EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605 or by e-mail through the Investors and Governance link at www.enersys.com. If you are receiving multiple copies of our Notice of Internet Availability, please request householding by contacting Investor Relations in the same manner. If you are a stockholder of record, you can elect to access future Notices of Internet Availability electronically following the instructions provided if you vote by Internet or by telephone, or by marking the appropriate box on your proxy form if one has been requested. If you choose this option, your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of our common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Other Matters

If any other item or proposal properly comes before the Annual Meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or incident to the conduct of the Annual Meeting, then the proxies will be voted in accordance with the discretion of the proxy holders, including to vote to adjourn the Annual Meeting for the purpose of soliciting proxies to vote in accordance with the Board’s recommendation on any of the proposals to be considered.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board of Directors of EnerSys. The cost of soliciting proxies in the enclosed form will be borne by EnerSys. Officers and regular employees of EnerSys may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this Proxy Statement or future filings made by us under those statutes, the information included under the caption “Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes, except to the extent that we specifically incorporates these items by reference.

Annual Report for Fiscal Year 2020

EnerSys’ Annual Report to the Stockholders for the year ended March 31, 2020, is enclosed herewith. EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2020, has been combined with the Annual Report to Stockholders, as permitted by SEC rules. The Annual Report is furnished to stockholders for their information. No part of the Annual Report is incorporated by reference herein.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED MARCH 31, 2020, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, ENERSYS, 2366 BERNVILLE ROAD, READING, PENNSYLVANIA 19605, OR BY CALLING ENERSYS INVESTOR RELATIONS DIRECTLY AT (610) 236-4040. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF ENERSYS COMMON STOCK ENTITLED TO VOTE AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph G. Lewis Senior Vice President, General Counsel, Chief Compliance Officer & Secretary

APPENDIX A

EnerSys 2020 Annual Report on Form 10-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

☒	Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended March 31, 2020 or

☐	Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from to

Commission file number: 001-32253

ENERSYS

(Exact name of registrant as specified in its charter)

Delaware	23-3058564
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2366 Bernville Road

Reading, Pennsylvania 19605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 610-208-1991

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ENS	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    ☒  Yes    ☐  No

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    ☐  Yes    ☒  No

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    ☒  Yes    ☐  No

Indicate by check mark whether the registrant has submitted electronically, every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (Section 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    ☐  Yes    ☒  No

State the aggregate market value of the voting and non-voting common equity held by non-affiliates at September 29, 2019: $2,642,464,560 (1) (based upon its closing transaction price on the New York Stock Exchange on September 29, 2019).

(1)	For this purpose only, “non-affiliates” excludes directors and executive officers.

Common stock outstanding at May 28, 2020:                  42,452,053 Shares of Common Stock

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant’s definitive Proxy Statement for its Annual Meeting of Stockholders to be held on or about July 30, 2020 are incorporated by reference in Part III of this Annual Report.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of EnerSys. EnerSys and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in EnerSys’ filings with the Securities and Exchange Commission (“SEC”) and its reports to stockholders. Generally, the inclusion of the words “anticipate,” “believe,” “expect,” “future,” “intend,” “estimate,” “will,” “plans,” or the negative of such terms and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. All statements addressing operating performance, events, or developments that EnerSys expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are and will be based on management’s then-current beliefs and assumptions regarding future events and operating performance and on information currently available to management, and are applicable only as of the dates of such statements.

Forward-looking statements involve risks, uncertainties and assumptions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. Actual results may differ materially from those expressed in these forward-looking statements due to a number of uncertainties and risks, including the risks described in this Annual Report on Form 10-K and other unforeseen risks. You should not put undue reliance on any forward-looking statements. These statements speak only as of the date of this Annual Report on Form 10-K, even if subsequently made available by us on our website or otherwise, and we undertake no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this Annual Report on Form 10-K.

Our actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons, including the following factors:

•	economic, financial and other impacts of the COVID-19 pandemic;
•	general cyclical patterns of the industries in which our customers operate;
•	the extent to which we cannot control our fixed and variable costs;
•	the raw materials in our products may experience significant fluctuations in market price and availability;
•	certain raw materials constitute hazardous materials that may give rise to costly environmental and safety claims;
•	legislation regarding the restriction of the use of certain hazardous substances in our products;
•	risks involved in our operations such as disruption of markets, changes in import and export laws, environmental regulations, currency restrictions and local currency exchange rate fluctuations;
•	our ability to raise our selling prices to our customers when our product costs increase;
•	the extent to which we are able to efficiently utilize our global manufacturing facilities and optimize our capacity;
•	general economic conditions in the markets in which we operate;
•	competitiveness of the battery markets and other energy solutions for industrial applications throughout the world;
•	our timely development of competitive new products and product enhancements in a changing environment and the acceptance of such products and product enhancements by customers;
•	our ability to adequately protect our proprietary intellectual property, technology and brand names;
•	litigation and regulatory proceedings to which we might be subject;
•	our expectations concerning indemnification obligations;
•	changes in our market share in the geographic business segments where we operate;
•	our ability to implement our cost reduction initiatives successfully and improve our profitability;
•	quality problems associated with our products;
•	our ability to implement business strategies, including our acquisition strategy, manufacturing expansion and restructuring plans;
•	our acquisition strategy may not be successful in locating advantageous targets;
•

our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we acquire into our operations and our ability to realize related revenue synergies, strategic gains, and cost savings may be significantly harder to achieve, if at all, or may take longer to achieve;

•

potential goodwill impairment charges, future impairment charges and fluctuations in the fair values of reporting units or of assets in the event projected financial results are not achieved within expected time frames;

•	our debt and debt service requirements which may restrict our operational and financial flexibility, as well as imposing unfavorable interest and financing costs;

•	our ability to maintain our existing credit facilities or obtain satisfactory new credit facilities;
•	adverse changes in our short and long-term debt levels under our credit facilities;
•	our exposure to fluctuations in interest rates on our variable-rate debt;
•	our ability to attract and retain qualified management and personnel;
•	our ability to maintain good relations with labor unions;
•	credit risk associated with our customers, including risk of insolvency and bankruptcy;
•

our ability to successfully recover in the event of a disaster affecting our infrastructure, supply chain, or our facilities, such as the Richmond, Kentucky facility, including, but not limited to, satisfactory resolution of insurance coverage and claims for both property damage, business interruption and other insurable losses, strategy for business interruption and revenue loss;

•

occurrence of natural or man-made disasters or calamities, including health emergencies, the spread of infectious diseases, pandemics, outbreaks of hostilities or terrorist acts, or the effects of climate change, and our ability to deal effectively with damages or disruptions caused by the foregoing; and

•	the operation, capacity and security of our information systems and infrastructure.

This list of factors that may affect future performance is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

EnerSys

Annual Report on Form 10-K

For the Fiscal Year Ended March 31, 2020

PART I

ITEM 1.        BUSINESS

Overview

EnerSys (the “Company,” “we,” or “us”) is the world’s largest manufacturer, marketer and distributor of industrial batteries. We also manufacture, market and distribute products such as battery chargers, power equipment, battery accessories, and outdoor cabinet enclosures. Additionally, we provide related aftermarket and customer-support services for our products. We market our products globally to over 10,000 customers in more than 100 countries through a network of distributors, independent representatives and our internal sales force.

We operate and manage our business in three geographic regions of the world—Americas, EMEA and Asia, as described below. Our business is highly decentralized with manufacturing locations throughout the world. More than half of our manufacturing capacity is located outside of the United States, and approximately 40% of our net sales were generated outside of the United States. The Company has three reportable business segments based on geographic regions, defined as follows:

•	Americas, which includes North and South America, with our segment headquarters in Reading, Pennsylvania, U.S.A.;
•	EMEA, which includes Europe, the Middle East and Africa, with our segment headquarters in Zug, Switzerland; and
•	Asia, which includes Asia, Australia and Oceania, with our segment headquarters in Singapore.

We have two primary product lines: reserve power and motive power products. Net sales classifications by product line are as follows:

•

Reserve power products are used for backup power for the continuous operation of critical applications in telecommunications systems, uninterruptible power systems, or “UPS” applications for computer and computer-controlled systems, and other specialty power applications, including medical and security systems, premium starting, lighting and ignition applications, in switchgear, electrical control systems used in electric utilities, large-scale energy storage, energy pipelines, in commercial aircraft, satellites, military aircraft, submarines, ships and tactical vehicles. Reserve power products also include thermally managed cabinets and enclosures for electronic equipment and batteries. With the Alpha acquisition, we are a provider of highly integrated power solutions and services to broadband, telecom, renewable and industrial customers.

•

Motive power products are used to provide power for electric industrial forklifts used in manufacturing, warehousing and other material handling applications as well as mining equipment, diesel locomotive starting and other rail equipment.

See Note 23 to the Consolidated Financial Statements for information on segment reporting.

Fiscal Year Reporting

In this Annual Report on Form 10-K, when we refer to our fiscal years, we state “fiscal” and the year, as in “fiscal 2020”, which refers to our fiscal year ended March 31, 2020. The Company reports interim financial information for 13-week periods, except for the first quarter, which always begins on April 1, and the fourth quarter, which always ends on March 31. The four quarters in fiscal 2020 ended on June 30, 2019, September 29, 2019, December 29, 2019, and March 31, 2020, respectively. The four quarters in fiscal 2019 ended on July 1, 2018, September 30, 2018, December 30, 2018, and March 31, 2019, respectively.

History

EnerSys and its predecessor companies have been manufacturers of industrial batteries for over 125 years. Morgan Stanley Capital Partners teamed with the management of Yuasa, Inc. in late 2000 to acquire from Yuasa Corporation (Japan) its reserve power and motive power battery businesses in North and South America. We were incorporated in October 2000 for the purpose of completing the Yuasa, Inc. acquisition. On January 1, 2001, we changed our name from Yuasa, Inc. to EnerSys to reflect our focus on the energy systems nature of our businesses.

In 2004, EnerSys completed its initial public offering (the “IPO”) and the Company’s common stock commenced trading on the New York Stock Exchange, under the trading symbol “ENS”.

Key Developments

There have been several key stages in the development of our business, which explain to a significant degree our results of operations over the past several years.

In March 2002, we acquired the reserve power and motive power business of the Energy Storage Group of Invensys plc. (“ESG”). Our successful integration of ESG provided global scale in both the reserve and motive power markets. The ESG acquisition also provided us with a further opportunity to reduce costs and improve operating efficiency.

During fiscal years 2003 through 2020, we made thirty-four acquisitions around the globe. In fiscal 2020, we completed the acquisition of NorthStar, headquartered in Stockholm, Sweden. In fiscal 2019, we completed the acquisition of Alpha.

NorthStar Acquisition

On September 30, 2019, we completed the acquisition of NorthStar, for $77.8 million in cash consideration and the assumption of $107.0 million in debt, which was funded using existing cash and credit facilities. NorthStar, through its direct and indirect subsidiaries, manufactures and distributes thin plate pure lead (“TPPL”) batteries and battery enclosures. NorthStar has two large manufacturing facilities in Springfield, Missouri.

The results of the NorthStar acquisition have been included in our results of operations from the date of acquisition. Pro forma earnings and earnings per share computations have not been presented as this acquisition was not considered material.

The North American and European results of operations of NorthStar have been included in our Americas segment and EMEA segment, respectively.

Alpha Acquisition

On December 7, 2018, the Company completed the acquisition of all of the issued and outstanding common stock of Alpha Technologies Services, Inc. (“ATS”) and Alpha Technologies Ltd. (“ATL”), resulting in ATS and ATL becoming wholly-owned subsidiaries of the Company (the “Alpha share purchase”). Additionally, the Company acquired substantially all of the assets of Alpha Technologies Inc. and certain assets of Altair Advanced Industries, Inc. and other affiliates of ATS and ATL (all such sellers, together with ATS and ATL, “Alpha”), in each case in accordance with the terms and conditions of certain restructuring agreements (collectively, the “Alpha asset acquisition” and together with the Alpha share purchase, the “Alpha acquisition”). Based in Bellingham, Washington, Alpha is a global industry leader in the comprehensive commercial-grade energy solutions for broadband, telecom, renewable, industrial and traffic customers around the world. The initial purchase consideration for the Alpha acquisition was $750.0 million of which $650.0 million was paid in cash and the balance was settled by issuing 1,177,630 shares of EnerSys common stock. These shares were issued out of the Company’s treasury stock and were valued at $84.92 per share, which was based on the thirty-day volume weighted average stock price of the Company’s common stock at closing, in accordance with the purchase agreement. The 1,177,630 shares had a closing date fair value of $93.3 million, based upon the December 7, 2018 closing date spot rate of $79.20. The total purchase consideration, consisting of cash paid of $650.0 million, shares valued at $93.3 million and adjustment for working capital (due from seller of $0.8 million) was $742.5 million.

The Company funded the cash portion of the acquisition with borrowings from the Amended Credit Facility (as defined in the Liquidity and Capital Resources section in Item 7. below).

The results of operations of Alpha have been included in the Company’s Americas segment beginning December 8, 2018.

Our Customers

We serve over 10,000 customers in over 100 countries, on a direct basis or through our distributors. We are not overly dependent on any particular end market. Our customer base is highly diverse, and no single customer accounts for more than 10% of our revenues.

Our reserve power customers consist of both global and regional customers. These customers are in diverse markets including telecom, UPS, electric utilities, security systems, emergency lighting, premium starting, lighting and ignition applications and space satellites. In addition, we sell our aerospace and defense products in numerous countries, including the governments of the U.S., Germany and the U.K. and to major defense and aviation original equipment manufacturers (“OEMs”).

Our motive power products are sold to a large, diversified customer base. These customers include material handling equipment dealers, forklift and heavy truck OEMs and end users of such equipment. End users include manufacturers, distributors, warehouse operators, retailers, airports, mine operators and railroads.

Distribution and Services

We distribute, sell and service reserve and motive power products throughout the world, principally through company-owned sales and service facilities, as well as through independent manufacturers’ representatives. Our company-owned network allows us to offer high-quality service, including preventative maintenance programs and customer support. Our warehouses and service locations enable us to respond quickly to customers in the markets we serve. We believe that the extensive industry experience of our sales organization results in strong long-term customer relationships.

Manufacturing and Raw Materials

We manufacture and assemble our products at manufacturing facilities located in the Americas, EMEA and Asia. With a view toward projected demand, we strive to optimize and balance capacity at our battery manufacturing facilities globally, while simultaneously minimizing our product cost. By taking a global view of our manufacturing requirements and capacity, we believe we are better able to anticipate potential capacity bottlenecks and equipment and capital funding needs.

The primary raw materials used to manufacture our products include lead, plastics, steel and copper. We purchase lead from a number of leading suppliers throughout the world. Because lead is traded on the world’s commodity markets and its price fluctuates daily, we periodically enter into hedging arrangements for a portion of our projected requirements to reduce the volatility of our costs.

Competition

The industrial energy storage market is highly competitive both among competitors who manufacture and sell industrial batteries and other energy storage systems and solutions and among customers who purchase industrial energy solutions. Our competitors range from development stage companies to large domestic and international corporations. Certain of our competitors produce energy storage products utilizing technologies or chemistries different from our own. We compete primarily on the basis of reputation, product quality, reliability of service, delivery and price. We believe that our products and services are competitively priced.

Americas

We believe that we have the largest market share in the Americas industrial battery market. We compete principally with East Penn Manufacturing, Exide Technologies and New Power in both the reserve and motive products markets; and also C&D Technologies Inc., EaglePicher (GTCR Group), SAFT, as well as Chinese producers in the reserve products market.

EMEA

We believe that we have the largest market share in the European industrial battery market. Our primary competitors are Exide Technologies, FIAMM, Hoppecke, SAFT, as well as Chinese producers in the reserve products market; and Exide Technologies, Eternity, Hoppecke, Midac, Sunlight and TAB in the motive products market.

Asia

We have a small share of the fragmented Asian industrial battery market. We compete principally with GS-Yuasa, Shin-Kobe, Hoppecke and Zibo Torch in the motive products market; and Amara Raja, China Shoto, Coslight, Exide Industries, Leoch and Narada, in the reserve products market.

Warranties

Warranties for our products vary geographically and by product type and are competitive with other suppliers of these types of products. Generally, our reserve power product warranties range from one to twenty years and our motive power product warranties range from one to seven years. The length of our warranties is varied to reflect regional characteristics and competitive influences. In some cases, our warranty period may include a pro rata period, which is typically based around the design life of the product and the application served. Our warranties generally cover defects in workmanship and materials and are limited to specific usage parameters.

Intellectual Property

We have numerous patents and patent licenses in the United States and other jurisdictions but do not consider any one patent to be material to our business. From time to time, we apply for patents on new inventions and designs, but we believe that the growth of our business will depend primarily upon the quality of our products and our relationships with our customers, rather than the extent of our patent protection.

We believe we are leaders in TPPL. We believe that a significant capital investment would be required by any party desiring to produce products using TPPL technology for our markets.

We own or possess exclusive and non-exclusive licenses and other rights to use a number of trademarks in various jurisdictions. We have obtained registrations for many of these trademarks in the United States and other jurisdictions. Our various trademark registrations currently have durations of approximately 10 to 20 years, varying by mark and jurisdiction of registration and may be renewable. We endeavor to keep all of our material registrations current. We believe that many such rights and licenses are important to our business by helping to develop strong brand-name recognition in the marketplace.

Seasonality

Our business generally does not experience significant quarterly fluctuations in net sales as a result of weather or other trends that can be directly linked to seasonality patterns, but historically our fourth quarter is our best quarter with higher revenues and generally more working days and our second quarter is the weakest due to the summer holiday season in Western Europe and North America.

Product and Process Development

Our product and process development efforts are focused on the creation of new stored energy products, and integrated power systems and controls. We allocate our resources to the following key areas:

•	the design and development of new products;
•	optimizing and expanding our existing product offering;
•	waste and scrap reduction;
•	production efficiency and utilization;
•	capacity expansion without additional facilities; and
•	quality attribute maximization.

Employees

At March 31, 2020, we had approximately 11,400 employees. Of these employees, approximately 29% were covered by collective bargaining agreements. Employees covered by collective bargaining agreements that expire in the next twelve months were approximately 12% of the total workforce. The average term of these agreements is two years, with the longest term being three years. We consider our employee relations to be good. We did not experience any significant labor unrest or disruption of production during fiscal 2020.

Information about Our Executive Officers

As of June 1, 2020, our executive officers are:

David M. Shaffer, age 55, President and Chief Executive Officer. Mr. Shaffer has been a director of EnerSys and has served as our President and Chief Executive Officer since April 2016. Prior thereto, he served as President and Chief Operating Officer since November 2014. From January 2013 through October 2014, he served as our President-EMEA. From 2008 to 2013, Mr. Shaffer was our President-Asia. Prior thereto he was responsible for our telecommunications sales in the Americas. Mr. Shaffer joined EnerSys in 2005 and has worked in various roles of increasing responsibility in the industry since 1989.

Holger P. Aschke, age 50, President-Europe, Middle East and Africa (EMEA) and Asia. Mr. Aschke has served as President-EMEA since January 2016. From April 2010 to January 2016, he was the Vice President Sales and Marketing Reserve Power-Europe.

Mr. Aschke joined a predecessor company in 1996 and has held a wide range of operational and sales roles of increased responsibility in the Company’s EMEA business. Mr. Aschke completed a commercial IT education and apprenticeship sponsored by the University of Dortmund (Germany) and completed the Advanced Management Program from INSEAD (France).

Michael J. Schmidtlein, age 59, Executive Vice President and Chief Financial Officer. Mr. Schmidtlein has served as Executive Vice President and Chief Financial Officer since January 2016. Prior thereto, since February 2010, he was our Senior Vice President-Finance and Chief Financial Officer. From November 2005 until February 2010, Mr. Schmidtlein was Vice President-Corporate Controller and Chief Accounting Officer. Prior thereto, Mr. Schmidtlein was the Plant Manager of our manufacturing facility in Warrensburg, Missouri. In 1995, he joined the Energy Storage Group of Invensys plc, which EnerSys acquired in 2002. Mr. Schmidtlein is a certified public accountant and received his Bachelor of Science degree in Accounting from the University of Missouri.

Shawn M. O’Connell, age 47, President, Motive Power—Americas. Mr. O’Connell has served as our President, Motive Power—Americas since April 2019. Prior thereto he served as our Vice President—Reserve Power Sales and Service for the Americas from February 2017 to March 2019, and Vice President of EnerSys Advanced Systems from December 2015 to January 2017. Mr. O’Connell joined EnerSys in 2011, serving in various sales and marketing capacities in several areas of our business. Mr. O’Connell received his Master of Business Administration degree in International Business from the University of Redlands, CA and his Bachelor of Arts degree in English Literature from the California State University, San Bernardino. Mr. O’Connell is a veteran of the U.S. Army’s 82nd Airborne Division (Paratroopers) where he served as a Signals Intelligence Analyst, Spanish Linguist, and held a Top Secret security clearance.

Andrew M. Zogby, age 60, President, Energy Systems—Americas. Mr. Zogby has served as President, Energy Systems—Americas since April 2019. He joined EnerSys upon completion of the acquisition of Alpha Technologies in December 2018. Mr. Zogby served as Alpha Technologies’ President since 2008 and brings over 30 years of experience in global broadband, telecommunications and renewal energy industries. He has held corporate leadership positions with several leading technology firms. Mr. Zogby received his Bachelor of Science degree in Industrial and Labor Relations from LeMoyne College, Syracuse, NY, and his Master in Business Administration degree from Duke University’s Fuqua School of Business. He is active in the US Chamber of Commerce, and serves on the Chamber’s Energy, Clean Air & Natural Resources Committee and the Chamber Technology Engagement Center Committee.

Environmental Matters and Climate Change Impacts

We are committed to the protection of the environment and train our employees to perform their duties accordingly. In the manufacture of our products throughout the world, we process, store, dispose of and otherwise use large amounts of hazardous materials, especially lead and acid. As a result, we are subject to extensive and evolving environmental, health and safety laws and regulations governing, among other things: the generation, handling, storage, use, transportation and disposal of hazardous materials; emissions or discharges of hazardous materials into the ground, air or water; and the health and safety of our employees. In addition, we are required to comply with the regulation issued from the European Union called Registration, Evaluation, Authorization and Restriction of Chemicals or “REACH”. Under the regulation, companies which manufacture or import more than one ton of a covered chemical substance per year are required to register it in a central database administered by the European Chemicals Agency. The registration process requires the submission of information to demonstrate the safety of chemicals as used and could result in significant costs or delay the manufacture or sale of our products in the European Union. Additionally, industry associations and their member companies, including EnerSys, have scheduled meetings with the European Union member countries to advocate for their support of an exemption for lead compounds. Compliance with these laws and regulations results in ongoing costs. Failure to comply with these laws and regulations, or to obtain or comply with required environmental permits, could result in fines, criminal charges or other sanctions by regulators. From time to time, we have had instances of alleged or actual noncompliance that have resulted in the imposition of fines, penalties and required corrective actions. Our ongoing compliance with environmental, health and safety laws, regulations and permits could require us to incur significant expenses, limit our ability to modify or expand our facilities or continue production and require us to install additional pollution control equipment and make other capital improvements. In addition, private parties, including current or former employees, can bring personal injury or other claims against us due to the presence of, or their exposure to, hazardous substances used, stored, transported or disposed of by us or contained in our products.

Sumter, South Carolina

We currently are responsible for certain environmental obligations at our former battery facility in Sumter, South Carolina, that predate our ownership of this facility. This battery facility was closed in 2001 and is separate from our current metal fabrication facility in Sumter. We have a reserve of $1.1 million for this facility as of March 31, 2020. Based on current information, we believe this reserve is adequate to satisfy our environmental liabilities at this facility.

Environmental and safety certifications

Seventeen of our facilities in the Americas, EMEA and Asia are certified to ISO 14001 standards. ISO 14001 is a globally recognized, voluntary program that focuses on the implementation, maintenance and continual improvement of an environmental management system and the improvement of environmental performance. Six facilities in EMEA and Asia are certified to OHSAS 18001 standards. OHSAS 18001 is a globally recognized occupational health and safety management systems standard.

Climate change impacts

The potential impact of climate change on our operations is uncertain. Climate change may result in, among other things, changes in rainfall and storm patterns and intensity and increased temperature and sea levels. As discussed elsewhere in this Annual Report on Form 10-K (Annual Report), including in Item 1A. Risk Factors, our operating results are significantly influenced by weather, and significant changes in historical weather patterns could significantly impact our future operating results. For example, if climate change results in drier weather and more accommodating temperatures over a greater period of time, we may be able to increase our productivity, which could positively impact our revenues and gross margins. Conversely, if climate change results in a greater amount of rainfall, snow, ice or other less accommodating weather conditions, we could experience reduced productivity, which could negatively impact our revenues and gross margins. Further, while an increase in severe weather events, such as hurricanes, tropical storms, blizzards and ice storms, can create a greater amount of emergency restoration service work, it often also can result in delays or other negative consequences for our manufacturing operations, which could negatively impact our financial results. Climate change may also affect the conditions in which we operate, and in some cases, expose us to potentially increased liabilities associated with those environmental conditions. Concerns about climate change could also result in potential new regulations, regulatory actions or requirements to fund energy efficiency activities, any of which could result in increased costs associated with our operations.

We strive to operate our facilities in a manner that protects the environment and the health and safety of our employees, customers and communities. We have implemented company-wide environmental, health and safety policies and practices, which includes monitoring, training and communication of these policies, formulation of relevant policies and standards.

Quality Systems

We utilize a global strategy for quality management systems, policies and procedures, the basis of which is the ISO 9001:2015 standard, which is a worldwide recognized quality standard. We believe in the principles of this standard and reinforce this by requiring mandatory compliance for all manufacturing, sales and service locations globally that are registered to the ISO 9001 standard. This strategy enables us to provide consistent quality products and services to meet our customers’ needs.

Workplace, Social and Corporate Governance

Under the direction of our Chief Executive Officer and the board of directors, we are focused on achieving a high level of social responsibility, respectful workplace and strong corporate governance. We operate our business in a manner intended to address climate change and reduce its environmental impact, including by encouraging recycling.

We are also focused on our social responsibility within our workforce and our community. Integrity and respect are our core values and are ingrained in EnerSys’ culture and workplace. We want EnerSys to be the employer of choice for all and are focused on hiring and retaining diverse and highly talented employees and empowering them to create value for our stockholders. In our employee selection process and operation of our business, we adhere to equal employment opportunity policies and encourage the participation of our employees in training programs that will enhance their effectiveness in the performance of their duties.

In order to foster the highest standards of ethics and conduct in all business relationships, we have adopted a Code of Business Conduct and Ethics. This policy, which covers a wide range of business practices and procedures, applies to our officers, directors and employees.

We also have an active integrity hotline to ensure we address potential issues quickly, efficiently, and with appropriate discretion when poor behaviors or actions are experienced or observed. At EnerSys, we have zero tolerance for behavior that creates a hostile workplace or makes employees feel uncomfortable in their work environment.

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public on the Internet at the SEC’s website at http://www.sec.gov.

Our Internet address is http://www.enersys.com. We make available free of charge on http://www.enersys.com our annual, quarterly and current reports, and amendments to those reports, as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC.

ITEM 1A.        RISK FACTORS

The following risks and uncertainties, as well as others described in this Annual Report on Form 10-K, could materially and adversely affect our business, our results of operations and financial condition and could cause actual results to differ materially from our expectations and projections. Stockholders are cautioned that these and other factors, including those beyond our control, may affect future performance and cause actual results to differ from those which may, from time to time, be anticipated. There may be additional risks that are not presently material or known. See “Cautionary Note Regarding Forward-Looking Statements.” All forward-looking statements made by us or on our behalf are qualified by the risks described below.

We operate in an extremely competitive industry and are subject to pricing pressures.

We compete with a number of major international manufacturers and distributors, as well as a large number of smaller, regional competitors. Due to excess capacity in some sectors of our industry and consolidation among industrial battery purchasers, we have been subjected to significant pricing pressures. We anticipate continued competitive pricing pressure as foreign producers are able to employ labor at significantly lower costs than producers in the U.S. and Western Europe, expand their export capacity and increase their marketing presence in our major Americas and European markets. Several of our competitors have strong technical, marketing, sales, manufacturing, distribution and other resources, as well as significant name recognition, established positions in the market and long-standing relationships with OEMs and other customers. In addition, certain of our competitors own lead smelting facilities which, during periods of lead cost increases or price volatility, may provide a competitive pricing advantage and reduce their exposure to volatile raw material costs. Our ability to maintain and improve our operating margins has depended, and continues to depend, on our ability to control and reduce our costs. We cannot assure you that we will be able to continue to control our operating expenses, to raise or maintain our prices or increase our unit volume, in order to maintain or improve our operating results.

Our results of operations may be negatively impacted by the novel coronavirus outbreak.

In December 2019, the 2019 novel coronavirus surfaced in Wuhan, China (“COVID-19”). The World Health Organization declared a global emergency on January 30, 2020, with respect to the outbreak and several countries have initiated travel restrictions, closed borders and social distancing directives, including instructions requiring “shelter-in-place”. In addition to these existing travel restrictions, countries may impose prolonged quarantines and further restrict travel, which may significantly impact the ability of our employees to get to their places of work to produce products, may make it such that we are unable to obtain sufficient components or raw materials and component parts on a timely basis or at a cost-effective price or may significantly hamper our products from moving through the supply chain. The impacts of the outbreak are unknown and rapidly evolving.

Our global operations expose us to risks associated with public health crises and epidemics/pandemics, such COVID-19. We rely on our production facilities, as well as third-party suppliers and manufacturers, in the United States, Australia, Canada, France, Germany, Italy, the PRC, the United Kingdom and other countries significantly impacted by COVID-19. This outbreak has resulted in the extended shutdown of certain businesses in many of these countries, which has resulted and may continue to result in disruptions or delays to our supply chain. Any disruption in these businesses will likely impact our sales and operating results. COVID-19 has had, and may continue to have, an adverse impact on our operations, supply chains and distribution systems and increase our expenses, including as a result of impacts associated with preventive and precautionary measures that we, other businesses and governments are taking. Due to these impacts and measures, we have experienced, and may continue to experience, significant and unpredictable reductions in demand for certain of our products. The degree and duration of disruptions to business activity are unknown at this time.

A widespread health crisis could adversely affect the global economy, resulting in an economic downturn that could impact demand for our products.

The future impact of the outbreak is highly uncertain and cannot be predicted and there is no assurance that the outbreak will not have a material adverse impact on our business, financial condition and results of operations. The extent of the impact will depend on future developments, including actions taken to contain COVID-19, and if these impacts persist or exacerbate over an extended period of time.

The uncertainty in global economic conditions could negatively affect the Company’s operating results.

Our operating results are directly affected by the general global economic conditions of the industries in which our major customer groups operate. Our business segments are highly dependent on the economic and market conditions in each of the geographic areas in which we operate. Our products are heavily dependent on the end markets that we serve and our operating results will vary by geographic segment, depending on the economic environment in these markets. Sales of our motive power products, for example, depend significantly on demand for new electric industrial forklift trucks, which in turn depends on end-user demand for additional motive capacity in their distribution and manufacturing facilities. The uncertainty in global economic conditions varies by geographic segment, and can result in substantial volatility in global credit markets, particularly in the United States, where we service the vast majority of our debt. These conditions affect our business by reducing prices that our customers may be able or willing to pay for our products or by reducing the demand for our products, which could in turn negatively impact our sales and earnings generation and result in a material adverse effect on our business, cash flow, results of operations and financial position.

Government reviews, inquiries, investigations, and actions could harm our business or reputation.

As we operate in various locations around the world, our operations in certain countries are subject to significant governmental scrutiny and may be adversely impacted by the results of such scrutiny. The regulatory environment with regard to our business is evolving, and officials often exercise broad discretion in deciding how to interpret and apply applicable regulations. From time to time, we receive formal and informal inquiries from various government regulatory authorities, as well as self-regulatory organizations, about our business and compliance with local laws, regulations or standards. For example, certain of the Company’s European subsidiaries received subpoenas and requests for documents and, in some cases, interviews from, and have had on-site inspections conducted by the competition authorities of Belgium, Germany and the Netherlands relating to conduct and anticompetitive practices of certain industrial battery participants. The Company settled the Belgian regulatory proceeding in February 2016 by acknowledging certain anticompetitive practices and conduct and agreeing to pay a fine of $2.0 million, which was paid in March 2016. In June 2017, the Company settled a portion of its previously disclosed proceeding involving the German competition authority relating to conduct involving the Company’s motive power battery business and agreed to pay a fine of $14.8 million, which was paid in July 2017, and settled the remaining portion related to the Company’s reserve power battery business and agreed to pay a fine of $7.3 million, which was paid in April 2019. In July 2017, the Company settled the Dutch regulatory proceeding and agreed to pay a fine of $11.2 million, which was paid in August 2017. As of March 31, 2020, the Company had no reserve balance in connection with these investigations and related legal matters. However, the precise scope, timing and time period at issue, as well as the final outcome of the investigations or customer claims, remain uncertain and could be materially adverse to our business. (See Note 19 to the Consolidated Financial Statement).

Any determination that our operations or activities, or the activities of our employees, are not in compliance with existing laws, regulations or standards could result in the imposition of substantial fines, interruptions of business, loss of supplier, vendor, customer or other third-party relationships, termination of necessary licenses and permits, or similar results, all of which could potentially harm our business and/or reputation. Even if an inquiry does not result in these types of determinations, regulatory authorities could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business, and it potentially could create negative publicity which could harm our business and/or reputation.

Reliance on third party relationships and derivative agreements could adversely affect the Company’s business.

We depend on third parties, including suppliers, distributors, lead toll operators, freight forwarders, insurance brokers, commodity brokers, major financial institutions and other third party service providers, for key aspects of our business, including the provision of derivative contracts to manage risks of (a) commodity cost volatility, (b) foreign currency exposures and (c) interest rate volatility. Failure of these third parties to meet their contractual, regulatory and other obligations to the Company, or the development of factors that materially disrupt our relationships with these third parties, could expose us to the risks of business disruption, higher commodity and interest costs, unfavorable foreign currency rates and higher expenses, which could have a material adverse effect on our business.

Our operating results could be adversely affected by changes in the cost and availability of raw materials.

Lead is our most significant raw material and is used along with significant amounts of plastics, steel, copper and other materials in our manufacturing processes. We estimate that raw material costs account for over half of our cost of goods sold. The costs of these raw materials, particularly lead, are volatile and beyond our control. Additionally, availability of the raw materials used to manufacture our products may be limited at times resulting in higher prices and/or the need to find alternative suppliers. Furthermore, the cost of raw materials may also be influenced by transportation costs. Volatile raw material costs can significantly affect our operating results and make period-to-period comparisons extremely difficult. We cannot assure you that we will be able to either hedge the costs or secure the availability of our raw material requirements at a reasonable level or, even with respect to our agreements that adjust pricing to a market-based index for lead, pass on to our customers the increased costs of our raw materials without affecting demand or that limited availability of materials will not impact our production capabilities. Our inability to raise the price of our products in response to increases in prices of raw materials or to maintain a proper supply of raw materials could have an adverse effect on our revenue, operating profit and net income.

Our operations expose us to litigation, tax, environmental and other legal compliance risks.

We are subject to a variety of litigation, tax, environmental, health and safety and other legal compliance risks. These risks include, among other things, possible liability relating to product liability matters, personal injuries, intellectual property rights, contract-related claims, government contracts, taxes, health and safety liabilities, environmental matters and compliance with U.S. and foreign laws, competition laws and laws governing improper business practices. We or one of our business units could be charged with wrongdoing as a result of such matters. If convicted or found liable, we could be subject to significant fines, penalties, repayments or other damages (in certain cases, treble damages). As a global business, we are subject to complex laws and regulations in the U.S. and other countries in which we operate. Those laws and regulations may be interpreted in different ways. They may also change from time to time, as may related interpretations and other guidance. Changes in laws or regulations could result in higher expenses and payments, and uncertainty relating to laws or regulations may also affect how we conduct our operations and structure our investments and could limit our ability to enforce our rights.

In the area of taxes, changes in tax laws and regulations, as well as changes in related interpretations and other tax guidance could materially impact our tax receivables and liabilities and our deferred tax assets and tax liabilities. Additionally, in the ordinary course of business, we are subject to examinations by various authorities, including tax authorities. In addition to ongoing examinations, there could be additional investigations launched in the future by governmental authorities in various jurisdictions and existing investigations could be expanded. The global and diverse nature of our operations means that these risks will continue to exist and additional legal proceedings and contingencies will arise from time to time. Our results may be affected by the outcome of legal proceedings and other contingencies that cannot be predicted with certainty.

In the manufacture of our products throughout the world, we process, store, dispose of and otherwise use large amounts of hazardous materials, especially lead and acid. As a result, we are subject to extensive and changing environmental, health and safety laws and regulations governing, among other things: the generation, handling, storage, use, transportation and disposal of hazardous materials; remediation of polluted ground or water; emissions or discharges of hazardous materials into the ground, air or water; and the health and safety of our employees. In light of the efforts to slow the spread of COVID-19 by many governments, we have also become subject to a number of restrictions on the operation of our business. Compliance with these laws and regulations results in ongoing costs. Failure to comply with these laws or regulations, or to obtain or comply with required environmental permits, could result in fines, criminal charges or other sanctions by regulators. From time to time we have had instances of alleged or actual noncompliance that have resulted in the imposition of fines, penalties and required corrective actions. Our ongoing compliance with environmental, health and safety laws, regulations and permits could require us to incur significant expenses, limit our ability to modify or expand our facilities or continue production and require us to install additional pollution control equipment and make other capital improvements. In addition, private parties, including current or former employees, could bring personal injury or other claims against us due to the presence of, or exposure to, hazardous substances used, stored or disposed of by us or contained in our products.

Certain environmental laws assess liability on owners or operators of real property for the cost of investigation, removal or remediation of hazardous substances at their current or former properties or at properties at which they have disposed of hazardous substances. These laws may also assess costs to repair damage to natural resources. We may be responsible for remediating damage to our properties caused by former owners. Soil and groundwater contamination has occurred at some of our current and former properties and may occur or be discovered at other properties in the future. We are currently investigating and monitoring soil and groundwater contamination at several of our properties, in most cases as required by regulatory permitting processes. We may be required to conduct these operations at other properties in the future. In addition, we have been, and in the future, may be liable to contribute to the cleanup of locations owned or operated by other persons to which we or our predecessor companies have sent wastes for disposal, pursuant to federal and other environmental laws. Under these laws, the owner or operator of contaminated properties and companies that generated, disposed of or arranged for the disposal of wastes sent to a contaminated disposal facility can be held jointly and severally liable for the investigation and cleanup of such properties, regardless of fault. Additionally, our products may become subject to fees and taxes in order to fund cleanup of such properties, including those operated or used by other lead-battery industry participants.

Changes in environmental and climate laws or regulations could lead to new or additional investment in production designs and could increase environmental compliance expenditures.

For example, the European Union has enacted greenhouse gas emissions legislation, and continues to expand the scope of such legislation. The United States Environmental Protection Agency has promulgated regulations applicable to projects involving greenhouse gas emissions above a certain threshold, and the United States and certain states within the United States have enacted, or are considering, limitations on greenhouse gas emissions.

Changes in climate change concerns, or in the regulation of such concerns, including greenhouse gas emissions, could subject us to additional costs and restrictions, including increased energy and raw materials costs. Additionally, we cannot assure you that we have been or at all times will be in compliance with environmental laws and regulations or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits, or that we will not be exposed to material environmental, health or safety litigation.

Also, the U.S. Foreign Corrupt Practices Act (“FCPA”) and similar worldwide anti-bribery laws in non-U.S. jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. The FCPA applies to companies, individual directors, officers, employees and agents. Under the FCPA, U.S. companies may be held liable for actions taken by strategic or local partners or representatives. The FCPA also imposes accounting standards and requirements on publicly traded U.S. corporations and their foreign affiliates, which are intended to prevent the diversion of corporate funds to the payment of bribes and other improper payments. Certain of our customer relationships outside of the U.S. are with governmental entities and are therefore subject to such anti-bribery laws. Our policies mandate compliance with these anti-bribery laws. Despite meaningful measures that we undertake to facilitate lawful conduct, which include training and internal control policies, these measures may not always prevent reckless or criminal acts by our employees or agents. As a result, we could be subject to criminal and civil penalties, disgorgement, further changes or enhancements to our procedures, policies and controls, personnel changes or other remedial actions. Violations of these laws, or allegations of such violations, could disrupt our operations, involve significant management distraction and result in a material adverse effect on our competitive position, results of operations, cash flows or financial condition.

There is also a regulation to improve the transparency and accountability concerning the supply of minerals coming from the conflict zones in and around the Democratic Republic of Congo. U.S. legislation included disclosure requirements regarding the use of conflict minerals mined from the Democratic Republic of Congo and adjoining countries and procedures regarding a manufacturer’s efforts to prevent the sourcing of such conflict minerals. In addition, the European Union adopted a EU-wide conflict minerals rule under which most EU importers of tin, tungsten, tantalum, gold and their ores will have to conduct due diligence to ensure the minerals do not originate from conflict zones and do not fund armed conflicts. Large manufacturers also will have to disclose how they plan to monitor their sources to comply with the rules. Compliance with the regulation is required by January 1, 2021. The implementation of these requirements could affect the sourcing and availability of minerals used in the manufacture of our products. As a result, there may only be a limited pool of suppliers who provide conflict-free metals, and we cannot assure you that we will be able to obtain products in sufficient quantities or at competitive prices. Future regulations may become more stringent or costly and our compliance costs and potential liabilities could increase, which may harm our business.

We are exposed to exchange rate risks, and our net earnings and financial condition may suffer due to currency translations.

We invoice our foreign sales and service transactions in local and foreign currencies and translate net sales using actual exchange rates during the period. We translate our non-U.S. assets and liabilities into U.S. dollars using current exchange rates as of the balance sheet dates. Because a significant portion of our revenues and expenses are denominated in foreign currencies, changes in exchange rates between the U.S. dollar and foreign currencies, primarily the euro, British pound, Polish zloty, Chinese renminbi, Mexican peso and Swiss franc may adversely affect our revenue, cost of goods sold and operating margins. For example, foreign currency depreciation against the U.S. dollar will reduce the value of our foreign revenues and operating earnings as well as reduce our net investment in foreign subsidiaries. Approximately 40% of net sales were generated outside of the United States in fiscal 2020.

Most of the risk of fluctuating foreign currencies is in our EMEA segment, which comprised approximately one-third of our net sales during the last three fiscal years. The euro is the dominant currency in our EMEA operations. In the event that one or more European countries were to replace the euro with another currency, our sales into such countries, or into Europe generally, would likely be adversely affected until stable exchange rates are established.

The translation impact from currency fluctuations on net sales and operating earnings in our Americas and Asia segments are not as significant as our EMEA segment, as a substantial majority of these net sales and operating earnings are in U.S. dollars or foreign currencies that have been closely correlated to the U.S. dollar.

If foreign currencies depreciate against the U.S. dollar, it would make it more expensive for our non-U.S. subsidiaries to purchase certain of our raw material commodities that are priced globally in U.S. dollars, while the related revenue will decrease when translated to U.S. dollars. Significant movements in foreign exchange rates can have a material impact on our results of operations and financial condition. We periodically engage in hedging of our foreign currency exposures, but cannot assure you that we can successfully hedge all of our foreign currency exposures or do so at a reasonable cost.

We quantify and monitor our global foreign currency exposures. Our largest foreign currency exposure is from the purchase and conversion of U.S. dollar-based lead costs into local currencies in Europe. Additionally, we have currency exposures from intercompany financing and intercompany and third party trade transactions. On a selective basis, we enter into foreign currency forward contracts and purchase option contracts to reduce the impact from the volatility of currency movements; however, we cannot be certain that foreign currency fluctuations will not impact our operations in the future.

If we are unable to effectively hedge against currency fluctuations, our operating costs and revenues in our non-U.S. operations may be adversely affected, which would have an adverse effect on our operating profit and net income.

We have experienced and may continue to experience, difficulties implementing our new global enterprise resource planning system.

We are engaged in a multi-year implementation of a new global enterprise resource planning system (“ERP”). The ERP is designed to efficiently maintain our financial records and provide information important to the operation of our business to our management team. The ERP will continue to require significant investment of human and financial resources. In implementing the ERP, we have experienced significant production and shipping delays, increased costs and other difficulties. Any significant disruption or deficiency in the design and implementation of the ERP will adversely affect our ability to process orders, ship product, send invoices and track payments, fulfill contractual obligations or otherwise operate our business. While we have invested significant resources in planning, project management and training, additional and significant implementation issues may arise. In addition, our efforts to centralize various business processes and functions within our organization in connection with our ERP implementation may disrupt our operations and negatively impact our business, results of operations and financial condition.

The failure to successfully implement efficiency and cost reduction initiatives, including restructuring activities, could materially adversely affect our business and results of operations, and we may not realize some or all of the anticipated benefits of those initiatives.

From time to time we have implemented efficiency and cost reduction initiatives intended to improve our profitability and to respond to changes impacting our business and industry. These initiatives include relocating manufacturing to lower cost regions, working with our material suppliers to lower costs, product design and manufacturing improvements, personnel reductions and voluntary retirement programs, and strategically planning capital expenditures and development activities. In the past we have recorded net restructuring charges to cover costs associated with our cost reduction initiatives involving restructuring. These costs have been primarily composed of employee separation costs, including severance payments, and asset impairments or losses from disposal. We also undertake restructuring activities and programs to improve our cost structure in connection with our business acquisitions, which can result in significant charges, including charges for severance payments to terminated employees and asset impairment charges.

We cannot assure you that our efficiency and cost reduction initiatives will be successfully or timely implemented, or that they will materially and positively impact our profitability. Because our initiatives involve changes to many aspects of our business, the associated cost reductions could adversely impact productivity and sales to an extent we have not anticipated. In addition, our ability to complete our efficiency and cost-savings initiatives and achieve the anticipated benefits within the expected time frame is subject to estimates and assumptions and may vary materially from our expectations, including as a result of factors that are beyond our control. Furthermore, our efforts to improve the efficiencies of our business operations and improve growth may not be successful. Even if we fully execute and implement these activities and they generate the anticipated cost savings, there may be other unforeseeable and unintended consequences that could materially adversely impact our profitability and business, including unintended employee attrition or harm to our competitive position. To the extent that we do not achieve the profitability enhancement or other benefits of our efficiency and cost reduction initiatives that we anticipate, our results of operations may be materially adversely affected.

Our international operations may be adversely affected by actions taken by foreign governments or other forces or events over which we may have no control.

We currently have significant manufacturing and/or distribution facilities outside of the United States, in Argentina, Australia, Belgium, Brazil, Canada, the Czech Republic, France, Germany, India, Italy, Malaysia, Mexico, the PRC, Poland, Spain, Switzerland

and the United Kingdom. Our global operations are dependent upon products manufactured, purchased and sold in the U.S. and internationally, including in countries with political and economic instability or uncertainty. This includes, for example, the uncertainty related to the United Kingdom’s withdrawal from the European Union (commonly known as “Brexit”) and the adoption and expansion of trade restrictions, including the occurrence or escalation of a “trade war,” or other governmental action related to tariffs or trade agreements or policies among the governments of the United States, PRC and other countries. On January 31, 2020, the United Kingdom left the European Union pursuant to a withdrawal agreement which provides for, among other things, a transition period ending on December 31, 2020 during which the United Kingdom will remain (i) subject to all European Union laws and all international agreements that the European Union has signed and (ii) in the European Union Customs Union and the European Union Single Market. Before July 1, 2020, the United Kingdom and the European Union can jointly extend this transition period once by up to one to two years.

Some countries have greater political and economic volatility and greater vulnerability to infrastructure and labor disruptions than others. Our business could be negatively impacted by adverse fluctuations in freight costs, limitations on shipping and receiving capacity, and other disruptions in the transportation and shipping infrastructure at important geographic points of exit and entry for our products. Operating in different regions and countries exposes us to a number of risks, including:

•	multiple and potentially conflicting laws, regulations and policies that are subject to change;
•	imposition of currency restrictions, restrictions on repatriation of earnings or other restraints imposition of burdensome import duties, tariffs or quotas;
•	changes in trade agreements;
•	imposition of new or additional trade and economic sanctions laws imposed by the U.S. or foreign governments;
•	war or terrorist acts; and
•	political and economic instability or civil unrest that may severely disrupt economic activity in affected countries.

The occurrence of one or more of these events may negatively impact our business, results of operations and financial condition.

Our failure to introduce new products and product enhancements and broad market acceptance of new technologies introduced by our competitors could adversely affect our business.

Many new energy storage technologies have been introduced over the past several years. For certain important and growing markets, such as aerospace and defense, lithium-based battery technologies have a large and growing market share. Our ability to achieve significant and sustained penetration of key developing markets, including aerospace and defense, will depend upon our success in developing or acquiring these and other technologies, either independently, through joint ventures or through acquisitions. If we fail to develop or acquire, and manufacture and sell, products that satisfy our customers’ demands, or we fail to respond effectively to new product announcements by our competitors by quickly introducing competitive products, then market acceptance of our products could be reduced and our business could be adversely affected. We cannot assure you that our portfolio of primarily lead-acid products will remain competitive with products based on new technologies.

We may not be able to adequately protect our proprietary intellectual property and technology.

We rely on a combination of copyright, trademark, patent and trade secret laws, non-disclosure agreements and other confidentiality procedures and contractual provisions to establish, protect and maintain our proprietary intellectual property and technology and other confidential information. Certain of these technologies, especially TPPL technology, are important to our business and are not protected by patents. Despite our efforts to protect our proprietary intellectual property and technology and other confidential information, unauthorized parties may attempt to copy or otherwise obtain and use our intellectual property and proprietary technologies. If we are unable to protect our intellectual property and technology, we may lose any technological advantage we currently enjoy and may be required to take an impairment charge with respect to the carrying value of such intellectual property or goodwill established in connection with the acquisition thereof. In either case, our operating results and net income may be adversely affected.

Relocation of our customers’ operations could adversely affect our business.

The trend by a number of our North American and Western European customers to move manufacturing operations and expand their businesses in faster growing and low labor-cost markets may have an adverse impact on our business. As our customers in traditional manufacturing-based industries seek to move their manufacturing operations to these locations, there is a risk that these customers will source their energy storage products from competitors located in those territories and will cease or reduce the purchase of products from our manufacturing plants. We cannot assure you that we will be able to compete effectively with manufacturing operations of energy storage products in those territories, whether by establishing or expanding our manufacturing operations in those lower-cost territories or acquiring existing manufacturers.

Quality problems with our products could harm our reputation and erode our competitive position.

The success of our business will depend upon the quality of our products and our relationships with customers. In the event that our products fail to meet our customers’ standards, our reputation could be harmed, which would adversely affect our marketing and sales efforts. We cannot assure you that our customers will not experience quality problems with our products.

We offer our products under a variety of brand names, the protection of which is important to our reputation for quality in the consumer marketplace.

We rely upon a combination of trademark, licensing and contractual covenants to establish and protect the brand names of our products. We have registered many of our trademarks in the U.S. Patent and Trademark Office and in other countries. In many market segments, our reputation is closely related to our brand names. Monitoring unauthorized use of our brand names is difficult, and we cannot be certain that the steps we have taken will prevent their unauthorized use, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the U.S. We cannot assure you that our brand names will not be misappropriated or utilized without our consent or that such actions will not have a material adverse effect on our reputation and on our results of operations.

We may fail to implement our plans to make acquisitions or successfully integrate them into our operations.

As part of our business strategy, we have grown, and plan to continue growing, by acquiring other product lines, technologies or facilities that complement or expand our existing business, such as the acquisition of Alpha during fiscal 2019 and NorthStar during fiscal 2020. There is significant competition for acquisition targets in the stored energy industry. We may not be able to identify suitable acquisition candidates or negotiate attractive terms. In addition, we may have difficulty obtaining the financing necessary to complete transactions we pursue. In that regard, our credit facilities restrict the amount of additional indebtedness that we may incur to finance acquisitions and place other restrictions on our ability to make acquisitions. Exceeding any of these restrictions would require the consent of our lenders. Even if acquisition candidates are identified, we cannot be sure that our diligence will surface all material issues that may be present, including as they relate to inside Alpha and/or NorthStar or their respective business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of such acquisition candidate, Alpha, NorthStar and their business and outside of their respective control will not arise later. If any such material issues arise, they may materially and adversely impact the on-going business of EnerSys and our stockholders’ investment. We may be unable to successfully integrate any assets, liabilities, customers, systems and management personnel we acquire into our operations and we may not be able to realize related revenue synergies and cost savings within expected time frames. For example, the ability of EnerSys to realize the anticipated benefits of the Alpha and NorthStar acquisitions will depend, to a large extent, on our ability to combine Alpha’s, NorthStar’s and our businesses in a manner that facilitates growth opportunities and realizes anticipated synergies, and achieves the projected stand-alone cost savings and revenue growth trends identified by each company. It is expected that we will benefit from operational and general and administrative cost synergies resulting from the warehouse and transportation integration, direct procurement savings on overlapping materials, purchasing scale on indirect spend categories and optimization of duplicate positions and processes. We may also enjoy revenue synergies, driven by a strong portfolio of brands with exposure to higher growth segments and the ability to leverage our collective distribution strength. In order to achieve these expected benefits, we must successfully combine the businesses of Alpha, NorthStar and EnerSys in a manner that permits these cost savings and synergies to be realized and must achieve the anticipated savings and synergies without adversely affecting current revenues and investments in future growth. If we experience difficulties with the integration process or are not able to successfully achieve these objectives, the anticipated benefits of the Alpha and NorthStar acquisitions may not be realized fully or at all or may take longer to realize than expected. Our failure to execute our acquisition strategy could have a material adverse effect on our business. We cannot assure you that our acquisition strategy will be successful or that we will be able to successfully integrate acquisitions we do make.

Any acquisitions that we complete may dilute stockholder ownership interests in EnerSys, may have adverse effects on our financial condition and results of operations and may cause unanticipated liabilities.

Future acquisitions may involve the issuance of our equity securities as payment, in part or in full, for the businesses or assets acquired. Any future issuances of equity securities would dilute stockholder ownership interests. In addition, future acquisitions might not increase, and may even decrease, our earnings or earnings per share and the benefits derived by us from an acquisition might not outweigh or might not exceed the dilutive effect of the acquisition. We also may incur additional debt or suffer adverse tax and accounting consequences in connection with any future acquisitions.

The failure or cyber security breach of critical computer systems could seriously affect our sales and operations.

We operate a number of critical computer systems throughout our business that can fail for a variety of reasons. If such a failure were to occur, we may not be able to sufficiently recover from the failure in time to avoid the loss of data or any adverse impact on certain of our operations that are dependent on such systems. This could result in lost sales and the inefficient operation of our facilities for the duration of such a failure.

In addition, these computer systems are essential for the exchange of information both within the company and in communicating with third parties. Despite our efforts to protect the integrity of these systems and network as well as sensitive, confidential or personal data or information, our facilities and systems and those of our third-party service providers may be vulnerable to security breaches, theft, misplaced or lost data, programming and/or human errors that could potentially lead to the compromising of sensitive, confidential or personal data or information, improper use of our systems, software solutions or networks, unauthorized access, use, disclosure, modification or destruction of information, defective products, production downtimes and operational disruptions, which in turn could adversely affect our reputation, competitiveness, and results of operations.

We may not be able to maintain adequate credit facilities.

Our ability to continue our ongoing business operations and fund future growth depends on our ability to maintain adequate credit facilities and to comply with the financial and other covenants in such credit facilities or to secure alternative sources of financing. However, such credit facilities or alternate financing may not be available or, if available, may not be on terms favorable to us. If we do not have adequate access to credit, we may be unable to refinance our existing borrowings and credit facilities when they mature and to fund future acquisitions, and this may reduce our flexibility in responding to changing industry conditions.

Our indebtedness could adversely affect our financial condition and results of operations.

As of March 31, 2020, we had $1,160.6 million of total consolidated debt (including finance leases). This level of debt could:

•

increase our vulnerability to adverse general economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings bear, and will continue to bear, interest at floating rates;

•

require us to dedicate a substantial portion of our cash flow from operations to debt service payments, which would reduce the availability of our cash to fund working capital, capital expenditures or other general corporate purposes, including acquisitions;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry;
•	restrict our ability to introduce new products or new technologies or exploit business opportunities;
•	place us at a disadvantage compared with competitors that have proportionately less debt;
•	limit our ability to borrow additional funds in the future, if we need them, due to financial and restrictive covenants in our debt agreements; and
•	have a material adverse effect on us if we fail to comply with the financial and restrictive covenants in our debt agreements.

There can be no assurance that we will continue to declare cash dividends at all or in any particular amounts.

During fiscal 2020, we announced the declaration of a quarterly cash dividend of $0.175 per share of common stock for quarters ended June 30, 2019, September 29, 2019, December 29, 2019 and March 31, 2020. On May 21, 2020, we announced a fiscal 2021 first quarter cash dividend of $0.175 per share of common stock. Future payment of a regular quarterly cash dividend on our common shares will be subject to, among other things, our results of operations, cash balances and future cash requirements, financial condition, statutory requirements of Delaware law, compliance with the terms of existing and future indebtedness and credit facilities, and other factors that the Board of Directors may deem relevant. Our dividend payments may change from time to time, and we cannot provide assurance that we will continue to declare dividends at all or in any particular amounts. A reduction in or elimination of our dividend payments could have a negative effect on our share price.

We cannot guarantee that our share repurchase programs will be fully consummated or that they will enhance long-term stockholder value. Share repurchases could also increase the volatility of the trading price of our stock and could diminish our cash reserves.

Our Board of Directors has authorized two share repurchase programs, one authorizing the repurchase of up to $100 million of our common stock, of which authority, as of March 31, 2020, approximately $59 million remains available and another authorizing the repurchase of up to such number of shares as shall equal the dilutive effects of any equity based award granted during such fiscal year and the number of shares exercised through stock option awards during such fiscal year. Although our board of directors has authorized these share repurchase programs, the programs do not obligate us to repurchase any specific dollar amount or to acquire any specific number of shares. We cannot guarantee that the programs will be fully consummated or that they will enhance long-term stockholder value. The programs could affect the trading price of our stock and increase volatility, and any announcement of a termination of these programs may result in a decrease in the trading price of our stock. In addition, these programs could diminish our cash reserves. The Company does not plan on utilizing the share repurchase authorization in the present financial environment.

We depend on our senior management team and other key employees, and significant attrition within our management team or unsuccessful succession planning could adversely affect our business.

Our success depends in part on our ability to attract, retain and motivate senior management and other key employees. Achieving this objective may be difficult due to many factors, including fluctuations in global economic and industry conditions, competitors’ hiring practices, cost reduction activities, and the effectiveness of our compensation programs. Competition for qualified personnel can be very intense. We must continue to recruit, retain and motivate senior management and other key employees sufficient to maintain our current business and support our future projects. We are vulnerable to attrition among our current senior management team and other key employees. A loss of any such personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business, financial condition and results of operations. In addition, if we are unsuccessful in our succession planning efforts, the continuity of our business and results of operations could be adversely affected.

We may have exposure to greater than anticipated tax liabilities.

Our income tax obligations are based in part on our corporate operating structure and intercompany arrangements, including the manner in which we operate our business, develop, value, manage, protect, and use our intellectual property and the valuations of our intercompany transactions. We may also be subject to additional indirect or non-income taxes. The tax laws applicable to our business, including the laws of the United States and other jurisdictions, are subject to interpretation and certain jurisdictions are aggressively interpreting their laws in new ways in an effort to raise additional tax revenue from multi-national companies, like us. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or intercompany arrangements, which could increase our worldwide effective tax rate and harm our financial position, results of operations, and cash flows. Although we believe that our provision for income taxes is reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made. In addition, our future income tax rates could be adversely affected by earnings being lower than anticipated in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws, regulations, or accounting principles.

Changes in tax laws or tax rulings could materially affect our financial position, results of operations, and cash flows.

The income and non-income tax regimes we are subject to or operate under are unsettled and may be subject to significant change. Changes in tax laws or tax rulings, or changes in interpretations of existing laws, could materially affect our financial position, results of operations, and cash flows. For example, changes to U.S. tax laws enacted in December 2017 had a significant impact on our tax obligations and effective tax rate for fiscal 2019 and 2018. In fiscal year 2020, Switzerland enacted the Federal Act on Tax Reform and AHV (Old-Age and Survivors Insurance) Financing (TRAF) which became effective on January 1, 2020. These enactments and future possible guidance from the applicable taxing authorities may have a material impact on the Company’s operating results. In addition, many countries in Europe, as well as a number of other countries and organizations, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could significantly increase our tax obligations in many countries where we do business or require us to change the manner in which we operate our business. The Company closely monitors these proposals as they arise in the countries where it operates. Changes to the statutory tax rate may occur at any time, and any related expense or benefit recorded may be material to the fiscal quarter and year in which the law change is enacted. The European Commission has conducted investigations in multiple countries focusing on whether local country tax rulings or tax legislation provides preferential tax treatment that violates European Union state aid rules and concluded that certain countries, including Ireland, have provided illegal state aid in certain cases. These investigations may result in changes to the tax treatment of our foreign operations. Due to the large and expanding scale of our international business activities, many of these types of changes to the taxation of our activities could increase our worldwide effective tax rate and harm our financial position, results of operations, and cash flows.

In connection with the Organization for Economic Cooperation and Development Base Erosion and Profit Shifting (BEPS) project, companies are required to disclose more information to tax authorities on operations around the world, which may lead to greater audit scrutiny of profits earned in other countries. The Company regularly assesses the likely outcomes of its tax audits and disputes to determine the appropriateness of its tax reserves. However, any tax authority could take a position on tax treatment that is contrary to the Company’s expectations, which could result in tax liabilities in excess of reserves.

Our software and related services are highly technical and may contain undetected software bugs or vulnerabilities, which could manifest in ways that could seriously harm our reputation and our business.

The software and related services that we offer, including those as a result of the Alpha acquisition, are highly technical and complex. Our services or any other products that we may introduce in the future may contain undetected software bugs, hardware errors, and other vulnerabilities. These bugs and errors can manifest in any number of ways in our products, including through diminished performance, security vulnerabilities, malfunctions, or even permanently disabled products. We have a practice of regularly updating our products and some errors in our products may be discovered only after a product has been used by users, and may in some cases be detected only under certain circumstances or after extended use. Any errors, bugs or other vulnerabilities discovered in our code or backend after release could damage our reputation, drive away users, allow third parties to manipulate or exploit our software, lower revenue and expose us to claims for damages, any of which could seriously harm our business. Additionally, errors, bugs, or other vulnerabilities may, either directly or if exploited by third parties, affect our ability to make accurate royalty payments.

We also could face claims for product liability, tort or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and seriously harm our reputation and our business. In addition, if our liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business could be seriously harmed.

ITEM 1B.        UNRESOLVED STAFF COMMENTS

None.

ITEM 2. PROPERTIES

The Company’s worldwide headquarters is located in Reading, Pennsylvania, U.S.A. Geographic headquarters for our Americas, EMEA and Asia segments are located in Reading, Pennsylvania, U.S.A., Zug, Switzerland and Singapore, respectively. The Company owns approximately 80% of its manufacturing facilities and distribution centers worldwide. The following sets forth the Company’s principal owned or leased facilities by business segment:

Americas: Sylmar, California; Longmont, Colorado; Tampa, Florida; Suwanee, Georgia, Hays, Kansas; Richmond, Kentucky; Springfield and Warrensburg, Missouri; Horsham, Pennsylvania; Sumter, South Carolina; Ooltewah, Tennessee, Spokane, Washington and Bellingham, Washington in the United States; Burnaby, in Canada; Monterrey and Tijuana in Mexico; Buenos Aires, Argentina and São Paulo, in Brazil.

EMEA: Hostomice, Czech Republic; Arras, France; Hagen in Germany; Bielsko-Biala, Poland; Stockholm, Sweden and Newport and Culham in the United Kingdom.

Asia: Chongqing and Yangzhou in the PRC and Andhra Pradesh in India.

We consider our plants and facilities, whether owned or leased, to be in satisfactory condition and adequate to meet the needs of our current businesses and projected growth. Information as to material lease commitments is included in Note 3—Leases to the Consolidated Financial Statements.

ITEM 3.        LEGAL PROCEEDINGS

From time to time, we are involved in litigation incidental to the conduct of our business. See Litigation and Other Legal Matters in Note 19—Commitments, Contingencies and Litigation to the Consolidated Financial Statements, which is incorporated herein by reference.

ITEM 4.        MINE SAFETY DISCLOSURES

Not applicable.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

The Company’s common stock has been listed on the New York Stock Exchange under the symbol “ENS” since it began trading on July 30, 2004. Prior to that time, there had been no public market for our common stock.

Holders of Record

As of May 28, 2020, there were approximately 303 record holders of common stock of the Company. Because many of these shares are held by brokers and other institutions on behalf of stockholders, the Company is unable to estimate the total number of stockholders represented by these record holders.

Recent Sales of Unregistered Securities

During the fourth quarter of fiscal 2020, we did not issue any unregistered securities.

Dividends

During fiscal 2020, the Company’s quarterly dividend was $0.175 per share. The Company declared aggregate regular cash dividends of $0.70 per share in each of the years ended March 31, 2019 and 2018.

The Company anticipates that it will continue to pay quarterly cash dividends in the future. However, the payment and amount of future dividends remain within the discretion of the Board and will depend upon the Company’s future earnings, financial condition, capital requirements, restrictions under existing or future credit facilities or debt and other factors. See “There can be no assurance that we will continue to declare cash dividends at all or in any particular amounts.” Under Item 1A. Risk Factors for additional information.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

The following table summarizes the number of shares of common stock we purchased from participants in our equity incentive plans as well as repurchases of common stock authorized by the Board of Directors. As provided by the Company’s equity incentive plans, (a) vested options outstanding may be exercised through surrender to the Company of option shares or vested options outstanding under the Company’s equity incentive plans to satisfy the applicable aggregate exercise price (and any withholding tax) required to be paid upon such exercise and (b) the withholding tax requirements related to the vesting and settlement of equity awards may be satisfied by the surrender of shares of the Company’s common stock.

Purchases of Equity Securities

Period	(a) Total number of shares (or units) purchased	(b) Average price paid per share (or unit)	(c) Total number of shares (or units) purchased as part of publicly announced plans or programs	(d) Maximum number (or approximate dollar value) of shares (or units) that may be purchased under the plans or programs(1)(2)
December 30, 2019—January 26, 2020	7,208	$74.75	—	$9,002,889
January 27, 2020—February 23, 2020	9,021	72.21	—	9,002,889
February 24, 2020—March 31, 2020	—	—	—	9,002,889

Total	16,229	$73.34	—

(1)

The Company’s Board of Directors has authorized the Company to repurchase up to such number of shares as shall equal the dilutive effects of any equity based award granted during such fiscal year under the 2017 Equity Incentive Plan and the number of shares exercised through stock option awards during such fiscal year.

(2)

On November 8, 2017, the Company announced the establishment of a $100 million stock repurchase authorization, with no expiration date and a remaining authorization of $59.1 million. The authorization is in addition to the existing stock repurchase programs.

The Company does not plan on utilizing the share repurchase authorization in the present financial environment.

STOCK PERFORMANCE GRAPH

The following graph compares the changes in cumulative total returns on EnerSys’ common stock with the changes in cumulative total returns of the New York Stock Exchange Composite Index, a broad equity market index, and the total return on a selected peer group index. The peer group selected is based on the standard industrial classification codes (“SIC Codes”) established by the U.S. government. The index chosen was “Miscellaneous Electrical Equipment and Suppliers” and comprises all publicly traded companies having the same three-digit SIC Code (369) as EnerSys.

The graph was prepared assuming that $100 was invested in EnerSys’ common stock, the New York Stock Exchange Composite Index and the peer group (duly updated for changes) on March 31, 2015.

Comparison Of Five Year Cumulative Total Return*

For Year Ended March 31, 2020

Among EnerSys, the NYSE Composite Index, and SIC Code 369

*$100 invested on March 31, 2015 in stock or index, including reinvestment of dividends.

ITEM 6.	SELECTED FINANCIAL DATA

	Fiscal Year Ended March 31,
	2020	2019	2018	2017	2016
	(In thousands, except share and per share data)
Consolidated Statements of Income:
Net sales	$3,087,868	$2,808,017	$2,581,891	$2,367,149	$2,316,249
Cost of goods sold	2,301,148	2,104,612	1,920,030	1,713,115	1,704,472
Inventory step up to fair value relating to acquisitions and exit activities	1,854	10,379	3,457	2,157	—

Gross profit	784,866	693,026	658,404	651,877	611,777
Operating expenses	529,643	441,415	382,077	369,863	352,767
Restructuring, exit and other charges	20,766	34,709	5,481	7,160	12,978
Impairment of goodwill	39,713	—	—	12,216	31,411
Impairment of finite, indefinite-lived intangibles and fixed assets	4,549	—	—	1,800	4,841
Legal proceedings charge, net of settlement income	—	4,437	—	23,725	3,201
Gain on sale of facility	—	—	—	—	(3,420)

Operating earnings	190,195	212,465	270,846	237,113	209,999
Interest expense	43,673	30,868	25,001	22,197	22,343
Other (income) expense, net	(415)	(614)	7,519	2,221	5,719

Earnings before income taxes	146,937	182,211	238,326	212,695	181,937
Income tax expense	9,821	21,584	118,493	54,472	50,113

Net earnings	137,116	160,627	119,833	158,223	131,824
Net earnings (losses) attributable to noncontrolling interests	—	388	239	(1,991)	(4,326)

Net earnings attributable to EnerSys stockholders	$137,116	$160,239	$119,594	$160,214	$136,150

Net earnings per common share attributable to EnerSys stockholders:
Basic	$3.23	$3.79	$2.81	$3.69	$3.08
Diluted	$3.20	$3.73	$2.77	$3.64	$2.99
Weighted-average number of common shares outstanding:
Basic	42,411,834	42,335,023	42,612,036	43,389,333	44,276,713
Diluted	42,896,775	43,008,952	43,119,856	44,012,543	45,474,130

As a result of the adoption of ASU 2017-07, “Compensation—Retirement Benefits (Topic 715)” during the first quarter of 2019, the Company has recast the prior years of fiscal 2018 and 2017, those being the years presented in the primary financial statements in the year of adoption of the standard.

	Fiscal Year Ended March 31,
	2020	2019	2018	2017	2016
	(In thousands)
Consolidated cash flow data:
Net cash provided by operating activities	$253,398	$197,855	$211,048	$246,030	$307,571
Net cash used in investing activities	(274,819)	(723,883)	(72,357)	(61,833)	(80,923)
Net cash provided by (used in) financing activities	62,683	346,577	(166,888)	(62,542)	(105,729)
Other operating data:
Capital expenditures	101,425	70,372	69,832	50,072	55,880

	As of March 31,
	2020	2019	2018	2017	2016
	(In thousands)
Consolidated balance sheet data:
Cash and cash equivalents	$326,979	$299,212	$522,118	$500,329	$397,307
Working capital	962,586	923,715	1,048,057	951,484	845,068
Total assets	3,301,698	3,118,193	2,486,925	2,293,029	2,214,488
Total debt, including finance leases	1,151,844	1,036,534	598,020	606,133	628,631
Total EnerSys stockholders’ equity	1,300,525	1,282,287	1,195,675	1,103,456	1,013,131

On April 1, 2019, we adopted ASU No. 2016-02 which required us to recognize lease right-of-use assets and corresponding lease liabilities on the consolidated balance sheet. No prior periods were restated as further discussed in Note 1 of Notes to the Consolidated Financial Statements.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition for the fiscal years ended March 31, 2020, 2019 and 2018, should be read in conjunction with our audited Consolidated Financial Statements and the notes to those statements included in Item 8. Financial Statements and Supplementary Data, of this Annual Report on Form 10-K. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, opinions, expectations, anticipations and intentions and beliefs. Actual results and the timing of events could differ materially from those anticipated in those forward-looking statements as a result of a number of factors. See “Cautionary Note Regarding Forward-Looking Statements,” “Business” and “Risk Factors,” sections elsewhere in this Annual Report on Form 10-K. In the following discussion and analysis of results of operations and financial condition, certain financial measures may be considered “non-GAAP financial measures” under the SEC rules. These rules require supplemental explanation and reconciliation, which is provided in this Annual Report on Form 10-K.

EnerSys’ management uses the non-GAAP measures, EBITDA and adjusted EBITDA, in its computation of compliance with loan covenants. These measures, as used by EnerSys, adjust net earnings determined in accordance with GAAP for interest, taxes, depreciation and amortization, and certain charges or credits as permitted by our credit agreements, that were recorded during the periods presented.

EnerSys’ management uses the non-GAAP measures, “primary working capital” and “primary working capital percentage” (see definition in “Liquidity and Capital Resources” below) along with capital expenditures, in its evaluation of business segment cash flow and financial position performance.

These non-GAAP disclosures have limitations as analytical tools, should not be viewed as a substitute for cash flow or operating earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to operating earnings determined in accordance with GAAP.

Overview

EnerSys (the “Company,” “we,” or “us”) is the world’s largest manufacturer, marketer and distributor of industrial batteries. We also manufacture, market and distribute products such as battery chargers, power equipment, battery accessories, and outdoor cabinet enclosures. Additionally, we provide related aftermarket and customer-support services for our products. We market our products globally to over 10,000 customers in more than 100 countries through a network of distributors, independent representatives and our internal sales force.

We operate and manage our business in three geographic regions of the world—Americas, EMEA and Asia, as described below. Our business is highly decentralized with manufacturing locations throughout the world. More than half of our manufacturing capacity is located outside the United States, and approximately 40% of our net sales were generated outside the United States. The Company currently has three reportable business segments based on geographic regions, defined as follows:

•	Americas, which includes North and South America, with our segment headquarters in Reading, Pennsylvania, U.S.A.;
•	EMEA, which includes Europe, the Middle East and Africa, with our segment headquarters in Zug, Switzerland; and
•	Asia, which includes Asia, Australia and Oceania, with our segment headquarters in Singapore.

We evaluate business segment performance based primarily upon operating earnings exclusive of highlighted items. Highlighted items are those that the Company deems are not indicative of ongoing operating results, including those charges that the Company incurs as a result of restructuring activities, impairment of goodwill and indefinite-lived intangibles and other assets, acquisition activities and those charges and credits that are not directly related to operating unit performance, such as significant legal proceedings, ERP system implementation, amortization of recently acquired intangible assets and tax valuation allowance changes, including those related to the adoption of the Tax Cuts and Jobs Act. Because these charges are not incurred as a result of ongoing operations, or are incurred as a result of a potential or previous acquisition, they are not as helpful a measure of the performance of our underlying business, particularly in light of their unpredictable nature and are difficult to forecast. All corporate and centrally incurred costs are allocated to the business segments based principally on net sales. We evaluate business segment cash flow and financial position performance based primarily upon capital expenditures and primary working capital levels (see definition of primary working capital in “Liquidity and Capital Resources” below). Although we monitor the three elements of primary working capital (receivables, inventory and payables), our primary focus is on the total amount due to the significant impact it has on our cash flow.

Our management structure, financial reporting systems, and associated internal controls and procedures, are all consistent with our three geographic business segments. We report on a March 31 fiscal year-end. Our financial results are largely driven by the following factors:

•	global economic conditions and general cyclical patterns of the industries in which our customers operate;
•	changes in our selling prices and, in periods when our product costs increase, our ability to raise our selling prices to pass such cost increases through to our customers;
•	the extent to which we are able to efficiently utilize our global manufacturing facilities and optimize our capacity;
•	the extent to which we can control our fixed and variable costs, including those for our raw materials, manufacturing, distribution and operating activities;
•	changes in our level of debt and changes in the variable interest rates under our credit facilities; and
•	the size and number of acquisitions and our ability to achieve their intended benefits.

We have two primary product lines: reserve power and motive power products. Net sales classifications by product line are as follows:

•

Reserve power products are used for backup power for the continuous operation of critical applications in telecommunications systems, uninterruptible power systems, or “UPS” applications for computer and computer-controlled systems, and other specialty power applications, including medical and security systems, premium starting, lighting and ignition applications, in switchgear, electrical control systems used in electric utilities, large-scale energy storage, energy pipelines, in commercial aircraft, satellites, military aircraft, submarines, ships and tactical vehicles. Reserve power products also include thermally managed cabinets and enclosures for electronic equipment and batteries. With the recent Alpha acquisition, we are a provider of highly integrated power solutions and services to broadband, telecom, renewable and industrial customers.

•

Motive power products are used to provide power for electric industrial forklifts used in manufacturing, warehousing and other material handling applications as well as mining equipment, diesel locomotive starting and other rail equipment.

Current Market Conditions

Economic Climate

The COVID-19 pandemic has weakened economic activity around the world. China’s economic activity was the hardest hit during our fourth fiscal quarter and two of our plants in China were shut down for several weeks and order demand slowed significantly. In Europe and North America, the impact of COVID-19 was felt towards the end of our fourth quarter so the economic impact was not as severe as in China. We believe that EMEA and Americas economies will be much harder hit by the impact of COVID-19 during our first fiscal quarter of fiscal 2021.

While the adverse direct impact from COVID-19 was felt by our factories in China and our overall supply chain, our factories in both the Americas and EMEA, deemed essential critical infrastructure suppliers, remain in operation with some near full capacity while others are experiencing lower demand, particularly those in our motive power lines of business. We have been able to meet customer demand while maintaining the safety considerations for those in our facilities and as many employees continue to work effectively from home. The pandemic continues to pose challenges in many of our markets including delayed 5G deployments and lower OEM sales to our transportation and motive power customers as they experience lower demand with their end customers.

Volatility of Commodities and Foreign Currencies

Our most significant commodity and foreign currency exposures are related to lead and the Euro, respectively. Historically, volatility of commodity costs and foreign currency exchange rates have caused large swings in our production costs. As a result of the COVID-19 pandemic and a forecasted global economic recession, we anticipate that our commodity costs will be lower in the near future and foreign currency exposures may continue to fluctuate as they have in the past several years. Since the outbreak of COVID-19 in our fourth fiscal quarter of 2020, we have experienced declining commodity costs.

Customer Pricing

Our selling prices fluctuated during the last several years to offset the volatile cost of commodities. Approximately 30% of our revenue is currently subject to agreements that adjust pricing to a market-based index for lead. Lead prices rose for the most part of fiscal 2018, peaked in the first quarter of fiscal 2019 and then declined sequentially in every quarter in fiscal 2019. In fiscal 2020, our selling prices declined in response to declining commodity costs, including lead. Based on current commodity markets, we will likely see year over year benefits from declining commodity prices, with some related reduction in our selling prices in the upcoming year.

Liquidity and Capital Resources

We believe that our financial position is strong, and we have substantial liquidity with $327 million of available cash and cash equivalents and available and undrawn credit lines of approximately $694 million at March 31, 2020 to cover short-term liquidity requirements and anticipated growth in the foreseeable future. The nominal amount of credit available is subject to a leverage ratio maximum of 3.5x EBITDA, as discussed in the Liquidity and Capital Resources, which effectively limits additional debt or lowered cash balances by approximately $500 million.

In fiscal 2020, we issued $300 million in aggregate principal amount of our 4.375% Senior Notes due 2027 (the “2027 Notes”). Proceeds from this offering, net of debt issuance costs were $296.3 million and were utilized to pay down the balance outstanding on the revolver borrowings.

In fiscal 2018, we entered into a credit facility (“2017 Credit Facility”) that consisted of a $600.0 million senior secured revolving credit facility (“2017 Revolver”) and a $150.0 million senior secured term loan (“2017 Term Loan”) with a maturity date of September 30, 2022. On December 7, 2018, we amended the 2017 Credit Facility (as amended, the “Amended Credit Facility”). The Amended Credit Facility consists of $449.1 million senior secured term loans (the “Amended 2017 Term Loan”), including a CAD 133.1 million ($99.1 million) term loan and a $700.0 million senior secured revolving credit facility (the “Amended 2017 Revolver”). The amendment resulted in an increase of the 2017 Term Loan and the 2017 Revolver by $299.1 million and $100.0 million, respectively.

In fiscal 2020 and 2019 we repurchased $34.6 million and $56.0 million of our common stock under existing authorizations, respectively. In fiscal 2020 and fiscal 2019, we reissued 17,410 and 3,256 shares out of our treasury stock, respectively, to participants under the Company’s Employee Stock Purchase Plan.

In fiscal 2019, we reissued 1,177,630 shares from our treasury stock to satisfy $100.0 million of the initial purchase consideration of $750.0 million, in connection with the Alpha acquisition.

In fiscal 2018, we repurchased $121.0 million of our common stock through an accelerated share repurchase program (“ASR”) with a major financial institution and through open market purchases.

A substantial majority of the Company’s cash and investments are held by foreign subsidiaries. The majority of that cash and investments is expected to be utilized to fund local operating activities, capital expenditure requirements and acquisitions. The Company believes that it has sufficient sources of domestic and foreign liquidity.

We believe that our strong capital structure and liquidity affords us access to capital for future capital expenditures, acquisition and stock repurchase opportunities and continued dividend payments.

Cost Savings Initiatives

Cost savings programs remain a continuous element of our business strategy and are directed primarily at further reductions in plant manufacturing (labor and overhead), raw material costs and our operating expenses (primarily selling, general and administrative). In order to realize cost savings benefits for a majority of these initiatives, costs are incurred either in the form of capital expenditures, funding the cash obligations of previously recorded restructuring expenses or current period expenses.

In January 2017, we started our Operational Excellence program, referred to as the EnerSys Operating System, or EOS, which serves as our continuous improvement engine. During fiscal 2018 and 2019, we were able to fund our investment in new product development and digital core with savings of approximately $25 million in each year, primarily from restructuring programs. Our global deployment of EOS began to slow in fiscal 2019 and we have struggled to maintain pace with surging customer demand for TPPL amidst disruptions in fiscal 2019 from our ERP implementation and in fiscal 2020 from a fire, both adversely impacting our productivity at our Richmond motive power facility. We constantly evaluate the return on investment to ensure we achieve our targeted improvement by the end of fiscal 2021.

Critical Accounting Policies and Estimates

Our significant accounting policies are described in Note 1—Summary of Significant Accounting Policies to the Consolidated Financial Statements in Item 8. In preparing our financial statements, management is required to make estimates and assumptions that, among other things, affect the reported amounts in the Consolidated Financial Statements and accompanying notes. These estimates and assumptions are most significant where they involve levels of subjectivity and judgment necessary to account for highly uncertain matters or matters susceptible to change, and where they can have a material impact on our financial condition and operating performance. We discuss below the more significant estimates and related assumptions used in the preparation of our Consolidated Financial Statements. If actual results were to differ materially from the estimates made, the reported results could be materially affected.

Revenue Recognition

We adopted the new accounting standard for the recognition of revenue under ASC 606 for the fiscal year beginning on April 1, 2019. Under this standard, we recognize revenue only when we have satisfied a performance obligation through transferring control of the promised good or service to a customer. The standard indicates that an entity must determine at contract inception whether it will transfer control of a promised good or service over time or satisfy the performance obligation at a point in time through analysis of the following criteria: (i) the entity has a present right to payment, (ii) the customer has legal title, (iii) the customer has physical possession, (iv) the customer has the significant risks and rewards of ownership and (v) the customer has accepted the asset. Our primary performance obligation to our customers is the delivery of finished goods and products, pursuant to purchase orders. Control of the products sold typically transfers to our customers at the point in time when the goods are shipped as this is also when title generally passes to our customers under the terms and conditions of our customer arrangements.

We assess collectibility based primarily on the customer’s payment history and on the creditworthiness of the customer.

Management believes that the accounting estimates related to revenue recognition are critical accounting estimates because they require reasonable assurance of collection of revenue proceeds and completion of all performance obligations. Also, revenues are recorded net of provisions for sales discounts and returns, which are established at the time of sale. These estimates are based on our past experience. For additional information on the new accounting standard for the recognition of revenue see Note 1 of Notes to the Consolidated Financial Statements.

Asset Impairment Determinations

We test for the impairment of our goodwill and indefinite-lived trademarks at least annually and whenever events or circumstances occur indicating that a possible impairment has been incurred.

We perform our annual goodwill impairment test on the first day of our fourth quarter for each of our reporting units based on the income approach, also known as the discounted cash flow (“DCF”) method, which utilizes the present value of future cash flows to estimate fair value. We also use the market approach, which utilizes market price data of companies engaged in the same or a similar line of business as that of our company, to estimate fair value. A reconciliation of the two methods is performed to assess the reasonableness of fair value of each of the reporting units.

The future cash flows used under the DCF method are derived from estimates of future revenues, operating income, working capital requirements and capital expenditures, which in turn reflect our expectations of specific global, industry and market conditions. The discount rate developed for each of the reporting units is based on data and factors relevant to the economies in which the business operates and other risks associated with those cash flows, including the potential variability in the amount and timing of the cash flows. A terminal growth rate is applied to the final year of the projected period and reflects our estimate of stable growth to perpetuity. We then calculate the present value of the respective cash flows for each reporting unit to arrive at the fair value using the income approach and then determine the appropriate weighting between the fair value estimated using the income approach and the fair value estimated using the market approach. Finally, we compare the estimated fair value of each reporting unit to its respective carrying value in order to determine if the goodwill assigned to each reporting unit is potentially impaired. If the fair value of the reporting unit exceeds its carrying value, goodwill is not impaired and no further testing is required. If the fair value of the reporting unit is less than the carrying value, an impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

Significant assumptions used include management’s estimates of future growth rates, the amount and timing of future operating cash flows, capital expenditures, discount rates, as well as market and industry conditions and relevant comparable company multiples for the market approach. Assumptions utilized are highly judgmental, especially given the role technology plays in driving the demand for products in the telecommunications and aerospace markets.

Our annual goodwill impairment test, which we performed during the fourth quarter of fiscal 2020, resulted in an impairment charge for goodwill of $39.7 million in our Asia reporting unit, and a $4.5 million impairment of trademarks in EMEA, as discussed in Note 7 to the Consolidated Financial Statements. There was no goodwill remaining in the Asia reporting unit after this impairment charge was recorded. The excess of fair value over carrying value for each of our reporting units for which we performed a quantitative goodwill impairment test, as of December 30, 2019, the annual testing date, ranged from approximately 9% to approximately 180% of carrying value, except in the case of our Asia region.

In order to evaluate the sensitivity of the fair value calculations on the goodwill impairment test, we applied a hypothetical 10% decrease to the fair values of each reporting unit. This hypothetical 10% decrease would result in excess fair values over carrying values range from approximately 40% to approximately 152% of the carrying values, except our South America reporting unit, where the fair value would be below the carrying value by 2%. South America’s goodwill was $1.9 million and $2.6 million as of March 31, 2020 and 2019, respectively.

We evaluate goodwill on an annual basis as of the beginning of our fourth fiscal quarter and whenever events or changes in circumstances, such as significant adverse changes in business climate or operating results, changes in management’s business strategy or loss of a major customer, indicate that there may be a potential indicator of impairment.

The indefinite-lived trademarks are tested for impairment by comparing the carrying value to the fair value based on current revenue projections of the related operations, under the relief from royalty method. Any excess carrying value over the amount of fair value is recognized as impairment. Any impairment would be recognized in full in the reporting period in which it has been identified.

With respect to our other long-lived assets other than goodwill and indefinite-lived trademarks, we test for impairment when indicators of impairment are present. An asset is considered impaired when the undiscounted estimated net cash flows expected to be generated by the asset are less than its carrying amount. The impairment recognized is the amount by which the carrying amount exceeds the fair value of the impaired asset.

Business Combinations

We account for business combinations in accordance with ASC 805, Business Combinations. We recognize assets acquired and liabilities assumed in acquisitions at their fair values as of the acquisition date, with the acquisition-related transaction and restructuring costs expensed in the period incurred. Determining the fair value of assets acquired and liabilities assumed often involves estimates based on third-party valuations, such as appraisals, or internal valuations based on discounted cash flow analyses and may include estimates of attrition, inflation, asset growth rates, discount rates, multiples of earnings or other relevant factors. In addition, fair values are subject to refinement for up to a year after the closing date of an acquisition. Adjustments recorded to the acquired assets and liabilities are applied prospectively.

Fair values are based on estimates using management’s assumptions using future growth rates, future attrition of the customer base, discount rates, multiples of earnings or other relevant factors.

Any change in the acquisition date fair value of assets acquired and liabilities assumed may materially affect our financial position, results of operations and liquidity.

Litigation and Claims

From time to time, the Company has been or may be a party to various legal actions and investigations including, among others, employment matters, compliance with government regulations, federal and state employment laws, including wage and hour laws, contractual disputes and other matters, including matters arising in the ordinary course of business. These claims may be brought by, among others, governments, customers, suppliers and employees. Management considers the measurement of litigation reserves as a critical accounting estimate because of the significant uncertainty in some cases relating to the outcome of potential claims or litigation and the difficulty of predicting the likelihood and range of potential liability involved, coupled with the material impact on our results of operations that could result from litigation or other claims.

In determining legal reserves, management considers, among other inputs:

•	interpretation of contractual rights and obligations;

•	the status of government regulatory initiatives, interpretations and investigations;
•	the status of settlement negotiations;
•	prior experience with similar types of claims;
•	whether there is available insurance coverage; and
•	advice of outside counsel.

For certain matters, management is able to estimate a range of losses. When a loss is probable, but no amount of loss within a range of outcomes is more likely than any other outcome, management will record a liability based on the low end of the estimated range. Additionally, management will evaluate whether losses in excess of amounts accrued are reasonably possible, and will make disclosure of those matters based on an assessment of the materiality of those addition possible losses.

Environmental Loss Contingencies

Accruals for environmental loss contingencies (i.e., environmental reserves) are recorded when it is probable that a liability has been incurred and the amount can reasonably be estimated. Management views the measurement of environmental reserves as a critical accounting estimate because of the considerable uncertainty surrounding estimation, including the need to forecast well into the future. From time to time, we may be involved in legal proceedings under federal, state and local, as well as international environmental laws in connection with our operations and companies that we have acquired. The estimation of environmental reserves is based on the evaluation of currently available information, prior experience in the remediation of contaminated sites and assumptions with respect to government regulations and enforcement activity, changes in remediation technology and practices, and financial obligations and creditworthiness of other responsible parties and insurers.

Warranty

We record a warranty reserve for possible claims against our product warranties, which generally run for a period ranging from one to twenty years for our reserve power batteries and for a period ranging from one to seven years for our motive power batteries. The assessment of the adequacy of the reserve includes a review of open claims and historical experience.

Management believes that the accounting estimate related to the warranty reserve is a critical accounting estimate because the underlying assumptions used for the reserve can change from time to time and warranty claims could potentially have a material impact on our results of operations.

Allowance for Doubtful Accounts

We encounter risks associated with sales and the collection of the associated accounts receivable. We record a provision for accounts receivable that are considered to be uncollectible. In order to calculate the appropriate provision, management analyzes the creditworthiness of specific customers and the aging of customer balances. Management also considers general and specific industry economic conditions, industry concentration and contractual rights and obligations.

Management believes that the accounting estimate related to the allowance for doubtful accounts is a critical accounting estimate because the underlying assumptions used for the allowance can change from time to time and uncollectible accounts could potentially have a material impact on our results of operations.

Retirement Plans

We use certain economic and demographic assumptions in the calculation of the actuarial valuation of liabilities associated with our defined benefit plans. These assumptions include the discount rate, expected long-term rates of return on assets and rates of increase in compensation levels. Changes in these assumptions can result in changes to the pension expense and recorded liabilities. Management reviews these assumptions at least annually. We use independent actuaries to assist us in formulating assumptions and making estimates. These assumptions are updated periodically to reflect the actual experience and expectations on a plan-specific basis, as appropriate.

For benefit plans which are funded, we establish strategic asset allocation percentage targets and appropriate benchmarks for significant asset classes with the aim of achieving a prudent balance between return and risk. We set the expected long-term rate of return based on the expected long-term average rates of return to be achieved by the underlying investment portfolios. In establishing this rate, we consider historical and expected returns for the asset classes in which the plans are invested, advice from pension consultants and investment advisors, and current economic and capital market conditions. The expected return on plan assets is incorporated into the computation of pension expense. The difference between this expected return and the actual return on plan assets is deferred and will affect future net periodic pension costs through subsequent amortization.

We believe that the current assumptions used to estimate plan obligations and annual expense are appropriate in the current economic environment. However, if economic conditions change materially, we may change our assumptions, and the resulting change could have a material impact on the Consolidated Statements of Income and on the Consolidated Balance Sheets.

Equity-Based Compensation

We recognize compensation cost relating to equity-based payment transactions by using a fair-value measurement method whereby all equity-based payments to employees, including grants of restricted stock units, stock options, market and performance condition-based awards are recognized as compensation expense based on fair value at grant date over the requisite service period of the awards. We determine the fair value of restricted stock units based on the quoted market price of our common stock on the date of grant. The fair value of stock options is determined using the Black-Scholes option-pricing model, which uses both historical and current market data to estimate the fair value. The fair value of market condition-based awards is estimated at the date of grant using a Monte Carlo Simulation. The fair value of performance condition-based awards is based on the closing stock price on the date of grant, adjusted for a discount to reflect the illiquidity inherent in these awards.

All models incorporate various assumptions such as the risk-free interest rate, expected volatility, expected dividend yield and expected life of the awards. When estimating the requisite service period of the awards, we consider many related factors including types of awards, employee class, and historical experience. Actual results, and future changes in estimates of the requisite service period may differ substantially from our current estimates.

Income Taxes

Our effective tax rate is based on pretax income and statutory tax rates available in the various jurisdictions in which we operate. We account for income taxes in accordance with applicable guidance on accounting for income taxes, which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between book and tax bases on recorded assets and liabilities. Accounting guidance also requires that deferred tax assets be reduced by a valuation allowance, when it is more likely than not that a tax benefit will not be realized.

The recognition and measurement of a tax position is based on management’s best judgment given the facts, circumstances and information available at the reporting date. We evaluate tax positions to determine whether the benefits of tax positions are more likely than not of being sustained upon audit based on the technical merits of the tax position. For tax positions that are more likely than not of being sustained upon audit, we recognize the largest amount of the benefit that is greater than 50% likely of being realized upon ultimate settlement in the financial statements. For tax positions that are not more likely than not of being sustained upon audit, we do not recognize any portion of the benefit in the financial statements. If the more likely than not threshold is not met in the period for which a tax position is taken, we may subsequently recognize the benefit of that tax position if the tax matter is effectively settled, the statute of limitations expires, or if the more likely than not threshold is met in a subsequent period.

We evaluate, on a quarterly basis, our ability to realize deferred tax assets by assessing our valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization are our forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.

To the extent we prevail in matters for which reserves have been established, or are required to pay amounts in excess of our reserves, our effective tax rate in a given financial statement period could be materially affected.

Results of Operations—Fiscal 2020 Compared to Fiscal 2019

The following table presents summary Consolidated Statement of Income data for fiscal year ended March 31, 2020, compared to fiscal year ended March 31, 2019:

	Fiscal 2020		Fiscal 2019		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Net sales	$3,087.8	100.0%	$2,808.0	100.0%	$279.8	10.0%
Cost of goods sold	2,301.0	74.5	2,104.6	74.9	196.4	9.3
Inventory step up to fair value relating to acquisitions and exit activities	1.9	0.1	10.3	0.4	(8.4)	(82.1)

Gross profit	784.9	25.4	693.1	24.7	91.8	13.3
Operating expenses	529.7	17.1	441.4	15.7	88.3	20.0
Restructuring, exit and other charges	20.8	0.7	34.8	1.2	(14.0)	(40.2)
Impairment of goodwill	39.7	1.3	—	—	39.7	NM
Impairment of indefinite-lived intangibles	4.5	0.1	—	—	4.5	NM
Legal proceedings charge, net	—	—	4.4	0.2	(4.4)	NM

Operating earnings	190.2	6.1	212.5	7.6	(22.3)	(10.5)
Interest expense	43.7	1.4	30.9	1.1	12.8	41.5
Other (income) expense, net	(0.5)	—	(0.5)	—	—	—

Earnings before income taxes	147.0	4.7	182.1	6.5	(35.1)	(19.4)
Income tax expense	9.9	0.3	21.6	0.8	(11.7)	(54.5)

Net earnings	137.1	4.4	160.5	5.7	(23.4)	(14.6)
Net earnings attributable to noncontrolling interests	—	—	0.3	—	(0.3)	NM

Net earnings attributable to EnerSys stockholders	$137.1	4.4%	$160.2	5.7%	$(23.1)	(14.4)%

NM = not meaningful

Overview

Our sales in fiscal 2020 were $3.1 billion, a 10% increase from prior year’s sales. This increase was the result of a 17% increase due to the Alpha and NorthStar acquisitions (as discussed in Part I, Item 1 of this Annual Report), partially offset by a 4% decrease in organic volume, a 2% decrease in foreign currency translation impact and a 1% decrease in pricing. Organic volume decline in fiscal 2020 reflects the impact of the recent fire and ERP execution challenges in our Richmond, Kentucky facility and weakness in the European and Asian markets.

A discussion of specific fiscal 2020 versus fiscal 2019 operating results follows, including an analysis and discussion of the results of our reportable segments.

Net Sales

Segment sales

	Fiscal 2020		Fiscal 2019		Increase (Decrease)
	In Millions	% Net Sales	In Millions	% Net Sales	In Millions	%
Americas	$2,082.3	67.4%	$1,690.9	60.2%	$391.4	23.1%
EMEA	787.3	25.5	860.6	30.7	(73.3)	(8.5)
Asia	218.2	7.1	256.5	9.1	(38.3)	(14.9)

Total net sales	$3,087.8	100.0%	$2,808.0	100.0%	$279.8	10.0%

The Americas segment’s net sales increased by $391.4 million or 23.1% in fiscal 2020, as compared to fiscal 2019, primarily due to a 26% increase from the Alpha and NorthStar acquisitions, partially offset by a 1% decrease each in organic volume, pricing and currency translation impact.

The EMEA segment’s net sales decreased by $73.3 million or 8.5% in fiscal 2020, as compared to fiscal 2019, primarily due to a 6% decrease in organic volume, a 4% decrease in currency translation impact and a 1% decrease in pricing, partially offset by a 2% increase from the NorthStar acquisition. The decrease in organic volume was driven in part by the return of a competitor to the market in fiscal 2020. This competitor was absent in fiscal 2019 due to a fire at their facility.

The Asia segment’s net sales decreased by $38.3 million or 14.9% in fiscal 2020, as compared to fiscal 2019, primarily due to a 11% decrease in organic volume reflecting dramatic declines of telecom demand in China and the impact from the COVID-19 pandemic, a 3% decrease in currency translation impact and a 1% decrease in pricing.

Product line sales

	Fiscal 2020		Fiscal 2019		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Reserve power	$1,739.6	56.3%	$1,416.2	50.4%	$323.4	22.8%
Motive power	1,348.2	43.7	1,391.8	49.6	(43.6)	(3.1)

Total net sales	$3,087.8	100.0%	$2,808.0	100.0%	$279.8	10.0%

Sales in our reserve power products increased in fiscal 2020 by $323.4 million or 22.8% compared to the prior year, primarily due to a 33% increase from the Alpha and NorthStar acquisitions, partially offset by a 7% decrease in organic volume, a 2% decrease in currency translation impact and a 1% decrease in pricing. The decrease in organic volume in fiscal 2020 is primarily from the deferral of spending by telecom and broadband customers and the conclusion of a large enclosure order a year ago.

Sales in our motive power products decreased in fiscal 2020 by $43.6 million or 3.1% compared to the prior year, primarily due to a 2% decrease in currency translation impact and a 1% decrease in pricing. The lack of organic growth in motive power product volume is due to weak European markets, the recent fire in our Richmond, Kentucky facility and the impact from the COVID-19 pandemic on our fourth fiscal quarter sales.

Gross Profit

	Fiscal 2020		Fiscal 2019		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Gross profit	$784.9	25.4%	$693.1	24.7%	$91.8	13.3%

Gross profit increased $91.8 million or 13.3% in fiscal 2020 compared to fiscal 2019. Gross profit, as a percentage of net sales, increased 70 basis points in fiscal 2020 compared to fiscal 2019. This increase in the gross profit margin is largely a function of declines in commodity costs relative to pricing, partially offset by higher manufacturing costs.

Operating Items

	Fiscal 2020		Fiscal 2019		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Operating expenses	$529.7	17.1%	$441.4	15.7%	$88.3	20.0%

Restructuring, exit and other charges	20.8	0.7	34.8	1.2	(14.0)	(40.2)

Impairment of goodwill	39.7	1.3	—	—	39.7	NM

Impairment of indefinite-lived intangibles	4.5	0.1	—	—	4.5	NM

Legal proceedings charge, net	—	—	4.4	0.2	(4.4)	NM

NM = not meaningful

Operating Expenses

Operating expenses increased $88.3 million or 20% in fiscal 2020 from fiscal 2019 and increased as a percentage of net sales by 140 basis points. Excluding the impact of the foreign currency translation, the increase reflects the inclusion of Alpha and NorthStar, as well as an increase of $25.0 million towards new product development.

Selling expenses, our main component of operating expenses, were 44.7% of sales in fiscal 2020, compared to 46.4% of sales in fiscal 2019.

Impairment of goodwill and indefinite-lived intangibles

Goodwill is tested annually for impairment during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances that indicate goodwill is more likely than not impaired.

In the fourth quarter of fiscal 2020, we conducted our annual goodwill impairment test which indicated that the fair value of Asia was less than its carrying value. We recorded a non-cash charge of $39.7 million related to goodwill impairment in Asia under the caption “Impairment of goodwill” in the Consolidated Statements of Income. We also recorded a non-cash charge of $4.5 million related to indefinite-lived trademarks in EMEA, under the caption “Impairment of indefinite-lived intangibles” in the Consolidated Statements of Income. The key factors contributing to the impairment in Asia was the increasing pressure on organic sales growth that we began to experience in fiscal 2019 due to a slowdown in telecom spending in the PRC amidst growing trade tensions between the U.S.A and China. The impact of these trade tensions on our ability to capture market share in PRC accelerated in the second half of the fiscal year. Throughout fiscal 2020, there was a general slowdown in the Chinese economy which was further exacerbated by the outbreak of the COVID -19 pandemic, causing disruption to two of our plants in China in the fourth quarter. Also contributing to the poor performance of the Asia region was a general softening of demand in Australia, that began in fiscal 2019 and continued throughout fiscal 2020. We monitored the performance of our Asia reporting unit for interim impairment indicators throughout fiscal 2020, but the emergence of COVID-19 in China in December 2019 coupled with the totality of economic headwinds in the region resulted in the recognition of a goodwill impairment loss in connection with our annual impairment test.

During the fourth quarter of fiscal 2020, management completed its evaluation of key inputs used to estimate the fair value of its indefinite-lived trademarks and determined that an impairment charge relating to two of its trademarks in the EMEA reporting unit, that were acquired through legacy acquisitions was appropriate, as it plans to phase out these trademarks.

Restructuring, exit and other charges

Included in our fiscal 2020 operating results are restructuring charges of $2.5 million in the Americas and $7.0 million in EMEA, both primarily relating to the recent NorthStar acquisition and $1.5 million in Asia. Also included in the fiscal 2020 operating results are exit charges of $5.1 million in EMEA, including $2.2 million of cash charges, relating to the closure of our facility in Targovishte, Bulgaria, that commenced in fiscal 2019 as explained below.

In keeping with our strategy of exiting the manufacture of batteries for diesel-electric submarines, during fiscal 2020, we sold certain licenses and assets for $2.0 million and recorded a net gain of $0.9 million, which is reported as other exit charges.

During fiscal 2020, we also wrote off $5.5 million of assets at our Kentucky and Tennessee plants, as a result of our strategic product mix shift from traditional flooded batteries to maintenance free lead acid and lithium batteries.

Included in our fiscal 2019 operating results are restructuring and exit charges of $4.0 million in Americas, $27.0 million in EMEA and $3.8 million in Asia. Of the $27.0 million charges in EMEA, $17.7 million related to the closure of our facility in Targovishte, Bulgaria, $4.9 million related to the disposition of GAZ Geräte—und Akkumulatorenwerk Zwickau GmbH, a wholly-owned German subsidiary, $3.4 million related to improving efficiencies of our general operations and $1.0 million related to dissolving a joint venture in Tunisia. The facility in Bulgaria produced diesel-electric submarine batteries. Management determined that the future demand for batteries of diesel-electric submarines was not sufficient given the number of competitors in the market. The $17.7 million charges were primarily non-cash charges of $15.0 million related to the write-off of fixed assets and $2.7 million of severance payments. In addition, cost of goods sold also included a $2.5 million of inventory write-off relating to the closure of the Bulgaria facility. These exit activities are a consequence of the Company’s strategic decision to streamline its product portfolio and focus its efforts on new technologies. The charges in Asia primarily relate to improving efficiencies in the PRC in light of recent decline in demand.

Richmond, Kentucky Plant Fire

On September 19, 2019, a fire broke out in the battery formation area of our Richmond, Kentucky motive power production facility. We maintain insurance policies for both property damage and business interruption and are finishing cleanup and repair. We believe that the total claim, including the replacement of inventory and equipment, the cleanup and repairs to the building, as well as the claim for business interruption is nearly $50 million.

We recorded $10.0 million of damages caused to our fixed assets and inventories, as well as for cleanup, asset replacement and other ancillary activities directly associated with the fire, which were initially reflected as a receivable for probable insurance recoveries. We received $12.0 million in advances related to our initial claims for recovery from our property and casualty insurance carriers in fiscal 2020. Subsequent to March 31, 2020, we also received an additional $8.7 million towards the business interruption claim, of which, $5.0 million was booked as a reduction to our cost of goods sold in our fourth quarter.

Operating Earnings

Operating earnings by segment were as follows:

	Fiscal 2020		Fiscal 2019		Increase (Decrease)
	In Millions	As % Net Sales(1)	In Millions	As % Net Sales(1)	In Millions	%
Americas	$206.9	9.9%	$186.9	11.0%	$20.0	10.8%
EMEA	50.2	6.4	71.9	8.4	(21.7)	(30.3)
Asia	—	—	3.2	1.3	(3.2)	(100.0)

Subtotal	257.1	8.3	262.0	9.3	(4.9)	(1.9)
Inventory step up to fair value relating to acquisitions and exit activities—Americas	(1.9)	(0.1)	(7.2)	(0.4)	5.3	NM
Restructuring charges—Americas	(2.5)	(0.1)	(4.0)	(0.2)	1.5	(36.4)
Inventory adjustment relating to exit activities—EMEA	—	—	(2.6)	(0.3)	2.6	NM
Restructuring and other exit charges—EMEA	(11.3)	(1.4)	(27.0)	(3.1)	15.7	(54.0)
Inventory adjustment relating to exit activities—Asia	—	—	(0.5)	(0.2)	0.5	NM
Restructuring charges—Asia	(1.5)	(0.7)	(3.8)	(1.4)	2.3	(61.0)
Fixed asset write-off relating to exit activities and other—Americas	(5.5)	(0.3)	—	—	(5.5)	NM
Impairment of indefinite-lived intangibles—EMEA	(4.5)	(0.6)	—	—	(4.5)	NM
Impairment of goodwill—Asia	(39.7)	(18.2)	—	—	(39.7)	NM
Legal proceedings charge, net—EMEA	—	—	(4.4)	(0.5)	4.4	NM

Total operating earnings	$190.2	6.1%	$212.5	7.6%	$(22.3)	(10.5)%

NM = not meaningful

(1)	The percentages shown for the segments are computed as a percentage of the applicable segment’s net sales.

Operating earnings decreased $22.3 million or 10.5% in fiscal 2020, compared to fiscal 2019. Operating earnings, as a percentage of net sales, decreased 150 basis points in fiscal 2020, compared to fiscal 2019. Excluding the impact of highlighted items, operating earnings in fiscal 2020 decreased 100 basis points primarily due to the recent fire at our Richmond, Kentucky facility which continued to result in missed sales opportunities and higher manufacturing costs, as well as the decline in our organic volume in EMEA and Asia.

The Americas segment’s operating earnings, increased $20.0 million or 10.8% in fiscal 2020 compared to fiscal 2019, with the operating margin decreasing 110 basis points to 9.9%. The decrease is primarily due to the recent fire at our Richmond, Kentucky, facility which continued to result in missed sales opportunities and higher manufacturing costs. This negative impact was partially offset by the impact of lower commodity costs and Alpha’s contribution to operating earnings of $53.2 million or 9.7% of its sales for fiscal 2020.

The EMEA segment’s operating earnings, decreased $21.7 million or 30.3% in fiscal 2020 compared to fiscal 2019, with the operating margin decreasing 200 basis points to 6.4%. The decrease was primarily due to the lower volume previously discussed.

The Asia segment’s operating earnings, decreased $3.2 million in fiscal 2020 compared to fiscal 2019, with the operating margin decreasing by 130 basis points to 0%. Lower organic volume caused by the slowdown in the Chinese economy as well as the recent disruption due to the COVID-19 pandemic to our two plants were the primary reasons for the poor performance of our Asia region.

Interest Expense

	Fiscal 2020		Fiscal 2019		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Interest expense	$43.7	1.4%	$30.9	1.1%	$12.8	41.5%

Interest expense of $43.7 million in fiscal 2020 (net of interest income of $2.2 million) was $12.8 million higher than the $30.9 million in fiscal 2019 (net of interest income of $2.1 million).

Our average debt outstanding was $1,097.9 million in fiscal 2020, compared to our average debt outstanding of $742.0 million in fiscal 2019. Our average cash interest rate incurred in fiscal 2020 was 3.8% and was 4.1% in fiscal 2019. The increase in interest expense was primarily due to higher average debt incurred to fund the Alpha and NorthStar acquisitions.

In connection with the issuance of the 2027 Notes, we capitalized $4.6 million of debt issuance costs. Included in interest expense were non-cash charges related to amortization of deferred financing fees of $1.7 million in fiscal 2020 and $1.3 million in fiscal 2019.

Other (Income) Expense, Net

	Fiscal 2020		Fiscal 2019		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Other (income) expense, net	$(0.5)	—%	$(0.5)	—%	$—	—%

Other (income) expense, net was income of $0.5 million in fiscal 2020 compared to income of $0.5 million in fiscal 2019. Foreign currency losses were $0.3 million in fiscal 2020 compared to foreign currency gains of $3.1 million in fiscal 2019.

Earnings Before Income Taxes

	Fiscal 2020		Fiscal 2019		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Earnings before income taxes	$147.0	4.7%	$182.1	6.5%	$(35.1)	(19.4)%

As a result of the factors discussed above, fiscal 2020 earnings before income taxes were $147.0 million, a decrease of $35.1 million or 19.4% compared to fiscal 2019.

Income Tax Expense

	Fiscal 2020		Fiscal 2019		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Income tax expense	$9.9	0.3%	$21.6	0.8%	$(11.7)	(54.5)%

Effective tax rate	6.7%		11.9%		(5.2)%

Our effective income tax rate with respect to any period may be volatile based on the mix of income in the tax jurisdictions in which we operate and the amount of our consolidated income before taxes.

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Act”) was enacted into law. Among the significant changes resulting from the law, the Tax Act reduced the U.S. federal income tax rate from 35% to 21% effective January 1, 2018, and required companies to pay a one-time transition tax on unrepatriated cumulative non-U.S. earnings of foreign subsidiaries and created new taxes on certain foreign sourced earnings. The U.S. federal statutory tax rate for fiscal 2020 and 2019 is 21.0%.

The Company’s income tax provision consists of federal, state and foreign income taxes. The effective income tax rate was 6.7% in fiscal 2020 compared to the fiscal 2019 effective income tax rate of 11.9%. The rate decrease in fiscal 2020 compared to fiscal 2019 is primarily due to changes in mix of earnings among tax jurisdictions, Swiss tax reform, and items related to the Tax Act in fiscal 2019.

On May 19, 2019, a public referendum held in Switzerland approved the Federal Act on Tax Reform and AHV (Old-Age and Survivors Insurance) Financing (TRAF) as adopted by the Swiss Federal Parliament on September 28, 2018. The Swiss tax reform measures are effective January 1, 2020. Certain provisions of the TRAF were enacted during the second quarter of fiscal 2020. Significant changes in the tax reform include the abolishment of preferential tax regimes for holding companies, domicile companies and mixed companies at the cantonal level. The transitional provisions of the TRAF allow companies to elect tax basis adjustments to fair value, which is used for tax depreciation and amortization purposes resulting in a deduction over the transitional period. We recorded a net deferred tax asset of $22.5 million during fiscal 2020, related to the amortizable goodwill.

The fiscal 2020 foreign effective income tax rate was (7.4%) on foreign pre-tax income of $110.7 million compared to effective income tax rate of 12.3% on foreign pre-tax income of $128.9 million in fiscal 2019. For both fiscal 2020 and 2019, the difference in the foreign effective tax rate versus the U.S. statutory rate of 21% is primarily attributable to lower tax rates in the foreign countries in which we operate. The rate decrease in fiscal 2020 compared to fiscal 2019 is primarily due to Swiss tax reform and changes in the mix of earnings among tax jurisdictions. Income from our Swiss subsidiary comprised a substantial portion of our overall foreign mix of income for both fiscal 2020 and fiscal 2019 and was taxed, excluding the impact from Swiss tax reform, at approximately 3% and 4%, respectively.

Results of Operations—Fiscal 2019 Compared to Fiscal 2018

The following table presents summary Consolidated Statement of Income data for fiscal year ended March 31, 2019, compared to fiscal year ended March 31, 2018:

	Fiscal 2019		Fiscal 2018		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Net sales	$2,808.0	100.0%	$2,581.8	100.0%	$226.2	8.8%
Cost of goods sold	2,104.6	74.9	1,920.0	74.4	184.6	9.6
Inventory adjustment relating to acquisition and exit activities	10.3	0.4	3.4	0.1	6.9	NM

Gross profit	693.1	24.7	658.4	25.5	34.7	5.3
Operating expenses	441.4	15.7	382.1	14.8	59.3	15.5
Restructuring and other exit charges	34.8	1.2	5.5	0.2	29.3	NM
Legal proceedings charge, net	4.4	0.2	—	—	4.4	NM

Operating earnings	212.5	7.6	270.8	10.5	(58.3)	(21.6)
Interest expense	30.9	1.1	25.0	1.0	5.9	23.5
Other (income) expense, net	(0.5)	—	7.5	0.3	(8.0)	NM

Earnings before income taxes	182.1	6.5	238.3	9.2	(56.2)	(23.5)
Income tax expense	21.6	0.8	118.5	4.6	(96.9)	(81.8)

Net earnings	160.5	5.7	119.8	4.6	40.7	34.0
Net earnings (losses) attributable to noncontrolling interests	0.3	—	0.2	—	0.1	62.3

Net earnings attributable to EnerSys stockholders	$160.2	5.7%	$119.6	4.6%	$40.6	34.0%

NM = not meaningful

Overview

Our sales in fiscal 2019 were $2.8 billion, an 8.8% increase from prior year’s sales. This increase was the result of a 6% increase due to the Alpha acquisition (as discussed in Part I, Item 1 of this Annual Report), a 3% increase in organic volume and a 2% increase in pricing, partially offset by a 2% decrease in foreign currency translation impact.

A discussion of specific fiscal 2019 versus fiscal 2018 operating results follows, including an analysis and discussion of the results of our reportable segments.

Net Sales

Segment sales

	Fiscal 2019		Fiscal 2018		Increase (Decrease)
	In Millions	% Net Sales	In Millions	% Net Sales	In Millions	%
Americas	$1,690.9	60.2%	$1,429.8	55.4%	$261.1	18.3%
EMEA	860.6	30.7	849.5	32.9	11.1	1.3
Asia	256.5	9.1	302.5	11.7	(46.0)	(15.2)

Total net sales	$2,808.0	100.0%	$2,581.8	100.0%	$226.2	8.8%

The Americas segment’s net sales increased by $261.1 million or 18.3% in fiscal 2019, as compared to fiscal 2018, primarily due to an 11% increase due to the Alpha acquisition, a 6% increase in organic volume and a 3% increase in pricing, partially offset by a 2% decrease in currency translation impact.

The EMEA segment’s net sales increased by $11.1 million or 1.3% in fiscal 2019, as compared to fiscal 2018, primarily due to a 5% increase in organic volume, partially offset by a 4% decrease in currency translation impact.

The Asia segment’s net sales decreased by $46.0 million or 15.2% in fiscal 2019, as compared to fiscal 2018, primarily due to a 14% decrease in organic volume reflecting dramatic declines in China telecom demands and a general softening of demand in Australia, and a 3% decrease in currency translation impact, partially offset by a 2% increase in pricing.

Product line sales

	Fiscal 2019		Fiscal 2018		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Reserve power	$1,416.2	50.4%	$1,247.9	48.3%	$168.3	13.5%
Motive power	1,391.8	49.6	1,333.9	51.7	57.9	4.3

Total net sales	$2,808.0	100.0%	$2,581.8	100.0%	$226.2	8.8%

Sales in our reserve power products increased in fiscal 2019 by $168.3 million or 13.5% compared to the prior year, primarily due to a 13% increase due to the Alpha acquisition, a 2% increase in pricing, and a 1% increase in organic volume, partially offset by a 2% decrease in currency translation impact.

Sales in our motive power products increased in fiscal 2019 by $57.9 million or 4.3% compared to the prior year, primarily due to a 5% increase in organic volume and a 1% increase in pricing, partially offset by a 2% decrease in currency translation impact.

Gross Profit

	Fiscal 2019		Fiscal 2018		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Gross profit	$693.1	24.7%	$658.4	25.5%	$34.7	5.3%

Gross profit increased $34.7 million or 5.3% in fiscal 2019 compared to fiscal 2018. Gross profit, as a percentage of net sales, decreased 80 basis points in fiscal 2019 compared to fiscal 2018. The decrease in the gross profit margin was primarily due to an increase in commodity costs, freight and tariffs of approximately $60 million, which were offset by comparable increase in organic volume and pricing, but still resulted in gross margin dilution. However, this dilutive effect had reversed by our fourth quarter of fiscal 2019, due to a decline in commodity costs. Gross profit, as a percentage of net sales, was also negatively impacted by the opening balance sheet adjustment to Alpha inventories of $7.2 million.

Operating Items

	Fiscal 2019		Fiscal 2018		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Operating expenses	$441.4	15.7%	$382.1	14.8%	$59.3	15.5%
Restructuring and other exit charges	34.8	1.2	5.5	0.2	29.3	NM
Legal proceedings charge, net	4.4	0.2	—	—	4.4	NM

NM = not meaningful

Operating Expenses

Operating expenses increased $59.3 million or 15.5% in fiscal 2019 from fiscal 2018 and increased as a percentage of net sales by 90 basis points. The impact of foreign currency translation resulted in a decrease of $8.5 million. Excluding the impact of the foreign currency translation, the increase in dollars was primarily due to Alpha acquisition related costs and payroll related expenses.

Selling expenses, our main component of operating expenses, were 46.4% in fiscal 2019, compared to 51.5% in fiscal 2018.

Restructuring and other exit charges

With the recent Alpha acquisition, the Company commenced restructuring in the Americas, as part of its targeted synergy plans. The Company also continued meaningful restructuring actions in EMEA with the intent to improve profitability and streamline management’s focus.

Included in our fiscal 2019 operating results were restructuring and exit charges of $4.0 million in Americas, $27.0 million in EMEA and $3.8 million in Asia. Of the $27.0 million charges in EMEA, $17.7 million related to the closure of our facility in Targovishte, Bulgaria, $4.9 million related to the disposition of GAZ Geräte—und Akkumulatorenwerk Zwickau GmbH, a wholly-owned German subsidiary, $3.4 million related to improving efficiencies of our general operations and $1.0 million related to dissolving a joint venture in Tunisia. The facility in Bulgaria produced diesel-electric submarine batteries. Management determined that the future demand for batteries of diesel-electric submarines was not sufficient given the number of competitors in the market. The $17.7 million charges were primarily non-cash charges of $15.0 million related to the write-off of fixed assets and $2.7 million of severance payments. In addition, cost of goods sold also included a $2.5 million of inventory write-off relating to the closure of the Bulgaria facility. These exit activities were a consequence of the Company’s strategic decision to streamline its product portfolio and focus its efforts on new technologies. The charges in Asia primarily related to improving efficiencies in the PRC in light of recent decline in demand.

Included in our fiscal 2018 operating results is a $5.5 million charge of restructuring and other exit charges, comprising $1.3 million in Americas, $4.0 million in EMEA and $0.2 million in Asia. The charges in the Americas primarily related to improving efficiencies of our general operations, while charges in EMEA related to restructuring programs to improve efficiencies in our manufacturing, supply chain and general operations. In addition, cost of goods sold also included a $3.4 million of inventory write-off relating to the closing of our Cleveland, Ohio charger manufacturing facility.

Legal proceedings charge (settlement income)

European Competition Investigations

Certain of our European subsidiaries had received subpoenas and requests for documents and, in some cases, interviews from, and have had on-site inspections conducted by the competition authorities of Belgium, Germany and the Netherlands relating to conduct and anticompetitive practices of certain industrial battery participants. We settled the Belgian regulatory proceeding in February 2016 by acknowledging certain anticompetitive practices and conduct and agreeing to pay a fine of $2.0 million, which was paid in March 2016. During fiscal 2019, the Company paid $2.4 million towards certain aspects of this matter, which are under appeal. As of March 31, 2019 and March 31, 2018, the Company had a reserve balance of $0 million and $2.3 million, respectively.

In June 2017, the Company settled a portion of its previously disclosed proceeding involving the German competition authority relating to conduct involving the Company’s motive power battery business and agreed to pay a fine of $14.8 million, which was paid in July 2017. Also in June 2017, the German competition authority issued a fining decision related to the Company’s reserve power battery business, which constitutes the remaining portion of the previously disclosed German proceeding. The Company appealed this decision. In March 2019, the Company settled this matter by agreeing to pay $7.3 million, which was paid in April 2019. As of March 31, 2019 and March 31, 2018, the Company had a reserve balance of $7.3 million and $0, respectively.

For the Dutch regulatory proceeding, we reserved $10.2 million as of March 31, 2017. In July 2017, the Company settled the Dutch regulatory proceeding and agreed to pay a fine of $11.2 million, which was paid in August 2017. As of March 31, 2019 and March 31, 2018, the Company had a reserve balance of $0 and $10.2 million, respectively, relating to the Dutch regulatory proceeding.

As of March 31, 2019 and March 31, 2018, we had a total reserve balance of $7.3 million and $2.3 million, respectively, in connection with these remaining investigations and other related legal matters, included in Accrued Expenses on the Consolidated Balance Sheets. The foregoing estimate of losses is based upon currently available information for these proceedings. However, the precise scope, timing and time period at issue, as well as the final outcome of the investigations or customer claims, remain uncertain. Accordingly, the Company’s estimate may change from time to time, and actual losses could vary.

EnerSys Sarl Litigation

One of the parties to a litigation related to a 1999 fire in a French hotel under construction involving the Company’s French subsidiary, EnerSys Sarl, which was acquired by the Company in 2002, that was adverse to the Company, appealed the ruling by the Court of Appeal of Lyon on June 11, 2013, which ruled in the Company’s favor, entitling the Company to a refund of the monies paid of €2.0 million, or $2.8 million to the French Supreme Court, which appeal was denied in January 2015. During the third quarter of fiscal

2019, the Company and the adverse party settled this final item with the Company receiving a refund, including interest, from the adverse party of €2.5 million, or $2.8 million, for monies paid. The Company believes that it has no further liability with respect to this matter.

Operating Earnings

Operating earnings by segment were as follows:

	Fiscal 2019		Fiscal 2018		Increase (Decrease)
	In Millions	As % Net Sales(1)	In Millions (2)	As % Net Sales(1)	In Millions	%
Americas	$186.9	11.0%	$189.4	13.3%	$(2.5)	(1.4)%
EMEA	71.9	8.4	77.7	9.1	(5.8)	(7.3)
Asia	3.2	1.3	12.6	4.2	(9.4)	(74.6)

Subtotal	262.0	9.3	279.7	10.8	(17.7)	(6.4)
Inventory adjustment relating to exit activities—Americas	(7.2)	(0.4)	(3.4)	(0.2)	(3.8)	NM
Restructuring charges—Americas	(4.0)	(0.2)	(1.3)	(0.1)	(2.7)	NM
Inventory adjustment relating to exit activities—EMEA	(2.6)	(0.3)	—	—	(2.6)	NM
Restructuring and other exit charges—EMEA	(27.0)	(3.1)	(4.0)	(0.5)	(23.0)	NM
Inventory adjustment relating to exit activities—Asia	(0.5)	(0.2)	—	—	(0.5)	NM
Restructuring charges—Asia	(3.8)	(1.4)	(0.2)	(0.1)	(3.6)	NM
Legal proceedings charge—EMEA	(4.4)	(0.5)	—	—	(4.4)	NM

Total operating earnings	$212.5	7.6%	$270.8	10.5%	$(58.3)	(21.5)%

NM = not meaningful

(1)	The percentages shown for the segments are computed as a percentage of the applicable segment’s net sales.
(2)	Restated for ASU No. 2017-07, “Compensation—Retirement Benefits (Topic 715)”. See Note 1 to the Consolidated Financial Statement for more details.

Operating earnings decreased $58.3 million or 21.5% in fiscal 2019, compared to fiscal 2018. Operating earnings, as a percentage of net sales, decreased 290 basis points in fiscal 2019, compared to fiscal 2018. Excluding the impact of highlighted items, operating earnings in fiscal 2019 decreased 150 basis points primarily due to an increase in commodity costs, freight and tariffs, although offset by organic volume improvement and price recoveries, caused a dilutive effect along with higher operating expense.

The Americas segment’s operating earnings, decreased $2.5 million or 1.4% in fiscal 2019 compared to fiscal 2018, with the operating margin decreasing 230 basis points to 11.0%. This decrease was primarily due to higher commodity costs, transaction costs related to the Alpha acquisition and product delays caused by ERP execution challenges, partially offset by organic volume improvement, price recoveries and cost saving initiatives.

The EMEA segment’s operating earnings, decreased $5.8 million or 7.3% in fiscal 2019 compared to fiscal 2018, with the operating margin decreasing 70 basis points to 8.4%. This decrease was primarily due to higher commodity costs and freight, partially offset by organic volume improvement and cost saving initiatives.

Operating earnings in Asia, decreased $9.4 million or 74.6% in fiscal 2019 compared to fiscal 2018, with the operating margin decreasing by 290 basis points to 1.3%. This was primarily due to a decrease in organic volume from a slow down in telecom spending in the PRC and a general softening of demand in Australia as well as higher commodity costs, in the first half of fiscal 2019 in the PRC.

Interest Expense

	Fiscal 2019		Fiscal 2018		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Interest expense	$30.9	1.1%	$25.0	1.0%	$5.9	23.5%

Interest expense of $30.9 million in fiscal 2019 (net of interest income of $2.1 million) was $5.9 million higher than the $25.0 million in fiscal 2018 (net of interest income of $3.0 million).

Our average debt outstanding was $742.0 million in fiscal 2019, compared to our average debt outstanding of $672.8 million in fiscal 2018. Our average cash interest rate incurred in fiscal 2019 was 4.1% compared to 3.7% in fiscal 2018. The increase in interest expense was primarily due to higher interest rates and higher average debt. The increased borrowings was primarily to fund the Alpha acquisition.

Included in interest expense were non-cash charges related to amortization of deferred financing fees of $1.3 million in fiscal 2019 and $1.6 million in fiscal 2018.

Other (Income) Expense, Net

	Fiscal 2019		Fiscal 2018		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Other (income) expense, net	$(0.5)	—%	$7.5	0.3%	$(8.0)	NM

NM = not meaningful

Other (income) expense, net was income of $0.5 million in fiscal 2019 compared to expense of $7.5 million in fiscal 2018 primarily due to foreign currency gains of $3.1 million in fiscal 2019 compared to foreign currency losses of $5.5 million in fiscal 2018.

Earnings Before Income Taxes

	Fiscal 2019		Fiscal 2018		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Earnings before income taxes	$182.1	6.5%	$238.3	9.2%	$(56.2)	(23.5)%

As a result of the factors discussed above, fiscal 2019 earnings before income taxes were $182.1 million, a decrease of $56.2 million or 23.5% compared to fiscal 2018.

Income Tax Expense

	Fiscal 2019		Fiscal 2018		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Income tax expense	$21.6	0.8%	$118.5	4.6%	$(96.9)	(81.8)%

Effective tax rate	11.9%		49.7%		(37.8)%

Our effective income tax rate with respect to any period may be volatile based on the mix of income in the tax jurisdictions in which we operate and the amount of our consolidated income before taxes.

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Act”) was enacted into law. Among the significant changes resulting from the law, the Tax Act reduced the U.S. federal income tax rate from 35% to 21% effective January 1, 2018, and required companies to pay a one-time transition tax on unrepatriated cumulative non-U.S. earnings of foreign subsidiaries and created new taxes on certain foreign sourced earnings. The U.S. federal statutory tax rate for fiscal 2019 is 21.0%.

On December 22, 2017, the SEC issued Staff Accounting Bulletin No.118 (“SAB 118”) that provided guidance on the financial statement implications of the Tax Act. In fiscal 2018, we recorded a provisional amount for the Transition Tax liability, resulting in an increase in income tax expense of $97.5 million. In fiscal 2019, we completed our accounting for the tax effects of enactment of the Tax Act and recognized an income tax benefit of $13.5 million, net of uncertain tax positions, resulting from a decrease in the mandatory one-time transition tax on unremitted earnings of our foreign business. We made the election on the 2017 Federal Income Tax Return to pay the one-time Tax Act liability over an eight-year period without interest, as allowed under the tax enactment.

The Company’s income tax provision consists of federal, state and foreign income taxes. The effective income tax rate was 11.9% in fiscal 2019 compared to the fiscal 2018 effective income tax rate of 49.7%. The rate decrease in fiscal 2019 compared to fiscal 2018 is primarily due to the impact of the Tax Act, partially offset by increases for additional tax valuation allowances related to certain of our foreign subsidiaries, increases due to non-deductible legal proceedings charge related to the European competition investigation and changes in the mix of earnings among tax jurisdictions in fiscal 2019.

The fiscal 2019 foreign effective income tax rate was 12.3% on foreign pre-tax income of $128.9 million compared to effective income tax rate of 5.2% on foreign pre-tax income of $163.9 million in fiscal 2018. For both fiscal 2019 and 2018, the difference in the foreign effective tax rate versus the U.S. statutory rate of 21% and 31.55%, respectively, is primarily attributable to lower tax rates in the foreign countries in which we operate. The rate increase in fiscal 2019 compared to fiscal 2018 is primarily due to additional tax valuation allowances related to certain of our foreign subsidiaries, increases due to non-deductible legal proceedings charge related to the European competition investigation and changes in the mix of earnings among tax jurisdictions in fiscal 2019.

Income from our Swiss subsidiary comprised a substantial portion of our overall foreign mix of income for both fiscal 2019 and fiscal 2018 and is taxed at an effective income tax rate of approximately 4% and 8%, respectively.

Liquidity and Capital Resources

Cash Flow and Financing Activities

Cash and cash equivalents at March 31, 2020, 2019 and 2018, were $327.0 million, $299.2 million and $522.1 million, respectively.

Cash provided by operating activities for fiscal 2020, 2019 and 2018, was $253.4 million, $197.9 million and $211.0 million, respectively.

During fiscal 2020, cash provided by operating activities was primarily from net earnings of $137.1 million, depreciation and amortization of $87.3 million, non-cash charges relating to impairment of goodwill and other intangible assets of $44.2 million, restructuring, exit and other charges of $11.0 million, stock-based compensation of $20.8 million, provision for bad debts of $4.8 million and non-cash interest of $1.7 million, partially offset by deferred taxes of $16.5 million primarily from the Swiss Tax Reform. Cash provided by earnings adjusted for non-cash items were partially offset by the increase in primary working capital of $16.4 million, net of currency translation changes. Accrued expenses increased by $7.1 million, primarily due to payroll accruals of $8.6 million, sales incentives of $8.0 million, interest of $3.9 million, partially offset by payments of $7.3 million related to the German competition authority matter and $6.1 million paid to the seller in connection with the Alpha acquisition, for certain reimbursable pre-acquisition items. Prepaid and other current assets increased by $17.5 million, primarily due to contract assets of $11.1 million, insurance receivable of $22.0 million relating to the Richmond plant claim, partially offset by insurance proceeds of $12.0 million and the receipt of $4.1 million in connection with the Alpha transaction. Other liabilities decreased by $12.7 million due to income taxes.

During fiscal 2019, cash provided by operating activities was primarily from net earnings of $160.5 million, depreciation and amortization of $63.3 million, non-cash charges relating to write-off of assets of $26.3 million, stock-based compensation of $22.6 million, non-cash interest of $1.3 million and provision for bad debts accounts of $1.4 million, partially offset by deferred tax benefit of $6.5 million. Cash provided by earnings as adjusted for non-cash items was partially offset by the increase in primary working capital of $30.7 million, net of currency translation changes, and a decrease in other long-term liabilities of $14.9 million, primarily related to income taxes. Prepaid and other current assets, primarily comprising of contract assets, also resulted in a decrease of $20.2 million to operating cash.

During fiscal 2018, cash provided by operating activities was primarily from net earnings of $119.8 million, depreciation and amortization of $54.3 million, stock-based compensation of $19.5 million, non-cash charges relating to write-off of assets of $3.7 million, non-cash interest of $1.6 million and provision for bad debts of $0.8 million, partially offset by deferred tax benefit of $20.3 million. Cash provided by earnings as adjusted for non-cash items was improved by an increase of $94.0 million in long term liabilities primarily due to the Transition Tax liability and was partially offset by the increase in primary working capital of $49.0 million, net of currency translation changes, and a decrease in accrued expenses of $26.6 million, comprising primarily of legal proceedings related payments, payroll related expenses and income taxes. Prepaid and other current assets, comprising of prepaid taxes, also provided an increase of $14.5 million to operating cash.

As explained in the discussion of our use of “non-GAAP financial measures,” we monitor the level and percentage of primary working capital to sales. Primary working capital for this purpose is trade accounts receivable, plus inventories, minus trade accounts payable and the resulting net amount is divided by the trailing three-month net sales (annualized) to derive a primary working capital percentage. Primary working capital was $833.5 million (yielding a primary working capital percentage of 26.7%) at March 31, 2020 and $835.6 million (yielding a primary working capital percentage of 26.2%) at March 31, 2019. The primary working capital percentage of 26.7% at March 31, 2020 is 50 basis points higher than that for March 31, 2019, and 100 basis points higher than that for March 31, 2018. The primary working capital dollars are consistent with prior year. The increase in fiscal 2019 compared to fiscal 2018, was primarily due to the inclusion of the Alpha acquisition and higher inventory levels.

Primary Working Capital and Primary Working Capital percentages at March 31, 2020, 2019 and 2018 are computed as follows:

Balance at March 31,(1)(2)(3)	Trade Receivables	Inventory	Accounts Payable	Primary Working Capital	Quarter Revenue Annualized	Primary Working Capital (%)
		(in millions)
2020	$595.9	$519.5	$(281.9)	$833.5	$3,127.2	26.7%
2019	624.1	503.9	(292.4)	835.6	3,186.4	26.2
2018	546.3	414.2	(258.9)	701.6	2,732.2	25.7

(1)

The Company acquired NorthStar on September 30, 2019, as disclosed in Note 4 to the Consolidated Financial Statements. Therefore, the Primary working capital and related calculations as of March 31, 2018 and March 31, 2019 did not include NorthStar’s primary working capital and its components.

(2)

The Company acquired Alpha on December 7, 2018, as disclosed in Note 4 to the Consolidated Financial Statements. Therefore, the Primary working capital and related calculations as of March 31, 2018 did not include Alpha’s primary working capital and its components.

(3)	The inclusion of the NorthStar from its respective date of acquisition did not have a material impact on the Company’s consolidated Primary working capital as of March 31, 2020.

Cash used in investing activities for fiscal 2020, 2019 and 2018 was $274.8 million, $723.9 million and $72.4 million, respectively.

During fiscal 2020 we acquired NorthStar for $176.5 million.

During fiscal 2019, we acquired Alpha for a total purchase consideration of $742.5 million, of which $650.0 was paid in cash and the balance, after adjusting for working capital of $0.8 million due from seller, was settled by issuing 1,177,630 shares of EnerSys common stock at a closing date fair value of $93.3 million. See Note 4 to the Consolidated Financial Statements for more details.

In fiscal 2019 and 2018, we also had minor acquisitions resulting in a cash outflow of $5.4 million and $3.0 million, respectively.

Capital expenditures were $101.4 million, $70.4 million and $69.8 million in fiscal 2020, 2019 and 2018, respectively.

During fiscal 2020, financing activities provided cash of $62.7 million. We issued our 2027 Notes for $300 million, the proceeds of which were utilized to pay down the existing revolver borrowings. We borrowed $386.7 million under the Amended 2017 Revolver and repaid $517.7 million of the Amended 2017 Revolver. Repayment on the Amended 2017 Term Loan was $28.1 million and net payments on short-term debt were $5.3 million. Treasury stock open market purchases were $34.6 million, payment of cash dividends to our stockholders were $29.7 million and payment of taxes related to net share settlement of equity awards were $6.4 million.

During fiscal 2019, financing activities provided cash of $346.6 million. We borrowed $531.1 million under the Amended 2017 Revolver and $299.1 million under the Amended 2017 Term Loan, primarily to fund the Alpha acquisition and repaid $427.6 million of the Amended 2017 Revolver and $11.7 million on the Amended 2017 Term Loan. Treasury stock open market purchases were $56.4 million, payment of cash dividends to our stockholders were $29.7 million and payment of taxes related to net share settlement of equity awards were $3.6 million. Proceeds from stock options were $9.0 million and net borrowings on short-term debt were $37.4 million.

During fiscal 2018, financing activities used cash of $166.9 million. In fiscal 2018, we entered into a 2017 Credit Facility and borrowed $379.8 million under the 2017 Revolver and $150.0 million under the 2017 Term loan. Repayments on the 2017 Revolver during fiscal 2018 were $244.3 million. Borrowings and repayments on the 2011 Revolver during fiscal 2018 were $147.1 million and $312.1 million, respectively, and repayment of the 2011 Term loan was $127.5 million. On August 4, 2017, the outstanding balance on the 2011 Revolver and the 2011 Term Loan of $240.0 million and $123.0 million, respectively, was repaid utilizing the proceeds from the 2017 Credit Facility. We also paid $100.0 million under the ASR agreement, which was settled on January 9, 2018. Treasury stock open market purchases were $21.2 million, payment of cash dividends to our stockholders were $29.7 million, payment of taxes related to net share settlement of equity awards were $7.5 million and debt issuance costs were $2.7 million. Net borrowings on short-term debt were $0.2 million and proceeds from stock options were $1.0 million.

As a result of the above, total cash and cash equivalents increased by $27.8 million from $299.2 million at March 31, 2019 to $327.0 million at March 31, 2020.

In addition to cash flows from operating activities, we had available committed and uncommitted credit lines of approximately $694 million at March 31, 2020 to cover short-term liquidity requirements. Our Amended Credit Facility is committed through September 30, 2022, as long as we continue to comply with the covenants and conditions of the credit facility agreement. We have $587 million in available credit lines under our Amended Credit Facility at March 31, 2020.

Compliance with Debt Covenants

All obligations under our Amended Credit Facility are secured by, among other things, substantially all of our U.S. assets. The Amended Credit Facility contains various covenants which, absent prepayment in full of the indebtedness and other obligations, or the receipt of waivers, limit our ability to conduct certain specified business transactions, buy or sell assets out of the ordinary course of business, engage in sale and leaseback transactions, pay dividends and take certain other actions. There are no prepayment penalties on loans under this credit facility.

We are in compliance with all covenants and conditions under our Amended Credit Facility and Senior Notes. We believe that we will continue to comply with these covenants and conditions, and that we have the financial resources and the capital available to fund the foreseeable organic growth in our business and to remain active in pursuing further acquisition opportunities. See Note 10 to the Consolidated Financial Statements included in this Annual Report on Form 10-K.

Off-Balance Sheet Arrangements

The Company did not have any off-balance sheet arrangements during any of the periods covered by this report.

Contractual Obligations and Commercial Commitments

At March 31, 2020, we had certain cash obligations, which are due as follows:

	Total	Less than 1 year	2 to 3 years	4 to 5 years	After 5 years
	(in millions)
Debt obligations	$1,113.2	$38.9	$474.3	$300.0	$300.0
Short-term debt	46.5	46.5	—	—	—
Interest on debt	186.3	41.2	72.0	33.8	39.3
Operating leases	84.1	24.6	32.4	14.0	13.1
Tax Act—Transition Tax	64.8	6.2	12.3	27.0	19.3
Pension benefit payments and profit sharing	36.2	2.8	6.0	7.0	20.4
Restructuring	3.3	3.3	—	—	—
Purchase commitments	10.7	10.7	—	—	—
Lead and foreign currency forward contracts	3.2	3.2	—	—	—
Finance lease obligations, including interest	0.6	0.2	0.3	0.1	—

Total	$1,548.9	$177.6	$597.3	$381.9	$392.1

Due to the uncertainty of future cash outflows, uncertain tax positions have been excluded from the above table.

Under our Amended Credit Facility and other credit arrangements, we had outstanding standby letters of credit of $7.7 million as of March 31, 2020.

Credit Facilities and Leverage

Our focus on working capital management and cash flow from operations is measured by our ability to reduce debt and reduce our leverage ratios.

In the third quarter of fiscal 2020, we issued $300 million in aggregate principal amount of our 4.375% Senior Notes due 2027 (the “2027 Notes”). Proceeds from this offering, net of debt issuance costs were $296.3 million and were utilized to pay down the balance outstanding on the revolver borrowings.

In the second quarter of fiscal 2018, we entered into the 2017 Credit Facility that comprised a $600.0 million senior secured revolving credit facility (“2017 Revolver”) and a $150.0 million senior secured term loan (“2017 Term Loan”) with a maturity date of

September 30, 2022. We repaid our then existing facility (“2011 Credit Facility”), which comprised a $500 million senior secured revolving credit facility (“2011 Revolver”) and a $150.0 million senior secured incremental term loan (the “2011 Term Loan”) with the proceeds from the 2017 Credit facility. On December 7, 2018, we amended the 2017 Credit Facility (as amended, the “Amended Credit Facility”). The Amended Credit Facility consists of $449.1 million senior secured term loans (the “Amended 2017 Term Loan”), including a CAD 133.1 million ($99.1 million) term loan and a $700.0 million senior secured revolving credit facility (the “Amended 2017 Revolver”). The amendment resulted in an increase of the 2017 Term Loan and the 2017 Revolver by $299.1 million and $100.0 million, respectively.

Shown below are the leverage ratios at March 31, 2020 and 2019, in connection with the Amended Credit Facility.

The total net debt, as defined under the Amended Credit Facility is $905.6 million for fiscal 2020 and is 2.3 times adjusted EBITDA (non-GAAP), compared to total net debt of $835.8 million and 2.0 times adjusted EBITDA (non-GAAP) for fiscal 2019.

The following table provides a reconciliation of net earnings to EBITDA (non-GAAP) and adjusted EBITDA (non-GAAP) for March 31, 2020 and 2019, in connection with the Amended Credit Facility:

	Fiscal 2020	Fiscal 2019
	(in millions, except ratios)
Net earnings as reported	$137.1	$160.5
Add back:
Depreciation and amortization	87.3	63.3
Interest expense	43.7	30.9
Income tax expense	9.9	21.6

EBITDA (non GAAP)(1)	$278.0	$276.3
Adjustments per credit agreement definitions(2)	123.6	139.0

Adjusted EBITDA (non-GAAP) per credit agreement(1)	$401.6	$415.3

Total net debt(3)	$905.6	$835.8

Leverage ratios(4):
Total net debt/adjusted EBITDA ratio(4)	2.3 X	2.0 X
Maximum ratio permitted	3.5 X	4.0 X
Consolidated interest coverage ratio(5)	9.1 X	9.9 X
Minimum ratio required	3.0 X	3.0 X

(1)

We have included EBITDA (non-GAAP) and adjusted EBITDA (non-GAAP) because our lenders use them as key measures of our performance. EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP and should not be considered an alternative to net earnings or any other measure of performance under GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Our calculation of EBITDA may be different from the calculations used by other companies, and therefore comparability may be limited. Certain financial covenants in our Amended Credit Facility are based on EBITDA, subject to adjustments, which are shown above. Continued availability of credit under our Amended Credit Facility is critical to our ability to meet our business plans. We believe that an understanding of the key terms of our credit agreement is important to an investor’s understanding of our financial condition and liquidity risks. Failure to comply with our financial covenants, unless waived by our lenders, would mean we could not borrow any further amounts under our revolving credit facility and would give our lenders the right to demand immediate repayment of all outstanding revolving credit and term loans. We would be unable to continue our operations at current levels if we lost the liquidity provided under our credit agreements. Depreciation and amortization in this table excludes the amortization of deferred financing fees, which is included in interest expense.

(2)

The $123.6 million adjustment to EBITDA in fiscal 2020 primarily related to impairment of goodwill and other intangible assets of $44.2 million, $20.8 million of non-cash stock compensation, inclusion of $18.5 million of six months of pro forma earnings of NorthStar, $20.8 million of restructuring and other exit charges and $1.9 million of inventory adjustments (fair value step up relating to the NorthStar transaction), $14.3 for insurance reimbursement for business interruption due to the Richmond, KY fire and other charges of $3.1 million. The $139.0 million adjustment to EBITDA in fiscal 2019 primarily related to the inclusion of $69.3 million of nine months of pro forma earnings of Alpha, $13.6 million for fees and expenses related to the Alpha transaction, $22.6 million of non-cash stock compensation, $23.2 million of non-cash restructuring and other exit charges and $10.3 million of inventory adjustments (including a fair value step up relating to the Alpha transaction of $7.2 million).

(3)

Debt includes finance lease obligations and letters of credit and is net of all U.S. cash and cash equivalents and all but $64 million of foreign cash and investments, as defined in the Amended Credit Facility. In fiscal 2020, the amounts deducted in the calculation of net debt were U.S. cash and cash equivalents and foreign cash investments of $262 million, and in fiscal 2019, were $200 million.

(4)

These ratios are included to show compliance with the leverage ratios set forth in our credit facilities. We show both our current ratios and the maximum ratio permitted or minimum ratio required under our Amended Credit Facility, for fiscal 2020 and fiscal 2019, respectively.

(5)

As defined in the Amended Credit Facility, interest expense used in the consolidated interest coverage ratio excludes non-cash interest of $1.7 million and $1.3 million for fiscal 2020 and fiscal 2019, respectively.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

See Note 1 to the Consolidated Financial Statements—Summary of Significant Accounting Policies for a description of certain recently issued accounting standards that were adopted or are pending adoption that could have a significant impact on our Consolidated Financial Statements or the Notes to the Consolidated Financial Statements.

Related Party Transactions

None.

Sequential Quarterly Information

Fiscal 2020 and 2019 quarterly operating results, and the associated quarterly trends within each of those two fiscal years, are affected by the same economic and business conditions except for impairment charges relating to goodwill in Asia of $39.7 million and trademarks in EMEA of $4.5 million in the fourth quarter of fiscal 2020 (as discussed in Results of Operations—Fiscal 2020 Compared to Fiscal 2019 in Item 7), income tax benefit of $21.0 million in the second quarter of fiscal 2020, on account of the Swiss tax reform and a tax benefit of $13.5 million in the third quarter of fiscal 2019 as a result of the Tax Act.

We have also included the operating results of NorthStar, in our third and fourth quarter results, for the period commencing on September 30, 2019 (the date of acquisition) and ending on March 31, 2020. NorthStar’s sales for the third and fourth quarters of fiscal 2020 were $27.8 million and $26.7 million, respectively while net loss, for the same periods were $13.5 million and $0.5 million, respectively. We have also included the operating results of Alpha, in our third and fourth quarter results, for the period commencing on December 7, 2018 (the date of acquisition) and ending on March 31, 2019. The sales for the third and fourth quarters of fiscal 2019 were $26.8 million and $135.7 million, respectively. Alpha’s net loss and net earnings, for the same periods were $4.4 million and $3.2 million, respectively.

	Fiscal 2020				Fiscal 2019
	June 30, 2019 1st Qtr.	Sept. 29, 2019 2nd Qtr.	Dec. 29, 2019 3rd Qtr.	March 31, 2020 4th Qtr.	July 1, 2018 1st Qtr.	Sept. 30, 2018 2nd Qtr.	Dec. 30, 2018 3rd Qtr.	March 31, 2019 4th Qtr.
	(in millions, except share and per share amounts)
Net sales	$780.2	$762.1	$763.7	$781.8	$670.9	$660.5	$680.0	$796.6
Cost of goods sold	578.7	564.8	574.6	582.9	505.1	499.6	511.7	588.2
Inventory step up to fair value relating to acquisitions and exit activities	—	—	3.8	(1.9)	0.5	—	3.7	6.1

Gross profit	201.5	197.3	185.3	200.8	165.3	160.9	164.6	202.3
Operating expenses	130.8	132.3	132.8	133.8	99.3	96.5	112.0	133.6
Restructuring, exit and other charges	2.4	6.3	9.4	2.7	1.8	1.1	5.4	26.5
Impairment of goodwill	—	—	—	39.7	—	—	—	—
Impairment of indefinite-lived intangibles	—	—	—	4.5	—	—	—	—
Legal proceedings (settlement income) charge	—	—	—	—	—	—	(2.8)	7.2

Operating earnings	68.3	58.7	43.1	20.1	64.2	63.3	50.0	35.0
Interest expense	10.9	10.1	11.1	11.6	6.5	6.4	7.1	10.9
Other (income) expense, net	(1.2)	0.2	(0.6)	1.1	0.4	(1.3)	—	0.4

Earnings before income taxes	58.6	48.4	32.6	7.4	57.3	58.2	42.9	23.7
Income tax expense (benefit)	10.0	(14.3)	5.3	8.9	11.3	10.8	(5.7)	5.2

Net earnings (loss)	48.6	62.7	27.3	(1.5)	46.0	47.4	48.6	18.5
Net earnings attributable to noncontrolling interests	—	—	—	—	0.1	—	0.2	—

Net earnings (loss) attributable to EnerSys stockholders	$48.6	$62.7	$27.3	$(1.5)	$45.9	$47.4	$48.4	$18.5

Net earnings (loss) per common share attributable to EnerSys stockholders:
Basic	$1.14	$1.48	$0.65	$(0.04)	$1.09	$1.13	$1.14	$0.43
Diluted	$1.13	$1.47	$0.64	$(0.04)	$1.08	$1.11	$1.12	$0.42
Weighted-average number of common shares outstanding:
Basic	42,656,339	42,392,039	42,286,641	42,312,315	42,012,546	42,133,484	42,337,459	42,856,604
Diluted	43,118,434	42,708,082	42,838,969	42,312,315	42,573,981	42,773,706	43,102,598	43,585,523

Net Sales

Quarterly net sales by segment were as follows:

	Fiscal 2020				Fiscal 2019
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
	(in millions)
Net sales by segment:
Americas	$517.1	$524.9	$503.1	$537.2	$392.5	$388.6	$402.0	$507.8
EMEA	203.2	182.8	202.3	199.0	210.5	204.0	217.8	228.3
Asia	59.9	54.4	58.3	45.6	67.9	67.9	60.2	60.5

Total	$780.2	$762.1	$763.7	$781.8	$670.9	$660.5	$680.0	$796.6

Segment net sales as % of total:
Americas	66.3%	68.9%	65.9%	68.7%	58.5%	58.8%	59.1%	63.7%
EMEA	26.0	24.0	26.5	25.5	31.4	30.9	32.0	28.7
Asia	7.7	7.1	7.6	5.8	10.1	10.3	8.9	7.6

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Quarterly net sales by product line were as follows:

	Fiscal 2020				Fiscal 2019
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
	(in millions)
Net sales by product line:
Reserve power	$435.8	$426.8	$448.2	$428.8	$324.0	$313.4	$329.5	$449.3
Motive power	344.4	335.3	315.5	353.0	346.9	347.1	350.5	347.3

Total	$780.2	$762.1	$763.7	$781.8	$670.9	$660.5	$680.0	$796.6

Product line net sales as % of total:
Reserve power	55.9%	56.0%	58.7%	54.9%	48.3%	47.4%	48.5%	56.4%
Motive power	44.1	44.0	41.3	45.1	51.7	52.6	51.5	43.6

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risks

Our cash flows and earnings are subject to fluctuations resulting from changes in raw material costs, foreign currency exchange rates and interest rates. We manage our exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. Our policy does not allow speculation in derivative instruments for profit or execution of derivative instrument contracts for which there are no underlying exposures. We do not use financial instruments for trading purposes and are not a party to any leveraged derivatives. We monitor our underlying market risk exposures on an ongoing basis and believe that we can modify or adapt our hedging strategies as needed.

Counterparty Risks

We have entered into lead forward purchase contracts and foreign exchange forward and purchased option contracts to manage the risk associated with our exposures to fluctuations resulting from changes in raw material costs and foreign currency exchange rates. The Company’s agreements are with creditworthy financial institutions. Those contracts that result in a liability position at March 31, 2020 are $3.2 million (pre-tax). Those contracts that result in an asset position at March 31, 2020 are $0.8 million (pre-tax) and the vast majority of these will settle within one year. The impact on the Company due to nonperformance by the counterparties has been evaluated and not deemed material.

Interest Rate Risks

We are exposed to changes in variable U.S. interest rates on borrowings under our credit agreements, as well as short term borrowings in our foreign subsidiaries.

A 100 basis point increase in interest rates would have increased annual interest expense by approximately $5.6 million on the variable rate portions of our debt.

Commodity Cost Risks—Lead Contracts

We have a significant risk in our exposure to certain raw materials. Our largest single raw material cost is for lead, for which the cost remains volatile. In order to hedge against increases in our lead cost, we have entered into forward contracts with financial institutions to fix the price of lead. A vast majority of such contracts are for a period not extending beyond one year. We had the following contracts outstanding at the dates shown below:

Date	$’s Under Contract	# Pounds Purchased	Average Cost/Pound	Approximate % of Lead Requirements (1)
	(in millions)	(in millions)
March 31, 2020	$30.1	35.0	$0.86	6%
March 31, 2019	39.2	42.0	0.93	7
March 31, 2018	72.2	62.9	1.15	14
(1)	Based on the fiscal year lead requirements for the periods then ended.

We estimate that a 10% increase in our cost of lead would have increased our cost of goods sold by approximately

$62 million for the fiscal year ended March 31, 2020.

Foreign Currency Exchange Rate Risks

We manufacture and assemble our products globally in the Americas, EMEA and Asia. Approximately 40% of our sales and related expenses are transacted in foreign currencies. Our sales revenue, production costs, profit margins and competitive position are affected by the strength of the currencies in countries where we manufacture or purchase goods relative to the strength of the currencies in countries where our products are sold. Additionally, as we report our financial statements in U.S. dollars, our financial results are affected by the strength of the currencies in countries where we have operations relative to the strength of the U.S. dollar. The principal foreign currencies in which we conduct business are the Euro, Swiss franc, British pound, Polish zloty, Chinese renminbi, Canadian dollar, Brazilian Real and Mexican peso.

We quantify and monitor our global foreign currency exposures. Our largest foreign currency exposure is from the purchase and conversion of U.S. dollar based lead costs into local currencies in Europe. Additionally, we have currency exposures from intercompany financing and intercompany and third party trade transactions. On a selective basis, we enter into foreign currency forward contracts and purchase option contracts to reduce the impact from the volatility of currency movements; however, we cannot be certain that foreign currency fluctuations will not impact our operations in the future.

We hedge approximately 10%—15% of the nominal amount of our known foreign exchange transactional exposures. We primarily enter into foreign currency exchange contracts to reduce the earnings and cash flow impact of the variation of non-functional currency denominated receivables and payables. The vast majority of such contracts are for a period not extending beyond one year.

Gains and losses resulting from hedging instruments offset the foreign exchange gains or losses on the underlying assets and liabilities being hedged. The maturities of the forward exchange contracts generally coincide with the settlement dates of the related transactions. Realized and unrealized gains and losses on these contracts are recognized in the same period as gains and losses on the hedged items. We also selectively hedge anticipated transactions that are subject to foreign exchange exposure, primarily with foreign currency exchange contracts, which are designated as cash flow hedges in accordance with Topic 815—Derivatives and Hedging.

At March 31, 2020 and 2019, we estimate that an unfavorable 10% movement in the exchange rates would have adversely changed our hedge valuations by approximately $3.0 million and $1.9 million, respectively.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Contents

EnerSys

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of EnerSys

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of EnerSys (the Company) as of March 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended March 31, 2020, and the related notes and financial statement schedule listed in the Index at Item 15(a) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2020, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of March 31, 2020, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated June 1, 2020 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Goodwill and Indefinite-Lived Intangible Assets
Description of the Matter

As reflected in the Company’s consolidated financial statements, at March 31, 2020, the Company’s goodwill balance was $663.9 million. As discussed in Note 7 to the consolidated financial statements, the Company recognized a $39.7 million goodwill impairment loss associated with its Asia reporting unit in fiscal 2020. In addition, the Company’s indefinite-lived intangible assets were $146.4 million as of March 31, 2020, and included $56.0 million of trademarks recognized in connection with the December 2018 acquisition of Alpha. As discussed in Note 1 to the consolidated financial statements, goodwill and other indefinite-lived intangible assets are tested for impairment at least annually.

Auditing management’s annual quantitative goodwill and other indefinite-lived intangible assets impairment tests was complex and involved a high degree of subjectivity due to the significant estimation required in determining the fair value of the reporting units and the other indefinite-lived intangible assets. The fair value estimates related to the Company’s reporting units and other indefinite-lived intangible assets were sensitive to significant assumptions such as discount rates, revenue growth rates, operating margins, working capital rates, royalty rates, and terminal growth rates, which are forward-looking and could be affected by future economic and market conditions.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s quantitative goodwill and other indefinite-lived intangible assets annual impairment tests. For example, we tested controls over management’s review of the valuation models, the significant assumptions used to develop the estimate including forecasted revenue growth rates and profitability, and the completeness and accuracy of the data used in the valuations.

To test the estimated fair value of the Company’s reporting units and other indefinite-lived intangible assets, we performed audit procedures that included, among others, assessing fair value methodologies and testing the significant assumptions discussed above and the completeness and accuracy of the underlying data used by the Company in its analyses. For example, we compared the significant assumptions used by management to current industry, market and economic trends, to historical results of the Company’s business and other guideline companies within the same industry and to other relevant factors. We assessed the historical accuracy of management’s estimates and performed sensitivity analyses of significant assumptions to evaluate the changes in the fair value of the reporting units and other indefinite-lived intangible assets that would result from changes in the assumptions. We also involved internal valuation specialists to assist in our evaluation of the significant assumptions and methodologies used by the Company. In addition, we tested management’s reconciliation of the fair value of the reporting units to the market capitalization of the Company.

Acquisition of NorthStar
Description of the Matter

As discussed in Note 4 to the Company’s consolidated financial statements, the Company completed the acquisition of N Holding, AB (“NorthStar”) on September 30, 2019 for $77.8 million in cash consideration and the assumption of $107.0 million in debt in a transaction that was accounted for as a business combination. The Company recognized the intangible assets acquired at their estimated fair values as of the date of the acquisition. These valuations required management to make significant judgments, estimates, and assumptions, especially with respect to the identifiable intangible assets, which were based in part upon historical experience and forward-looking information obtained from management of the acquired company.

Auditing the Company’s accounting for its acquisition of NorthStar was complex due to the significant estimation uncertainty in determining the fair value of identified intangible assets, which principally consisted of technology-related intangibles of $19.0 million, customer relationships of $9.0 million, and trademarks of $6.0 million. In particular, the income approach used to determine the fair value of acquired identifiable intangible assets was complex and required the use of assumptions that were inherently uncertain. The significant assumptions included discount rates and certain assumptions that form the basis of the forecasted results, including revenue growth rates, profit margins, royalty rates, and terminal growth rates. These significant assumptions are forward-looking and could be affected by future economic and market conditions.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s accounting for the acquisition of NorthStar. For example, we tested controls over the completeness, recognition, and measurement of intangible assets acquired. We also tested controls over management’s review of the valuation models, the significant underlying assumptions used to develop the estimates and the completeness and accuracy of the data used in the valuations.

To test the estimated fair value of the acquired technology-related intangibles, customer relationships and trademarks, we evaluated (1) whether all material intangible assets were properly identified, (2) the significant assumptions discussed above that were used in valuing these intangible assets and (3) the completeness and accuracy of the underlying data used by the Company in its analyses. Specifically, when evaluating the assumptions related to the revenue growth rates and projected profit margins, we compared the assumptions to the past performance of NorthStar in addition to current industry, market, and economic trends. We evaluated whether the assumptions used in developing the discount rate were consistent with the economic environment, market information, management’s plans, and the risk associated with the future cash flows. We also considered whether the assumptions were consistent with evidence obtained in other areas of the audit, such as assumptions used by the Company in the preparation of its budget and performed sensitivity analyses over the significant assumptions to evaluate the changes in the fair value of the identifiable intangible assets that would result from changes in the assumptions. In addition, we involved internal valuation specialists to assist in our evaluation of the significant assumptions and methodologies used by the Company.

Income Taxes—Uncertain Tax Positions
Description of the Matter

As discussed in Note 14 to the Company’s consolidated financial statements, the Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. Also as disclosed in Note 14, over 75% of the Company’s consolidated earnings before taxes are generated in foreign jurisdictions. Uncertainty in a tax position taken or to be taken on a tax return may arise as tax laws are subject to interpretation. The Company must identify its uncertain tax positions and uses significant judgment in (1) determining whether a tax position’s technical merits are more-likely-than-not to be sustained and (2) measuring the amount of tax benefit that qualifies for recognition. As of March 31, 2020, the Company accrued liabilities of $7.8 million for uncertain tax positions.

Auditing the completeness of the Company’s uncertain tax positions and the evaluation of the technical merits of those uncertain tax positions is complex given the scope of its international operations and the significant judgment required in evaluating the technical merits of the Company’s uncertain tax positions.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of the Company’s controls over identifying uncertain tax positions and evaluating the technical merits of those positions. For example, we tested controls over the review of the Company’s foreign operations, including the tax positions taken by those operations, differences between statutory and effective tax rates, permanent differences impacting taxable income, and the monitoring of tax audits.

We involved our tax professionals with subject matter expertise in the areas of international taxation and transfer pricing to assess the technical merits of the Company’s tax positions. This included assessing the Company’s correspondence with the relevant tax authorities and evaluating income tax opinions or other third-party advice obtained by the Company. We also used our knowledge of, and experience with, the application of international and local income tax laws by the relevant income tax authorities to evaluate the Company’s accounting for those tax positions. We analyzed the Company’s assumptions and data used to determine the amount of tax benefit to recognize and tested the accuracy of the calculations. We also evaluated the Company’s income tax disclosures included in Note 14 to the consolidated financial statements in relation to these matters.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 1998.

Philadelphia, Pennsylvania

June 1, 2020

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of EnerSys

Opinion on Internal Control over Financial Reporting

We have audited EnerSys’ internal control over financial reporting as of March 31, 2020, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, EnerSys (the Company) maintained, in all material respects, effective internal control over financial reporting as of March 31, 2020, based on the COSO criteria.

As indicated in the accompanying Management Report on Internal Control over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of NorthStar, which is included in the 2020 consolidated financial statements of the Company and constituted 6.7% of total assets as of March 31, 2020 and 1.8% of net sales for the year then ended. Our audit of internal control over financial reporting of the Company also did not include an evaluation of the internal control over financial reporting of NorthStar.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the 2020 consolidated financial statements of the Company and our report dated June 1, 2020 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 1, 2020

EnerSys

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Data)

	March 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$326,979	$299,212
Accounts receivable, net of allowance for doubtful accounts (2020–$15,246; 2019–$10,813)	595,873	624,136
Inventories	519,460	503,869
Prepaid and other current assets	120,593	109,431

Total current assets	1,562,905	1,536,648
Property, plant, and equipment, net	480,014	409,439
Goodwill	663,936	656,399
Other intangible assets, net	455,685	462,316
Deferred taxes	55,803	40,466
Other assets	83,355	12,925

Total assets	$3,301,698	$3,118,193

Liabilities and Equity
Current liabilities:
Short-term debt	$46,544	$54,490
Current portion of finance leases	162	10,113
Accounts payable	281,873	292,449
Accrued expenses	271,740	255,881

Total current liabilities	600,319	612,933
Long-term debt, net of unamortized debt issuance costs	1,104,731	971,756
Finance leases	407	175
Deferred taxes	78,363	82,112
Other liabilities	213,816	165,200

Total liabilities	1,997,636	1,832,176
Commitments and contingencies
Equity:
Preferred Stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding at March 31, 2020 and at March 31, 2019	—	—
Common Stock, $0.01 par value per share, 135,000,000 shares authorized, 55,114,808 shares issued and 42,323,305 shares outstanding at March 31, 2020; 54,848,523 shares issued and 42,620,750 shares outstanding at March 31, 2019	551	548
Additional paid-in capital	529,100	512,696
Treasury stock at cost, 12,791,503 shares held as of March 31, 2020 and 12,227,773 shares held as of March 31, 2019	(564,376)	(530,760)
Retained earnings	1,556,980	1,450,325
Accumulated other comprehensive loss	(215,006)	(142,682)
Contra equity—indemnification receivable	(6,724)	(7,840)

Total EnerSys stockholders’ equity	1,300,525	1,282,287
Nonredeemable noncontrolling interests	3,537	3,730

Total equity	1,304,062	1,286,017

Total liabilities and equity	$3,301,698	$3,118,193

See accompanying notes.

EnerSys

Consolidated Statements of Income

(In Thousands, Except Share and Per Share Data)

	Fiscal year ended March 31,
	2020	2019	2018
Net sales	$3,087,868	$2,808,017	$2,581,891
Cost of goods sold	2,301,148	2,104,612	1,920,030
Inventory step up to fair value relating to acquisitions and exit activities	1,854	10,379	3,457

Gross profit	784,866	693,026	658,404
Operating expenses	529,643	441,415	382,077
Restructuring, exit and other charges	20,766	34,709	5,481
Impairment of goodwill	39,713	—	—
Impairment of indefinite-lived intangibles	4,549	—	—
Legal proceedings charge, net	—	4,437	—

Operating earnings	190,195	212,465	270,846
Interest expense	43,673	30,868	25,001
Other (income) expense, net	(415)	(614)	7,519

Earnings before income taxes	146,937	182,211	238,326
Income tax expense	9,821	21,584	118,493

Net earnings	137,116	160,627	119,833
Net earnings attributable to noncontrolling interests	—	388	239

Net earnings attributable to EnerSys stockholders	$137,116	$160,239	$119,594

Net earnings per common share attributable to EnerSys stockholders:
Basic	$3.23	$3.79	$2.81

Diluted	$3.20	$3.73	$2.77

Dividends per common share	$0.70	$0.70	$0.70

Weighted-average number of common shares outstanding:
Basic	42,411,834	42,335,023	42,612,036

Diluted	42,896,775	43,008,952	43,119,856

See accompanying notes.

EnerSys

Consolidated Statements of Comprehensive Income

(In Thousands)

	Fiscal year ended March 31,
	2020	2019	2018
Net earnings	$137,116	$160,627	$119,833
Other comprehensive (loss) income:
Net unrealized (loss) gain on derivative instruments, net of tax	(5,793)	3,295	(5,400)
Pension funded status adjustment, net of tax	(2,003)	1,712	3,052
Foreign currency translation adjustment	(64,721)	(106,555)	113,739

Total other comprehensive (loss) gain, net of tax	(72,517)	(101,548)	111,391

Total comprehensive income	64,599	59,079	231,224
Comprehensive (loss) gain attributable to noncontrolling interests	(193)	(195)	523

Comprehensive income attributable to EnerSys stockholders	$64,792	$59,274	$230,701

See accompanying notes.

EnerSys

Consolidated Statements of Changes in Equity

(In Thousands, Except Per Share Data)	Preferred Stock	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Contra- Equity	Total EnerSys Stockholders’ Equity	Non- redeemable Non- Controlling Interests	Total Equity
Balance at March 31, 2017	$—	$544	$464,092	$(439,800)	$1,231,444	$(152,824)	$—	$1,103,456	$4,913	$1,108,369
Stock-based compensation	—	—	19,453	—	—	—	—	19,453	—	19,453
Shares issued under equity awards (taxes paid related to net share settlement of equity awards), net	—	2	(6,533)	—	—	—	—	(6,531)	—	(6,531)
Purchase of common stock	—	—	—	(121,191)	—	—	—	(121,191)	—	(121,191)
Other	—	—	(402)	—	(137)	—	—	(539)	—	(539)
Net earnings	—	—	—	—	119,594	—	—	119,594	239	119,833
Dividends ($0.70 per common share)	—	—	678	—	(30,352)	—	—	(29,674)	—	(29,674)
Other comprehensive income:
Pension funded status adjustment (net of tax benefit of $808)	—	—	—	—	—	3,052	—	3,052	—	3,052
Net unrealized gain (loss) on derivative instruments (net of tax benefit of $2,071)	—	—	—	—	—	(5,400)	—	(5,400)	—	(5,400)
Foreign currency translation adjustment	—	—	—	—	—	113,455	—	113,455	284	113,739

Balance at March 31, 2018	$—	$546	$477,288	$(560,991)	$1,320,549	$(41,717)	$—	$1,195,675	$5,436	$1,201,111
Stock-based compensation	—	—	22,608	—	—	—	—	22,608	—	22,608
Exercise of stock options	—	2	9,046	—	—	—	—	9,048	—	9,048
Shares issued under equity awards (taxes paid related to net share settlement of equity awards), net	—	—	(3,630)	—	—	—	—	(3,630)	—	(3,630)
Purchase of common stock	—	—	—	(56,436)	—	—	—	(56,436)	—	(56,436)
Reissuance of treasury stock, on LIFO basis, towards Alpha purchase consideration	—	—	6,805	86,463	—	—	—	93,268	—	93,268
Reissuance of treasury stock towards employee stock purchase plan	—	—	—	204	—	—	—	204	—	204
Contra equity—indemnification receivable for acquisition related tax liability	—	—	—	—	—	—	(7,840)	(7,840)	—	(7,840)
Other	—	—	(141)	—	—	—	—	(141)	—	(141)
Net earnings	—	—	—	—	160,239	—	—	160,239	388	160,627
Dividends ($0.70 per common share)	—	—	720	—	(30,463)	—	—	(29,743)	—	(29,743)
Dissolution of joint venture	—	—	—	—	—	—	—	—	(1,511)	(1,511)
Other comprehensive income:
Pension funded status adjustment (net of tax benefit of $120)	—	—	—	—	—	1,712	—	1,712	—	1,712
Net unrealized gain (loss) on derivative instruments (net of tax expense of $1,006)	—	—	—	—	—	3,295	—	3,295	—	3,295
Foreign currency translation adjustment	—	—	—	—	—	(105,972)	—	(105,972)	(583)	(106,555)

Balance at March 31, 2019	$—	$548	$512,696	$(530,760)	$1,450,325	$(142,682)	$(7,840)	$1,282,287	$3,730	$1,286,017
Stock-based compensation	—	—	20,780	—	—	—	—	20,780	—	20,780
Exercise of stock options	—	3	1,414	—	—	—	—	1,417	—	1,417
Shares issued under equity awards (taxes paid related to net share settlement of equity awards), net	—	—	(6,393)	—	—	—	—	(6,393)	—	(6,393)
Purchase of common stock	—	—	—	(34,561)	—	—	—	(34,561)	—	(34,561)
Reissuance of treasury stock towards employee stock purchase plan	—	—	(73)	945	—	—	—	872	—	872
Contra equity—adjustment to indemnification receivable for acquisition related tax liability	—	—	—	—	—	—	1,116	1,116	—	1,116
Other	—	—	(80)	—	—	—	—	(80)	—	(80)
Net earnings	—	—	—	—	137,116	—	—	137,116	—	137,116
Dividends ($0.70 per common share)	—	—	756	—	(30,461)	—	—	(29,705)	—	(29,705)
Other comprehensive income:
Pension funded status adjustment (net of tax expense of $468)	—	—	—	—	—	(2,003)	—	(2,003)	—	(2,003)
Net unrealized gain (loss) on derivative instruments (net of tax benefit of $1,793)	—	—	—	—	—	(5,793)	—	(5,793)	—	(5,793)
Foreign currency translation adjustment	—	—	—	—	—	(64,528)	—	(64,528)	(193)	(64,721)

Balance at March 31, 2020	$—	$551	$529,100	$(564,376)	$1,556,980	$(215,006)	$(6,724)	$1,300,525	$3,537	$1,304,062

See accompanying notes.

EnerSys

Consolidated Statements of Cash Flows

(In Thousands)

	Fiscal year ended March 31,
	2020	2019	2018
Cash flows from operating activities
Net earnings	$137,116	$160,627	$119,833
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	87,344	63,348	54,317
Write-off of assets relating to restructuring and other exit charges	10,986	26,308	3,736
Impairment of goodwill	39,713	—	—
Impairment of indefinite-lived intangibles and fixed assets	4,549	—	—
Derivatives not designated in hedging relationships:
Net losses (gains)	178	1,856	(180)
Cash (settlements) proceeds	(793)	(1,802)	43
Provision for doubtful accounts	4,821	1,385	822
Deferred income taxes	(16,486)	(6,456)	(20,313)
Non-cash interest expense	1,673	1,316	1,603
Stock-based compensation	20,780	22,608	19,453
(Gain) loss on disposal of property, plant, and equipment	(86)	(258)	116
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	26,486	5,974	(32,242)
Inventories	(9,379)	(46,614)	(38,075)
Prepaid and other current assets	(17,508)	(20,195)	14,470
Other assets	3,089	(7,611)	(1,150)
Accounts payable	(33,490)	9,944	21,266
Legal proceedings accrual	—	7,258	—
Accrued expenses	7,055	(4,937)	(26,614)
Other liabilities	(12,650)	(14,896)	93,963

Net cash provided by operating activities	253,398	197,855	211,048
Cash flows from investing activities
Capital expenditures	(101,425)	(70,372)	(69,832)
Purchase of businesses	(176,548)	(654,614)	(2,988)
Proceeds from sale of facility	720	—	—
Insurance proceeds relating to property, plant and equipment	403	—	—
Proceeds from disposal of property, plant, and equipment	2,031	1,103	463

Net cash used in investing activities	(274,819)	(723,883)	(72,357)
Cash flows from financing activities
Net (repayments) borrowings on short-term debt	(5,325)	37,424	214
Proceeds from Amended 2017 Revolver borrowings	386,700	531,100	379,750
Proceeds from 2027 Notes	300,000	—	—
Proceeds from 2011 Revolver borrowings	—	—	147,050
Repayments of Amended 2017 Revolver borrowings	(517,700)	(427,600)	(244,250)
Repayments of 2011 Revolver borrowings	—	—	(312,050)
Proceeds from Amended 2017 Term Loan	—	299,105	150,000
Repayments of Amended 2017 Term Loan	(28,138)	(11,666)	—
Repayments of 2011 Term Loan	—	—	(127,500)
Debt issuance costs	(4,607)	(1,393)	(2,677)
Finance lease obligations and other	995	368	(29)
Option proceeds	1,417	9,048	958
Payment of taxes related to net share settlement of equity awards	(6,393)	(3,630)	(7,489)
Purchase of treasury stock	(34,561)	(56,436)	(121,191)
Dividends paid to stockholders	(29,705)	(29,743)	(29,674)

Net cash provided by (used in) financing activities	62,683	346,577	(166,888)
Effect of exchange rate changes on cash and cash equivalents	(13,495)	(43,455)	49,986

Net increase (decrease) in cash and cash equivalents	27,767	(222,906)	21,789
Cash and cash equivalents at beginning of year	299,212	522,118	500,329

Cash and cash equivalents at end of year	$326,979	$299,212	$522,118

Supplemental disclosures:
Non-cash investing and financing activities:
Common stock issued as partial consideration for Alpha acquisition	$—	$93,268	$—

See accompanying notes.

Notes to Consolidated Financial Statements

March 31, 2020

(In Thousands, Except Share and Per Share Data)

1. Summary of Significant Accounting Policies

Description of Business

EnerSys (the “Company”) and its predecessor companies have been manufacturers of industrial batteries for over 125 years. EnerSys is a global leader in stored energy solutions for industrial applications. The Company manufactures, markets and distributes industrial batteries and related products such as chargers, outdoor cabinet enclosures, power equipment and battery accessories, and provides related after-market and customer-support services for its products. With the Alpha acquisition, the Company is also a provider of highly integrated power solutions and services to broadband, telecom, renewable and industrial customers.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and any partially owned subsidiaries that the Company has the ability to control. Control generally equates to ownership percentage, whereby investments that are more than 50% owned are generally consolidated, investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method, and investments in affiliates of 20% or less are accounted for using the cost method. All intercompany transactions and balances have been eliminated in consolidation.

Foreign Currency Translation

Results of foreign operations of subsidiaries, whose functional currency is the local currency, are translated into U.S. dollars using average exchange rates during the periods. The assets and liabilities are translated into U.S. dollars using exchange rates as of the balance sheet dates. Gains or losses resulting from translating the foreign currency financial statements are accumulated as a separate component of accumulated other comprehensive income (“AOCI”) in EnerSys’ stockholders’ equity and noncontrolling interests.

Transaction gains and losses resulting from exchange rate changes on transactions denominated in currencies other than the functional currency of the applicable subsidiary are included in the Consolidated Statements of Income, within “Other (income) expense, net”, in the year in which the change occurs.

Revenue Recognition

Prior to March 31, 2018, revenues were recognized under ASC 605, Revenue Recognition, when (i) persuasive evidence of an arrangement existed, (ii) delivery occurred or services were rendered, (iii) the price was fixed or determinable and (iv) collectibility was reasonably assured.

Beginning April 1, 2018, the Company adopted ASC 606, Revenue from Contracts with Customers. Concurrent with the adoption of the new standard, the Company updated its revenue recognition policy as follows:

The Company determines revenue recognition by applying the following steps:

1. identify the contract with a customer;

2. identify the performance obligations in the contract;

3. determine the transaction price;

4. allocate the transaction price to the performance obligations; and

5. recognize revenue as the performance obligations are satisfied.

The Company recognizes revenue when (or as) performance obligations are satisfied by transferring control of the performance obligation to a customer. Control of a performance obligation may transfer to the customer either at a point in time or over time depending on an evaluation of the specific facts and circumstances for each contract, including the terms and conditions of the contract as agreed with the customer, as well as the nature of the products or services to be provided.

The Company’s primary performance obligation to its customers is the delivery of finished goods and products, pursuant to purchase orders. Control of the products sold typically transfers to its customers at the point in time when the goods are shipped as this is also when title generally passes to its customers under the terms and conditions of our customer arrangements.

Each customer purchase order sets forth the transaction price for the products and services purchased under that arrangement. Some customer arrangements include variable consideration, such as volume rebates, some of which depend upon the customers meeting specified performance criteria, such as a purchasing level over a period of time. The Company uses judgment to estimate the most likely amount of variable consideration at each reporting date. When estimating variable consideration, the Company also applies judgment when considering the probability of whether a reversal of revenue could occur and only recognize revenue subject to this constraint.

Service revenues related to the work performed for the Company’s customers by its maintenance technicians generally represent a separate and distinct performance obligation. Control for these services passes to the customer as the services are performed.

The Company’s typical payment terms are 30 days and sales arrangements do not contain any significant financing component for its customers.

The Company uses historic customer product return data as a basis of estimation for customer returns and records the reduction of sales at the time revenue is recognized.

Freight charges billed to customers are included in sales and the related shipping costs are included in cost of sales in the Consolidated Statements of Income. If shipping activities are performed after a customer obtains control of a product, the Company applies a policy election to account for shipping as an activity to fulfill the promise to transfer the product to the customer.

The Company applies a policy election to exclude transaction taxes collected from customers from sales when the tax is both imposed on and concurrent with a specific revenue-producing transaction.

The Company generally provides customers with a product warranty that provides assurance that the products meet standard specifications and are free of defects. The Company maintains a reserve for claims incurred under standard product warranty programs. Performance obligations related to service warranties are not material to the Consolidated Financial Statements.

The Company pays sales commissions to its sales representatives, which may be considered as incremental costs to obtain a contract. However, since the recoverability period is less than one year, the Company has utilized the practical expedient to record these costs of obtaining a contract as an expense as they are incurred.

Warranties

The Company’s products are warranted for a period ranging from one to twenty years for reserve power batteries and for a period ranging from one to seven years for motive power batteries. The Company provides for estimated product warranty expenses when the related products are sold. The assessment of the adequacy of the reserve includes a review of open claims and historical experience.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less when purchased.

Concentration of Credit Risk

Financial instruments that subject the Company to potential concentration of credit risk consist principally of short-term cash investments and trade accounts receivable. The Company invests its cash with various financial institutions and in various investment instruments limiting the amount of credit exposure to any one financial institution or entity. The Company has bank deposits that exceed federally insured limits. In addition, certain cash investments may be made in U.S. and foreign government bonds, or other highly rated investments guaranteed by the U.S. or foreign governments. Concentration of credit risk with respect to trade receivables is limited by a large, diversified customer base and its geographic dispersion. The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral, such as letters of credit, in certain circumstances.

Accounts Receivable

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The allowance is based on management’s estimate of uncollectible accounts, analysis of historical data and trends, as well as reviews of all relevant factors concerning the financial capability of its customers. Accounts receivable are considered to be past due based on when payments are received compared to the customer’s credit terms. Accounts are written off when management determines the account is uncollectible.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. The cost of inventory consists of material, labor, and associated overhead.

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost and include expenditures that substantially increase the useful lives of the assets. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows: 10 to 33 years for buildings and improvements and 3 to 15 years for machinery and equipment.

Maintenance and repairs are expensed as incurred. Interest on capital projects is capitalized during the construction period.

Business Combinations

The Company records an acquisition using the acquisition method of accounting and recognizes the assets acquired and liabilities assumed at their fair values as of the date of the acquisition. The excess of the purchase price over the net tangible and intangible assets is recorded to goodwill. The results of operations of the acquired business are included in the Company’s operating results from the date of acquisition.

Goodwill and Other Intangible Assets

Goodwill and indefinite-lived trademarks are tested for impairment at least annually and whenever events or circumstances occur indicating that a possible impairment may have been incurred. Goodwill is tested for impairment by determining the fair value of the Company’s reporting units. These estimated fair values are based on financial projections, certain cash flow measures, and market capitalization.

The Company estimates the fair value of its reporting units using a weighting of fair values derived from both the income approach and the market approach. Under the income approach, the Company calculates the fair value of a reporting unit based on the present value of estimated future cash flows. Cash flow projections are based on management’s estimates of revenue growth rates and operating margins, taking into consideration industry and market conditions. The discount rate used is based on the weighted-average cost of capital adjusted for the relevant risk associated with business-specific characteristics and the uncertainty related to the business’s ability to execute on the projected cash flows. The market approach estimates fair value based on market multiples of revenue and earnings derived from comparable publicly-traded companies with similar operating and investment characteristics as the reporting unit. The weighting of the fair value derived from the market approach ranges from 0% to 50% depending on the level of comparability of these publicly-traded companies to the reporting unit.

In order to assess the reasonableness of the calculated fair values of its reporting units, the Company also compares the sum of the reporting units’ fair values to its market capitalization and calculates an implied control premium (the excess of the sum of the reporting units’ fair values over the market capitalization). The Company evaluates the control premium by comparing it to control premiums of recent comparable market transactions.

The Company assesses whether indefinite-lived intangible assets impairment exists using both the qualitative and quantitative assessments. The qualitative assessment involves determining whether events or circumstances exist that indicate it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. If based on this qualitative assessment, the Company determines it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount or if the Company elects not to perform a qualitative assessment, a quantitative assessment is performed to determine whether an indefinite-lived intangible asset impairment exists. The Company tests the indefinite-lived intangible assets for impairment by comparing the carrying value to the fair value based on current revenue projections of the related operations, under the relief from royalty method. Any excess of the carrying value over the amount of fair value is recognized as an impairment. Any such impairment is recognized in the reporting period in which it has been identified.

Finite-lived assets such as customer relationships, technology, trademarks, licenses, and non-compete agreements are amortized on a straight-line basis over their estimated useful lives, generally over periods ranging from 3 to 20 years. The Company continually evaluates the reasonableness of the useful lives of these assets.

Impairment of Long-Lived Assets

The Company reviews the carrying values of its long-lived assets to be held and used for possible impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable, based on undiscounted estimated cash flows expected to result from its use and eventual disposition. The factors considered by the Company in performing this assessment include current operating results, trends and other economic factors. In assessing the recoverability of the carrying value of a long-lived asset, the Company must make assumptions regarding future cash flows and other factors. If these estimates or the related assumptions change in the future, the Company may be required to record an impairment loss for these assets.

Environmental Expenditures

The Company records a loss and establishes a reserve for environmental remediation liabilities when it is probable that an asset has been impaired or a liability exists and the amount of the liability can be reasonably estimated. Reasonable estimates involve judgments made by management after considering a broad range of information including notifications, demands or settlements that have been received from a regulatory authority or private party, estimates performed by independent engineering companies and outside counsel, available facts, existing and proposed technology, the identification of other potentially responsible parties, their ability to contribute and prior experience. These judgments are reviewed quarterly as more information is received and the amounts reserved are updated as necessary. However, the reserves may materially differ from ultimate actual liabilities if the loss contingency is difficult to estimate or if management’s judgments turn out to be inaccurate. If management believes no best estimate exists, the minimum probable loss is accrued.

Derivative Financial Instruments

The Company utilizes derivative instruments to mitigate volatility related to interest rates, lead prices and foreign currency exposures. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. The Company recognizes derivatives as either assets or liabilities in the accompanying Consolidated Balance Sheets and measures those instruments at fair value. Changes in the fair value of those instruments are reported in AOCI if they qualify for hedge accounting or in earnings if they do not qualify for hedge accounting. Derivatives qualify for hedge accounting if they are designated as hedge instruments and if the hedge is highly effective in achieving offsetting changes in the fair value or cash flows of the asset or liability hedged. Effectiveness is measured on a regular basis using statistical analysis and by comparing the overall changes in the expected cash flows on the lead and foreign currency forward contracts with the changes in the expected all-in cash outflow required for the lead and foreign currency purchases. This analysis is performed on the initial purchases quarterly that cover the quantities hedged. Accordingly, gains and losses from changes in derivative fair value of effective hedges are deferred and reported in AOCI until the underlying transaction affects earnings.

The Company has commodity, foreign exchange and interest rate hedging authorization from the Board of Directors and has established a hedging and risk management program that includes the management of market and counterparty risk. Key risk control activities designed to ensure compliance with the risk management program include, but are not limited to, credit review and approval, validation of transactions and market prices, verification of risk and transaction limits, portfolio stress tests, sensitivity analyses and frequent portfolio reporting, including open positions, determinations of fair value and other risk management metrics.

Market risk is the potential loss the Company and its subsidiaries may incur as a result of price changes associated with a particular financial or commodity instrument. The Company utilizes forward contracts, options, and swaps as part of its risk management strategies, to minimize unanticipated fluctuations in earnings caused by changes in commodity prices, interest rates and / or foreign currency exchange rates. All derivatives are recognized on the balance sheet at their fair value, unless they qualify for the Normal Purchase Normal Sale exemption.

Credit risk is the potential loss the Company may incur due to the counterparty’s non-performance. The Company is exposed to credit risk from interest rate, foreign currency and commodity derivatives with financial institutions. The Company has credit policies to manage their credit risk, including the use of an established credit approval process, monitoring of the counterparty positions and the use of master netting agreements.

The Company has elected to offset net derivative positions under master netting arrangements. The Company does not have any positions involving cash collateral (payables or receivables) under a master netting arrangement as of March 31, 2020 and 2019.

The Company does not have any credit-related contingent features associated with its derivative instruments.

Fair Value of Financial Instruments

The Company groups its recurring, non-recurring and disclosure-only fair value measurements into the following levels when making fair value measurement disclosures:

Level 1	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The Company and its subsidiaries use, as appropriate, a market approach (generally, data from market transactions), an income approach (generally, present value techniques and option-pricing models), and / or a cost approach (generally, replacement cost) to measure the fair value of an asset or liability. These valuation approaches incorporate inputs such as observable, independent market data and / or unobservable data that management believes are predicated on the assumptions market participants would use to price an asset or liability. These inputs may incorporate, as applicable, certain risks such as nonperformance risk, which includes credit risk.

Lead contracts, foreign currency contracts and interest rate contracts generally use an income approach to measure the fair value of these contracts, utilizing readily observable inputs, such as forward interest rates (e.g., London Interbank Offered Rate—“LIBOR”), forward foreign currency exchange rates (e.g., GBP and euro) and commodity prices (e.g., London Metals Exchange), as well as inputs that may not be observable, such as credit valuation adjustments. When observable inputs are used to measure all or most of the value of a contract, the contract is classified as Level 2. Over-the-counter (OTC) contracts are valued using quotes obtained from an exchange, binding and non-binding broker quotes. Furthermore, the Company obtains independent quotes from the market to validate the forward price curves. OTC contracts include forwards, swaps and options. To the extent possible, fair value measurements utilize various inputs that include quoted prices for similar contracts or market-corroborated inputs.

When unobservable inputs are significant to the fair value measurement, the asset or liability is classified as Level 3. Additionally, Level 2 fair value measurements include adjustments for credit risk based on the Company’s own creditworthiness (for net liabilities) and its counterparties’ creditworthiness (for net assets). The Company assumes that observable market prices include sufficient adjustments for liquidity and modeling risks. The Company did not have any fair value measurements that transferred between Level 2 and Level 3 as well as Level 1 and Level 2.

Income Taxes

The Company accounts for income taxes using the asset and liability approach, which requires deferred tax assets and liabilities be recognized using enacted tax rates to measure the effect of temporary differences between book and tax bases on recorded assets and liabilities. Valuation allowances are recorded to reduce deferred tax assets, if it is more likely than not some portion or all of the deferred tax assets will not be realized. The need to establish valuation allowances against deferred tax assets is assessed quarterly. The primary factors used to assess the likelihood of realization are expected reversals of taxable temporary timing differences, forecasts of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.

The Company recognizes tax related interest and penalties in income tax expense in its Consolidated Statement of Income.

With respect to accounting for uncertainty in income taxes, the Company evaluates tax positions to determine whether the benefits of tax positions are more likely than not of being sustained upon audit based on the technical merits of the tax position. For tax positions that are more likely than not of being sustained upon audit, the Company recognizes the largest amount of the benefit that is greater than 50% likely of being realized upon ultimate settlement. For tax positions that are not more likely than not of being sustained upon audit, the Company does not recognize any portion of the benefit. If the more likely than not threshold is not met in the period for which a tax position is taken, the Company may subsequently recognize the benefit of that tax position if the tax matter is effectively settled, the statute of limitations expires, or if the more likely than not threshold is met in a subsequent period.

No additional income taxes have been provided for any undistributed foreign earnings or any additional outside basis difference inherent in these entities, as these amounts continue to be indefinitely reinvested in foreign operations.

Regarding the GILTI tax rules, the Company is allowed to make an accounting policy choice of either (1) treating the taxes due on future US inclusions in taxable income as a current-period expense when incurred (“period cost method”) or (2) factoring amounts into a Company’s measurement of its deferred taxes (“deferred method”). The Company has elected the period cost method.

Deferred Financing Fees

Debt issuance costs that are incurred by the Company in connection with the issuance of debt are deferred and amortized to interest expense over the life of the underlying indebtedness, adjusted to reflect any early repayments and are shown as a deduction from long-term debt.

Stock-Based Compensation Plans

The Company measures the cost of employee services received in exchange for the award of an equity instrument based on the grant-date fair value of the award, with such cost recognized over the applicable vesting period.

Market and Performance condition-based awards

The Company grants market condition-based awards and performance condition-based awards.

Beginning in fiscal 2017, the Company granted market condition-based awards (“TSR”). A participant may earn between 0% to 200% of the number of awards granted, based on the total shareholder return of the Company’s common stock over a three-year period, relative to the shareholder return of a defined peer group. The awards cliff vest on the third anniversary of the date of grant and are settled in common stock on the first anniversary of the vesting date. The TSR is calculated by dividing the sixty or ninety calendar day average price at end of the period (as applicable) and the reinvested dividends thereon by such sixty or ninety calendar day average price at start of the period. The maximum number of awards earned is capped at 200% of the target award. Additionally, no payout will be awarded in the event that the TSR at the vesting date reflects less than a 25% return from the average price at the grant date. These share units are similar to the share units granted prior to fiscal 2016, except that under these awards, the targets are more difficult to achieve as they are tied to the TSR of a defined peer group. The fair value of these awards is estimated at the date of grant, using a Monte Carlo Simulation.

The Company recognizes compensation expense using the straight-line method over the life of the market condition-based awards except for those issued to certain retirement-eligible participants, which are expensed on an accelerated basis.

In fiscal 2019 and fiscal 2020, the Company granted performance condition-based awards (“PSU”). A participant may earn between 0% to 200% of the number of awards granted, based on the Company’s cumulative adjusted earnings per share performance over a three-year period. The vesting of these awards is contingent upon meeting or exceeding performance conditions. The awards cliff vest on the third anniversary of the date of grant and are settled in common stock on the first anniversary of the vesting date. The maximum number of awards earned is capped at 200% of the target award. Expense for the performance condition-based award is recorded when the achievement of the performance condition is considered probable of achievement and is recorded on a straight-line basis over the requisite service period. If such performance criteria are not met, no compensation cost is recognized, and any recognized compensation cost is reversed. The closing stock price on the date of grant, adjusted for a discount to reflect the illiquidity inherent in the PSUs, represents the grant-date fair value for these awards.

Restricted Stock Units

The fair value of restricted stock units is based on the closing market price of the Company’s common stock on the date of grant. These awards generally vest, and are settled in common stock, at 25% per year, over a four-year period from the date of grant. The Company recognizes compensation expense using the straight-line method over the life of the restricted stock units.

Stock Options

The fair value of the options granted is estimated at the date of grant using the Black-Scholes option-pricing model utilizing assumptions based on historical data and current market data. The assumptions include expected term of the options, risk-free interest rate, expected volatility, and dividend yield. The expected term represents the expected amount of time that options granted are expected to be outstanding, based on historical and forecasted exercise behavior. The risk-free rate is based on the rate at the grant date of zero-coupon U.S. Treasury Notes with a term equal to the expected term of the option. Expected volatility is estimated using historical volatility rates based on historical weekly price changes over a term equal to the expected term of the options. The Company’s dividend yield is based on historical data. The Company recognizes compensation expense using the straight-line method over the vesting period of the options except for those issued to certain retirement-eligible participants, which are expensed on an accelerated basis.

Forfeitures

Forfeitures of share-based awards are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Earnings Per Share

Basic earnings per common share (“EPS”) are computed by dividing net earnings attributable to EnerSys stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. At March 31, 2020, 2019 and 2018, the Company had outstanding stock options, restricted stock units, market and performance condition-based awards, which could potentially dilute basic earnings per share in the future.

Segment Reporting

A segment for reporting purposes is based on the financial performance measures that are regularly reviewed by the chief operating decision maker to assess segment performance and to make decisions about a public entity’s allocation of resources. Based on this guidance, the Company reports its segment results based upon the three geographical regions of operations.

•	Americas, which includes North and South America, with segment headquarters in Reading, Pennsylvania, U.S.A.,
•	EMEA, which includes Europe, the Middle East and Africa, with segment headquarters in Zug, Switzerland, and
•	Asia, which includes Asia, Australia and Oceania, with segment headquarters in Singapore.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e. lessees and lessors). This update requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee. This classification will determine whether the lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. Effective April 1, 2019, the Company adopted the new standard under the modified retrospective approach, which resulted in no adjustment to the April 1, 2019 beginning Retained Earnings. There are optional practical expedients and policy elections made available to simplify the transition to the new standard. The Company has elected the following:

•

to adopt the optional transition method defined within ASU 2018-11 and not restate comparative prior periods but instead recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption;

•	the package of three practical expedients addressing whether a contract contains a lease, lease classification and initial direct costs;
•	to combine lease and non-lease components as a single component for all asset classes;
•	to use a portfolio approach to determine the incremental borrowing rate; and
•

to apply the short-term lease exception to leases that, at the commencement date, has a lease term of 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise.

Upon adoption, the Company recorded Right-of-use (“ROU”) assets and lease liabilities of approximately $84,878 and $87,248, respectively. In addition, capital lease assets and liabilities are now classified as finance lease right-of-use assets and liabilities. The difference between the operating lease assets and lease liabilities primarily relates to unamortized lease incentives and deferred rent recorded in accordance with the previous lease guidance.

Apart from the aforementioned changes, the adoption of this standard did not have a significant impact on the Company’s operating results, financial position or cash flows. The discount rates used to calculate the ROU assets and lease liabilities as of the effective date were based on the remaining lease terms as of the effective date. See Note 3, Leases for additional information.

In August 2017, the FASB issued ASU No. 2017-12, “Derivatives and Hedging (Topic 815)”: Targeted Improvements to Accounting for Hedging Activities, which amends and simplifies existing guidance in order to allow companies to more accurately present the economic effects of risk management activities in the financial statements. The guidance eliminates the requirement to separately measure and report hedge ineffectiveness and generally requires the entire change in the fair value of a hedging instrument to be presented in the same income statement line as the hedged item. The Company adopted the standard effective April 1, 2019 and the adoption did not have any impact on the Company’s operating results, financial position or cash flows.

In February 2018, the FASB issued ASU 2018-02, “Income Statement—Reporting Comprehensive Income (Topic 220)”. The new standard will allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act (“Tax Act”). The amendments eliminate the stranded tax effects resulting from the Tax Act and will improve the usefulness of information reported to financial statements users. However, because the amendment only relates to the reclassification of the income tax effects of the Tax Act, the underlying guidance that requires that the effect of a change in tax laws or rates be included in income from continuing operations is not affected. The Company adopted this standard effective April 1, 2019 with the election not to reclassify $478 of stranded tax effects, primarily related to the Company’s pension plans, from accumulated other comprehensive income (“AOCI”) to retained earnings, as the amount was not material.

Accounting Pronouncements Issued But Not Adopted as of March 31, 2020

In June 2016, the FASB, issued ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326)”: Measurement of Credit Losses on Financial Instruments, which changes the recognition model for the impairment of financial instruments, including accounts receivable, loans and held-to-maturity debt securities, among others. The guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. In contrast to current guidance, which considers current information and events and utilizes a probable threshold, (an “incurred loss” model), ASU 2016–13 mandates an “expected loss” model. The expected loss model: (i) estimates the risk of loss even when risk is remote, (ii) estimates losses over the contractual life, (iii) considers past events, current conditions and reasonable supported forecasts and (iv) has no recognition threshold. The Company does not believe that the adoption will have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740)”: Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The guidance is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently assessing the potential impact that the adoption will have on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848)”: Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides temporary optional expedients to ease the financial reporting burdens of the expected market transition from London Interbank Offered Rate (LIBOR) to an alternative reference rate such as Secured Overnight Financing Rate (SOFR). The guidance was effective upon issuance and generally can be applied through December 31, 2022. The Company is currently assessing the potential impact that the adoption will have on its consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and assumptions take into account historical and forward looking factors that the Company believes are reasonable, including, but not limited to, the potential impacts arising from the coronavirus pandemic of 2019 (“COVID-19”) and public and private sector policies and initiatives aimed at reducing its transmission. As the extent and duration of the impacts of COVID-19 remain unclear, the Company’s estimates and assumptions may evolve as conditions change. Actual results could differ significantly from those estimates.

Examples of significant estimates include the allowance for credit losses, the recoverability of property, plant and equipment, the incremental borrowing rate for lease liabilities, the recoverability of intangible assets and other long-lived assets, fair value measurements, including those related to financial instruments, goodwill and intangible assets, valuation allowances on tax assets, pension and postretirement benefit obligations, contingencies and the identification and valuation of assets acquired and liabilities assumed in connection with business combinations.

2. Revenue Recognition

The Company’s revenues by reportable segments are presented in Note 23.

Service revenues for fiscal 2020 and fiscal 2019 amounted to $270,704 and $157,236, respectively.

A small portion of the Company’s customer arrangements oblige the Company to create customized products for its customers that require the bundling of both products and services into a single performance obligation because the individual products and services that are required to fulfill the customer requirements do not meet the definition for a distinct performance obligation. These customized products generally have no alternative use to the Company and the terms and conditions of these arrangements give the Company the enforceable right to payment for performance completed to date, including a reasonable profit margin. For these arrangements, control transfers over time and the Company measures progress towards completion by selecting the input or output method that best depicts the transfer of control of the underlying goods and services to the customer for each respective arrangement. Methods used by the Company to measure progress toward completion include labor hours, costs incurred and units of production. Revenues recognized over time for fiscal 2020 and fiscal 2019 amounted to $142,153 and $100,809, respectively.

On March 31, 2020, the aggregate transaction price allocated to unsatisfied (or partially unsatisfied) performance obligations was approximately $100,420, of which, the Company estimates that approximately $76,189 will be recognized as revenue in 2021, $18,767 in fiscal 2022, $5,403 in fiscal 2023, $61 in fiscal 2024 and $0 in fiscal 2025.

Any payments that are received from a customer in advance, prior to the satisfaction of a related performance obligation and billings in excess of revenue recognized, are deferred and treated as a contract liability. Advance payments and billings in excess of revenue recognized are classified as current or non-current based on the timing of when recognition of revenue is expected. As of March 31, 2020, the current and non-current portion of contract liabilities were $17,342 and $8,356, respectively. As of March 31, 2019, the current and non-current portion of contract liabilities were $15,162 and $6,360, respectively. Revenues recognized during fiscal 2020 and fiscal 2019, that were included in the contract liability at the beginning of the year, amounted to $18,697 and $6,132, respectively.

Amounts representing work completed and not billed to customers represent contract assets and were $39,048 and $38,778 as of March 31, 2020 and March 31, 2019, respectively.

The Company uses historic customer product return data as a basis of estimation for customer returns and records the reduction of sales at the time revenue is recognized. At March 31, 2020, the right of return asset related to the value of inventory anticipated to be returned from customers was $4,198 and refund liability representing amounts estimated to be refunded to customers was $6,804.

3. Leases

The Company leases manufacturing facilities, distribution centers, office space, vehicles and other equipment under non-cancellable leases with initial terms typically ranging from 1 to 17 years. At contract inception, the Company reviews the terms of the arrangement to determine if the contract is or contains a lease. Guidance in Topic 842 is used to evaluate whether the contract has an identified asset; if the Company has the right to obtain substantially all economic benefits from the asset; and if it has the right to direct the use of the underlying asset. When determining if a contract has an identified asset, the Company considers both explicit and implicit assets, and whether the supplier has the right to substitute the asset. When determining if the Company has the right to obtain substantially all economic benefits from the asset, the Company considers the primary outputs of the identified asset throughout the period of use and determines if it receives greater than 90% of those benefits. When determining if it has the right to direct the use of an underlying asset, the Company considers if it has the right to direct how and for what purpose the asset is used throughout the period of use and if it controls the decision-making rights over the asset.

Lease terms may include options to extend or terminate the lease. The Company exercises its judgment to determine the term of those leases when extension or termination options are present and include such options in the calculation of the lease term when it is reasonably certain that the Company will exercise those options.

The Company has elected to include both lease and non-lease components in the determination of lease payments for all asset classes. Payments made to a lessor for items such as taxes, insurance, common area maintenance, or other costs commonly referred to as executory costs, are also included in lease payments if they are fixed. The fixed portion of these payments are included in the calculation of the lease liability, while any variable portion would be recognized as variable lease expenses, when incurred. Variable payments made to third parties for these, or similar costs, such as utilities, are not included in the calculation of lease payments.

Both finance and operating leases are reflected as liabilities on the commencement date of the lease based on the present value of the lease payments to be made over the lease term. As most of the leases do not provide an implicit rate, the Company has exercised judgment in electing the incremental borrowing rate based on the information available when the lease commences to determine the present value of future payments. Right-of-use assets are valued at the initial measurement of the lease liability, plus any initial direct costs or rent prepayments and reduced by any lease incentives and any deferred lease payments.

Operating lease expense is recognized on a straight-line basis over the lease term. Finance lease expense includes depreciation, which is recognized on a straight-line basis over the expected life of the leased asset, and interest expense, which is recognized following an effective interest rate method.

Short term leases with an initial term of 12 months or less are not presented on the balance sheet and expense is recognized as incurred. The current and non-current portion of operating lease liabilities are reflected in accrued expenses and other liabilities, respectively, on the consolidated balance sheets. The right-of use assets relating to operating and finance leases are reflected in other assets and property, plant and equipment, respectively, on the consolidated balance sheets.

The following table presents lease assets and liabilities:

March 31, 2020
Operating Leases:
Right-of-use assets	$70,045
Operating lease current liabilities	21,128
Operating lease non-current liabilities	51,215
Finance Leases:
Right-of-use assets	$540
Finance lease current liabilities	162
Finance lease non-current liabilities	407

The components of lease expense for the fiscal year ended March 31, 2020 were as follows:

	Classification	March 31, 2020
Operating Leases:
Operating lease cost	Operating expenses	$28,855
Variable lease cost	Operating expenses	8,238
Short term lease cost	Operating expenses	7,553
Finance Leases:
Depreciation	Operating expenses	$461
Interest expense	Interest expense	37

Total		$45,144

The following table presents the weighted average lease term and discount rates for leases as of March 31, 2020:

Operating Leases:
Weighted average remaining lease term (years)	5 years
Weighted average discount rate	5.17%
Finance Leases:
Weighted average remaining lease term (years)	3.5 years
Weighted average discount rate	4.92%

The following table presents future payments due under leases reconciled to lease liabilities as of March 31, 2020:

	Finance Leases	Operating Leases
Year ended March 31,
2021	$192	$24,603
2022	195	19,452
2023	154	12,951
2024	104	8,437
2025	15	5,552
Thereafter	10	13,138

Total undiscounted lease payments	670	84,133
Present value discount	101	11,790

Lease liability	$569	$72,343

The following table presents supplemental disclosures of cash flow information related to leases for the fiscal year ended March 31, 2020:

March 31, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from finance leases	$37
Operating cash flows from operating leases	28,593
Financing cash flows from finance leases	461
Supplemental non-cash information on lease liabilities arising from right-of-use assets:
Right-of-use assets obtained in exchange for new finance lease liabilities	$—
Right-of-use assets obtained in exchange for new operating lease liabilities	11,902

Disclosures related to periods prior to adoption of ASU 2016-02, Leases (Topic 842)

The Company’s future minimum lease payments under operating leases that have noncancelable terms in excess of one year as of March 31, 2019 are as follows:

2020	$31,483
2021	24,290
2022	16,514
2023	11,596
2024	8,683
Thereafter	23,757

Total minimum lease payments	$116,323

Rental expense was $40,261 and $38,146 for the fiscal years ended March 31, 2019 and 2018, respectively. Certain operating lease agreements contain renewal or purchase options and / or escalation clauses.

4. Acquisitions

NorthStar

On September 30, 2019, the Company completed the acquisition of N Holding, AB (“NorthStar”) for $77,777 in cash consideration and the assumption of $107,018 in debt, which was funded using existing cash and credit facilities. NorthStar, through its direct and indirect subsidiaries, manufactures and distributes thin plate pure lead (“TPPL”) batteries and battery enclosures. NorthStar has two large manufacturing facilities in Springfield, Missouri. The Company acquired tangible and intangible assets, including trademarks, technology, customer relationships and goodwill. Based on valuations performed, trademarks were valued at $6,000, technology at $19,000, customer relationships at $9,000, and goodwill was recorded at $73,788. The useful lives of technology were estimated at 10 years, customer relationships were estimated at 15 to 18 years and trademarks were estimated at 5 years. Goodwill deductible for tax purposes is $72,056.

The results of the NorthStar acquisition have been included in the Company’s results of operations from the date of acquisition. Pro forma earnings and earnings per share computations have not been presented as this acquisition is not considered material.

The North American and European results of operations of NorthStar have been included in the Company’s Americas segment and EMEA segment, respectively.

Alpha

On December 7, 2018, the Company completed the acquisition of all of the issued and outstanding common stock of Alpha Technologies Services, Inc. (“ATS”) and Alpha Technologies Ltd. (“ATL”), resulting in ATS and ATL becoming wholly-owned subsidiaries of the Company (the “Alpha share purchase”). Additionally, the Company acquired substantially all of the assets of Alpha Technologies Inc. and certain assets of Altair Advanced Industries, Inc. and other affiliates of ATS and ATL (all such sellers, together with ATS and ATL, “Alpha”), in each case in accordance with the terms and conditions of certain restructuring agreements (collectively, the “Alpha asset acquisition” and together with the Alpha share purchase, the “Alpha acquisition”). Based in Bellingham, Washington, Alpha is a global industry leader in comprehensive commercial-grade energy solutions for broadband, telecom, renewable, industrial and traffic customers around the world. The initial purchase consideration for the Alpha acquisition was $750,000, of which $650,000 was paid in cash and the balance was settled by issuing 1,177,630 shares of EnerSys common stock. These shares were issued out of the Company’s treasury stock and were valued at $84.92 per share, which was based on the thirty-day volume weighted average stock price of the Company’s common stock at closing, in accordance with the purchase agreement. The 1,177,630 shares had a closing date fair value of $93,268, based upon the December 7, 2018, closing date spot rate of $79.20. The total purchase consideration, consisting of cash paid of $650,000, shares valued at $93,268 and an adjustment for working capital (due post—closing from seller of $766) was $742,502. The Company funded the cash portion of the Alpha acquisition with borrowings from the Amended Credit Facility as defined in Note 10. See Note 10 for additional information.

The Alpha acquisition expanded the Company’s footprint in broadband and telecom markets. The goodwill recognized in connection with this transaction reflects the benefits the Company expects to realize from being able to provide a one-stop, fully integrated power solutions offering to its customers, as well as the benefit of cost synergies from alignment of the Alpha group within its own organizational structure.

The results of operations of Alpha have been included in the Company’s Americas segment.

For the period ended March 31, 2019, that EnerSys owned Alpha, the contribution of the acquisition to net sales was $162,454 and net loss of $1,252, excluding the effect of the transaction and integration costs, and interest expense on the debt to finance the acquisition.

The Company finalized the measurement of all provisional amounts recognized for the Alpha business combination. The final amounts recognized in connection with the Alpha business combination are in the table below.

Accounts receivable	$115,467
Inventories	84,297
Other current assets	6,822
Other intangible assets	332,000
Property, plant and equipment	20,987
Other assets	9,005

Total assets acquired	$568,578

Accounts payable	35,803
Accrued liabilities	41,918
Deferred income taxes	54,941
Other liabilities	12,642

Total liabilities assumed	$145,304

Net assets acquired	$423,274

Purchase price:
Cash paid for net assets acquired	$650,000
Fair value of shares issued for net assets acquired	93,268
Working capital adjustment	(766)

Total purchase consideration	742,502
Less: Fair value of acquired identifiable assets and liabilities	423,274

Goodwill	$319,228

The following table summarizes the fair value of Alpha’s identifiable intangible assets and their respective lives:

	Type	Life in Years	Fair Value
Trademarks	Indefinite-lived	Indefinite	$56,000
Customer relationships	Finite-lived	14	221,000
Technology	Finite-lived	10	55,000

Total identifiable intangible assets			$332,000

Goodwill deductible for tax purposes is $33,926.

The following unaudited summary information is presented on a consolidated pro forma basis as if the acquisition had occurred on April 1, 2017:

	Fiscal year ended
	March 31, 2019	March 31, 2018
Net sales	$3,250,332	$3,124,527
Net earnings attributable to EnerSys stockholders	181,915	126,965
Net earnings per share attributable to EnerSys stockholders—basic	4.19	2.90
Net earnings per share attributable to EnerSys stockholders—assuming dilution	4.12	2.87

The pro forma amounts include additional interest expense on the debt issued to finance the purchases, amortization and depreciation expense based on the estimated fair value and useful lives of intangible assets and plant assets, and related tax effects. The pro forma results are not necessarily indicative of the combined results had the Alpha acquisition been completed on April 1, 2017, nor are they indicative of future combined results. The pro forma results for the twelve months of fiscal 2019 and 2018 exclude pre-tax transaction costs of $12,883, as well as the pre-tax amortization of the acquisition date step up to fair value of inventories of $7,263 as they are considered non-recurring in nature. The remeasurement of Alpha’s deferred taxes due to the Tax Act are being excluded in arriving at these pro forma results.

The Company made no significant acquisitions in fiscal 2018.

5. Inventories

	March 31,
	2020	2019
Raw materials	$141,906	$138,718
Work-in-process	91,520	129,736
Finished goods	286,034	235,415

Total	$519,460	$503,869

6. Property, Plant, and Equipment

Property, plant, and equipment consist of:

	March 31,
	2020	2019
Land, buildings, and improvements	$291,271	$268,006
Machinery and equipment	722,955	683,955
Construction in progress	93,921	54,278

	1,108,147	1,006,239
Less accumulated depreciation	(628,133)	(596,800)

Total	$480,014	$409,439

Depreciation expense for the fiscal years ended March 31, 2020, 2019 and 2018 totaled $56,331, $48,618, and $45,874, respectively. Interest capitalized in connection with major capital expenditures amounted to $2,030, $1,581, and $1,082 for the fiscal years ended March 31, 2020, 2019 and 2018, respectively.

7. Goodwill and Other Intangible Assets

Other Intangible Assets

Information regarding the Company’s other intangible assets are as follows:

	March 31,
	2020			2019
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Indefinite-lived intangible assets:
Trademarks	$147,356	$(953)	$146,403	$152,484	$(953)	$151,531
Finite-lived intangible assets:
Customer relationships	292,155	(64,855)	227,300	286,664	(42,704)	243,960
Non-compete	3,021	(2,817)	204	3,025	(2,807)	218
Technology	96,047	(20,349)	75,698	77,779	(12,229)	65,550
Trademarks	8,008	(1,928)	6,080	2,003	(1,236)	767
Licenses	1,196	(1,196)	—	1,477	(1,187)	290

Total	$547,783	$(92,098)	$455,685	$523,432	$(61,116)	$462,316

The Company’s amortization expense related to finite-lived intangible assets was $31,013, $14,730, and $8,443, for the years ended March 31, 2020, 2019 and 2018, respectively. The expected amortization expense based on the finite-lived intangible assets as of March 31, 2020, is $32,659 in fiscal 2021, $32,420 in fiscal 2022, $31,122 in fiscal 2023, $27,725 in fiscal 2024 and $26,494 in fiscal 2025.

Goodwill

The changes in the carrying amount of goodwill by reportable segment are as follows:

	Fiscal year ended March 31, 2020
	Americas	EMEA	Asia	Total
Balance at beginning of year	$470,194	$143,269	$42,936	$656,399
Acquisitions during the year	72,056	1,732	—	73,788
Measurement period adjustments	(1,390)	—	—	(1,390)
Goodwill impairment charge	—	—	(39,713)	(39,713)
Foreign currency translation adjustment	(16,704)	(5,221)	(3,223)	(25,148)

Balance at end of year	$524,156	$139,780	$—	$663,936

	Fiscal year ended March 31, 2019
	Americas	EMEA	Asia	Total
Balance at beginning of year	$151,255	$155,825	$45,725	$352,805
Acquisitions during the year	320,618	—	—	320,618
Foreign currency translation adjustment	(1,679)	(12,556)	(2,789)	(17,024)

Balance at end of year	$470,194	$143,269	$42,936	$656,399

A reconciliation of goodwill and accumulated goodwill impairment losses, by reportable segment, is as follows:

	March 31, 2020
	Americas	EMEA	Asia	Total
Gross carrying value	$582,001	$145,933	$44,892	$772,826
Accumulated goodwill impairment charges	(57,845)	(6,153)	(44,892)	(108,890)

Net book value	$524,156	$139,780	$—	$663,936

	March 31, 2019
	Americas	EMEA	Asia	Total
Gross carrying value	$528,039	$149,422	$48,115	$725,576
Accumulated goodwill impairment charges	(57,845)	(6,153)	(5,179)	(69,177)

Net book value	$470,194	$143,269	$42,936	$656,399

Impairment of goodwill, finite and indefinite-lived intangibles

Goodwill is tested annually for impairment during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances that indicate goodwill is more likely than not impaired.

In the fourth quarter of fiscal 2020, the Company conducted its annual goodwill impairment test which indicated that the fair value of Asia was less than its carrying value. The Company recorded a non-cash charge of $39,713 related to goodwill impairment in Asia under the caption “Impairment of goodwill” in the Consolidated Statements of Income. The Company also recorded a non-cash charge of $4,549 related to impairment of indefinite-lived trademarks in EMEA under the caption “Impairment of indefinite-lived intangibles” in the Consolidated Statements of Income. The key factors contributing to the impairment in Asia was the increasing pressure on organic sales growth that the Company began to experience in fiscal 2019 due to a slowdown in telecom spending in the PRC amidst growing trade tensions between the U.S.A and China. The impact of these trade tensions on the Company’s ability to capture market share in PRC accelerated in the second half of the fiscal year. Throughout fiscal 2020, there was a general slowdown in the Chinese economy which was further exacerbated by the outbreak of the COVID -19 pandemic, causing disruption to two of the Company’s plants in China in the fourth quarter. Also contributing to the poor performance of the Asia region was a general softening of demand in Australia, that began in fiscal 2019 and continued throughout fiscal 2020. The Company monitored the performance of its Asia reporting unit for interim impairment indicators throughout fiscal 2020, but the emergence of COVID-19 in China in December 2019 coupled with the totality of economic headwinds in the region resulted in the recognition of a goodwill impairment loss in connection with our annual impairment test.

During the fourth quarter of fiscal 2020, management completed its evaluation of key inputs used to estimate the fair value of its indefinite-lived trademarks and determined that an impairment charge relating to two of its trademarks in EMEA, that were acquired through legacy acquisitions was appropriate, as it plans to phase out these trademarks.

The Company did not record any impairment relating to its goodwill and intangible assets during fiscal 2019 and 2018.

The Company estimated tax-deductible goodwill to be approximately $120,708 and $58,699 as of March 31, 2020 and 2019, respectively.

8. Prepaid and Other Current Assets

Prepaid and other current assets consist of the following:

	March 31,
	2020	2019
Contract assets	$39,048	$38,778
Prepaid non-income taxes	23,069	22,490
Non-trade receivables	19,380	10,823
Prepaid income taxes	13,062	9,608
Other	26,034	27,732

Total	$120,593	$109,431

9. Accrued Expenses

Accrued expenses consist of the following:

	March 31,
	2020	2019
Payroll and benefits	$62,131	$54,285
Accrued selling expenses	43,292	35,394
Warranty	27,766	21,646
Operating lease liabilities	21,128	—
VAT and other non-income taxes	14,209	17,125
Project related accruals	—	16,301
Contract liabilities	17,342	15,162
Freight	14,222	14,423
Income taxes payable	304	9,234
Legal proceedings	—	7,258
Interest	11,180	7,248
Tax Act—Transition Tax	6,172	5,290
Restructuring	3,325	2,952
Pension	1,350	1,207
Other	49,319	48,356

Total	$271,740	$255,881

10. Debt

The following summarizes the Company’s long-term debt as of March 31, 2020 and March 31, 2019:

	2020		2019
	Principal	Unamortized Issuance Costs	Principal	Unamortized Issuance Costs
Senior Notes	$600,000	$6,306	$300,000	$2,497
Amended Credit Facility, due 2022	513,224	2,187	677,315	3,062

	$1,113,224	$8,493	$977,315	$5,559

Less: Unamortized issuance costs	8,493		5,559

Long-term debt, net of unamortized issuance costs	$1,104,731		$971,756

The Company’s Senior Notes comprise the following:

4.375% Senior Notes due 2027

On December 11, 2019, the Company issued $300,000 in aggregate principal amount of its 4.375% Senior Notes due 2027 (the “2027 Notes”). Proceeds from this offering, net of debt issuance costs were $296,250 and were utilized to pay down the Amended 2017 Revolver (defined below). The 2027 Notes bear interest at a rate of 4.375% per annum accruing from December 11, 2019. Interest is payable semiannually in arrears on June 15 and December 15 of each year, commencing on June 15, 2020. The 2027 Notes mature on December 15, 2027, unless earlier redeemed or repurchased in full. The 2027 Notes are unsecured and unsubordinated obligations of the Company. The 2027 Notes are fully and unconditionally guaranteed, jointly and severally, by certain of its subsidiaries that are guarantors under the Amended Credit Facility. These guarantees are unsecured and unsubordinated obligations of such guarantors.

The Company may redeem, prior to September 15, 2027, all or a portion of the 2027 Notes at a price equal to 100% of the principal amount of the 2027 Notes to be redeemed, plus accrued and unpaid interest and a “make whole” premium to, but excluding, the redemption date. The Company may redeem, on or after September 15, 2027, all or a portion of the 2027 Notes at a price equal to 100% of the principal amount of the 2027 Notes, plus accrued and unpaid interest to, but excluding, the redemption date. If a change of control triggering event occurs, the Company will be required to offer to repurchase the 2027 Notes at a price in cash equal to 101% of the aggregate principal amount of the 2027 Notes, plus accrued and unpaid interest to, but excluding, the date of repurchase. The 2027 Notes rank pari passu with the 2023 Notes.

5.00% Senior Notes due 2023

The 5% Senior Notes due April 30, 2023 (the “2023 Notes”) bear interest at a rate of 5.00% per annum and have an original face value of $300,000. Interest is payable semiannually in arrears on April 30 and October 30 of each year and commenced on October 30, 2015. The 2023 Notes will mature on April 30, 2023, unless earlier redeemed or repurchased in full. The 2023 Notes are unsecured and unsubordinated obligations of the Company. The 2023 Notes are fully and unconditionally guaranteed, jointly and severally, by certain of its subsidiaries that are guarantors under the Amended Credit Facility. These guarantees are unsecured and unsubordinated obligations of such guarantors.

2017 Credit Facility and Subsequent Amendment

In fiscal 2018, the Company entered into a credit facility (the “2017 Credit Facility”). The 2017 Credit Facility scheduled to mature on September 30, 2022, initially comprised a $600,000 senior secured revolving credit facility (“2017 Revolver”) and a $150,000 senior secured term loan (“2017 Term Loan”). The Company’s previous credit facility (“2011 Credit Facility”) consisted of a $500,000 senior secured revolving credit facility (“2011 Revolver”) and a $150,000 senior secured incremental term loan (the “2011 Term Loan”) with a maturity date of September 30, 2018. On August 4, 2017, the outstanding balance on the 2011 Revolver and the 2011 Term Loan of $240,000 and $123,750, respectively, was repaid utilizing borrowings from the 2017 Credit Facility. The Company utilized the borrowings from the 2017 Credit Facility to repay its pre-existing credit facility.

In fiscal 2019, the Company amended the 2017 Credit Facility (as amended, the “Amended Credit Facility”) to fund the Alpha acquisition. The Amended Credit Facility consists of $449,105 senior secured term loans (the “Amended 2017 Term Loan”), including a CAD 133,050 ($99,105) term loan and a $700,000 senior secured revolving credit facility (the “Amended 2017 Revolver”). The amendment resulted in an increase of the 2017 Term Loan and the 2017 Revolver by $299,105 and $100,000, respectively.

As of March 31, 2020, the Company had $108,000 outstanding under the Amended 2017 Revolver and $405,224 under the Amended 2017 Term Loan.

Subsequent to the amendment, the quarterly installments payable on the Amended 2017 Term Loan are $5,645 beginning December 31, 2018, $8,468 beginning December 31, 2019 and $11,290 beginning December 31, 2020 with a final payment of $320,000 on September 30, 2022. The Amended Credit Facility may be increased by an aggregate amount of $325,000 in revolving commitments and /or one or more new tranches of term loans, under certain conditions. Both the Amended 2017 Revolver and the Amended 2017 Term Loan bear interest, at the Company’s option, at a rate per annum equal to either (i) the London Interbank Offered Rate (“LIBOR”) or Canadian Dollar Offered Rate (“CDOR”) plus (i) LIBOR plus between 1.25% and 2.00% (currently 1.50% and based on the Company’s consolidated net leverage ratio) or (ii) the U.S. Dollar Base Rate (which equals, for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 0.50%, (b) Bank of America “Prime Rate” and (c) the Eurocurrency Base Rate plus 1%; provided that, if the Base Rate shall be less than zero, such rate shall be deemed zero) (iii) the CDOR Base Rate equal to the higher of (a) Bank of America “Prime Rate” and (b) average 30-day CDOR rate plus 0.50%. Obligations under the Amended Credit Facility are secured by substantially all of the Company’s existing and future acquired assets, including substantially all of the capital stock of the Company’s United States subsidiaries that are guarantors under the Amended Credit Facility and up to 65% of the capital stock of certain of the Company’s foreign subsidiaries that are owned by the Company’s United States subsidiaries.

The Amended Credit Facility allows for up to two temporary increases in the maximum leverage ratio from 3.50x to 4.00x for a four quarter period following an acquisition larger than $250,000. Effective December 7, 2018 through December 28, 2019, the maximum leverage ratio was increased to 4.00x. On December 29, 2019, the maximum leverage ratio returned to 3.50x.

The current portion of the Amended 2017 Term Loan of $38,859 is classified as long-term debt as the Company expects to refinance the future quarterly payments with revolver borrowings under the Amended Credit Facility.

Interest Rates on Long Term Debt

The weighted average interest rate on the long term debt at March 31, 2020 and March 31, 2019, was 3.7% and 4.1%, respectively.

Interest Paid

The Company paid in cash, $38,632, $29,552 and $23,527, net of interest received, for interest during the fiscal years ended March 31, 2020, 2019 and 2018, respectively.

Covenants

The Company’s financing agreements contain various covenants, which, absent prepayment in full of the indebtedness and other obligations, or the receipt of waivers, would limit the Company’s ability to conduct certain specified business transactions including incurring debt, mergers, consolidations or similar transactions, buying or selling assets out of the ordinary course of business, engaging in sale and leaseback transactions, paying dividends and certain other actions. The Company is in compliance with all such covenants.

Short-Term Debt

As of March 31, 2020 and 2019, the Company had $46,544 and $54,490, respectively, of short-term borrowings. The weighted-average interest rate on these borrowings was approximately 3% and 4%, respectively, for fiscal years ended March 31, 2020 and 2019.

Letters of Credit

As of March 31, 2020 and 2019, the Company had $7,720 and $3,955, respectively, of standby letters of credit.

Debt Issuance Costs

In fiscal 2020, the Company capitalized $4,607 of debt issuance costs in connection with the issuance of the 2027 Notes. In fiscal 2019, the Company capitalized $1,393 in debt issuance costs and wrote off $483 of unamortized debt issuance costs related to the Amended Credit Facility. In fiscal 2018, the Company capitalized $2,677 in debt issuance costs and wrote off $301 of unamortized debt issuance costs related to the 2011 Credit Facility. Amortization expense, relating to debt issuance costs, included in interest expense was $1,673, $1,316, and $1,302 for the fiscal years ended March 31, 2020, 2019 and 2018, respectively. Debt issuance costs, net of accumulated amortization, totaled $8,493 and $5,559 as of March 31, 2020 and 2019, respectively.

Available Lines of Credit

As of March 31, 2020 and 2019, the Company had available and undrawn, under all its lines of credit, $693,640 and $546,960, respectively, including $105,946 and $87,685, respectively, of uncommitted lines of credit as of March 31, 2020 and March 31, 2019.

11. Other Liabilities

Other liabilities consist of the following:

	March 31,
	2020	2019
Tax Act—Transition Tax	$58,630	$55,489
Operating lease liabilities	51,215	—
Pension	40,496	39,924
Warranty	35,759	32,922
Liability for uncertain tax positions	8,080	20,240
Contract liabilities	8,356	6,360
Other	11,280	10,265

Total	$213,816	$165,200

12. Fair Value of Financial Instruments

Recurring Fair Value Measurements

The following tables represent the financial assets and (liabilities) measured at fair value on a recurring basis as of March 31, 2020 and March 31, 2019 and the basis for that measurement:

	Total Fair Value Measurement March 31, 2020	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Lead forward contracts	$(2,433)	$—	$(2,433)	$—
Foreign currency forward contracts	1	—	1	—

Total derivatives	$(2,432)	$—	$(2,432)	$—

	Total Fair Value Measurement March 31, 2019	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Lead forward contracts	$(902)	$—	$(902)	$—
Foreign currency forward contracts	(249)	—	(249)	—

Total derivatives	$(1,151)	$—	$(1,151)	$—

The fair values of lead forward contracts are calculated using observable prices for lead as quoted on the London Metal Exchange (“LME”) and, therefore, were classified as Level 2 within the fair value hierarchy as described in Note 1, Summary of Significant Accounting Policies.

The fair values for foreign currency forward contracts are based upon current quoted market prices and are classified as Level 2 based on the nature of the underlying market in which these derivatives are traded.

Financial Instruments

The fair values of the Company’s cash and cash equivalents approximate carrying value due to their short maturities.

The fair value of the Company’s short-term debt and borrowings under the Amended Credit Facility (as defined in Note 10), approximate their respective carrying value, as they are variable rate debt and the terms are comparable to market terms as of the balance sheet dates and are classified as Level 2.

The fair value of the Company’s 2027 Notes and 2023 Notes, (collectively, the “Senior Notes”) represent the trading values based upon quoted market prices and are classified as Level 2. The 2027 Notes were trading at approximately 94% on March 31, 2020. The 2023 Notes were trading at approximately 97% and 99% of face value on March 31, 2020 and March 31, 2019, respectively.

The carrying amounts and estimated fair values of the Company’s derivatives and Senior Notes at March 31, 2020 and 2019 were as follows:

	March 31, 2020		March 31, 2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Derivatives(1)	$—	$—	$—	$—
Financial liabilities:
Senior Notes(2)	$600,000	$573,000	$300,000	$297,000
Derivatives(1)	2,432	2,432	1,151	1,151

(1)	Represents lead and foreign currency forward contracts (see Note 13 for asset and liability positions of the lead and foreign currency forward contracts at March 31, 2020 and March 31, 2019).
(2)	The fair value amount of the Senior Notes at March 31, 2020 and March 31, 2019 represent the trading value of the instruments.

Non-recurring fair value measurements

The valuation of goodwill and other intangible assets is based on information and assumptions available to the Company at the time of acquisition, using income and market approaches to determine fair value. The Company tests goodwill and other intangible assets annually for impairment, or when indications of potential impairment exist (see Note 1).

Goodwill is tested for impairment by determining the fair value of the Company’s reporting units. The unobservable inputs used to measure the fair value of the reporting units include projected growth rates, profitability, and the risk factor premium added to the discount rate. The remeasurement of the reporting unit fair value is classified as a Level 3 fair value assessment due to the significance of unobservable inputs developed using company-specific information.

The inputs used to measure the fair value of other intangible assets were largely unobservable and accordingly were also classified as Level 3. The fair value of trademarks is based on an estimate of the royalties saved that would have been paid to a third party had the Company not owned the trademark. The fair value of other indefinite-lived intangibles was estimated using the income approach, based on cash flow projections of revenue growth rates, taking into consideration industry and market conditions.

In connection with the annual impairment testing conducted as of December 30, 2019 for fiscal 2020, indefinite-lived trademarks associated with the Company’s EMEA reporting unit were recorded at fair value on a non-recurring basis at $1,700 and the remeasurement resulted in an impairment of $4,549. In determining the fair value of these assets, the Company used a royalty rate of 1.25% based on comparable market rates and used a discount rate of 13.0%.

These impairment charges relating to goodwill and indefinite-lived trademarks are included under the captions Impairment of goodwill and Impairment of indefinite-lived intangibles in the Consolidated Statements of Income.

On March 5, 2019, the Company committed to a plan to close its facility in Targovishte, Bulgaria, which produced diesel-electric submarine batteries. Management determined that the future demand for batteries of diesel-electric submarines was not sufficient given the number of competitors in the market. As a result, the Company concluded that the carrying value of the asset group is not recoverable and recorded a write-off of $14,958 in the fixed assets to their estimated fair value of $242, which was recognized in the fourth quarter of fiscal 2019. The valuation technique used to measure the fair value of fixed assets was a combination of the income and market approaches. The inputs used to measure the fair value of these fixed assets under the income approach were largely unobservable and accordingly were classified as Level 3.

13. Derivative Financial Instruments

The Company utilizes derivative instruments to reduce its exposure to fluctuations in commodity prices and foreign exchange rates, under established procedures and controls. The Company does not enter into derivative contracts for speculative purposes. The Company’s agreements are with creditworthy financial institutions and the Company anticipates performance by counterparties to these contracts and therefore no material loss is expected.

Derivatives in Cash Flow Hedging Relationships

Lead Forward Contracts

The Company enters into lead forward contracts to fix the price for a portion of its lead purchases. Management considers the lead forward contracts to be effective against changes in the cash flows of the underlying lead purchases. The vast majority of such contracts are for a period not extending beyond one year. At March 31, 2020 and 2019, the Company has hedged the price to purchase approximately 35.0 million pounds and 42.0 million pounds of lead, respectively, for a total purchase price of $30,078 and $39,218, respectively.

Foreign Currency Forward Contracts

The Company uses foreign currency forward contracts and options to hedge a portion of the Company’s foreign currency exposures for lead, as well as other foreign currency exposures so that gains and losses on these contracts offset changes in the underlying foreign currency denominated exposures. The vast majority of such contracts are for a period not extending beyond one year. As of March 31, 2020 and 2019, the Company had entered into a total of $34,008 and $42,318, respectively, of such contracts.

In the coming twelve months, the Company anticipates that $7,635 of pretax loss relating to lead and foreign currency forward contracts will be reclassified from AOCI as part of cost of goods sold. This amount represents the current net unrealized impact of hedging lead and foreign exchange rates, which will change as market rates change in the future, and will ultimately be realized in the Consolidated Statements of Income as an offset to the corresponding actual changes in lead costs to be realized in connection with the variable lead cost and foreign exchange rates being hedged.

Derivatives not Designated in Hedging Relationships

Foreign Currency Forward Contracts

The Company also enters into foreign currency forward contracts to economically hedge foreign currency fluctuations on intercompany loans and foreign currency denominated receivables and payables. These are not designated as hedging instruments and changes in fair value of these instruments are recorded directly in the Consolidated Statements of Income. As of March 31, 2020 and 2019, the Company had entered into a total of $42,232 and $22,201, respectively, of such contracts.

Presented below in tabular form is information on the location and amounts of derivative fair values in the Consolidated Balance Sheets and derivative gains and losses in the Consolidated Statements of Income:

Fair Value of Derivative Instruments

March 31, 2020 and 2019

	Derivatives and Hedging Activities Designated as Cash Flow Hedges		Derivatives and Hedging Activities Not Designated as Hedging Instruments
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Prepaid and other current assets:
Foreign currency forward contracts	—	—	375	—

Total assets	$—	$—	$375	$—

Accrued expenses:
Lead forward contracts	$2,433	$902	$—	$—
Foreign currency forward contracts	374	8	—	241

Total liabilities	$2,807	$910	$—	$241

The Effect of Derivative Instruments on the Consolidated Statements of Income

For the fiscal year ended March 31, 2020

Derivatives Designated as Cash Flow Hedges	Pretax Gain (Loss) Recognized in AOCI on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Pretax Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Lead forward contracts	$(8,683)	Cost of goods sold	$(1,690)
Foreign currency forward contracts	(54)	Cost of goods sold	539

Total	$(8,737)		$(1,151)

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivatives	Pretax Gain (Loss)
Foreign currency forward contracts	Other (income) expense, net	$(178)

Total		$(178)

The Effect of Derivative Instruments on the Consolidated Statements of Income

For the fiscal year ended March 31, 2019

Derivatives Designated as Cash Flow Hedges	Pretax Gain (Loss) Recognized in AOCI on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Pretax Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Lead forward contracts	$(12,531)	Cost of goods sold	$(15,666)
Foreign currency forward contracts	1,551	Cost of goods sold	385

Total	$(10,980)		$(15,281)

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivatives	Pretax Gain (Loss)
Foreign currency forward contracts	Other (income) expense, net	$(1,856)

Total		$(1,856)

The Effect of Derivative Instruments on the Consolidated Statements of Income

For the fiscal year ended March 31, 2018

Derivatives Designated as Cash Flow Hedges	Pretax Gain (Loss) Recognized in AOCI on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Pretax Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Lead forward contracts	$(805)	Cost of goods sold	$5,860
Foreign currency forward contracts	(3,524)	Cost of goods sold	(2,718)

Total	$(4,329)		$3,142

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivatives	Pretax Gain (Loss)
Foreign currency forward contracts	Other (income) expense, net	$180

Total		$180

14. Income Taxes

	Fiscal year ended March 31,
	2020	2019	2018
Current income tax expense
Current:
Federal	$9,185	$6,377	$115,315
State	2,561	5,027	3,461
Foreign	14,561	16,636	20,030

Total current income tax expense	26,307	28,040	138,806
Deferred income tax (benefit) expense
Federal	5,489	(5,031)	(9,551)
State	741	(669)	789
Foreign	(22,716)	(756)	(11,551)

Total deferred income tax (benefit) expense	(16,486)	(6,456)	(20,313)

Total income tax expense	$9,821	$21,584	$118,493

Earnings before income taxes consists of the following:

	Fiscal year ended March 31,
	2020	2019	2018
United States	$36,193	$53,339	$74,440
Foreign	110,744	128,872	163,886

Earnings before income taxes	$146,937	$182,211	$238,326

Income taxes paid by the Company for the fiscal years ended March 31, 2020, 2019 and 2018 were $48,653, $53,866 and $28,044, respectively.

U.S. Tax Cuts and Jobs Act of 2017

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Act”) was enacted into law. Among the significant changes resulting from the law, the Tax Act reduced the U.S. federal income tax rate from 35% to 21% effective January 1, 2018, and required companies to pay a one-time transition tax on unrepatriated cumulative non-U.S. earnings of foreign subsidiaries and created new taxes on certain foreign sourced earnings. The U.S. federal statutory tax rate for fiscal 2020 and 2019 was 21.0%.

In fiscal 2018, the Company recorded a provisional amount for the Transition Tax liability, resulting in an increase in income tax expense of $97,500. In fiscal 2019, the Company completed its accounting for the tax effects of enactment of the Tax Act. The Company recognized an income tax benefit of $13,483, net of uncertain tax positions, resulting from a decrease in the mandatory one-time transition tax on unrepatriated cumulative non-U.S. earnings of the Company’s foreign businesses. The Company made the election on the 2017 Federal Income Tax Return to pay the one-time Tax Act liability over an eight-year period without interest, as allowed under the tax enactment.

The following table sets forth the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities:

	March 31,
	2020	2019
Deferred tax assets:
Accounts receivable	$1,110	$1,297
Inventories	5,010	4,081
Net operating loss carryforwards	44,340	48,423
Accrued expenses	26,113	21,574
Capitalized research and development costs	—	7,061
Other assets	19,793	17,656

Gross deferred tax assets	96,366	100,092
Less valuation allowance	(20,951)	(17,519)

Total deferred tax assets	75,415	82,573
Deferred tax liabilities:
Property, plant and equipment	30,229	25,656
Intangible assets	66,529	96,826
Other liabilities	1,217	1,737

Total deferred tax liabilities	97,975	124,219

Net deferred tax liabilities	$(22,560)	$(41,646)

The Company has approximately $1,258 in United States federal net operating loss carryforwards, all of which are limited by Section 382 of the Internal Revenue Code, with expirations between 2023 and 2027. The Company has approximately $158,252 of foreign net operating loss carryforwards, of which $112,405 may be carried forward indefinitely and $45,847 expire between fiscal 2021 and fiscal 2035. In addition, the Company also has approximately $34,473 of state net operating loss carryforwards with expirations between fiscal 2021 and fiscal 2040.

As of March 31, 2020 and 2019, the federal valuation allowance was $0 and $1,027, respectively. The decrease of $1,027 is due finalized purchase accounting related to the prior year acquisition of Alpha. As of March 31, 2020 and 2019, the valuation allowance associated with the state tax jurisdictions was $896 and $898, respectively. As of March 31, 2020 and 2019, the valuation allowance associated with certain foreign tax jurisdictions was $20,055 and $15,594, respectively. Of the net increase of $4,461, $4,351 was recorded as an increase to tax expense primarily related to deferred tax assets attributable to Swiss tax reform generated in the current year that the Company believes are not more likely than not to be realized. The remaining increase of $110 is primarily related to foreign currency translation adjustments.

A reconciliation of income taxes at the statutory rate (21.0% for fiscal 2020, 21.0% for fiscal 2019 and 31.55% for fiscal 2018) to the income tax provision is as follows:

	Fiscal year ended March 31,
	2020	2019	2018
United States statutory income tax expense	$30,857	$38,264	$75,196
Increase (decrease) resulting from:
Impact of Tax Act	—	(13,483)	83,400
State income taxes, net of federal effect	2,764	3,285	3,146
Nondeductible expenses, domestic manufacturing deduction (fiscal 2018) and other	5,953	4,378	2,008
Legal proceedings charge - European Competition Investigations	—	2,405	—
Net effect of GILTI, FDII, BEAT	3,025	2,320	—
Goodwill impairment - See Note 7	10,714	—	—
Effect of foreign operations	(17,605)	(16,763)	(35,048)
Valuation allowance	4,349	2,879	(9,279)
Switzerland Tax Reform	(26,846)	—	—
Research and Development Credit	(3,390)	(1,701)	(930)

Income tax expense	$9,821	$21,584	$118,493

The effective income tax rates for the fiscal years ended March 31, 2020, 2019 and 2018 were 6.7%, 11.9% and 49.7%, respectively. The effective income tax rate with respect to any period may be volatile based on the mix of income in the tax jurisdictions in which the Company operates and the amount of its consolidated income before taxes. The rate decrease in fiscal 2020 compared to fiscal 2019 is primarily due to changes in mix of earnings among tax jurisdictions, Swiss tax reform, and items related to the Tax Act in fiscal 2019. The rate decrease in fiscal 2019 compared to fiscal 2018 is primarily due to the impact of the Tax Act, partially offset by increases for additional tax valuation allowances related to certain of our foreign subsidiaries, increases due to non-deductible legal proceedings charge related to the European competition investigation, and changes in the mix of earnings among tax jurisdictions in fiscal 2019.

On May 19, 2019, a public referendum held in Switzerland approved the Federal Act on Tax Reform and AHV (Old-Age and Survivors Insurance) Financing (TRAF) as adopted by the Swiss Federal Parliament on September 28, 2018. The Swiss tax reform measures are effective January 1, 2020. Certain provisions of the TRAF were enacted during the second quarter of fiscal 2020. Significant changes in the tax reform include the abolishment of preferential tax regimes for holding companies, domicile companies and mixed companies at the cantonal level. The transitional provisions of the TRAF allow companies to elect tax basis adjustments to fair value, which is used for tax depreciation and amortization purposes resulting in a deduction over the transitional period. The Company recorded a net deferred tax asset of $22,500 during fiscal 2020, related to the amortizable goodwill.

In fiscal 2020, the foreign effective income tax rate on foreign pre-tax income of $110,744 was (7.4)%. In fiscal 2019, the foreign effective income tax rate on foreign pre-tax income of $128,872 was 12.3% and in fiscal 2018, the foreign effective income tax rate on foreign pre-tax income of $163,886 was 5.2%. The rate decrease in fiscal 2020 compared to fiscal 2019 is primarily due to Swiss tax reform and changes in the mix of earnings among tax jurisdictions. The rate increase in fiscal 2019 compared to fiscal 2018 is primarily due to additional tax valuation allowances related to certain of the Company’s foreign subsidiaries, increases due to non-deductible legal proceedings charge related to the European competition investigation, and changes in the mix of earnings among tax jurisdictions in fiscal 2019.

Income from the Company’s Swiss subsidiary comprised a substantial portion of its overall foreign mix of income for the fiscal years ended March 31, 2020, 2019 and 2018 and was taxed, excluding the impact from the Swiss tax reform, at approximately 3%, 4% and 8%, respectively.

The Company has approximately $1,376,000 and $1,167,000 of undistributed earnings of foreign subsidiaries for fiscal years 2020 and 2019, respectively. Since the Company’s undistributed foreign earnings and outside basis differences inherent in foreign entities continue to be indefinitely reinvested in foreign operations, no additional income taxes have been provided.

Uncertain Tax Positions

The following table summarizes activity of the total amounts of unrecognized tax benefits:

	Fiscal year ended March 31,
	2020	2019	2018
Balance at beginning of year	$20,165	$1,568	$1,450
Increases related to current year tax positions	598	129	397
Increases related to the Alpha acquisition	769	7,840	—
Increases related to prior year tax positions	—	11,463	11
Decreases related to prior tax positions	(11,463)	(544)	—
Decreases related to prior year tax positions settled	—	(93)	(1)
Lapse of statute of limitations	(2,274)	(198)	(289)

Balance at end of year	$7,795	$20,165	$1,568

The decrease of prior year tax positions during fiscal 2020, are related to items included in the Tax Act. In connection with the Alpha acquisition, the Company finalized purchase accounting during the fiscal year and recorded an unrecognized tax benefit of $769, as well as an indemnification asset of $769 representing the Seller’s obligation to indemnify the Company for the outcome of potential contingent liabilities relating to uncertain tax positions.

All of the balance of unrecognized tax benefits at March 31, 2020, if recognized, would be included in the Company’s Consolidated Statements of Income and have a favorable impact on both the Company’s net earnings and effective tax rate.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2009.

While the net effect on total unrecognized tax benefits cannot be reasonably estimated, approximately $1,250 is expected to reverse in fiscal 2021 due to expiration of various statute of limitations.

The Company recognizes tax related interest and penalties in income tax expense in its Consolidated Statements of Income. As of March  31, 2020 and 2019, the Company had an accrual of $285 and $75, respectively, for interest and penalties.

15. Retirement Plans

Defined Benefit Plans

The Company sponsors several retirement and pension plans covering eligible salaried and hourly employees. The Company uses a measurement date of March 31 for its pension plans.

Net periodic pension cost for fiscal 2020, 2019 and 2018, includes the following components:

	United States Plans			International Plans
	Fiscal year ended March 31,			Fiscal year ended March 31,
	2020	2019	2018	2020	2019	2018
Service cost	$—	$—	$—	$906	$997	$1,025
Interest cost	616	631	658	1,485	1,831	1,795
Expected return on plan assets	(448)	(514)	(496)	(2,136)	(2,151)	(2,264)
Amortization and deferral	188	184	303	910	1,520	1,468

Net periodic benefit cost	$356	$301	$465	$1,165	$2,197	$2,024

The following table sets forth a reconciliation of the related benefit obligation, plan assets, and accrued benefit costs related to the pension benefits provided by the Company for those employees covered by defined benefit plans:

	United States Plans		International Plans
	March 31,		March 31,
	2020	2019	2020	2019
Change in projected benefit obligation
Benefit obligation at the beginning of the period	$16,647	$16,713	$75,038	$82,033
Service cost	—	—	906	997
Interest cost	616	631	1,485	1,831
Benefits paid, inclusive of plan expenses	(1,132)	(1,061)	(2,262)	(1,758)
Plan curtailments and settlements	—	—	(678)	(1,130)
Actuarial losses (gains)	1,980	364	(3,024)	(261)
Foreign currency translation adjustment	—	—	(2,863)	(6,674)

Benefit obligation at the end of the period	$18,111	$16,647	$68,602	$75,038

Change in plan assets
Fair value of plan assets at the beginning of the period	$13,763	$13,928	$36,791	$38,757
Actual return on plan assets	(649)	758	(1,605)	2,109
Employer contributions	54	138	2,098	1,670
Benefits paid, inclusive of plan expenses	(1,132)	(1,061)	(2,262)	(1,758)
Plan curtailments and settlements	—	—	(482)	(1,130)
Foreign currency translation adjustment	—	—	(1,709)	(2,857)

Fair value of plan assets at the end of the period	$12,036	$13,763	$32,831	$36,791

Funded status deficit	$(6,075)	$(2,884)	$(35,771)	$(38,247)

	March 31,
	2020	2019
Amounts recognized in the Consolidated Balance Sheets consist of:
Accrued expenses	(1,350)	(1,207)
Other liabilities	(40,496)	(39,924)

Total liabilities	$(41,846)	$(41,131)

The following table represents pension components (before tax) and related changes (before tax) recognized in AOCI for the Company’s pension plans for the years ended March 31, 2020, 2019 and 2018:

	Fiscal year ended March 31,
	2020	2019	2018
Amounts recorded in AOCI before taxes:
Prior service cost	$(258)	$(307)	$(385)
Net loss	(25,796)	(24,051)	(27,762)

Net amount recognized	$(26,054)	$(24,358)	$(28,147)

	Fiscal year ended March 31,
	2020	2019	2018
Changes in plan assets and benefit obligations:
New prior service cost	$—	$—	$—
Net loss (gain) arising during the year	3,793	(99)	(1,953)
Effect of exchange rates on amounts included in AOCI	(804)	(1,984)	3,019
Amounts recognized as a component of net periodic benefit costs:
Amortization of prior service cost	(43)	(45)	(46)
Amortization or settlement recognition of net loss	(1,250)	(1,659)	(1,725)

Total recognized in other comprehensive (income) loss	$1,696	$(3,787)	$(705)

The amounts included in AOCI as of March 31, 2020 that are expected to be recognized as components of net periodic pension cost (before tax) during the next twelve months are as follows:

Prior service cost	$(43)
Net loss	(1,462)

Net amount expected to be recognized	$(1,505)

The accumulated benefit obligation related to all defined benefit pension plans and information related to unfunded and underfunded defined benefit pension plans at the end of each year are as follows:

	United States Plans		International Plans
	March 31,		March 31,
	2020	2019	2020	2019
All defined benefit plans:
Accumulated benefit obligation	$18,110	$16,647	$65,337	$71,350
Unfunded defined benefit plans:
Projected benefit obligation	$—	$—	$30,773	$32,320
Accumulated benefit obligation	—	—	28,926	30,328
Defined benefit plans with a projected benefit obligation in excess of the fair value of plan assets:
Projected benefit obligation	$18,110	$16,647	$68,603	$75,038
Fair value of plan assets	12,036	13,763	32,831	36,791
Defined benefit plans with an accumulated benefit obligation in excess of the fair value of plan assets:
Projected benefit obligation	$18,110	$16,647	$68,603	$74,235
Accumulated benefit obligation	18,110	16,647	65,337	70,654
Fair value of plan assets	12,036	13,763	32,831	36,077

Assumptions

Significant assumptions used to determine the net periodic benefit cost for the U.S. and International plans were as follows:

	United States Plans			International Plans
	Fiscal year ended March 31,			Fiscal year ended March 31,
	2020	2019	2018	2020	2019	2018
Discount rate	3.8%	3.9%	4.1%	1.0-2.7%	1.4-3.3%	1.5-3.5%
Expected return on plan assets	6.3	6.3	6.8	4.3-6.0	4.1-6.0	3.6-6.3
Rate of compensation increase	N/A	N/A	N/A	2.0-4.0	1.8-4.0	1.5-4.0

N/A = not applicable

Significant assumptions used to determine the projected benefit obligations for the U.S. and International plans were as follows:

	United States Plans		International Plans
	March 31,		March 31,
	2020	2019	2020	2019
Discount rate	3.0%	3.8%	1.3-2.3%	1.0-2.7%
Rate of compensation increase	N/A	N/A	2.0-3.5	2.0-4.0

N/A = not applicable

The United States plans do not include compensation in the formula for determining the pension benefit as it is based solely on years of service.

The expected long-term rate of return for the Company’s pension plan assets is based upon the target asset allocation and is determined using forward looking assumptions in the context of historical returns and volatilities for each asset class, as well as correlations among asset classes. The Company evaluates the rate of return assumptions for each of its plans on an annual basis.

Pension Plan Investment Strategy

The Company’s investment policy emphasizes a balanced approach to investing in securities of high quality and ready marketability. Investment flexibility is encouraged so as not to exclude opportunities available through a diversified investment strategy.

Equity investments are maintained within a target range of 40%—75% of the total portfolio market value for the U.S. plans and with a target of approximately 65% for international plans. Investments in debt securities include issues of various maturities, and the average quality rating of bonds should be investment grade with a minimum quality rating of “B” at the time of purchase.

The Company periodically reviews the asset allocation of its portfolio. The proportion committed to equities, debt securities and cash and cash equivalents is a function of the values available in each category and risk considerations. The plan’s overall return will be compared to and is expected to meet or exceed established benchmark funds and returns over a three to five year period.

The objectives of the Company’s investment strategies are: (a) the achievement of a reasonable long-term rate of total return consistent with an emphasis on preservation of capital and purchasing power, (b) stability of annual returns through a portfolio that reflects a conservative mix of risk versus return, and (c) reflective of the Company’s willingness to forgo significantly above-average rewards in order to minimize above-average risks. These objectives may not be met each year but should be attained over a reasonable period of time.

The following table represents the Company’s pension plan investments measured at fair value as of March 31, 2020 and 2019 and the basis for that measurement:

	March 31, 2020
	United States Plans				International Plans
	Total Fair Value Measurement	Quoted Price In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurement	Quoted Price In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset category:
Cash and cash equivalents	$1,221	$1,221	$—	$—	$141	$141	$—	$—
Equity securities
US(a)	6,860	6,860	—	—	—	—	—	—
International(b)	—	—	—	—	20,059	—	20,059	—
Fixed income(c)	3,955	3,955	—	—	12,631	—	12,631	—

Total	$12,036	$12,036	$—	$—	$32,831	$141	$32,690	$—

	March 31, 2019
	United States Plans				International Plans
	Total Fair Value Measurement	Quoted Price In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurement	Quoted Price In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset category:
Cash and cash equivalents	$1,080	$1,080	$—	$—	$83	$83	$—	$—
Equity securities
US(a)	8,275	8,275	—	—	—	—	—	—
International(b)	—	—	—	—	23,875	—	23,875	—
Fixed income(c)	4,408	4,408	—	—	12,833	—	12,833	—

Total	$13,763	$13,763	$—	$—	$36,791	$83	$36,708	$—

The fair values presented above were determined based on valuation techniques to measure fair value as discussed in Note 1.

(a)

US equities include companies that are well diversified by industry sector and equity style (i.e., growth and value strategies). Active and passive management strategies are employed. Investments are primarily in large capitalization stocks and, to a lesser extent, mid- and small-cap stocks.

(b)

International equities are invested in companies that are traded on exchanges outside the U.S. and are well diversified by industry sector, country and equity style. Active and passive strategies are employed. The vast majority of the investments are made in companies in developed markets with a small percentage in emerging markets.

(c)	Fixed income consists primarily of investment grade bonds from diversified industries.

The Company expects to make cash contributions of approximately $2,398 to its pension plans in fiscal 2021.

Estimated future benefit payments under the Company’s pension plans are as follows:

2021	$2,835
2022	2,907
2023	3,135
2024	3,258
2025	3,768
Years 2026-2030	20,353

Defined Contribution Plan

The Company maintains defined contribution plans primarily in the U.S. and U.K. Eligible employees can contribute a portion of their pre-tax and / or after-tax income in accordance with plan guidelines and the Company will make contributions based on the employees’ eligible pay and /or will match a percentage of the employee contributions up to certain limits. Matching contributions charged to expense for the fiscal years ended March 31, 2020, 2019 and 2018 were $15,835, $12,078 and $8,931, respectively.

16. Stockholders’ Equity

Preferred Stock and Common Stock

The Company’s certificate of incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). At March 31, 2020 and 2019, no shares of Preferred Stock were issued or outstanding. The Board of Directors of the Company has the authority to specify the terms of any Preferred Stock at the time of issuance.

The following demonstrates the change in the number of shares of common stock outstanding during fiscal years ended March 31, 2018, 2019 and 2020, respectively:

Shares outstanding as of March 31, 2017	43,447,536
Purchase of treasury stock	(1,756,831)
Shares issued towards equity-based compensation plans, net of equity awards surrendered for option price and taxes	224,295

Shares outstanding as of March 31, 2018	41,915,000
Purchase of treasury stock	(726,347)
Shares issued towards purchase consideration of Alpha acquisition	1,177,630
Shares issued under equity-based compensation plans, net of equity awards surrendered for option price and taxes	254,467

Shares outstanding as of March 31, 2019	42,620,750
Purchase of treasury stock	(581,140)
Shares issued under equity-based compensation plans, net of equity awards surrendered for option price and taxes	283,695

Shares outstanding as of March 31, 2020	42,323,305

Treasury Stock

In fiscal 2020, the Company purchased 581,140 shares for $34,561. In fiscal 2019, the Company purchased 726,347 shares of its common stock for $56,436 and in fiscal 2018, purchased 1,756,831 shares for $121,191. Of the shares purchased in fiscal 2018,

1,495,714 were acquired through an accelerated share repurchase program (“ASR”) for a total cash investment of $100,000 at an average price of $66.86. At March 31, 2020 and 2019, the Company held 12,791,503 and 12,227,773 shares as treasury stock, respectively.

Treasury Stock Reissuance

In fiscal 2019, the Company acquired Alpha. The initial purchase consideration for the acquisition was $750,000, of which $650,000 was paid in cash and the balance was settled by issuing 1,177,630 shares of EnerSys common stock. These shares were issued out of the Company’s treasury stock and were valued at $84.92 per share, which was based on the thirty-day volume weighted average stock price of the Company’s common stock at closing. The 1,177,630 shares had a closing date fair value of $93,268. During fiscal 2020 and fiscal 2019, the Company also issued 17,410 and 3,256 shares out of its treasury stock, respectively, valued at $62.55 per share, on a LIFO basis, to participants under the Company’s Employee Stock Purchase Plan.

Accumulated Other Comprehensive Income (“AOCI”)

The components of AOCI, net of tax, are as follows:

	Beginning Balance	Before Reclassifications	Amount Reclassified from AOCI	Ending Balance
March 31, 2020
Pension funded status adjustment	$(20,791)	$(2,819)	$816	$(22,794)
Net unrealized gain (loss) on derivative instruments	(130)	(6,672)	879	(5,923)
Foreign currency translation adjustment	(121,761)	(64,528)	—	(186,289)

Accumulated other comprehensive loss	$(142,682)	$(74,019)	$1,695	$(215,006)

March 31, 2019
Pension funded status adjustment	$(22,503)	$339	$1,373	$(20,791)
Net unrealized gain (loss) on derivative instruments	(3,425)	(8,396)	11,691	(130)
Foreign currency translation adjustment	(15,789)	(105,972)	—	(121,761)

Accumulated other comprehensive loss	$(41,717)	$(114,029)	$13,064	$(142,682)

March 31, 2018
Pension funded status adjustment	$(25,555)	$1,692	$1,360	$(22,503)
Net unrealized gain (loss) on derivative instruments	1,975	(2,868)	(2,532)	(3,425)
Foreign currency translation adjustment	(129,244)	113,455	—	(15,789)

Accumulated other comprehensive loss	$(152,824)	$112,279	$(1,172)	$(41,717)

The following table presents reclassifications from AOCI during the twelve months ended March 31, 2020:

Components of AOCI	Amounts Reclassified from AOCI	Location of (Gain) Loss Recognized on Income Statement
Derivatives in Cash Flow Hedging Relationships:
Net unrealized loss on derivative instruments	$1,151	Cost of goods sold
Tax benefit	(272)

Net unrealized loss on derivative instruments, net of tax	$879

Defined benefit pension costs:
Prior service costs and deferrals	$1,098	Net periodic benefit cost, included in other (income) expense, net—See Note 15
Tax benefit	(282)

Net periodic benefit cost, net of tax	$816

The following table presents reclassifications from AOCI during the twelve months ended March 31, 2019:

Components of AOCI	Amounts Reclassified from AOCI	Location of (Gain) Loss Recognized on Income Statement
Derivatives in Cash Flow Hedging Relationships:
Net unrealized loss on derivative instruments	$15,281	Cost of goods sold
Tax benefit	(3,590)

Net unrealized loss on derivative instruments, net of tax	$11,691

Defined benefit pension costs:
Prior service costs and deferrals	$1,704	Net periodic benefit cost, included in other (income) expense, net—See Note 15
Tax benefit	(331)

Net periodic benefit cost, net of tax	$1,373

The following table presents reclassifications from AOCI during the twelve months ended March 31, 2018:

Components of AOCI	Amounts Reclassified from AOCI	Location of (Gain) Loss Recognized on Income Statement
Derivatives in Cash Flow Hedging Relationships:
Net unrealized gain on derivative instruments	$(3,142)	Cost of goods sold
Tax expense	610

Net unrealized gain on derivative instruments, net of tax	$(2,532)

Defined benefit pension costs:
Prior service costs and deferrals	$1,771	Net periodic benefit cost, included in other (income) expense, net—See Note 15
Tax benefit	(411)

Net periodic benefit cost, net of tax	$1,360

17. Stock-Based Compensation

As of March 31, 2020, the Company maintains the 2017 Equity Incentive Plan (“2017 EIP”). The 2017 EIP reserved 4,173,554 shares of common stock for the grant of various classes of nonqualified stock options, restricted stock units, market and performance condition-based share units and other forms of equity-based compensation. Shares subject to any awards that expire without being exercised or that are forfeited or settled in cash shall again be available for future grants of awards under the 2017 EIP. Shares subject to stock option or stock appreciation right awards, that have been retained by the Company in payment or satisfaction of the exercise price and any applicable tax withholding obligation of such awards, shall not be available for future grant under the 2017 EIP.

As of March 31, 2020, 3,593,817 shares are available for future grants. The Company’s management equity incentive plans are intended to provide an incentive to employees and non-employee directors of the Company to remain in the service of the Company and to increase their interest in the success of the Company in order to promote the long-term interests of the Company. The plans seek to promote the highest level of performance by providing an economic interest in the long-term performance of the Company. The Company settles employee share-based compensation awards with newly issued shares.

Stock Options

During fiscal 2020, the Company granted to management and other key employees 284,109 non-qualified options that vest ratably over 3 years from the date of grant. Options expire 10 years from the date of grant.

The Company recognized stock-based compensation expense relating to stock options of $2,996, with a related tax benefit of $565 for fiscal 2020, stock-based compensation expense of $3,251 with a related tax benefit of $634 for fiscal 2019 and stock-based compensation of $2,741 with a related tax benefit of $700 for fiscal 2018.

For purposes of determining the fair value of stock options granted, the Company used a Black-Scholes Model with the following assumptions:

	2020	2019	2018
Risk-free interest rate	1.52%	2.77%	2.08%
Dividend yield	1.21%	0.93%	0.84%
Expected life (years)	6	6	6
Volatility	29.1%	26.8%	29.2%

The following table summarizes the Company’s stock option activity in the years indicated:

	Number of Options	Weighted- Average Remaining Contract Term (Years)	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Options outstanding as of March 31, 2017	451,668	8.4	$62.29	$7,520
Granted	169,703		83.14	—
Exercised	(62,197)		63.44	1,132
Forfeited	(11,495)		70.22	75
Expired	(2,089)		18.25	137

Options outstanding as of March 31, 2018	545,590	8.4	$68.65	$2,679
Granted	192,700		75.17	—
Exercised	(171,630)		63.66	2,707
Forfeited	(11,754)		75.17	—
Options outstanding as of March 31, 2019	554,906	8.0	$72.31	$1,040
Granted	284,109		57.75	—
Exercised	(24,826)		57.60	383
Forfeited	(22,607)		72.19	88

Options outstanding as of March 31, 2020	791,582	7.8	$67.55	$—

Options exercisable as of March 31, 2020	350,660	6.4	$70.65	$—

Options vested and expected to vest, as of March 31, 2020	777,307	7.8	$67.66	$—

The following table summarizes information regarding stock options outstanding as of March 31, 2020:

Range of Exercise Prices	Number of Options	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price
$55.00-$60.00	391,986	8.4	$57.71
$65.01-$70.00	73,368	4.8	$68.82
$75.01-$83.14	326,228	7.6	$79.10

	791,582	7.8	$67.55

Restricted Stock Units, Market and Performance-condition based Awards

Non-Employee Directors

In fiscal 2020, the Company granted to non-employee directors 40,462 deferred restricted stock units at the fair value of $39.74 per restricted stock unit at the date of grant. In fiscal 2019, such grants amounted to 35,065 restricted stock units at the fair value of $46.30 per restricted stock unit at the date of grant and in fiscal 2018, such grants amounted to 33,408 restricted stock units at the fair value of $46.24 per restricted stock unit at the date of grant. The awards vest immediately upon the date of grant and are settled in shares of common stock six months after termination of service as a director.

In fiscal 2020, the Company also granted to non-employee directors, 1,147 restricted stock units and in fiscal 2019 and 2018, granted 1,441 and 1,345 restricted stock units, respectively, at fair values of $58.05, $75.32 and $73.39, for fiscal 2020, fiscal 2019 and 2018, respectively, under the deferred compensation plan for non-employee directors.

Employees

In fiscal 2020, the Company granted to management and other key employees 301,321 restricted stock units that vest ratably over four years from the date of grant, at the fair value of $57.75 per restricted stock unit, 62,512 performance condition-based share units (“PSU”) at the fair value of $50.69 and 51,063 market condition-based share units (“TSR”) at the fair value of $62.05 per unit at the date of grant. The PSUs and TSRs cliff vest three years from the date of grant.

In fiscal 2019, the Company granted to management and other key employees 204,599 restricted stock units that vest ratably over four years from the date of grant at the fair value of $75.17 per restricted stock unit, 45,883 PSUs at the fair value of $68.48 and 36,646 TSRs at a weighted average fair value of $86.23 per unit at the date of grant that cliff vest three years from the date of grant.

In fiscal 2018, the Company granted to management and other key employees 161,229 restricted stock units that vest ratably over four years from the date of grant at a fair value of $83.14 per restricted stock unit and 60,187 TSRs at a weighted average fair value of $105.74 per unit at the date of grant that cliff vest three years from the date of grant.

For purposes of determining the fair value of the PSUs granted in fiscal 2020 and fiscal 2019, the Company used the market price at the date of grant to which a discount for illiquidity was applied to reflect post vesting restrictions.

For purposes of determining the fair value of TSRs granted in fiscal 2020, fiscal 2019, and fiscal 2018, the Company used a Monte Carlo Simulation with the following assumptions:

	2020	2019	2018
Risk-free interest rate	1.50%	2.66%	1.57%
Dividend yield	—%	—%	—%
Expected life (years)	3	3	3
Volatility	34.39%	26.41%	27.49%

A summary of the changes in restricted stock units, TSRs and PSUs awarded to employees and directors that were outstanding under the Company’s equity compensation plans during fiscal 2020 is presented below:

	Restricted Stock Units (RSU)		Market condition-based Share Units (TSR)		Performance condition- based Share Units (PSU)
	Number of RSU	Weighted- Average Grant Date Fair Value	Number of TSR	Weighted- Average Grant Date Fair Value	Number of PSU	Weighted- Average Grant Date
Non-vested awards as of March 31, 2019	721,647	$57.72	352,584	$72.83	42,526	$68.48
Granted	342,930	58.05	51,063	62.00	62,512	50.65
Stock dividend	9,108	55.83	2,226	81.97	990	58.74
Performance factor	—	—	—	—	—	—
Vested	(169,486)	70.18	(172,314)	59.95	—	—
Forfeitures	(23,864)	69.56	(24,839)	74.83	(4,898)	65.78

Non-vested awards as of March 31, 2020	880,335	$55.61	208,720	$80.78	101,130	$57.49

The Company recognized stock-based compensation expense relating to restricted stock units, TSRs and PSUs of $17,784, with a related tax benefit of $2,544 for fiscal 2020, $19,357, with a related tax benefit of $3,085 for fiscal 2019 and $16,712, with a related tax benefit of $3,325 for fiscal 2018.

All Award Plans

As of March 31, 2020, unrecognized compensation expense associated with the non-vested equity awards outstanding was $44,633 and is expected to be recognized over a weighted-average period of 26 months.

18. Earnings Per Share

The following table sets forth the reconciliation from basic to diluted weighted-average number of common shares outstanding and the calculations of net earnings per common share attributable to EnerSys stockholders.

	Fiscal year ended March 31,
	2020	2019	2018
Net earnings attributable to EnerSys stockholders	$137,116	$160,239	$119,594

Weighted-average number of common shares outstanding:
Basic	42,411,834	42,335,023	42,612,036
Dilutive effect of:
Common shares from exercise and lapse of equity awards, net of shares assumed reacquired	484,941	673,929	507,820
Diluted weighted-average number of common shares outstanding	42,896,775	43,008,952	43,119,856

Basic earnings per common share attributable to EnerSys stockholders	$3.23	$3.79	$2.81

Diluted earnings per common share attributable to EnerSys stockholders	$3.20	$3.73	$2.77

Anti-dilutive equity awards not included in diluted weighted-average common shares	698,546	355,728	59,482

19. Commitments, Contingencies and Litigation

Litigation and Other Legal Matters

In the ordinary course of business, the Company and its subsidiaries are routinely defendants in or parties to pending and threatened legal actions and proceedings, including actions brought on behalf of various classes of claimants. These actions and proceedings are generally based on alleged violations of environmental, anticompetition, employment, contract and other laws. In some of these actions and proceedings, claims for substantial monetary damages are asserted against the Company and its subsidiaries. In the ordinary course of business, the Company and its subsidiaries are also subject to regulatory and governmental examinations, information gathering requests, inquiries, investigations, and threatened legal actions and proceedings. In connection with formal and informal inquiries by federal, state, local and foreign agencies, the Company and its subsidiaries receive numerous requests, subpoenas and orders for documents, testimony and information in connection with various aspects of their activities.

European Competition Investigations

Certain of the Company’s European subsidiaries had received subpoenas and requests for documents and, in some cases, interviews from, and have had on-site inspections conducted by the competition authorities of Belgium, Germany and the Netherlands relating to conduct and anticompetitive practices of certain industrial battery participants.

The Company settled the Belgian regulatory proceeding in February 2016 by acknowledging certain anticompetitive practices and conduct and agreeing to pay a fine of $1,962, which was paid in March 2016. During fiscal 2019, the Company also paid $2,402 towards certain aspects related to this matter, which are under appeal. As of March 31, 2020 and March 31, 2019, the Company did not have a reserve balance related to these matters.

In June 2017, the Company settled a portion of its previously disclosed proceeding involving the German competition authority relating to conduct involving the Company’s motive power battery business and agreed to pay a fine of $14,811, which was paid in July 2017. As of March 31, 2020 and March 31, 2019, the Company did not have a reserve balance relating to this matter.

Also, in March 2019, the Company settled the remaining portion of its previously disclosed proceeding involving the German competition authority relating to conduct involving the Company’s reserve power battery business and agreed to pay a fine of $7,258, which was paid in April 2019. As of March 31, 2020 and March 31, 2019, the Company had a reserve balance of $0 and $7,258, respectively.

In July 2017, the Company settled the Dutch regulatory proceeding and agreed to pay a fine of $11,229, which was paid in August 2017.

The foregoing estimate of losses is based upon currently available information for these proceedings. However, the precise scope, timing and time period at issue, as well as the final outcome of the investigations or customer claims, remain uncertain. Accordingly, the Company’s estimate may change from time to time, and actual losses could vary.

EnerSys SARL Litigation

One of the parties to a litigation related to a 1999 fire in a French hotel under construction involving the Company’s French subsidiary, EnerSys SARL, which was acquired by the Company in 2002, that was adverse to the Company, appealed the ruling by the Court of Appeal of Lyon on June 11, 2013, which ruled in the Company’s favor, entitling the Company to a refund of the monies paid of €2,000, or $2,756 to the French Supreme Court, which appeal was denied in January 2015. During the third quarter of fiscal 2019, the Company and the adverse party settled this final item with the Company receiving a refund, including interest, from the adverse party of €2,500, or $2,843, for monies paid. The Company believes that it has no further liability with respect to this matter.

Environmental Issues

As a result of its operations, the Company is subject to various federal, state and local, as well as international environmental laws and regulations and is exposed to the costs and risks of registering, handling, processing, storing, transporting, and disposing of hazardous substances, especially lead and acid. The Company’s operations are also subject to federal, state, local and international occupational safety and health regulations, including laws and regulations relating to exposure to lead in the workplace.

The Company is responsible for certain cleanup obligations at the former Yuasa battery facility in Sumter, South Carolina that predates its ownership of this facility. This manufacturing facility was closed in 2001 and the Company established a reserve for this facility which was $1,060 and $1,081 as of March 31, 2020 and 2019, respectively. Based on current information, the Company’s management believes this reserve is adequate to satisfy the Company’s environmental liabilities at this facility. This facility is separate from the Company’s current metal fabrication facility in Sumter.

Collective Bargaining

At March 31, 2020, the Company had approximately 11,400 employees. Of these employees, approximately 29% were covered by collective bargaining agreements. Employees covered by collective bargaining agreements that expire in the next twelve months were approximately 12% of the total workforce. The average term of these agreements is 2 years, with the longest term being 3 years. The Company considers its employee relations to be good and did not experience any significant labor unrest or disruption of production during fiscal 2020.

Lead and Foreign Currency Forward Contracts

To stabilize its lead costs and reduce volatility from currency movements, the Company enters into contracts with financial institutions. The vast majority of such contracts are for a period not extending beyond one year. Please refer to Note 13—Derivative Financial Instruments for more details.

Other

The Company has various purchase and capital commitments incidental to the ordinary conduct of business. In the aggregate, such commitments are not at prices in excess of current market.

20. Restructuring, Exit and Other Charges

Restructuring Programs

During fiscal 2016, the Company announced restructurings to improve efficiencies primarily related to its motive power assembly and distribution center in Italy and its sales and administration organizations in EMEA. In addition, the Company announced a further restructuring related to its manufacturing operations in Europe. The program was completed during the third quarter of fiscal 2018. Total charges for this program were $6,568, primarily for cash expenses of $6,161 for employee severance payments of 130 employees and other charges of $407. In fiscal 2016, 2017 and 2018, the Company recorded restructuring charges of $5,232, $1,251 and $85, respectively. In fiscal 2016, 2017 and 2018 the Company incurred costs against the accrual of $2,993, $3,037 and $499, respectively.

During fiscal 2017, the Company announced restructuring programs to improve efficiencies primarily related to its motive power production in EMEA. This program was completed during fiscal 2019. The total charges for these actions were $4,714, primarily from cash charges for employee severance-related payments and other charges. These actions resulted in the reduction of 45 employees. During fiscal 2017, the Company recorded restructuring charges of $3,104 and an additional $1,610 during fiscal 2018. The Company incurred $749 in costs against the accrual in fiscal 2017 and an additional $2,403 during fiscal 2018. During fiscal 2019, the Company incurred $1,682 against the accrual.

During fiscal 2017, the Company announced restructurings primarily to complete the transfer of equipment and clean-up of its manufacturing facility located in Jiangdu, the People’s Republic of China, which stopped production during the first quarter of fiscal 2016. This program was completed during the fourth quarter of fiscal 2018. The total cash charges for these actions amounted to $991. During fiscal 2017, the Company recorded restructuring charges of $779 and an additional $212 during fiscal 2018. The Company incurred $648 in costs against the accrual in fiscal 2017 and an additional $341 during fiscal 2018.

During fiscal 2018, the Company announced restructuring programs to improve efficiencies primarily related to supply chain and general operations in EMEA. The Company estimates that the total charges for these actions will amount to approximately $7,500, primarily from cash charges for employee severance-related payments and other charges. The Company estimates that these actions will result in the reduction of approximately 80 employees upon completion. During fiscal 2018, the Company recorded non-cash restructuring charges of $69 and cash charges of $2,260 and incurred $1,350 in costs against the accrual. During fiscal 2019, the Company recorded restructuring charges of $3,104 and incurred $2,844 in costs against the accrual. During fiscal 2020, the Company recorded restructuring charges of $975 and incurred $1,193 in costs against the accrual. As of March 31, 2020, the reserve balance associated with these actions is $817. The Company expects to be committed to an additional $1,100 in restructuring charges related to this action, which it expects to complete in fiscal 2021.

During the second quarter of fiscal 2018, the Company completed the sale of its Cleveland, Ohio facility and recorded a non-cash loss on the sale of the building of $210 and other cash charges of $75. The Cleveland facility ceased charger production in fiscal 2017.

During fiscal 2018, the Company announced a restructuring program to improve efficiencies of its general operations in the Americas. This program was completed during fiscal 2019. The total charges for these actions were $960, from cash charges for employee severance-related payments to approximately 60 salaried employees. During fiscal 2018, the Company recorded restructuring charges of $960 and incurred $755 in costs against the accrual. During fiscal 2019, the Company incurred $207 in costs against the accrual.

During fiscal 2019, the Company announced restructuring programs to improve efficiencies of its operations in EMEA. The Company estimates that the total charges for these actions will amount to approximately $2,500, from charges primarily for employee severance-related payments to approximately 35 employees. During fiscal 2019, the Company recorded restructuring charges of $347 and incurred $83 in costs against the accrual. During fiscal 2020, the Company recorded restructuring charges of $575 and incurred $784 in costs against the accrual. As of March 31, 2020, the reserve balance associated with these actions is $48. The Company expects to complete these actions in fiscal 2021.

During fiscal 2019, the Company announced restructuring programs to improve efficiencies of its operations in the Americas. The Company estimates that the total charges for these actions will amount to approximately $4,100, from cash and non-cash charges primarily for employee severance-related payments to approximately 85 employees. During fiscal 2019, the Company recorded cash restructuring charges of $1,970, non-cash charges of $2,095 and incurred $1,480 in costs against the accrual. During fiscal 2020, the Company incurred $480 in costs against the accrual. As of March 31, 2020, the reserve balance associated with this action is $10. The Company expects to complete these actions in fiscal 2021.

During fiscal 2019, the Company announced a restructuring program to improve efficiencies of its operations in Asia and to convert its India operations from mainly reserve power production to motive power production. The total charges for these actions amount to $4,390, from cash charges primarily for employee severance-related payments to approximately 160 employees, and non-cash charges related to the write-off of fixed assets. During fiscal 2019, the Company recorded cash restructuring charges of $2,772 and non-cash charges of $771 and incurred $1,683 in costs against the accrual. During fiscal 2020, the Company recorded cash restructuring charges of $717, non-cash charges of $130 and incurred $1,853 in costs against the accrual. As of March 31, 2020, the reserve balance associated with these actions is $0. The Company completed these actions in fiscal 2020.

During fiscal 2020, the Company announced restructuring programs to improve efficiencies of its operations in EMEA. The Company estimates that the total charges for these actions will amount to approximately $7,500, from cash charges primarily for employee severance-related payments to approximately 70 employees. During fiscal 2020, the Company recorded restructuring charges of $5,422 and incurred $3,197 in costs against the accrual. As of March 31, 2020, the reserve balance associated with these actions is $2,019. The Company expects to complete these actions in fiscal 2021.

During fiscal 2020, the Company announced restructuring programs to improve efficiencies of its operations in the Americas. The Company estimates that the total charges for these actions will amount to approximately $2,600, from cash charges primarily for employee severance-related payments to approximately 60 employees. During fiscal 2020, the Company recorded restructuring charges of $2,586 and incurred $2,145 in costs against the accrual. As of March 31, 2020, the reserve balance associated with these actions is $431. The Company expects to complete this action in fiscal 2021.

During fiscal 2020, the Company announced a restructuring program to improve efficiencies of its operations in Asia. The total charges for these actions amount to $577, primarily from cash charges for employee severance-related payments to approximately 30 employees. During fiscal 2020, the Company recorded cash restructuring charges of $522, non-cash charges of $55 and incurred $522 in costs against the accrual. As of March 31, 2020, the reserve balance associated with this action is $0. The Company completed this action in fiscal 2020.

A roll-forward of the restructuring reserve is as follows:

	Employee Severance	Other	Total
Balance at March 31, 2017	$2,668	$144	$2,812
Accrued	4,757	445	5,202
Costs incurred	(4,849)	(574)	(5,423)
Foreign currency impact and other	317	1	318

Balance at March 31, 2018	$2,893	$16	$2,909
Accrued	6,554	1,639	8,193
Costs incurred	(6,893)	(1,086)	(7,979)
Foreign currency impact and other	(198)	27	(171)

Balance at March 31, 2019	$2,356	$596	$2,952
Accrued	10,395	402	10,797
Costs incurred	(9,179)	(995)	(10,174)
Foreign currency impact and other	(247)	(3)	(250)

Balance at March 31, 2020	$3,325	$—	$3,325

Other Exit Charges

During fiscal 2019, the Company committed to a plan to close its facility in Targovishte, Bulgaria, which produced diesel-electric submarine batteries. Management determined that the future demand for batteries of diesel-electric submarines was not sufficient given the number of competitors in the market. The Company estimated that the total charges for these actions will amount to approximately $30,000. In fiscal 2019, the Company recorded charges of $20,242 relating to severance and inventory and fixed asset write-offs. The Company recorded an additional $5,123 relating to cash and non-cash charges during fiscal 2020.

In keeping with its strategy of exiting the manufacture of batteries for diesel-electric submarines, during the second quarter of fiscal 2020, the Company also sold certain licenses and assets for $2,031 and recorded a net gain of $892, which is reported in exit charges.

During the second quarter of fiscal 2020, the Company wrote off $5,441 of assets at its Kentucky and Tennessee plants, as a result of its strategic product mix shift from traditional flooded batteries to maintenance free lead acid and lithium batteries.

During fiscal 2019, the Company recorded exit charges of $4,930 relating to the disposition of GAZ Geräte- und Akkumulatorenwerk Zwickau GmbH, a wholly-owned German subsidiary and $957 relating to dissolving a joint venture in Tunisia. These exit activities are a consequence of the Company’s strategic decision to streamline its product portfolio and focus its efforts on new technologies.

During fiscal 2019, as part of the aforementioned program to convert its India operations from mainly reserve power production to motive power production, the Company recorded a non-cash write off of reserve power inventories of $526, which was reported in cost of goods sold and a $660 non-cash write-off related to reserve power fixed assets in restructuring charges.

During fiscal 2018, the Company wrote off $3,457 of inventories, relating to the closing of its Cleveland, Ohio charger manufacturing facility, which was reported in cost of goods sold.

During fiscal 2018, the Company recorded exit charges of $3,292 related to the South Africa joint venture, consisting of cash charges of $2,575 primarily relating to severance and non-cash charges of $717. Included in the non-cash charges were $2,157 relating to the inventory adjustment which was reported in cost of goods sold, partially offset by a credit of $1,099 relating to a change in estimate of contract losses and a $341 gain on deconsolidation of the joint venture. Weakening of the general economic environment in South Africa, reflecting the limited growth in the mining industry, affected the joint venture’s ability to compete effectively in the marketplace and consequently, the Company initiated an exit plan in consultation with its joint venture partner in the second quarter of fiscal 2018. The joint venture was under liquidation, which resulted in a loss of control and deconsolidation of the joint venture. The impact of the deconsolidation has been reflected in the Consolidated Statement of Income in fiscal 2018 and was deemed not material.

Richmond, Kentucky Plant Fire

On September 19, 2019, a fire broke out in the battery formation area of the Company’s Richmond, Kentucky motive power production facility. The Company maintains insurance policies for both property damage and business interruption and are finishing cleanup and repair. The Company estimates that the total claim, including the replacement of inventory and equipment, the cleanup and repairs to the building, as well as the claim for business interruption may exceed $50,000.

As of March 31, 2020, the Company recorded $17,037 of damages caused to its fixed assets and inventories, as well as for cleanup, asset replacement and other ancillary activities directly associated with the fire, which were initially reflected as a receivable for probable insurance recoveries. The Company received $12,000 in advances related to its initial claims for recovery from its property and casualty insurance carriers in fiscal 2020. The Company also recorded a receivable of $5,000 related to a partial settlement of its claim for business interruption which is recorded as a reduction to cost of goods sold in the Consolidated Statements of Income.

21. Warranty

The Company provides for estimated product warranty expenses when products are sold, with related liabilities included within accrued expenses and other liabilities. As warranty estimates are forecasts that are based on the best available information, primarily historical claims experience, costs of claims may ultimately differ from amounts provided. An analysis of changes in the liability for product warranties is as follows:

	Fiscal year ended March 31,
	2020	2019	2018
Balance at beginning of year	$54,568	$50,602	$46,116
Current year provisions	27,622	23,679	21,706
Costs incurred	(25,778)	(25,053)	(18,820)
Warranty reserves of acquired businesses	6,995	7,535	—
Foreign currency translation adjustment	118	(2,195)	1,600

Balance at end of year	$63,525	$54,568	$50,602

22. Other (Income) Expense, Net

Other (income) expense, net consists of the following:

	Fiscal year ended March 31,
	2020	2019	2018
Foreign exchange transaction losses (gains)	$264	$(3,044)	$5,499
Non-service components of pension expense	615	1,502	1,464
Other	(1,294)	928	556

Total	$(415)	$(614)	$7,519

23. Business Segments

Summarized financial information related to the Company’s reportable segments at March 31, 2020, 2019 and 2018 and for each of the fiscal years then ended is shown below.

	Fiscal year ended March 31,
	2020	2019	2018

Net sales by segment to unaffiliated customers

Americas	$2,082,290	$1,690,912	$1,429,888

EMEA	787,256	860,563	849,420

Asia	218,322	256,542	302,583

Total net sales	$3,087,868	$2,808,017	$2,581,891

Net sales by product line

Reserve power	$1,739,675	$1,416,173	$1,247,900

Motive power	1,348,193	1,391,844	1,333,991

Total net sales	$3,087,868	$2,808,017	$2,581,891

Intersegment sales

Americas	$46,299	$28,753	$29,513

EMEA	148,773	123,274	133,164

Asia	21,053	34,531	23,375

Total intersegment sales(1)	$216,125	$186,558	$186,052

Operating earnings by segment

Americas	$206,908	$186,814	$189,466

EMEA	50,168	71,963	77,671

Asia	1	3,213	12,647

Inventory step up to fair value relating to acquisitions—Americas	(1,854)	(7,263)	—

Inventory adjustment relating to exit activities—Americas	—	—	(3,457)

Inventory adjustment relating to exit activities—EMEA	—	(2,590)	—

Inventory adjustment relating to exit activities—Asia	—	(526)	—

Restructuring charges—Americas	(2,586)	(4,066)	(1,246)

Restructuring and other exit charges—EMEA	(11,315)	(26,989)	(4,023)

Restructuring charges—Asia	(1,424)	(3,654)	(212)

Impairment of indefinite-lived intangibles—EMEA	(4,549)	—	—

Impairment of goodwill—Asia	(39,713)	—	—

Fixed asset write-off relating to exit activities and other—Americas	(5,441)	—	—

Legal proceedings charge, net—EMEA	—	(4,437)	—

Total operating earnings(2)	$190,195	$212,465	$270,846

Property, plant and equipment, net

Americas	$325,435	$257,559	$210,998

EMEA	104,909	94,932	118,263

Asia	49,670	56,948	60,999

Total	$480,014	$409,439	$390,260

Capital Expenditures

Americas	$74,931	$45,029	$46,905

EMEA	23,788	18,972	18,392

Asia	2,706	6,371	4,535

Total	$101,425	$70,372	$69,832

Depreciation and Amortization

Americas	$65,711	$40,675	$30,421

EMEA	14,291	15,128	16,198

Asia	7,342	7,545	7,698

Total	$87,344	$63,348	$54,317

(1)	Intersegment sales are presented on a cost-plus basis which takes into consideration the effect of transfer prices between legal entities.
(2)	The Company does not allocate interest expense or other (income) expense, net, to the reportable segments.

The Company markets its products and services in over 100 countries. Sales are attributed to countries based on the location of sales order approval and acceptance. Sales to customers in the United States were 58.1%, 48.5% and 49.2% for fiscal years ended March 31, 2020, 2019 and 2018, respectively. Property, plant and equipment, net, attributable to the United States as of March 31, 2020 and 2019, were $277,358 and $202,985, respectively. No single country, outside the United States, accounted for more than 10% of the consolidated net sales or net property, plant and equipment and, therefore, was deemed not material for separate disclosure.

24. Quarterly Financial Data (Unaudited)

The Company reports interim financial information for 13-week periods, except for the first quarter, which always begins on April 1, and the fourth quarter, which always ends on March 31. The four quarters in fiscal 2020 ended on June 30, 2019, September 29, 2019, December 29, 2019, and March 31, 2020, respectively. The four quarters in fiscal 2019 ended on July 1, 2018, September 30, 2018, December 30, 2018, and March 31, 2019, respectively.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
Fiscal year ended March 31, 2020
Net sales	$780,230	$762,137	$763,698	$781,803	$3,087,868
Gross profit	201,512	197,317	185,241	200,796	784,866
Operating earnings(1)(3)(5)	68,336	58,710	43,084	20,065	190,195
Net earnings (loss)(7)	48,636	62,698	27,305	(1,523)	137,116
Net earnings (loss) attributable to EnerSys stockholders	48,636	62,698	27,305	(1,523)	137,116
Net earnings (loss) per common share attributable to EnerSys stockholders—basic	$1.14	$1.48	$0.65	$(0.04)	$3.23
Net earnings (loss) per common share attributable to EnerSys stockholders—diluted	$1.13	$1.47	$0.64	$(0.04)	$3.20
Fiscal year ended March 31, 2019
Net sales	$670,930	$660,462	$680,022	$796,603	$2,808,017
Gross profit	165,334	160,880	164,546	202,266	693,026
Operating earnings(2)(4)(6)	64,179	63,357	49,951	34,978	212,465
Net earnings(8)	46,020	47,447	48,614	18,546	160,627
Net earnings attributable to EnerSys stockholders	45,860	47,424	48,417	18,538	160,239
Net earnings per common share attributable to EnerSys stockholders—basic	$1.09	$1.13	$1.14	$0.43	$3.79
Net earnings per common share attributable to EnerSys stockholders—diluted	$1.08	$1.11	$1.12	$0.42	$3.73

(1)

Included in Operating earnings were inventory adjustments relating to the inventory step up to fair value relating to the NorthStar acquisition of $3,845 and $(1,991) in the third and fourth quarter of fiscal 2020, respectively.

(2)

Included in Operating earnings were inventory adjustment relating to exit activities of $526 and $2,590 in the first and fourth quarter of fiscal 2019, respectively. Also included were inventory adjustments relating to the inventory step up to fair value relating to Alpha acquisition of $3,747 and $3,516 in the third and fourth quarter of fiscal 2019, respectively.

(3)	Included in Operating earnings were restructuring and other exit charges of $2,372, $6,282, $9,417 and $2,695 for the first, second, third and fourth quarters of fiscal 2020, respectively.
(4)	Included in Operating earnings were restructuring and other exit charges of $1,739, $1,121, $5,392 and $26,457 for the first, second, third and fourth quarters of fiscal 2019, respectively.
(5)	Included in Operating earnings for the fourth quarter of fiscal 2020 were charges relating to the impairment of goodwill for $39,713 and other indefinite-lived intangibles for $4,549.
(6)	Included in Operating earnings were legal proceedings settlement income of $2,843 in the third quarter and expense of $7,280 in the fourth quarter of fiscal 2019.
(7)	Included in net earnings was a tax benefit of $21,000 for the second quarter of fiscal 2020, on account of the Swiss tax reform.
(8)	Included in net earnings was a tax benefit of $13,483 for the third quarter of fiscal 2019, on account of the Tax Act.

25. Subsequent Events

On May 21, 2020, the Company announced the payment of a quarterly cash dividend of $0.175 per share of common stock to be paid on June 26, 2020, to stockholders of record as of June 12, 2020.

SCHEDULE II

EnerSys

Valuation and Qualifying Accounts

(In Thousands)

Allowance for Doubtful Accounts

	Balance at Beginning of Period	Additions Charged to Expense	Write-Offs Net of Recoveries	Other(1)	Balance at End of Period
Allowance for doubtful accounts:
Fiscal year ended March 31, 2018	$12,662	$822	$(1,400)	$559	$12,643
Fiscal year ended March 31, 2019	12,643	1,385	(2,459)	(756)	10,813
Fiscal year ended March 31, 2020	10,813	4,821	(642)	254	15,246

Tax Valuation Allowance

	Balance at Beginning of Period	Additions Charged to Expense	Valuation Allowance Reversal	Business Combination Adjustments	Other(1) (2) (3)	Balance at End of Period
Deferred tax asset—valuation allowance:
Fiscal year ended March 31, 2018	$27,053	$4,853	$(14,132)	$—	$(2,519)	$15,255
Fiscal year ended March 31, 2019	15,255	2,978	(99)	1,157	(1,772)	17,519
Fiscal year ended March 31, 2020	17,519	7,494	(3,145)	(688)	(229)	20,951

(1)	Primarily the impact of currency changes.
(2)	In fiscal 2019, “Other” included expiration of net operating losses for which a full valuation allowance was recorded.
(3)	In fiscal 2018, “Other” also included an offset to adjustments to foreign net operating losses for which a full valuation allowance was recorded.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A.	CONTROLS AND PROCEDURES

(a) Disclosure Controls and Procedures. The Company’s management, with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the Company’s disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this report. Based on such evaluation, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of such period, the Company’s disclosure controls and procedures are effective. The Company completed the NorthStar acquisition on September 30, 2019 and has not yet included NorthStar in the assessment of the effectiveness of the Company’s internal control over financial reporting. Accordingly, pursuant to the SEC’s general guidance that an assessment of a recently acquired business may be omitted from the scope of an assessment in the year of acquisition, the scope of the Company’s assessment of the effectiveness of its disclosure controls and procedures does not include NorthStar. NorthStar accounted for 6.7% of total assets as of March 31, 2020 and 1.8% of net sales for the year ended March 31, 2020.

(b) Internal Control Over Financial Reporting. There have not been any changes in the Company’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fourth quarter of the fiscal year to which this report relates that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

The report called for by Item 308(a) of Regulation S-K is included herein as “Management Report on Internal Control Over Financial Reporting.”

Management Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. With the participation of the Chief Executive Officer and Chief Financial Officer, our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework).

Management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of NorthStar, which was acquired on September 30, 2019, and is included in the 2020 consolidated financial statements of the Company, accounted for 6.7% of total assets as of March 31, 2020 and 1.8% of net sales for the year ended March 31, 2020.

Based on this evaluation, our management has concluded that our internal control over financial reporting was effective as of March 31, 2020.

The attestation report called for by Item 308(b) of Registration S-K is included herein as “Report of Independent Registered Public Accounting Firm,” which appears in Item 8 in this Annual Report on Form 10-K.

/s/ David M. Shaffer	/s/ Michael J. Schmidtlein
David M. Shaffer Chief Executive Officer	Michael J. Schmidtlein Chief Financial Officer

ITEM 9B.	OTHER INFORMATION

Not applicable.

PART III

ITEM 10. DIRECTORS,	EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The information required by this item is incorporated by reference from the sections entitled “Board of Directors,” “Executive Officers,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Corporate Governance—Independence of Directors,” “Corporate Governance—Process for Selection of Director Nominee Candidates,” “Audit Committee Report,” and “Certain Relationships and Related Transactions—Employment of Related Parties” of the Company’s definitive proxy statement for its 2020 Annual Meeting of Stockholders (the “Proxy Statement”) to be filed no later than 120 days after the fiscal year end.

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees (including our Chief Executive Officer, Chief Financial Officer, and Corporate Controller) and have posted the Code on our website at www.enersys.com, and a copy is available in print to any stockholder who requires a copy. If we waive any provision of the Code applicable to any director, our Chief Executive Officer, Chief Financial Officer, and Corporate Controller, such waiver will be promptly disclosed to the Company’s stockholders through the Company’s website.

ITEM 11. EXECUTIVE	COMPENSATION

The information required by this item is incorporated by reference from the sections entitled “Corporate Governance—Compensation Committee” and “Executive Compensation” of the Proxy Statement”) to be filed no later than 120 days after the fiscal year end.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT RELATED STOCKHOLDER MATTERS

The information required by this item is incorporated by reference from the section entitled “Security Ownership of Certain Beneficial Owners and Management” of the Proxy Statement to be filed no later than 120 days after the fiscal year end.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,290,152	(1)	$67.66	(2)	3,593,817
Equity compensation plans not approved by security holders	—		—		—

Total	2,290,152		$67.66		3,593,817

(1)	Assumes a 200% payout on market and performance condition-based awards.
(2)

Awards of restricted stock units, market and performance condition-based awards and deferred stock units and stock units held in both the EnerSys Voluntary Deferred Compensation Plan for Non-Employee Directors and the EnerSys Voluntary Deferred Compensation Plan for Executives were not included in calculating the weighted-average exercise price as they will be settled in shares of common stock for no consideration.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The information required by this item is incorporated by reference from the sections entitled “Corporate Governance,” and “Certain Relationships and Related Transactions” of the Proxy Statement to be filed no later than 120 days after the fiscal year end.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES

The information required by this item is incorporated by reference from the section entitled “Audit Committee Report” of the Proxy Statement to be filed no later than 120 days after the fiscal year end.

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a) The following documents are filed as part of this Report:

(1) Consolidated Financial Statements

See Index to Consolidated Financial Statements.

(2) Financial Statement Schedule

The following consolidated financial statement schedule should be read in conjunction with the consolidated financial statements (see Item 8. “Financial Statements and Supplementary Data:”): Schedule II—Valuation and Qualifying Accounts.

All other schedules are omitted because they are not applicable or the required information is contained in the consolidated financial statements or notes thereto.

(b) The following documents are filed herewith as exhibits:

Exhibit Number	Description of Exhibit
3.1	Fifth Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Amendment No. 3 to EnerSys’ Registration Statement on Form S-1 (File No. 001-32253) filed on February 6, 2013).

3.2	Third Amended and Restated Bylaws (incorporated by reference to Exhibits 3.1 to EnerSys’ Current Report on Form 8-K (File No. 001-32253) filed on August 3, 2016).

4.1	Indenture, dated as of April 23, 2015, among EnerSys, the Guarantors party thereto and MUFG Union Bank, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to EnerSys’ Current Report on Form 8-K (File No. 00-32253) filed on April 23, 2015).

4.2	Fourth Supplemental Indenture, dated as of December 11, 2019, among EnerSys, the Guarantors party thereto and MUFG Union Bank, N.A., as Trustee (incorporated by reference to Exhibit 4.2 to EnerSys’ Current Report on Form 8-K (File No. 00-32253) filed on December 11, 2019).

4.3	Form of 4.375% Senior Note due 2027 (incorporated by reference to Exhibit 4.3 to EnerSys’ Current Report on Form 8-K (File No. 00-32253) filed on December 11, 2019).

4.4	Description of Capital Stock (filed herewith).

10.1	Credit Agreement, dated as of August 4, 2017, among EnerSys, certain other borrowers and guarantors identified therein, Bank of America, N.A., as administrative agent, swing line lender and Letters of Credit issuer, and other lenders party thereto (incorporated herein by reference to Exhibit 10.4 of EnerSys’ Quarterly Report on Form 10-Q for the quarter ended July 2, 2017 (File No. 001-32253) filed with the SEC on August 9, 2017).

10.2	Stock Subscription Agreement, dated March 22, 2002, among EnerSys Holdings Inc., Morgan Stanley Dean Witter Capital Partners IV, L.P., Morgan Stanley Dean Witter Capital Investors IV, L.P., MSDW IV 892 Investors, L.P., Morgan Stanley Global Emerging Markets Private Investment Fund, L.P. and Morgan Stanley Global Emerging Markets Private Investors, L.P. (incorporated by reference to Exhibit 10.27 to Amendment No. 3 to EnerSys’ Registration Statement on Form S-1 (File No. 333-115553) filed on July 13, 2004).

10.3	Employment Offer Letter, dated October 20, 2014, of EnerSys Delaware Inc. to David M. Shaffer (incorporated by reference to Exhibit 10.5 to EnerSys’ Quarterly Report on Form 10-Q for the period ended September 28, 2014 (File No. 001-32253) filed on November 5, 2014).

10.4	EnerSys 2013 Management Incentive Plan (incorporated by reference to Appendix A to EnerSys’ Definitive Proxy Statement on Schedule 14A (File No. 001-32253) filed on June 27, 2013).

10.5	Second Amended and Restated EnerSys 2010 Equity Incentive Plan (incorporated by reference to Appendix A to EnerSys’ Definitive Proxy Statement on Schedule 14A (File No. 001-32253) filed on June 23, 2016).

10.6	EnerSys Voluntary Deferred Compensation Plan for Executives as amended August 5, 2010, and May 26, 2011 (incorporated by reference to Exhibit 10.23 to EnerSys’ Annual Report on Form 10-K (File No. 001-32253) filed on May 31, 2011).

Exhibit Number	Description of Exhibit

10.7	EnerSys 2018 Employee Stock Purchase Plan (incorporated by reference to Appendix A to EnerSys’ Definitive Proxy Statement on Schedule 14A (File No. 001-32253) filed on June 21, 2018).

10.8	Form of Market Share Restricted Stock Unit Agreement – Employees (incorporated by reference to Exhibit 10.31 to EnerSys’ Annual Report on Form 10-K (File No. 001-32253) filed on June 1, 2010).

10.9	Form of Deferred Stock Unit Agreement - Non-Employee Directors – 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.35 to EnerSys’ Annual Report on Form 10-K (File No. 001-32253) filed on May 31, 2011).

10.10	Form of Severance Agreement, (incorporated by reference to Exhibit 10.37 to EnerSys’ Annual Report on Form 10-K (File No. 001-32253) filed on May 28, 2013).

10.11	Form of Stock Option Agreement - Employees - 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.32 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2014 (File No. 001-32253) filed on May 28, 2014).

10.12	Form of Stock Option Agreement - Senior Executives - 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.33 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2014 (File No. 001-32253) filed on May 28, 2014).

10.13	Form of Indemnification Agreement - Directors and Officers (incorporated by reference to Exhibit 10.37 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2016 (File No. 001-32253) filed on May 28, 2014).

10.14	Form of Indemnification Agreement - Directors and Officers (incorporated by reference to Exhibit 10.26 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2017 (File No. 001-32253) filed on May 30, 2017).

10.15	Form of Stock Option Agreement - Employees - 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.42 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2015 (File No. 001-32253) filed on May 27, 2015).

10.16	Form of Stock Option Agreement - Executives - 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.43 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2015 (File No. 001-32253) filed on May 27, 2015).

10.17	Form of Stock Option Agreement - Senior Executives - 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.44 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2015 (File No. 001-32253) filed on May 27, 2015).

10.18	Form of Restricted Stock Unit Agreement - Employees - 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.45 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2015 (File No. 001-32253) filed on May 27, 2015).

10.19	Form of Stock Option Agreement - Senior Executives - 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to EnerSys’ Quarterly Report on Form 10-Q for the period ended September 27, 2015 (File No. 001-32253) filed on November 2, 2015).

10.20	Form of Stock Option Agreement - Employees - 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.46 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2016 (File No. 001-32253) filed on May 31, 2016).

10.21	Form of Restricted Stock Unit Agreement - Employees - 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.47 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2016 (File No. 001-32253) filed on May 31, 2016).

10.22	Employment Agreement, dated December 21, 2015, between EH Europe GmbH and Holger P. Aschke (incorporated by reference to Exhibit 10.49 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2016 (File No. 001-32253) filed on May 31, 2016).

10.23	Employment Agreement, dated April 1, 2016, between EnerSys Reserve Power Pte Ltd. and Myles Jones (incorporated by reference to Exhibit 10.41 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2017 (File No. 001-32253) filed on May 30, 2017).

Exhibit Number	Description of Exhibit

10.24	Form of letter agreement, dated June 7, 2017, between EnerSys and David M. Shaffer (incorporated herein by reference to Exhibit 10.1 of EnerSys’ Current Report on Form 8-K (File No. 001-32253) filed with the SEC on June 12, 2017).

10.25	Form of letter agreement, dated June 7, 2017, between EnerSys and an executive officer (incorporated herein by reference to Exhibit 10.1 of EnerSys’ Current Report on Form 8-K (File No. 001-32253) filed with the SEC on June 12, 2017).

10.26	Form of Deferred Stock Unit Agreement - Non-Employee Directors - 2017 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.5 of EnerSys’ Quarterly Report on Form 10-Q for the quarter ended July 2, 2017 (File No. 001-32253) filed with the SEC on August 9, 2017).

10.27	EnerSys 2017 Equity Incentive Plan filed on June 20, 2017.

10.28	Form of Severance Letter Agreement, dated April 1, 2019, between EnerSys and Shawn M. O’Connell.

10.29	Employment Agreement, dated as of October 6, 2008, between Alpha Technologies, Inc. and Andrew Zogby.

10.30	Employment Agreement, dated as of September 13, 2012, between Alpha Technologies, Inc. and Andrew Zogby.

10.31	Employment Agreement Extension, effective June 27, 2017, between Alpha Technologies, Inc. and Andrew Zogby.

10.32	Assignment of Employment Agreement, dated December 6, 2018, between Alpha Technologies, Inc. and Alpha Technologies Services, Inc. regarding Employment Agreement, dated as of October 6, 2008, between Alpha Technologies, Inc. and Andrew Zogby and subsequent extensions 2020.

21.1	Subsidiaries of the Registrant (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

31.1	Certification of the Chief Executive Officer pursuant to Rule 13a-14(a)/15d-14(a) Under the Securities Exchange Act of 1934 (filed herewith).

31.2	Certification of the Chief Financial Officer pursuant to Rule 13a-14(a)/15d-14(a) Under the Securities Exchange Act of 1934 (filed herewith).

32.1	Certification of the Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (furnished herewith).

101.INS	XBRL Instance Document - The instance document does not appear in the interactive data file because its XBRL tags are embedded within the inline XBRL document.

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101.PRE	XBRL Taxonomy Extension Presentation Document

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENERSYS

	By	/s/ DAVID M. SHAFFER
June 1, 2020		David M. Shaffer Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose name appears below hereby appoints David M. Shaffer and Michael J. Schmidtlein and each of them, as his true and lawful agent, with full power of substitution and resubstitution, for him and in his, place or stead, in any and all capacities, to execute any and all amendments to the within annual report, and to file the same, together with all exhibits thereto, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this annual report has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ DAVID M. SHAFFER David M. Shaffer	Chief Executive Officer	June 1, 2020

/s/ MICHAEL J. SCHMIDTLEIN Michael J. Schmidtlein	Chief Financial Officer	June 1, 2020

/s/ KERRY M. KANE Kerry M. Kane	Vice President and Corporate Controller (Principal Accounting Officer)	June 1, 2020

/s/ HWAN-YOON F. CHUNG Hwan-yoon F. Chung	Director	June 1, 2020

/s/ NELDA J. CONNORS Nelda J. Connors	Director	June 1, 2020

/s/ HOWARD I. HOFFEN Howard I. Hoffen	Director	June 1, 2020

/s/ ARTHUR T. KATSAROS Arthur T. Katsaros	Director	June 1, 2020

/s/ JOHN F. LEHMAN John F. Lehman	Director	June 1, 2020

/s/ GENERAL ROBERT MAGNUS, USMC (RETIRED) General Robert Magnus, USMC (Retired)	Director	June 1, 2020

/s/ DENNIS S. MARLO Dennis S. Marlo	Director	June 1, 2020

/s/ PAUL J. TUFANO Paul J. Tufano	Director	June 1, 2020

/s/ RONALD P. VARGO Ronald P. Vargo	Director	June 1, 2020

ANNUAL MEETING OF ENERSYS
Date:
July 30, 2020
Time:
10:00 AM (Eastern Time)
Place:
Annual Meeting to be held live via the Internet - please visit
www.proxydocs.com/ENS for more details
Please make your marks like this: Use dark black pencil or pen only
The Board of Directors recommends a vote FOR each of the director nominees listed in proposal 1, FOR proposals 2 and 3, and FOR EVERY YEAR (1 YEAR) on proposal 4.
1: Election of three (3) Class I director nominees
For Against Abstain
FOR FOR FOR
Directors Recommend
01 Caroline Chan
02 Steven M. Fludder
03 Paul J. Tufano
2: To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2021; For Against Abstain for
3: An advisory vote to approve the compensation of EnerSys’ named executive officers; for
4: An advisory vote on the frequency of future advisory votes on executive compensation; and
5: To conduct any other business properly brought before the meeting.
1 Year 2 Years 3 Years Abstain
FOR EVERY YEAR
(1 YEAR)
TO ATTEND the Annual Meeting of EnerSys, please visit www.proxydocs.com/ENS for virtual meeting registration details.
Authorized Signatures - This section must be completed for your Instructions to be executed.
Please Sign Here Please Date Above
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.
Please separate carefully at the perforation and return just this portion in the envelope provided.
Annual Meeting of EnerSys to be held on Thursday, July 30, 2020 for Stockholders as of June 8, 2020
This proxy is being solicited on behalf of the Board of Directors of EnerSys.
VOTE BY:
INTERNET Go To
www.proxypush.com/ENS
Cast your vote online.
View Meeting Documents.
OR
TELEPHONE call
866-284-6730
Use any touch-tone telephone.
Have your Proxy Card/Voting Instruction Form ready.
Follow the simple recorded instructions.
MAIL
OR
Mark, sign and date your Proxy Card/Voting Instruction Form.
Detach your Proxy Card/Voting Instruction Form.
Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.
The undersigned hereby appoints Thomas L. O’Neill and Joseph G. Lewis and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of EnerSys which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND “FOR EVERY YEAR (1 YEAR)” ON PROPOSAL 4.
PROXY TABULATOR FOR ENERSYS
P.O. BOX 8016 CARY, NC 27512-9903

Proxy — EnerSys
Annual Meeting of Stockholders
Thursday, July 30, 2020, at 10:00 AM (Eastern Time) This Proxy is Solicited on Behalf of the Board of Directors
The undersigned appoints Thomas L. O’Neill and Joseph G. Lewis (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of EnerSys, a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at live via the Internet on Thursday, July 30, 2020, at 10:00 AM (Eastern Time) and all postponements or adjournments thereof.
The purpose of the Annual Meeting is to take action on the following:
1. Proposals 1, 2, 3 and 4; and
2. Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
The three (3) Class I director nominees up for election are: Caroline Chan,
Steven M. Fludder and Paul J. Tufano.
The Board of Directors of the Company recommends a vote “FOR” all of the director nominees, “FOR” proposal 2 and 3, and “FOR EVERY YEAR
(1 YEAR)” on proposal 4.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director, “FOR” proposal 2 and 3, and “FOR EVERY YEAR (1 YEAR)” for proposal 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.
Please separate carefully at the perforation and return just this portion in the envelope provided.